      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         VIASOURCE COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

          NEW JERSEY                          1731                          22-2966853
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                    1001 WEST CYPRESS CREEK ROAD, SUITE 118
                         FORT LAUDERDALE, FLORIDA 33309
                                  800-683-0253

          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                CRAIG A. RUSSEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    1001 WEST CYPRESS CREEK ROAD, SUITE 118
                         FORT LAUDERDALE, FLORIDA 33309
                                  800-683-0253

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

              MORTON A. PIERCE, ESQ.                                   MICHAEL E. MICHETTI, ESQ.
               DEWEY BALLANTINE LLP                                     CAHILL GORDON & REINDEL
            1301 AVENUE OF THE AMERICAS                                     80 PINE STREET
             NEW YORK, NEW YORK 10019                                  NEW YORK, NEW YORK 10005
                  (212) 259-8000                                            (212) 701-3000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                           AGGREGATE                        AMOUNT OF
           SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)                REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value........................           $200,000,000                        $52,800
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                      SUBJECT TO COMPLETION - JUNE 2, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                         , 2000

                                (VIASOURCE LOGO)
                                         SHARES OF COMMON STOCK
--------------------------------------------------------------------------------

VIASOURCE COMMUNICATIONS, INC.:

- We are a leading, nationwide enabler of broadband technologies. We provide installation, integration, fulfillment, long-term maintenance and support and premise networking services to broadband communications providers.

- Viasource Communications, Inc.
  1001 West Cypress Creek Road
  Suite 118
  Fort Lauderdale, Florida 33309
  (800) 683-0253

PROPOSED SYMBOL AND MARKET:

- VVVV/ Nasdaq National Market

THE OFFERING:

- We are offering       shares of our common stock.

- The underwriters have an option to purchase up to           additional shares
  from us to cover over-allotments.

- This is the initial public offering of our common stock. Prior to the offering, there has been no market for our common stock. We currently estimate that the initial public offering price for our common stock will be between
  $          and $          per share.

- Closing:                          , 2000.

-----------------------------------------------------------------------------------------
                                                Per Share                  Total
-----------------------------------------------------------------------------------------
Public offering price:                    $                        $
Underwriting fees:
Proceeds to Viasource:
-----------------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

        PRUDENTIAL VOLPE TECHNOLOGY
          A UNIT OF PRUDENTIAL SECURITIES

                                     CHASE H&Q

                                         FIRST UNION SECURITIES, INC.

                                                          DLJDIRECT INC.

                     VIASOURCE'S BROAD GEOGRAPHIC COVERAGE

[Inside cover -- Map of United States highlighting markets throughout the United States in which we currently provide services.

Text: "VIASOURCE'S BROAD GEOGRAPHIC REACH."]

     You should rely only on the information contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or any sale of the common stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

                               TABLE OF CONTENTS

                                    Page
Prospectus Summary...............      1
Risk Factors.....................      9
Use of Proceeds..................     16
Dividend Policy..................     17
Capitalization...................     18
Dilution.........................     19
Selected Unaudited Pro Forma
  Financial Data.................     20
Selected Historical Financial
  Data...........................     23
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations......     25

                                    Page
Industry.........................     40
Business.........................     45
Management.......................     58
Certain Transactions.............     67
Principal Shareholders...........     70
Description of Capital Stock.....     72
Shares Eligible for Future
  Sale...........................     76
Underwriters.....................     78
Legal Matters....................     81
Experts..........................     81
Additional Information...........     82
Index to Financial Statements....    F-1

                               PROSPECTUS SUMMARY

     This summary highlights information presented in more detail elsewhere in this prospectus. You should read the entire prospectus, including the "Risk Factors" and the financial statements and the related notes.

                                   VIASOURCE

     We are a leading, nationwide enabler of broadband technologies to residential and commercial consumers. As a technology-neutral enabler, we offer comprehensive network integration services to providers in the cable, telecommunications, and satellite and wireless industries. Our services include installation, integration, fulfillment, and long-term maintenance and support services for broadband video, voice and data technologies. Broadband service providers use us for the critical "last mile" to connect their network infrastructures to residential and commercial end-users. We also provide premise networking services on a commercial and residential basis, designing, installing and maintaining local area networks and wide area networks, or LANs/WANs, and other network applications.

     The market for our services has grown rapidly as a result of increased demand on both a residential and commercial basis for broadband video, voice and data services, including high-speed Internet access. To satisfy this growth in demand, many broadband service providers increasingly rely on independent technology enablers like us to deploy their technologies. We believe we provide nationwide services that are of a higher quality and more cost efficient than the services provided by smaller, local competitors or the existing in-house infrastructures of service providers.

     We believe that the following competitive advantages favorably position us to capitalize on the rapidly growing demand for our services:

     - our ability to provide high-quality, comprehensive technology enabling solutions on a nationwide basis,

     - our technical knowledge, operational expertise, and ability to offer higher value-added services,

     - our on-going investments in sophisticated and centralized systems infrastructure,

     - our highly trained, experienced and quality-focused work-force,

     - our exceptional recruiting and training programs, and

     - our experienced management team.

     Our principal clients are full-spectrum broadband service providers in the cable, telecommunications, and satellite and wireless industries. To serve the end-user, our clients rely on our knowledge and expertise to rapidly deploy the latest technologies to support advanced cable services, cable telephony and high-speed data services, digital subscriber lines, and satellite and wireless broadband services. We have a long history of providing leading-edge technology enabling services. We have been successful in developing long-term relationships with many of our clients, including many of the leaders in the industries we serve, who frequently engage us to deliver a full suite of services over multiple geographic regions.

     We believe that we are the largest independent provider of technology enabling services to the cable, digital subscriber line, or DSL, and direct broadcast satellite, or DBS, industries:

     - Our cable clients include: Adelphia Communications Corporation, AT&T Broadband, Cablevision Systems Corporation, Comcast Corporation, Cox Communications, Inc., MediaOne Group Inc. and Time Warner Cable. As of March 31, 2000, we served our cable clients in approximately 120 systems in 33 states.

     - Our DSL clients include: Covad Communications Group, Inc., DSL.net, Inc., HarvardNet, Inc., JATO Communications Corp., Network Access Solutions Corporation, NorthPoint Communications Group, Inc., Qwest Communications International, Inc., SBC Communications, Inc. and U S WEST, Inc. As of March 31, 2000, we deployed DSL enabling services, primarily to small- and medium-sized businesses, in 42 major markets in 23 states.

     - We provide DBS enabling services to DIRECTV/Hughes Electronics, the largest DBS provider in the United States, with approximately 8.4 million DBS subscribers at March 31, 2000. As of March 31, 2000, we served DIRECTV in 27 states.

     - Our premise networking clients include: Home Director, Inc., a leading provider of advanced home networking systems, Universal Studios and The Walt Disney Company.

BUSINESS STRATEGY

     Our business strategy is to be the leading provider of comprehensive installation, integration, fulfillment, long-term maintenance and support and premise networking services to broadband service providers serving residential and commercial end-users. Key elements of our growth and operating strategies are to:

     - provide broad-based, leading-edge technological expertise,

     - broaden our geographic reach and expand our presence in existing markets,

     - develop and deploy a broad range of higher value-added network integration and support services,

     - expand and strengthen our client relationships,

     - build upon our relationships with leading manufacturers of broadband communications equipment,

     - enhance our brand recognition and customer service,

     - maintain our technological expertise through the recruitment, retention and continued training of qualified technicians, and

     - pursue selective, strategic acquisitions.

                                  THE OFFERING

Common stock offered............              shares

Common stock to be outstanding
  after this offering...........              shares

Use of proceeds.................   We intend to use the net proceeds from this
                                   offering:

                                   - to expand our Web-based dispatch and
                                     operations centers, develop additional
                                     training facilities, implement distance
                                     learning programs and augment our service infrastructure to support our continued growth,

                                   - to repay indebtedness, and

                                   - for other general corporate purposes,
                                     including possible acquisitions.

Over-allotment option...........   The underwriters have an option to purchase
                                   up to              additional shares from us
                                   to cover over-allotments.

Dividend Policy.................   We do not anticipate declaring or paying cash
                                   dividends for the foreseeable future.

Proposed Nasdaq symbol..........   VVVV

Unless otherwise indicated, all information in this prospectus:

     - assumes no exercise of the underwriters' over-allotment option,

     - assumes that 1,729,896 shares of common stock are issued simultaneously with this offering upon the mandatory exercise of outstanding warrants, and

     - excludes 5,861,911 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.42 per share, and 3,800,000 shares of common stock reserved for future grants under our 2000 Stock Option Plan.

EXECUTIVE OFFICES

     We are a New Jersey corporation. Our principal executive offices are located at 1001 West Cypress Creek Road, Suite 118, Fort Lauderdale, Florida 33309. Our telephone number is (800) 683-0253. Our Web site can be found at www.viasource.net. Information contained on our Web site is not intended to be a prospectus and is not incorporated into this prospectus.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following table presents our summary unaudited pro forma consolidated financial data. The summary unaudited pro forma financial data have been derived from the pro forma consolidated financial statements included elsewhere in this prospectus. Our unaudited pro forma statement of operations data for the fiscal year ended January 1, 2000 and for the three months ended April 3, 1999 and April 1, 2000 gives effect to the following transactions as if they had occurred on January 3, 1999:

     - our acquisition of Communication Resources Incorporated on July 23, 1999,

     - our acquisition of Telecrafter Services Corporation on September 7, 1999,

     - our acquisition of D.S. Cable TV Contractor, Inc. on April 21, 2000,

     - our acquisition of Service Cable Electric, Inc. on May 5, 2000,

     - our acquisition of Excalibur Cable Communications, Ltd on June 1, 2000, and

     - our acquisition of TeleCore, Inc. on June 1, 2000.

     Our unaudited pro forma statement of operations data also gives effect to the following adjustments arising from these acquisitions:

     - goodwill and other intangibles,

     - interest expense due to the incremental indebtedness, and

     - income taxes.

     Our unaudited pro forma balance sheet data as of April 1, 2000 gives effect to the following adjustments:

     - our acquisitions of TeleCore, Excalibur, D.S. Cable and Service Cable, including the issuance of common and preferred stock, the issuance of notes to certain shareholders, and the borrowings under our senior revolving credit facility, and

     - the mandatory exercise of warrants to purchase common stock and conversion of our preferred stock into common stock upon this offering.

     Our unaudited pro forma, as adjusted, balance sheet data as of April 1, 2000 gives effect to the above pro forma balance sheet adjustments and the following adjustments:

     - the issuance of common stock in this offering, and

     - the repayment of indebtedness as described in "Use of Proceeds."

     We have included EBITDA and Adjusted EBITDA in our Summary Unaudited Pro Forma Financial Data. We have presented EBITDA to enhance your understanding of our operating results. EBITDA consists of net income (loss), excluding net interest, taxes, depreciation and amortization. EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. You should not construe EBITDA as an alternative to operating income as an indicator of our operating performance, or as an alternative to cash flows from operating activities as a measure of our liquidity, determined in accordance with generally accepted accounting principles. We may calculate EBITDA differently than other companies.

     We have also presented Adjusted EBITDA to enhance your understanding of our operating results. Adjusted EBITDA consists of net income (loss), excluding net interest, taxes, depreciation and amortization, plus non-recurring operating charges. Non-cash operating charges in fiscal 1999 consist of $1.2 million of special compensation charges associated with certain stock option grants. In addition, Adjusted EBITDA for fiscal 1999 excludes $1.1 million of recapitalization costs. Non-cash operating charges for the three months ended April 1, 2000 consist of $3.3 million of special compensation charges associated with certain stock option grants. As a result of our recent acquisitions, on a pro forma basis we expect to incur in the second quarter of fiscal 2000 a non-cash special compensation charge of $6.3 million. You should not construe Adjusted EBITDA as an alternative to operating income as an indicator of our operating performance, or as an alternative to cash flows from operating activities as a measure of our liquidity, determined in accordance with generally accepted accounting principles.

     You should read our Summary Unaudited Pro Forma Financial Data in conjunction with our consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Unaudited Pro Forma Financial Data," "Selected Historical Financial Data" and our pro forma consolidated financial statements and notes thereto included elsewhere in this prospectus.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   FISCAL YEAR          THREE MONTHS ENDED
                                                      ENDED        -----------------------------
                                                 JANUARY 1, 2000   APRIL 3, 1999   APRIL 1, 2000
OPERATING DATA:
     Revenues..................................    $  130,526       $   28,047      $   47,687
                                                   ----------       ----------      ----------
     Operating Expenses:
        Cost of revenues.......................       108,632           23,475          42,535
        Selling, general and administrative....        17,896            1,647           9,070
        Depreciation and amortization..........        27,902            6,598           7,002
        Special compensation charges...........         1,229               --           3,260
        Recapitalization costs.................         1,109               --              --
                                                   ----------       ----------      ----------
           Total operating expenses............       156,768           31,720          61,867
                                                   ----------       ----------      ----------
     Loss from operations......................       (26,242)          (3,673)        (14,180)
     Interest income...........................           218               31              28
     Interest expense..........................         5,636            1,232           1,645
                                                   ----------       ----------      ----------
     Loss before income taxes..................       (31,660)          (4,874)        (15,797)
     Income tax provision (benefit)............        (1,232)             327              --
                                                   ----------       ----------      ----------
     Net loss..................................    $  (30,428)      $   (5,201)     $  (15,797)
                                                   ==========       ==========      ==========
     Pro forma basic and diluted net loss per
        share..................................    $    (0.44)      $    (0.07)     $    (0.25)
                                                   ==========       ==========      ==========
     Shares used in computation of pro forma
        basic and diluted net loss per share...    68,859,563       77,378,132      62,871,813
                                                   ==========       ==========      ==========
OTHER FINANCIAL DATA:
     EBITDA....................................    $    1,660       $    2,925      $   (7,178)
     Adjusted EBITDA...........................         3,998            2,925          (3,919)
     Capital expenditures......................         6,380              779           2,452
     Cash flows provided by (used in) operating
        activities.............................         2,045              902          (4,848)
     Cash flows used in investing activities...       (23,229)         (17,939)         (2,409)
     Cash flows provided by financing
        activities.............................        26,406           15,960           5,431

                                                                AS OF APRIL 1, 2000
                                                              -----------------------
                                                                 PRO       PRO FORMA
                                                                FORMA     AS ADJUSTED
BALANCE SHEET DATA:
     Cash and cash equivalents..............................  $  6,949         $
     Working capital........................................     7,083
     Goodwill and other intangibles.........................   263,044
     Total assets...........................................   327,015
     Long-term debt, net of current portion.................    53,925
     Total shareholders' equity.............................   230,587

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table presents our summary historical financial data. The summary historical financial data as of January 2, 1999 and January 1, 2000 and for the fiscal years ended January 3, 1998, January 2, 1999 and January 1, 2000 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial data as of June 2, 1995, June 1, 1996, January 4, 1997 and January 3, 1998 and for the fiscal years ended June 2, 1995, June 1, 1996 and for the period from June 2, 1996 through January 4, 1997 have been derived from unaudited financial statements not included in this prospectus, which have been prepared on the same basis as the audited financial statements. The summary historical financial data as of April 1, 2000 and for the three month periods ended April 3, 1999 and April 1, 2000 are derived from unaudited consolidated financial statements included elsewhere in this prospectus which have been prepared on the same basis as the audited financial statements. In 1996, we changed our fiscal year from a 52/53 week year ending in May to a 52/53 week calendar year.

     Our historical results include the results of Communication Resources from July 23, 1999 and Telecrafter from September 7, 1999, their respective acquisition dates. These acquisitions are both accounted for under the purchase method of accounting. See note 3 of the notes to our consolidated financial statements included elsewhere in this prospectus.

     You should read our Summary Historical Financial Data in conjunction with our consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data," "Selected Unaudited Pro Forma Financial Data" and our pro forma consolidated financial statements and notes thereto included elsewhere in this prospectus. We explain the EBITDA and Adjusted EBITDA measures presented in this table in the discussion preceding our "Summary Unaudited Pro Forma Financial Data."

                       SUMMARY HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   PERIOD
                                                                    FROM
                                                                   JUNE 2,
                                         FISCAL YEAR ENDED          1996                  FISCAL YEAR ENDED
                                     -------------------------     THROUGH     ---------------------------------------
                                       JUNE 2,       JUNE 1,     JANUARY 4,    JANUARY 3,    JANUARY 2,    JANUARY 1,
                                        1995          1996          1997          1998          1999          2000
OPERATING DATA:
   Revenues........................  $    21,887   $    20,039   $    11,787   $    25,707   $    33,816   $    61,396
                                     -----------   -----------   -----------   -----------   -----------   -----------
   Operating Expenses:
     Cost of revenues..............       17,945        16,926        10,232        20,971        26,866        51,009
     Selling, general and
       administrative..............        1,876         2,124         1,189         2,443         3,230         7,362
     Depreciation and
       amortization................          660           660           350           780           980         2,814
     Special compensation
       charges.....................           --            --            --            --            --         1,164
     Recapitalization costs........           --            --            --            --            --         1,108
                                     -----------   -----------   -----------   -----------   -----------   -----------
       Total operating expenses....       20,481        19,710        11,771        24,194        31,076        63,457
                                     -----------   -----------   -----------   -----------   -----------   -----------
   Income (loss) from operations...        1,406           329            16         1,513         2,740        (2,061)
   Interest income.................           --            --            --            --            --            76
   Interest expense................          205           146            79           177           122         1,419
                                     -----------   -----------   -----------   -----------   -----------   -----------
   Income (loss) before income
     taxes.........................        1,201           183           (63)        1,336         2,618        (3,404)
   Income tax provision
     (benefit).....................          550           105            42           747         1,203          (555)
                                     -----------   -----------   -----------   -----------   -----------   -----------
   Net income (loss)...............  $       651   $        78   $      (105)  $       589   $     1,415   $    (2,849)
                                     ===========   ===========   ===========   ===========   ===========   ===========
   Basic and diluted net income
     (loss) per share..............  $      0.02   $        --   $        --   $      0.02   $      0.04   $     (0.08)
                                     ===========   ===========   ===========   ===========   ===========   ===========
   Shares used in computation of
     basic and diluted net income
     (loss) per share..............   34,396,238    34,396,238    34,396,238    34,396,238    34,396,238    36,537,619
                                     ===========   ===========   ===========   ===========   ===========   ===========
OTHER FINANCIAL DATA:
   EBITDA..........................  $     2,066   $       989   $       366   $     2,293   $     3,720   $       753
   Adjusted EBITDA.................        2,066           989           366         2,293         3,720         3,025
   Capital expenditures............          630           978           400         1,030         2,231         4,383
   Cash flows provided by (used in)
     operating activities..........        1,361           835           334         1,660         2,236         1,903
   Cash flows used in investing
     activities....................         (409)         (710)         (667)       (1,030)       (2,231)      (13,641)
   Cash flows provided by (used in)
     financing activities..........         (973)         (308)          515           104          (315)       17,668


                                        THREE MONTHS ENDED
                                     -------------------------
                                      APRIL 3,      APRIL 1,
                                        1999          2000
OPERATING DATA:
   Revenues........................  $     8,609   $    29,098
                                     -----------   -----------
   Operating Expenses:
     Cost of revenues..............        7,222        24,989
     Selling, general and
       administrative..............          696         3,154
     Depreciation and
       amortization................          332         1,259
     Special compensation
       charges.....................           --         3,232
     Recapitalization costs........           --            --
                                     -----------   -----------
       Total operating expenses....        8,250        32,634
                                     -----------   -----------
   Income (loss) from operations...          359        (3,536)
   Interest income.................           --            --
   Interest expense................           37           679
                                     -----------   -----------
   Income (loss) before income
     taxes.........................          322        (4,215)
   Income tax provision
     (benefit).....................          131          (154)
                                     -----------   -----------
   Net income (loss)...............  $       191   $    (4,061)
                                     ===========   ===========
   Basic and diluted net income
     (loss) per share..............  $      0.01   $     (0.09)
                                     ===========   ===========
   Shares used in computation of
     basic and diluted net income
     (loss) per share..............   34,394,049    45,188,228
                                     ===========   ===========
OTHER FINANCIAL DATA:
   EBITDA..........................  $       691   $    (2,277)
   Adjusted EBITDA.................          691           955
   Capital expenditures............          670         1,412
   Cash flows provided by (used in)
     operating activities..........         (646)       (1,512)
   Cash flows used in investing
     activities....................         (670)       (1,412)
   Cash flows provided by (used in)
     financing activities..........          538         1,431

                                                                                      AS OF
                                                 --------------------------------------------------------------------------------
                                                 JUNE 2,   JUNE 1,   JANUARY 4,   JANUARY 3,   JANUARY 2,   JANUARY 1,   APRIL 1,
                                                  1995      1996        1997         1998         1999         2000        2000
BALANCE SHEET DATA:
   Cash and cash equivalents...................  $   454   $   270    $   453      $ 1,187      $   877      $ 6,257     $  3,744
   Working capital.............................    1,021     1,532      1,716        1,899        1,926       11,949       11,979
   Goodwill and other intangibles..............       --        --         --           --           --       32,618       32,123
   Total assets................................    6,768     6,448      7,065        8,241        9,784       67,182       71,439
   Long-term debt, net of current portion......      419       996      1,411        1,249          661       20,927       24,144
   Redeemable common stock and warrants........       --        --         --           --           --        5,827        1,480
   Total shareholders' equity..................    2,686     2,753      2,641        3,154        4,818       26,649       28,481

                                  RISK FACTORS

     An investment in our common stock involves risk. You should carefully consider the risks described below, together with all of the other information in this prospectus, before you decide to purchase shares of our common stock.

WE HAVE A LIMITED HISTORY OF OPERATING AS A COMBINED COMPANY WHICH MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR PERFORMANCE

     We have grown rapidly through a number of recently completed transactions. In July 1999, we acquired Communication Resources. In September 1999, we acquired Telecrafter. In the second quarter of 2000, we acquired TeleCore, Excalibur, D.S. Cable and Service Cable. As a result, you have limited information upon which to evaluate the performance of the combined companies. Furthermore, after giving effect to these recent transactions, our historical and pro forma financial information may not be indicative of our future operating results. You should read the discussions under "Business -- History and Recent Acquisitions," "Certain Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History and Recent Acquisitions" for information concerning our history.

WE HAVE INCURRED LOSSES AND EXPERIENCED NEGATIVE CASH FLOW, AND WE EXPECT TO EXPERIENCE LOSSES AND NEGATIVE CASH FLOW FOR AT LEAST THE NEXT SEVERAL QUARTERS

     On a pro forma basis, as a result of our recent acquisitions we would have incurred significant losses and experienced negative operating cash flow in recent periods. We also experienced a loss in fiscal 1999 on a historical basis. As a result of our recent acquisitions, we expect to report operating losses and experience negative cash flow in our combined business for at least the next several quarters. As a result of our acquisitions in 1999 and our acquisitions in the second quarter of 2000, we recorded approximately $264 million of goodwill and other intangibles, the amortization of which will adversely affect our earnings and profitability in future periods. The goodwill and other intangibles are being amortized over periods ranging from 3 to 20 years with a weighted average life of 11 years. If our revenue does not grow as expected or capital and operating expenditures exceed our plans, then our business, prospects, financial condition and results of operations will be materially adversely affected. We cannot be certain if or when we will be profitable or if or when we will generate positive operating cash flow.

IF WE ARE UNABLE TO INTEGRATE OR SUCCESSFULLY MANAGE THE COMBINED COMPANIES, OR COMPANIES WE MAY ACQUIRE IN THE FUTURE, OUR BUSINESS COULD BE ADVERSELY AFFECTED

     If we are unable to integrate or successfully manage the combined companies or companies we may acquire in the future, we may not realize anticipated cost savings and revenue growth which may result in reduced profitability or operating losses. We intend to continue to integrate the management information, accounting and financial reporting systems, and some of the operational, administrative, purchasing and insurance practices of the businesses we have acquired and may acquire in the future. The successful integration and management of acquired companies involve the following principal risks that could adversely affect our growth and profitability:

     - Acquisitions may result in liabilities and contingencies, which could be significant to our operations.

     - Acquisitions may require substantial financial resources that otherwise could be used in the development of other aspects of our business.

     - We may not be able to successfully integrate common systems and procedures without substantial costs, delays or other operations or financial problems.

     - Our recently assembled management group may be unable to successfully manage the combined companies, or the integration may place significant demands on our management, diverting their attention from, and making it more difficult for them to manage, our operations.

     - Our existing operational, financial and management systems may be incompatible with or inadequate to effectively integrate and manage acquired systems and any steps taken to implement changes in our systems may not be sufficient.

     We cannot assure you that we will be able to successfully integrate any businesses, technologies or personnel that we might acquire in the future, and our failure to do so could adversely affect our business, operating results and financial condition.

A LOSS OF ONE OR MORE OF OUR KEY CLIENTS COULD CAUSE A SIGNIFICANT DECREASE IN OUR REVENUES

     We have derived and may continue to derive a significant portion of our revenues from a limited number of clients. On a pro forma basis after giving effect to our recent acquisitions, for the fiscal year ended January 1, 2000, DIRECTV, AT&T and Time Warner Cable accounted for 20%, 19% and 15% respectively, of our revenues. The services required by any one client can be limited by a number of factors, including industry consolidation, technological developments, economic slowdown and internal budget constraints. Our clients are not obligated to purchase additional services and most of our contracts are cancelable on short notice. As a result of these factors, the volume of work performed for specific clients is likely to vary from period to period and a major client in one period may not use our services in a subsequent period. A temporary or permanent loss of any of our key clients could seriously harm our business.

MOST OF OUR CONTRACTS CAN BE CANCELED ON SHORT NOTICE

     Most of our contracts are cancelable on short notice, generally less than 90 days. Accordingly, we cannot assure you that our future revenues will approximate our historical performance. If any canceled contracts were not replaced with contracts from other clients, our revenues might decrease and our profitability could be adversely affected.

IF THE GROWTH IN THE BROADBAND COMMUNICATIONS INDUSTRIES DOES NOT CONTINUE OR CONTINUES SLOWER THAN ANTICIPATED, OUR BUSINESS MAY SUFFER

     The broadband communications industries have experienced a high rate of growth. If the rate of growth slows, and broadband service providers reduce their capital investments in upgrades or expansion of their systems, our clients may not require the same volume of services from us and our business may suffer.

IF BROADBAND SERVICE PROVIDERS DECREASE THEIR RELIANCE ON INDEPENDENT TECHNOLOGY ENABLING COMPANIES, OUR BUSINESS COULD BE HARMED

     Our success is dependent on the continued reliance by broadband service providers on independent technology enabling companies for performance of their installation, integration, fulfillment, and long-term maintenance and support services. If these providers elect to perform these services themselves, our revenues may decline and our business could be harmed.

THE CONSOLIDATION OF BROADBAND SERVICE PROVIDERS COULD ADVERSELY IMPACT OUR BUSINESS

     Recently, the cable, telecommunications, and satellite and wireless industries have been characterized by significant consolidation activity. This consolidation may lead to a greater ability among broadband service providers to offer a full array of services, including installation, integration, fulfillment, maintenance and support services, which may lead to a reduction in demand for our services. In addition, the consolidation of our clients could have the effect of reducing the number of our current or potential clients which could result in our dependence on a smaller number of clients.

NEW TECHNOLOGIES MAY EMERGE WHICH COULD REDUCE DEMAND FOR OUR SERVICES

     Our industry is subject to rapid changes in technology. Existing technologies for transmission of video, voice and data are subject to potential displacement by various new technologies. New technologies may be developed that allow broadband service providers to deliver their services to consumers without a significant upgrade of their existing systems. Furthermore, new technologies may be developed that enable consumers to perform more easily their own installation and maintenance of the equipment required for the delivery of these services at their premises. Such technologies could reduce the need for installation, replacement and maintenance services, which could reduce the demand for our services.

IF WE ARE UNABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY, OUR BUSINESS MAY SUFFER

     We will need to be able to enhance our current service offerings to keep pace with technological developments and to address increasingly sophisticated client needs. We may not be successful in developing and marketing in a timely manner service offerings that respond to technological advances, and our services may not adequately or competitively address the needs of the changing marketplace. If we are not successful in responding in a timely manner to technological changes, market conditions and industry developments, our business, operating results and financial condition could suffer.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE WITH OTHER COMPANIES IN THE INDUSTRY

     Our industry is fragmented and highly competitive. Accordingly, we cannot assure you that we will be able to maintain or enhance our competitive position. Historically, there have been relatively few barriers to entry into the markets in which we operate. As a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Competition in the industry depends on a number of factors, including price. Our competitors may have lower cost structures and may, therefore, be able to provide their services at lower rates than we can. We also face competition from the in-house service organizations of our existing or prospective clients which often employ personnel who perform some of the same types of services as we do. If we are unable to maintain or enhance our competitive position, our business, operating results and financial condition may suffer materially. You should read "Business -- Competition" for additional information.

WE MAY EXPERIENCE QUARTERLY VARIATIONS IN REVENUES AND PROFITABILITY

     We may experience quarterly variations in revenues and profitability. Quarterly variations may result from many factors, including:

     - fluctuations in demand for our services,

     - a change in the mix of our clients, contracts or business,

     - the budgetary spending patterns of our clients,

     - the timing and volume of work under new agreements,

     - the termination of existing agreements,

     - variations in the profitability of projects performed during any particular quarter,

     - shortages of qualified field technicians or of materials supplied by our clients that are necessary to the provision of our services,

     - costs we incur to support growth internally or through acquisitions,

     - the timing of our expansion into new markets,

     - the timing of acquisitions,

     - the costs associated with integrating businesses we have acquired or may acquire in the future, and

     - adverse weather conditions that interfere with our ability to provide services.

IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES, OUR BUSINESS MAY SUFFER

     Our ability to provide high-quality services on a timely basis requires that we employ an adequate number of field technicians. Accordingly, our ability to meet the demand for our services will be limited by our ability to attract, train and retain skilled personnel. Our industry is characterized by highly competitive labor markets. Furthermore, our labor expenses may increase as a result of a shortage in the supply of skilled personnel and our efforts to improve our employee retention, which could adversely impact our profitability. We cannot be certain that we will be able to improve our employee retention rates or maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy. Failure to do so could impair our ability to operate efficiently and maintain our reputation for high quality service. This could also impair our ability to retain current clients and attract new clients which could cause our financial performance to decline. You should read "Business -- Operating Strategy -- Recruit, Train and Retain Highly Qualified Personnel" and "-- Employees" for additional information.

OUR BUSINESS MAY BE HARMED IF WE INCREASE OUR STAFFING LEVELS IN ANTICIPATION OF A PROJECT AND UNDERUTILIZE OUR PERSONNEL BECAUSE THE PROJECT IS DELAYED, REDUCED OR TERMINATED

     Since our business is driven by large, and sometimes multi-year, contracts, we forecast our personnel needs for future projected business. If we increase our staffing levels in anticipation of a project which is subsequently delayed, reduced or terminated, we may underutilize these additional personnel, which would increase our expenses and could harm our business.

IF WE WERE TO LOSE MEMBERS OF OUR SENIOR MANAGEMENT AND COULD NOT FIND APPROPRIATE REPLACEMENTS IN A TIMELY MANNER, OUR BUSINESS COULD BE ADVERSELY AFFECTED

     Our success is substantially dependent upon the retention of, and the continued performance by, our senior management and other key employees, including certain key employees of the companies we have recently acquired and key employees of companies that we may acquire in the future. If any member of our senior management team becomes unable or unwilling to participate in our business and operations and we are not able to replace them in a timely manner, our business could suffer. You should read the discussion under "Management -- Directors and Executive Officers" for information concerning the experience of some of these individuals.

WE MAY NOT BE ABLE TO CONTINUE OUR GROWTH THROUGH ACQUISITIONS

     We may be unable to support the aspect of our growth strategy that we intend will be accomplished through acquisitions if we cannot identify or finance future acquisitions. If we are not able to use our common stock as part of the consideration for such acquisitions, we would be required to utilize more of our cash resources. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings, which we cannot be certain will be available to us on acceptable terms. In addition, we are required to obtain the consent of our lenders for acquisitions which would substantially increase the level of our debt service obligations.

ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD MAKE AN ACQUISITION OF OUR COMPANY MORE DIFFICULT

     Our certificate of incorporation and bylaws, and New Jersey law, include provisions that could delay or make it more difficult for a third party to acquire us or effect changes in our management. These provisions include:

     - authorizing our Board of Directors to issue preferred stock without shareholder approval,

     - staggered terms for the members of our Board of Directors,

     - requiring advance notice of shareholder nominations for directors and limiting the ability of shareholders to call a meeting of shareholders, and

     - statutory limits regarding business combinations.

You should read "Description of Capital Stock -- Anti-takeover Effects" for additional information.

WE HAVE SIGNIFICANT SHAREHOLDERS WHO MAY BE ABLE TO INFLUENCE MAJOR CORPORATE EVENTS

     As a result of the transactions that have combined the companies that now comprise Viasource, Crest Communications Holdings LLC presently beneficially owns approximately 27% of our common stock and may be deemed to control Viasource. After completion of this offering Crest Communications will own
approximately      % of our common stock. In addition, members of our senior
management own, or have the right to acquire through options they own, approximately 21% of our common stock and, after completion of this offering,
will own, or have the right to acquire, approximately      % of our common
stock. As a significant shareholder, Crest Communications will be able to influence the outcome of matters submitted to a vote of our shareholders, including the election of directors and the approval of any merger or consolidation involving us, or any sale of all or substantially all of our assets. Our senior managers, to the extent they may vote in the same manner, will similarly be able to influence the outcome of matters submitted to the vote of our shareholders. Crest Communications and these management shareholders may have interests in such matters that differ from those of other shareholders. See "Principal Shareholders" for additional information.

OUR COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED SO WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP FOR OUR COMMON STOCK

     There has not been a public market for our common stock prior to this offering. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price will be determined by negotiations between our management and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE

     The trading price of our common stock could be subject to fluctuations in response to a number of factors, including:

     - variations in our results of operations,

     - developments that affect our industry,

     - changes in the overall economy, and

     - changes in the financial markets.

The market price of our common stock is also influenced by market conditions for the common stock of our competitors and by changes in recommendations or earnings estimates by securities analysts.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THIS OFFERING

     The price you will pay for shares of our common stock will be substantially higher than the pro forma tangible book deficit per share of our common stock. As a result, you will experience immediate and substantial dilution of
$           per share in tangible book value, and our existing shareholders will receive a material increase in the tangible book value per share of their shares of common stock. You will experience additional dilution as a result of common stock being issued upon the exercise of outstanding stock options. If we make additional acquisitions, we intend to issue additional shares of common stock in connection with those acquisitions, which may result in additional dilution. See "Dilution" for additional information.

EXISTING SHAREHOLDERS MAY SELL THEIR COMMON STOCK AFTER THE OFFERING WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE SIGNIFICANTLY

     If our shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Those sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding shares of common stock, and options to acquire
5,861,911 shares of common stock. Of these shares, the           shares offered
by this prospectus are freely tradable and the remaining 61,267,462 shares of common stock held by existing shareholders will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act.

     Of the shares outstanding prior to completion of this offering,      may
not be sold or otherwise disposed of for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters. As soon as practical after the completion of this offering, we intend to file a registration statement under the Securities Act to register shares of common stock issuable on exercise of stock options, after the expiration of vesting periods, granted or to be granted under our stock option plan. After the filing of that registration statement, those shares will be freely saleable in the public market immediately following exercise of such options, except in the case of shares that may be acquired by our executive officers and directors. See "Shares Eligible for Future Sale" for additional information.

THERE ARE RISKS THAT MAY MAKE IT DIFFICULT FOR US TO ACHIEVE THE OUTCOMES ANTICIPATED IN OUR FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus are forward-looking statements that are subject to a number of risks and uncertainties, including statements about:

     - our business strategy,

     - our plans for growth,

     - our ability to keep pace with rapidly changing technologies,

     - the future growth of the industries we serve, and

     - the future level of reliance by broadband service providers on independent technology enabling companies like us.

Forward-looking statements include statements regarding the intent, belief or current expectations of us or our officers (including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue" or similar expressions or comparable terminology) with respect to various matters. We cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated from the forward-looking statements depending on various important factors, including, among other things, those listed in the foregoing "Risk Factors" and elsewhere in this prospectus. We do not assume any obligation to update any of the forward-looking statements we make.

                                USE OF PROCEEDS

     We estimate we will receive net proceeds of approximately $
million from the sale of the           shares of common stock offered by us,
assuming a public offering price of $           per share and after deducting
underwriting discounts and estimated expenses payable by us of $
million. The estimated net proceeds will be $           million if the
underwriters' over-allotment option is exercised in full.

     We intend to use the net proceeds from the offering:

     - to invest approximately $           million to expand our Web-based
       dispatch and operations centers, develop additional training facilities, implement distance learning programs, and augment our service infrastructure, by purchasing and deploying additional field services equipment, to support our continued growth,

     - to repay approximately $56.6 million of indebtedness, and

     - for other general corporate purposes, including possible acquisitions.

     We continually evaluate potential acquisition candidates and intend to continue to selectively pursue strategic acquisition opportunities. We do not currently have any plans or agreements to acquire particular companies. Pending the allocation of the proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the United States.

     As discussed above, we intend to repay the following indebtedness:

     - Approximately $15.0 million borrowed under a term loan which is payable in quarterly installments beginning on December 31, 2000 and continuing through September 7, 2004. At our election, the term loan bears interest at the prime rate plus 3.75% or LIBOR plus 5.00%. Of the proceeds of the term loan, $10.5 million were used to fund our acquisition of the assets of Telecrafter and the remainder was used to repay debt and fund general working capital needs.

     - Approximately $14.6 million drawn on our senior revolving credit facility, which matures September 7, 2004 and, at our election, bears interest at the prime rate plus 1.5% or LIBOR plus 2.75%. Of the borrowings under the senior revolving credit facility, approximately $5.2 million were used to repay all outstanding amounts under previous bank facilities and equipment loans and most of the remaining $9.4 million was drawn to fund our acquisitions of TeleCore, Excalibur, D.S. Cable and Service Cable.

     - Approximately $21.2 million under notes to shareholders of businesses we have acquired, which contractually mature upon this offering and bear interest at an annual rate of 9.0%.

     - Approximately $5.8 million of other indebtedness assumed in our acquisition of TeleCore.

     The foregoing represents our present intentions based upon our present plans and business conditions. Our management will have broad discretion in the application of the net proceeds from this offering, and the occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus.

                                DIVIDEND POLICY

     We currently intend to retain any future earnings for funding growth and, therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, the terms of our debt limit our ability to pay cash dividends on our common stock. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, operating results, capital requirements and other factors deemed relevant by our Board of Directors.

                                 CAPITALIZATION

     The following table presents:

     - Our actual capitalization as of April 1, 2000,

     - Our capitalization on a pro forma basis to reflect:
        (i) our acquisitions of TeleCore, Excalibur, D.S. Cable and Service Cable, including the issuance of common and preferred stock, the issuance of notes to certain shareholders, and the borrowings under our senior revolving credit facility, and
        (ii) the mandatory exercise of warrants to purchase common stock and conversion of preferred stock into common stock upon this offering.

     - Our pro forma capitalization on an as adjusted basis to reflect:
        (i) the issuance of common stock in this offering, and
        (ii) the use of the net offering proceeds to repay approximately $56.5 million of indebtedness.

     The following information regarding shares outstanding excludes 5,861,911 shares of common stock issuable upon exercise of outstanding options and 3,800,000 shares of common stock reserved for future grants under our 2000 Stock Option Plan.

     See "Use of Proceeds," "Selected Historical Financial Data," "Selected Pro Forma Financial Data," our consolidated financial statements and the notes thereto, and our pro forma consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                     AS OF APRIL 1, 2000
                                                              ---------------------------------
                                                                           PRO       PRO FORMA
                                                              ACTUAL      FORMA     AS ADJUSTED
                                                                       (IN THOUSANDS)
Cash and cash equivalents...................................  $ 3,744   $  7,969     $
                                                              =======   ========     ========
Long-term debt (including current portion):
    Term note with bank.....................................  $15,000   $ 15,000
    Senior revolving facility with bank.....................  $ 5,281
    Term notes..............................................    1,539
    Subordinated notes payable to shareholders of businesses
      acquired..............................................    3,000     22,974
    Other...................................................      302        302
                                                              -------   --------     --------
         Total long-term debt (including current portion)...   25,122     60,211
Redeemable common stock and warrants........................    1,480         --           --
Shareholders' equity
    Preferred stock shares authorized, no par value.........
          no shares issued (actual);........................
                         (pro forma); and...................
                         (pro forma as adjusted)............       --         --           --
    Common stock, no par value,
          45,200,442 shares outstanding (actual);...........   35,774    238,130
          62,884,027 shares outstanding (pro forma); and....
                     shares outstanding (pro forma as
                     adjusted)..............................
    Common stock purchase warrants..........................      250         --           --
    Deferred compensation...................................   (1,508)    (1,508)
    Unrealized gain on marketable securities................      (11)       (11)
    Retained earnings (deficit).............................   (2,024)    (2,024)
    Treasury stock, 5,174,756 shares........................   (4,000)    (4,000)
                                                              -------   --------     --------
         Total shareholders' equity.........................   28,481    230,587
                                                              -------   --------
         Total capitalization...............................  $55,083   $290,798
                                                              =======   ========

                                    DILUTION

     The pro forma net tangible deficit of our common stock as of April 1, 2000, was $32.5 million, or $0.52 per share of common stock. Pro forma net tangible book value or deficit per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, after giving effect to:

     - our acquisitions of TeleCore, Excalibur, D.S. Cable and Service Cable, including the issuance of common and preferred stock, the issuance of notes to certain shareholders and the borrowings under our senior revolving credit facility, and

     - the mandatory exercise of warrants to purchase common stock and conversion of preferred stock into common stock upon this offering,

all divided by the number of shares of common stock outstanding immediately prior to this offering.

     After giving effect to our sale of           shares of common stock in this
offering and after deduction of the underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible deficit as of April 1,
2000 would have been approximately $           million, or $           per share
of common stock. This represents an immediate increase in pro forma net tangible
book value of approximately $           per share to existing shareholders and
an immediate dilution of $           per share to new investors purchasing
common stock in this offering. The following table illustrates this per share dilution:

Offering price per share....................................             $
Pro forma net tangible deficit per share prior to this
  offering..................................................  $
Increase in pro forma net tangible book value per share to
  existing shareholders.....................................  $
Pro forma net tangible book value per share after the
  offering..................................................
                                                                         --------
Dilution per share to new investors.........................             $
                                                                         ========

     The following table summarizes on a pro forma basis as of April 1, 2000, the differences between the total consideration paid and the average price per share paid by the existing shareholders and the new investors with respect to the number of shares of common stock purchased from us based on the initial public offering price:

                                 SHARES PURCHASED    TOTAL CONSIDERATION     AVERAGE
                                 -----------------   --------------------   PRICE PER
                                 NUMBER    PERCENT    AMOUNT     PERCENT      SHARE
Existing shareholders..........                 %    $                %       $
New investors..................
                                 -------     ---     --------      ---
           Total...............              100%    $             100%
                                 =======     ===     ========      ===

     The table excludes 5,861,911 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.42 per share, and 3,800,000 shares reserved for future grants under our 2000 Stock Option
Plan. The table includes            shares of common stock owned by our
executive officers and directors and their affiliates. We may also issue additional shares to acquire additional businesses or upon exercise of stock options granted in the future, which could result in additional dilution to our shareholders.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

     The following table presents our selected unaudited pro forma consolidated financial data. The selected unaudited pro forma financial data have been derived from the pro forma consolidated financial statements included elsewhere in this prospectus. Our unaudited pro forma statement of operations data for the fiscal year ended January 1, 2000 and for the three months ended April 3, 1999 and April 1, 2000 gives effect to the following transactions as if they had occurred on January 3, 1999:

     - our acquisition of Communication Resources on July 23, 1999,

     - our acquisition of Telecrafter on September 7, 1999,

     - our acquisition of D.S. Cable on April 21, 2000,

     - our acquisition of Service Cable on May 5, 2000,

     - our acquisition of Excalibur on June 1, 2000, and

     - our acquisition of TeleCore on June 1, 2000.

     Our unaudited pro forma statement of operations data also gives effect to the following adjustments arising from these acquisitions:

     - goodwill and other intangibles,

     - interest expense due to the incremental indebtedness, and

     - income taxes.

     Our unaudited pro forma balance sheet data as of April 1, 2000 gives effect to the following adjustments:

     - our acquisitions of TeleCore, Excalibur, D.S. Cable and Service Cable, including the issuance of common and preferred stock, the issuance of notes to certain shareholders, and the borrowings under our senior revolving credit facility, and

     - the mandatory exercise of warrants to purchase common stock and conversion of our preferred stock into common stock upon this offering.

     Our unaudited pro forma, as adjusted, balance sheet data as of April 1, 2000 gives effect to the above pro forma balance sheet adjustments and the following adjustments:

     - the issuance of common stock in this offering, and

     - the repayment of approximately $56.5 million of indebtedness as described in "Use of Proceeds."

     We have included EBITDA and Adjusted EBITDA in our Selected Unaudited Pro Forma Financial Data. We have presented EBITDA to enhance your understanding of our operating results. EBITDA consists of net income (loss) excluding net interest, taxes, depreciation and amortization. EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. You should not construe EBITDA as an alternative to operating income as an indicator of our operating performance, or as an alternative to cash flows from operating activities as a measure of our liquidity, determined in accordance with generally accepted accounting principles. We may calculate EBITDA differently than other companies.

     We have also presented Adjusted EBITDA to enhance your understanding of our operating results. Adjusted EBITDA consists of net income (loss), excluding net interest, taxes, depreciation and amortization, plus non-recurring charges. Non-cash operating charges in fiscal 1999 consist of $1.2 million of special compensation charges associated with certain stock option grants. In addition, Adjusted EBITDA for fiscal 1999 excludes $1.1 million of recapitalization costs. Non-cash operating charges for the three months ended April 1, 2000 consist of $3.3 million of special compensation charges associated with certain stock option grants. As a result of our recent acquisitions, on a pro forma basis we expect to incur in the second quarter of fiscal 2000 a non-cash special compensation charge of $6.3 million. You should not construe Adjusted EBITDA as an alternative to operating income as an indicator of our operating performance, or as an alternative to cash flows from operating activities as a measure of our liquidity, determined in accordance with generally accepted accounting principles.

     You should read our Selected Unaudited Pro Forma Financial Data in conjunction with our consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data" and our pro forma consolidated financial statements and notes thereto included elsewhere in this prospectus.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   FISCAL YEAR          THREE MONTHS ENDED
                                                      ENDED        -----------------------------
                                                 JANUARY 1, 2000   APRIL 3, 1999   APRIL 1, 2000
OPERATING DATA:
     Revenues..................................    $  130,526       $   28,047      $   47,687
                                                   ----------       ----------      ----------
     Operating Expenses:
        Cost of revenues.......................       108,632           23,475          42,535
        Selling, general and administrative....        17,896            1,647           9,070
        Depreciation and amortization..........        27,902            6,598           7,002
        Special compensation charges...........         1,229               --           3,260
        Recapitalization costs.................         1,109               --              --
                                                   ----------       ----------      ----------
           Total operating expenses............       156,768           31,720          61,867
                                                   ----------       ----------      ----------
     Loss from operations......................       (26,242)          (3,673)        (14,180)
     Interest income...........................           218               31              28
     Interest expense..........................         5,636            1,232           1,645
                                                   ----------       ----------      ----------
     Loss before income taxes..................       (31,660)          (4,874)        (15,797)
     Income tax provision (benefit)............        (1,232)             327              --
                                                   ----------       ----------      ----------
     Net loss..................................    $  (30,428)      $   (5,201)     $  (15,797)
                                                   ==========       ==========      ==========
     Pro forma basic and diluted net loss per
        share..................................    $    (0.44)      $    (0.07)     $    (0.25)
                                                   ==========       ==========      ==========
     Shares used in computation of pro forma
        basic and diluted net loss per share...    68,859,563       77,378,132      62,871,813
                                                   ==========       ==========      ==========
OTHER FINANCIAL DATA:
     EBITDA....................................    $    1,660       $    2,925      $   (7,178)
     Adjusted EBITDA...........................         3,998            2,925          (3,919)
     Capital expenditures......................         6,380              779           2,452
     Cash flows from operating activities......         2,045              902          (4,848)
     Cash flows from investing activities......       (23,229)         (17,939)         (2,409)
     Cash flows from financing activities......        26,406           15,960           5,431

                                                                AS OF APRIL 1, 2000
                                                              -----------------------
                                                                 PRO       PRO FORMA
                                                                FORMA     AS ADJUSTED
BALANCE SHEET DATA:
     Cash and cash equivalents..............................  $  6,949     $
     Working capital........................................     7,083
     Goodwill and other intangibles.........................   263,044
     Total assets...........................................   327,015
     Long-term debt, net of current portion.................    53,925
     Total shareholders' equity.............................   230,587

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table presents our selected historical financial data. The selected historical financial data as of January 2, 1999 and January 1, 2000 and for the fiscal years ended January 3, 1998, January 2, 1999 and January 1, 2000 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical financial data as of June 2, 1995, June 1, 1996, January 4, 1997 and January 3, 1998 and for the fiscal years ended June 2, 1995, June 1, 1996 and for the period from June 2, 1996 through January 4, 1997 have been derived from unaudited financial statements not included in this prospectus, which have been prepared on the same basis as the audited financial statements. The selected historical financial data as of April 1, 2000 and for the three month periods ended April 3, 1999 and April 1, 2000 are derived from unaudited consolidated financial statements included elsewhere in this prospectus which have been prepared on the same basis as the audited financial statements. In 1996, we changed our fiscal year from a 52/53 week year ending in May to a 52/53 week calendar year.

     Our historical results include the results of Communication Resources from July 23, 1999 and Telecrafter from September 7, 1999, their respective acquisition dates. These acquisitions are both accounted for under the purchase method of accounting. See note 3 of the notes to our consolidated financial statements included elsewhere in this prospectus.

     You should read our Selected Historical Financial Data in conjunction with our consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Pro Forma Financial Data" and our pro forma consolidated financial statements and notes thereto included elsewhere in this prospectus. We explain the EBITDA and Adjusted EBITDA measures presented in this table in the discussion preceding our "Selected Unaudited Pro Forma Financial Data."

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     PERIOD
                                                      FROM
                                                     JUNE 2,
                           FISCAL YEAR ENDED          1996                  FISCAL YEAR ENDED                 THREE MONTHS ENDED
                       -------------------------     THROUGH     ---------------------------------------   ------------------------
                         JUNE 2,       JUNE 1,     JANUARY 4,    JANUARY 3,    JANUARY 2,    JANUARY 1,     APRIL 3,     APRIL 1,
                          1995          1996          1997          1998          1999          2000          1999         2000
OPERATING DATA:
Revenues.............  $    21,887   $    20,039   $    11,787   $    25,707   $    33,816   $    61,396   $     8,609  $    29,098
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------  -----------
Operating Expenses:
 Cost of revenues....       17,945        16,926        10,232        20,971        26,866        51,009         7,222       24,989
 Selling, general and
   administrative....        1,876         2,124         1,189         2,443         3,230         7,362           696        3,154
 Depreciation and
   amortization......          660           660           350           780           980         2,814           332        1,259
 Special compensation
   charges...........           --            --            --            --            --         1,164            --        3,232
 Recapitalization
   costs.............           --            --            --            --            --         1,108            --           --
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------  -----------
   Total operating
     expenses........       20,481        19,710        11,771        24,194        31,076        63,457         8,250       32,634
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------  -----------
Income (loss) from
 operations..........        1,406           329            16         1,513         2,740        (2,061)          359       (3,536)
Interest income......           --            --            --            --            --            76            --           --
Interest expense.....          205           146            79           177           122         1,419            37          679
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------  -----------
Income (loss) before
 income taxes........        1,201           183           (63)        1,336         2,618        (3,404)          322       (4,215)
Income tax provision
 (benefit)...........          550           105            42           747         1,203          (555)          131         (154)
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------  -----------
Net income (loss)....  $       651   $        78   $      (105)  $       589   $     1,415   $    (2,849)  $       191  $    (4,061)
                       ===========   ===========   ===========   ===========   ===========   ===========   ===========  ===========
Basic and diluted net
 income (loss) per
 share...............  $      0.02   $        --   $        --   $      0.02   $      0.04   $     (0.08)  $      0.01  $     (0.09)
                       ===========   ===========   ===========   ===========   ===========   ===========   ===========  ===========
Shares used in
 computation of basic
 and diluted net
 income (loss) per
 share...............   34,396,238    34,396,238    34,396,238    34,396,238    34,396,238    36,537,619    34,394,049   45,188,228
                       ===========   ===========   ===========   ===========   ===========   ===========   ===========  ===========

OTHER FINANCIAL DATA:
EBITDA...............  $     2,066   $       989   $       366   $     2,293   $     3,720   $       753   $       691  $    (2,277)
Adjusted EBITDA......        2,066           989           366         2,293         3,720         3,025           691          955
Capital
 expenditures........          630           978           400         1,030         2,231         4,383           670        1,412
Cash flows provided
 by (used in)
 operating
 activities..........        1,361           835           334         1,660         2,236         1,903          (646)      (1,512)
Cash flows used in
 investing
 activities..........         (409)         (710)         (667)       (1,030)       (2,231)      (13,641)         (670)      (1,412)
Cash flows provided
 by (used in)
 financing
 activities..........         (973)         (308)          515           104          (315)       17,668           538        1,431

                                                                           AS OF
                                      --------------------------------------------------------------------------------
                                      JUNE 2,   JUNE 1,   JANUARY 4,   JANUARY 3,   JANUARY 2,   JANUARY 1,   APRIL 1,
                                       1995      1996        1997         1998         1999         2000        2000
BALANCE SHEET DATA:
Cash and cash equivalents...........  $   454   $   270    $   453      $ 1,187      $   877      $ 6,257      $3,744
Working capital.....................    1,021     1,532      1,716        1,899        1,926       11,949      11,979
Goodwill and other intangibles......       --        --         --           --           --       32,618      32,123
Total assets........................    6,768     6,448      7,065        8,241        9,784       67,182      71,439
Long-term debt, net of current
  portion...........................      419       996      1,411        1,249          661       20,927      24,144
Redeemable common stock and
  warrants..........................       --        --         --           --           --        5,827       1,480
Total shareholders' equity..........    2,686     2,753      2,641        3,154        4,818       26,649      28,481

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis contains statements of a forward-looking nature relating to future events or our future financial performance. This discussion and analysis should be read in conjunction with the financial statements and related notes which appear elsewhere in this prospectus.

OVERVIEW

     We derive revenues from providing installation, integration, fulfillment, and long-term maintenance and support services to broadband service providers on both a residential and commercial basis. We also provide premise networking services on a commercial and residential basis, designing, installing and maintaining LANs/WANs and other network applications.

     Each of our target market segments is experiencing rapid growth and changes in technology. To capitalize on this opportunity, broadband service providers are making significant investments to build and upgrade their networks to enable them to rapidly deploy advanced technologies to consumers. Providers are implementing these strategies in order to maximize their revenue per end-user and return on their investments and maintain or gain competitive advantages. As a result, we expect our future operating results to reflect the:

     - increasing volume of current services and expanding scope of new services to our existing clients,

     - deployment of emerging technologies and higher value-added applications,

     - development of new client relationships,

     - broadening of our geographic service area, and

     - integration of our businesses and management of controllable costs.

     We operate in four reportable segments:

     - Cable, which includes traditional and advanced cable installation, disconnects, equipment recovery, account collection and system audit services,

     - Telephony and Internet, which includes installation and maintenance of DSL services, cable telephony and high-speed data services and other broadband services, as well as traditional telephony services for commercial and residential consumers,

     - Satellite and Wireless, which includes installation, equipment conversion and maintenance services for DBS and other wireless technologies, and

     - Premise Networking, which includes installation and maintenance of LANs/WANs and other communications systems for commercial and residential consumers.

     We provide services to our clients pursuant to service contracts, most of which are cancelable on short notice. Under the terms of such contracts, the client can typically terminate the contract with 30 to 90 days prior written notice. Historically, these service contracts have been awarded through a competitive bidding process, but recently we have experienced trends toward securing such contracts by negotiations. These service contracts provide for payment based on the installations or other services we provide. Revenues are generally recognized as services are performed. Since June 1999, a portion of revenues derived from the provision of services to one of our DBS clients is subject to potential chargebacks. We have not accumulated sufficient client specific historical data to date to reliably estimate the amount of potential chargebacks. Accordingly, as required under the Securities and Exchange Commission Staff Accounting Bulletin No. 101 - Revenue Recognition in Financial Statements, we record these amounts subject to chargeback as deferred revenue and record revenue as the right of chargeback expires. To date, the amount of the chargebacks has not been significant.

     Cost of revenues includes all direct costs of providing services under our contracts, other than depreciation on vehicles and equipment owned or utilized by us under capital leases. Cost of revenues is our principal expense and it consists mostly of labor-related expenses. The cost of revenues includes all costs of field service technicians, supervisory and quality control personnel, subcontractor costs, all costs related to the operation and maintenance of vehicles and equipment, cost of materials not supplied by the client, field office occupancy costs and insurance costs.

     Typically, our newly hired field technicians attend various company developed and company sponsored technical and safety training courses during the initial 30 days of employment. We also provide a variety of continuing education programs designed to assist our employees in maintaining technical competence and professional certifications. Costs associated with operating and maintaining safety and training centers, including educational training and safety manuals, materials and supplies, occupancy costs and staffing costs, are charged to the cost of revenues.

     Selling, general and administrative costs include all costs of executive personnel, certain clerical and administrative support personnel, occupancy costs, travel and entertainment costs and accounting, legal, consulting and other professional fees.

     Depreciation and amortization expenses include depreciation of property and equipment and amortization of goodwill and other intangibles. As a result of our acquisitions in 1999 and in the second quarter of 2000, total goodwill and other intangibles will be approximately $264 million. The goodwill and other intangibles will be amortized over periods ranging from 3 to 20 years with a weighted average life of 11 years.

     Special compensation charges include non-recurring, non-cash compensation charges associated with the amortization of unearned compensation related to certain stock option grants issued during fiscal 1999 and the first quarter of 2000 to certain employees and consultants for services rendered to us. In addition, one of the companies we acquired in the second quarter of 2000 will record a non-cash special compensation charge of approximately $6.3 million, which will be reflected in our second quarter of 2000 pro forma results.

     We have included EBITDA and Adjusted EBITDA in our Management's Discussion and Analysis of Financial Condition and Results of Operations. We have presented EBITDA to enhance your understanding of our operating results. EBITDA consists of net income (loss) excluding net interest, taxes, depreciation and amortization. EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. You should not construe EBITDA as an alternative to operating income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of our liquidity, determined in accordance with generally accepted accounting principles. We may calculate EBITDA differently than other companies.

     We have also presented Adjusted EBITDA to enhance your understanding of our operating results. Adjusted EBITDA consists of net income (loss), excluding net interest, taxes, depreciation and amortization, plus non-recurring operating charges. Non-cash operating charges in fiscal 1999 consist of $1.2 million of special compensation charges associated with certain stock option grants. In addition, Adjusted EBITDA for fiscal 1999 excludes $1.1 million of recapitalization costs. Non-cash operating charges for the three months ended April 1, 2000 consists of $3.2 million of special compensation charges associated with certain stock option grants. You should not construe Adjusted EBITDA as an alternative to operating income as an indicator of our operating performance, or as an alternative to cash flows from operating activities as a measure of our liquidity, determined in accordance with generally accepted accounting principles.

     We operate on a 52/53 week fiscal year basis. This discussion and analysis below describes our results for the 52 week fiscal years ended January 3, 1998, January 2, 1999, and January 1, 2000, which we also refer to as fiscal 1997, fiscal 1998 and fiscal 1999, as well as the three month periods ended April 3, 1999 and April 1, 2000.

     For further information, see our consolidated financial statements and notes thereto included elsewhere in this prospectus.

  HISTORY AND RECENT ACQUISITIONS

     In June 1999, we effected a recapitalization in connection with an investor group led by Crest Communications which purchased a controlling interest in Viasource from our then shareholders. We incurred $1.1 million of non-recurring transaction related expenses, principally for professional fees associated with the recapitalization.

     We have enhanced our growth through selective, strategic acquisitions that broaden our geographic reach or expand our presence in existing markets, expand our technological capabilities or allow us to reach new clients.

     On July 23, 1999, we acquired all of the outstanding common stock of Communication Resources in exchange for approximately $17.5 million of our common stock and an additional $4.3 million of common stock that was subject to an agreement with one of the former shareholders of Communication Resources which gave him the right to put the shares to us and one of our shareholders. On January 3, 2000, he exercised his right to put 1,174,756 of the shares back to us. In consideration for these shares, we issued a $1.5 million promissory note, which is required to be repaid upon this offering.

     On September 7, 1999, we acquired substantially all of the assets and assumed substantially all of the liabilities of Telecrafter for approximately $18.2 million, which we paid in a combination of cash, common stock and a promissory note.

     On April 21, 2000, we acquired substantially all of the assets and assumed substantially all of the liabilities of D.S. Cable for approximately $9.0 million, which we paid in a combination of cash, common stock and a promissory note.

     On May 5, 2000, we acquired substantially all of the assets and assumed substantially all of the liabilities of Service Cable for approximately $9.3 million, which we paid in a combination of cash, common stock, options and a promissory note.

     On June 1, 2000, we acquired TeleCore for approximately $172.5 million, which we paid in a combination of cash, common stock, preferred stock and a promissory note.

     On June 1, 2000, we acquired Excalibur for approximately $40.3 million, which we paid in a combination of cash, common stock and a promissory note.

     All of these acquisitions are or will be accounted for under the purchase method of accounting. See note 3 of the notes to our consolidated financial statements included elsewhere in this prospectus.

     Our historical financial condition and results of operations may not be indicative of our future results because of recent significant events, including:

     - our acquisitions of TeleCore, Excalibur, D.S. Cable and Service Cable,

     - the $230.9 million of goodwill and other intangibles incurred in connection with these acquisitions, which we estimate will be amortized at a rate of $21.8 million per year over a period of 3 to 20 years with a weighted average life of 9.4 years, and

     - the non-recurring recapitalization costs of $1.1 million in fiscal 1999 and non-cash, special compensation charges of $1.2 million in fiscal 1999 and $3.2 million in the first quarter of fiscal 2000.

RESULTS OF OPERATIONS

     The following table presents certain operating and other financial data for the fiscal years 1997, 1998 and 1999 and the three month periods ended April 3, 1999 and April 1, 2000:

                                                   FISCAL YEARS                THREE MONTHS ENDED
                                           ----------------------------   -----------------------------
                                            1997      1998     1999 (1)   APRIL 3, 1999   APRIL 1, 2000
                                                                  (IN THOUSANDS)
OPERATING DATA:
     Revenues............................  $25,707   $33,816   $61,396       $8,609         $ 29,098
     Operating expenses:
          Cost of revenues...............   20,971    26,866    51,009        7,222           24,989
          Selling, general and
             administrative..............    2,443     3,230     7,362          696            3,154
          Depreciation and
             amortization................      780       980     2,814          332            1,259
          Special compensation charges...       --        --     1,164           --            3,232
          Recapitalization costs.........       --        --     1,108           --               --
                                           -------   -------   -------       ------         --------
             Total operating expenses....   24,194    31,076    63,457        8,250           32,634
                                           -------   -------   -------       ------         --------
     Income (loss) from operations.......    1,513     2,740    (2,061)         359           (3,536)
     Interest income.....................       --        --        76           --               --
     Interest expense....................      177       122     1,419           37              679
                                           -------   -------   -------       ------         --------
     Income (loss) before income taxes...    1,336     2,618    (3,404)         322           (4,215)
     Income tax provision (benefit)......      747     1,203      (555)         131             (154)
                                           -------   -------   -------       ------         --------
     Net income (loss)...................  $   589   $ 1,415   $(2,849)      $  191         $ (4,061)
                                           =======   =======   =======       ======         ========
OTHER FINANCIAL DATA:
     EBITDA..............................  $ 2,293   $ 3,720   $   753       $  691         $ (2,277)
     Adjusted EBITDA.....................  $ 2,293   $ 3,720   $ 3,025       $  691         $    955

------------------------------

(1) Includes the results of Communication Resources from July 23, 1999 and Telecrafter from September 7, 1999, their respective acquisition dates.

     The following table presents certain selected financial data for our operating segments, as well as our corporate expenses (which include certain financing costs, employee benefit costs and other selling, general and administrative expenses), for the fiscal years 1997, 1998 and 1999 and the three month periods ended April 3, 1999 and April 1, 2000.

                                             FISCAL YEARS                THREE MONTHS ENDED
                                     ----------------------------   -----------------------------
                                      1997      1998     1999 (1)   APRIL 3, 1999   APRIL 1, 2000
                                                            (IN THOUSANDS)
REVENUES:
     Cable.........................  $18,806   $22,387   $45,501      $  6,276        $ 19,140
     Telephony and Internet........    3,902     4,261     8,221         1,187           5,477
     Satellite and Wireless........    2,981     7,047     7,125         1,101           4,353
     Premise Networking............       18       121       549            45             128
                                     -------   -------   -------      --------        --------
           Total...................  $25,707   $33,816   $61,396      $  8,609        $ 29,098
                                     =======   =======   =======      ========        ========
DEPRECIATION AND AMORTIZATION:
     Cable.........................  $   592   $   702   $ 2,027      $    246        $    803
     Telephony and Internet........      120       153       373            45             199
     Satellite and Wireless........       68       121       295            33             196
     Premise Networking............       --         4        50             2               4
     Corporate Expense.............       --        --        69             6              57
                                     -------   -------   -------      --------        --------
           Total...................  $   780   $   980   $ 2,814      $    332        $  1,259
                                     =======   =======   =======      ========        ========
INCOME (LOSS) FROM OPERATIONS:
     Cable.........................  $ 2,430   $ 3,359   $ 2,295      $    530        $  1,227
     Telephony and Internet........      372       822     2,020           326             800
     Satellite and Wireless........      118       479    (1,163)          (55)         (1,309)
     Premise Networking............       10        (7)      (80)            1             (66)
     Corporate Expense.............   (1,417)   (1,913)   (5,133)         (443)         (4,188)
                                     -------   -------   -------      --------        --------
           Total...................  $ 1,513   $ 2,740   $(2,061)     $    359        $ (3,536)
                                     =======   =======   =======      ========        ========

------------------------------

(1) Includes the results of Communication Resources from July 23, 1999 and Telecrafter from September 7, 1999, their respective acquisition dates.

  THREE MONTHS ENDED APRIL 1, 2000 COMPARED TO THREE MONTHS ENDED APRIL 3, 1999

     Revenues. Total revenues for the three months ended April 1, 2000 were $29.1 million, an increase of $20.5 million, as compared to total revenues of $8.6 million for the three months ended April 3, 1999. Of this increase, $15.9 million, or 77.6%, was attributable to the companies acquired in fiscal 1999 and $4.6 million, or 22.4%, was attributable to internal growth reflecting increased demand for our services.

     In the three months ended April 1, 2000, we recognized $19.1 million of revenue from our Cable segment, as compared to $6.3 million in the prior fiscal year. This increase resulted primarily from revenues contributed by acquired companies of $12.3 million and increased volumes for installations, collections, disconnects and other cable services of $0.5 million. Cable revenues represented 65.8% of our total revenue in the three months ended April 1, 2000 as compared to

72.9% of our total revenue in the three months ended April 3, 1999. We recognized $5.5 million of revenues for the three months ended April 1, 2000 from our Telephony and Internet segment, as compared to $1.2 million for the three months ended April 3, 1999. This increase resulted primarily from increased consumer demand for broadband services, high-speed data and Internet access and cable telephony. Telephony and Internet revenues represented 18.8% of our total revenue in the three months ended April 1, 2000 as compared to 13.8% of our total revenue in the three months ended April 3, 1999.

     We recognized $4.4 million of revenues in the three months ended April 1, 2000 from Satellite and Wireless, as compared to $1.1 million in the three months ended April 3, 1999. The companies we acquired in fiscal 1999 contributed $2.5 million of revenues to this segment in the three months ended April 1, 2000. Satellite and Wireless revenues represented 15.0% of our total revenue in the three months ended April 1, 2000 as compared to 12.8% of our total revenue in the three months ended April 3, 1999. After our DBS client, DIRECTV, completed its acquisition of PRIMESTAR in 1999, it initiated a conversion of PRIMESTAR's customers to its own technology platform. As a result, we have experienced increased demand for our services related to this conversion program, contributing to growth in revenues in the three months ended April 1, 2000. This conversion program is expected to continue through late 2000. As of April 1, 2000, $2.6 million of our revenues derived from this conversion program are subject to potential chargebacks, and are recorded as deferred revenue. We will recognize these amounts as revenues as the right of chargeback expires over a period of 16 months. In addition, as of April 1, 2000, $6.7 million of the revenues of Excalibur are similarly subject to potential chargebacks.

     Cost of Revenues. Cost of revenues for the three months ended April 1, 2000 was $25.0 million, an increase of $17.8 million, as compared to cost of revenues of $7.2 million in the three months ended April 3, 1999. The increased cost of revenues for the three months ended April 1, 2000 reflects costs associated with conversion services performed for DIRECTV and higher direct costs of services related to the acquired companies, partially offset by higher margins in our Telephony and Internet segment due to improved pricing and labor and equipment utilization.

     Selling, General and Administrative. Selling, general and administrative expenses for the three months ended April 1, 2000 were $3.2 million, an increase of $2.5 million as compared to an expense of $0.7 million in the three months ended April 3, 1999. Of this increase, the companies acquired in fiscal 1999 contributed $1.3 million, or 52.0%, and the investment in infrastructure and personnel to support our continued growth contributed $1.2 million.

     Depreciation and Amortization. Depreciation and amortization expenses for the three months ended April 1, 2000 were $1.3 million, an increase of $0.9 million as compared to depreciation and amortization expenses of $0.3 million in the three months ended April 3, 1999. The increase reflects $0.4 million of additional depreciation resulting from capital expenditures incurred in the ordinary course of business and assets acquired in the acquisitions completed in fiscal 1999 and $0.5 million of amortization of goodwill and other intangible assets related to these acquisitions. As a result of our acquisitions in 1999 and the second quarter of 2000, total goodwill and other intangibles will be approximately $264 million. The goodwill and other intangibles will be amortized over periods ranging from 3 to 20 years with a weighted average life of 11 years.

     Special Compensation Charges. During the three months ended April 1, 2000, we incurred non-cash, special compensation charges of $3.2 million. These arose as a result of certain stock option grants we made to employees and consultants, and represent the difference between the option exercise price and the deemed fair value of our common stock on the date that the options were granted. We will amortize charges of $1.5 million in subsequent periods over the stock option vesting periods.

     Operating Income (Loss). For the three months ended April 1, 2000, we recognized an operating loss of $3.5 million, as compared to operating income of $0.4 million for the three months ended April 3, 1999. If we had not incurred the special compensation charge of $3.2 million in the three months ended April 1, 2000, we would have recognized an operating loss of $0.3 million.

     Operating income from Cable was $1.2 million for the three months ended April 1, 2000 as compared to $0.5 million for the three months ended April 3, 1999, an increase of 131.5%. Telephony and Internet operating income was $0.8 million in the three months ended April 1, 2000 as compared to $0.3 million in the three months ended April 3, 1999, an increase of 145.4%. Improved pricing and higher labor productivity were the primary factors contributing to the higher operating income in the Telephony and Internet segment.

     The operating loss from Satellite and Wireless was $1.3 million in the three months ended April 1, 2000, as compared to an operating loss of $0.1 million in the three months ended April 3, 1999. We have experienced lower operating margins in our Satellite and Wireless segment because we have deferred a portion of the revenues derived from DIRECTV's conversion program without a corresponding deferral of the infrastructure and service costs of the segment.

     Interest Expense. For the three months ended April 1, 2000, interest expense was $0.7 million, an increase of $0.6 million, as compared to interest expense of $0.1 million in the three months ended April 3, 1999. The increased interest expense was due to higher debt levels and the amortization of direct financing transaction costs and fees.

     Income Tax Provision (Benefit). We had a benefit for income taxes of $0.2 million for the three months ended April 1, 2000 as compared to a provision for income taxes of $0.1 million in the three months ended April 3, 1999. Our effective tax rate was a benefit of 3.7% as compared to an effective tax rate provision of 40.7% in the three months ended April 3, 1999. The effective tax rate differs from the federal statutory tax rate due to the amortization of goodwill and other intangible assets that do not provide a tax benefit, state income taxes and certain other business expenses that are not deductible for tax purposes. The tax benefit recorded in the three months ended April 1, 2000 was limited to our available federal taxable income carryback amount.

     Net Income (Loss). We recognized a net loss of $4.1 million for the three months ended April 1, 2000, as compared to net income of $0.2 million in the three months ended April 3, 1999. The net loss was substantially due to the non-recurring special compensation charges of $3.2 million.

     EBITDA. For the three months ended April 1, 2000, EBITDA was negative $2.3 million, a decrease of $3.0 million as compared to $0.7 million in the three months ended April 3, 1999. The decrease was primarily due to the non-recurring special compensation charges of $3.2 million.

     Adjusted EBITDA. For the three months ended April 1, 2000, Adjusted EBITDA was $1.0 million, as compared to $0.7 million for the three months ended April 3, 1999. Adjusted EBITDA consists of operating income (loss) plus depreciation and amortization plus non-cash operating charges. Non-cash operating charges for the three months ended April 1, 2000 consist of $3.2 million of special compensation charges associated with certain stock option grants.

  FISCAL YEAR ENDED JANUARY 1, 2000 COMPARED TO FISCAL YEAR ENDED JANUARY 2,
1999

     Revenues. Total revenues for fiscal 1999 were $61.4 million, an increase of $27.6 million, or 81.6%, as compared to total revenues of $33.8 million for fiscal 1998. Of this increase, $21.3 million, or 77.2%, was attributable to the companies acquired in fiscal 1999 and $6.3 million, or 22.8%, was attributable to internal growth reflecting increased demand for our services.

     In fiscal 1999, we recognized $45.5 million of revenue from our Cable segment, as compared to $22.4 million in the prior fiscal year, an increase of 103.2%. This increase resulted primarily from revenues contributed by acquired companies of $19.7 million and increased volumes for installations, collections, disconnects and other cable services of $3.4 million. Cable revenues represented 74.1% of our total revenue in fiscal 1999 as compared to 66.2% of our total revenue in fiscal 1998. We recognized $8.2 million of revenues in fiscal 1999 from our Telephony and Internet segment, as compared to $4.3 million in fiscal 1998, an increase of 92.9%. This increase resulted primarily from increased consumer demand for broadband services, high-speed data and Internet access and cable telephony. Telephony and Internet revenues represented 13.4% of our total revenue in fiscal 1999 as compared to 12.6% of our total revenue in fiscal 1998.

     We recognized $7.1 million of revenues in fiscal 1999 from Satellite and Wireless, as compared to $7.0 million in fiscal 1998. After our DBS clients, DIRECTV and PRIMESTAR, merged in the first half of 1999, they focused on integrating their businesses and we experienced lower demand for our services from them and lower revenue levels. After the merger, DIRECTV initiated a conversion of PRIMESTAR's customers to its own technology platform. As a result, since the third quarter of 1999 we have experienced increased demand for our services related to this conversion program. This conversion program is expected to continue through late 2000. Of the revenues derived from this program in fiscal 1999, $1.5 million are subject to potential chargebacks and are recorded as deferred revenue. We will recognize these amounts as revenues as the right of chargeback expires over a period of 16 months. Satellite and Wireless revenues represented 11.6% of our total revenue in fiscal 1999 as compared to 20.8% of our total revenue in fiscal 1998.

     Cost of Revenues. Cost of revenues for fiscal 1999 was $51.0 million, an increase of $24.1 million, or 89.9%, as compared to cost of revenues of $26.9 million in fiscal 1998. After our DBS clients, DIRECTV and PRIMESTAR, merged in the first half of 1999, they focused on integrating their businesses and we experienced lower demand for our services from them and lower revenue levels. At the same time, we had to maintain our DBS services personnel and infrastructure in place so that we would be able to supply services to them when their demand for our services resumed. As a result, we experienced lower margins in our Satellite and Wireless segment. The increased cost of revenues for fiscal 1999 also reflects costs associated with conversion services performed for DIRECTV and higher direct costs of services related to the acquired companies, partially offset by higher margins in our Telephony and Internet segment due to improved pricing and labor and equipment utilization.

     Selling, General and Administrative. Selling, general and administrative expenses for fiscal 1999 were $7.4 million, an increase of $4.1 million, or 127.9%, as compared to $3.2 million in fiscal 1998. Of the increase, the companies acquired in fiscal 1999 contributed $2.1 million, or 51.2%, and the investment in infrastructure and personnel to support our continued growth contributed $2.0 million.

     Depreciation and Amortization. Depreciation and amortization expenses for fiscal 1999 were $2.8 million, an increase of $1.8 million, or 187.1%, as compared to depreciation and amortization expenses of $1.0 million in fiscal 1998. The increase reflects $1.1 million of additional depreciation resulting from capital expenditures incurred in the ordinary course of business and assets acquired in the acquisitions completed in fiscal 1999 and $0.7 million of amortization of goodwill and other intangible assets related to these acquisitions.

     Special Compensation Charges. During fiscal 1999, we incurred non-cash, special compensation charges of $1.2 million. These arose as a result of certain stock option grants we made to employees and consultants, and represent the difference between the option exercise price and the deemed fair value of our common stock on the date that the options were granted.

     Recapitalization Costs. During fiscal 1999, we effected a recapitalization in connection with which an investor group led by Crest Communications acquired
11.0 million shares of common stock for $11.0 million directly from the then shareholders of Viasource. In addition, Crest Communications provided us with $5.0 million of bridge equity financing. We incurred $1.1 million of non-recurring transaction related expenses, principally for professional fees associated with the recapitalization.

     Operating Income (Loss). For fiscal 1999, we recognized an operating loss of $2.1 million, as compared to operating income of $2.7 million in fiscal 1998. Included in this operating loss, is $1.2 million attributable to the special compensation charges and $1.1 million attributable to recapitalization costs. If we had not incurred the recapitalization expenses and special compensation charges in fiscal 1999, we would have recognized operating income of $0.2 million.

     Operating income from Cable was $2.3 million in fiscal 1999 as compared to $3.4 million in the prior fiscal year, a decrease of 31.7%. Higher direct cost of revenues from the acquired companies, due to their higher field service and administrative costs, was the primary factor for the decline in operating income. Telephony and Internet operating income was $2.0 million in fiscal 1999 as compared to $0.8 million in the prior fiscal year, an increase of 145.7%. Improved pricing and higher labor productivity were the primary factors contributing to the higher operating income in the Telephony and Internet segment.

     Operating loss from Satellite and Wireless was $1.2 million in fiscal 1999 as compared to operating income of $0.5 million in the prior fiscal year. After our DBS clients, DIRECTV and PRIMESTAR, merged in the first half of 1999, they focused on integrating their businesses and we experienced lower demand for our services from them and lower revenue levels. At the same time, we had to maintain our DBS services personnel and infrastructure in place so that we would be able to supply services to them when their demand for our services resumed.

     Interest Expense. For fiscal 1999, interest expense was $1.4 million, an increase of $1.3 million as compared to interest expense of $0.1 million in fiscal 1998. The increased interest expense was due to higher debt levels incurred in connection with our acquisition of Telecrafter and the amortization of direct financing transaction costs and fees.

     Income Tax Provision (Benefit). We had a benefit for income taxes of $0.6 million for fiscal 1999 as compared to a provision for income taxes of $1.2 million in fiscal 1998. Our effective tax rate was a benefit of 16.3% as compared to an effective tax rate provision of 46.0% in fiscal 1998. The effective tax rate differs from the federal statutory tax rate due to the amortization of goodwill and other intangible assets that do not provide a tax benefit, and certain other business expenses that are not deductible for tax purposes.

     Net Income (Loss). We recognized a net loss of $2.8 million for fiscal 1999, as compared to net income of $1.4 million in fiscal 1998. The net loss was substantially due to the non-recurring special compensation charges and the recapitalization costs of $1.2 million and $1.1 million, respectively.

     EBITDA. For fiscal 1999, EBITDA was $0.8 million, a decrease of $3.0 million, or 79.8%, as compared to $3.7 million in fiscal 1998. The decrease was primarily due to the non-recurring special compensation charges and the recapitalization costs of $1.2 million and $1.1 million, respectively.

     Adjusted EBITDA. For fiscal 1999, Adjusted EBITDA was $3.0 million. Adjusted EBITDA consists of operating income (loss) plus depreciation and amortization plus non-cash operating charges. Non-cash operating charges for fiscal 1999 consist of $1.2 million of special compensation charges associated with certain stock option grants. In addition, Adjusted EBITDA for fiscal 1999 excludes $1.1 million of recapitalization costs.

    FISCAL YEAR ENDED JANUARY 2, 1999 COMPARED TO FISCAL YEAR ENDED JANUARY 3, 1998

     Revenues. Total revenues for fiscal 1998 were $33.8 million, an increase of $8.1 million, or 31.5%, as compared to $25.7 million in fiscal 1997, reflecting increased demand for services in all reportable operating segments.

     In fiscal 1998, Cable revenues were $22.4 million, an increase of $3.6 million, or 19.1%, as compared to revenues of $18.8 million in fiscal 1997. Growth in this segment reflected continued strong demand for installations, disconnects and other cable services. Cable revenues represented 66.2% of our total revenue in fiscal 1998 as compared to 73.2% in fiscal 1997. Telephony and Internet revenues were $4.3 million in fiscal 1998, an increase of $0.4 million, or 9.2%, as compared to revenues of $3.9 million in fiscal 1997. Telephony and Internet revenues represented 12.6% of our total revenue in fiscal 1998 as compared to 15.2% in fiscal 1997.

     Satellite and Wireless revenues were $7.0 million in fiscal 1998, an increase of $4.1 million, or 136.4%, as compared to revenues of $3.0 million in fiscal 1997. The acceleration in the consumers' acceptance of, and demand for, DBS services led to increased demand for our services in fiscal 1998. Satellite and Wireless revenues represented 20.8% of our total revenues in fiscal 1998 as compared to 11.6% in fiscal 1997. Premise Networking revenues were $0.1 million in fiscal 1998.

     Cost of Revenues. Cost of revenues for fiscal 1998 was $26.9 million, an increase of $5.9 million, or 28.1%, as compared to cost of revenues of $21.0 million in fiscal 1997. As a percentage of revenues, however, cost of revenues declined for fiscal 1998, as compared to fiscal 1997, partially due to increased volume in our Telephony and Internet segment, which generally involves our higher margin services.

     Selling, General and Administrative. Selling, general and administrative expenses for fiscal 1998 were $3.2 million, an increase of $0.8 million, or 32.2%, as compared to selling, general and administrative expenses of $2.4 million in fiscal 1997. The increase was attributed to the investment in infrastructure and personnel to support our continued growth in our Telephony and Internet and Satellite and Wireless segments.

     Depreciation and Amortization. Depreciation expense for fiscal 1998 was $1.0 million, an increase of $0.2 million, or 25.6%, as compared to depreciation expense of $0.8 million in fiscal 1997. The increase reflected additional capital expenditures incurred in the ordinary course of business.

     Operating Income (Loss). Operating income for fiscal 1998 was $2.7 million, an increase of $1.2 million, or 81.1%, as compared to operating income of $1.5 million in fiscal 1997. Of this increase, Cable operating income increased $1.0 million, reflecting continued strong demand for our services and improved utilization of labor and equipment. Telephony and Internet and Satellite and Wireless operating income each increased $0.4 million.

     Interest Expense. Interest expense for fiscal 1998 was $0.1 million, as compared to $0.2 million in fiscal 1997. The lower interest expense in fiscal 1998 reflected lower outstanding indebtedness.

     Income Tax Provision (Benefit). The provision for income taxes for fiscal 1998 was $1.2 million as compared to $0.7 million in fiscal 1997. Our effective tax rate was 46.0% as compared to 55.9% in 1997. The effective tax rate differs from the federal statutory tax rate due to state income taxes and certain other business expenses that are not deductible for tax purposes.

     Net Income (Loss). We recognized net income of $1.4 million for fiscal 1998 as compared to net income of $0.6 million in fiscal 1997, an increase of $0.8 million, or 140.2%.

     EBITDA. For fiscal 1998, EBITDA increased $1.4 million, or 62.2% to $3.7 million, from EBITDA of $2.3 million in fiscal 1997. The increase reflected the results of the items discussed above.

     Adjusted EBITDA. For fiscal 1998, Adjusted EBITDA was $3.7 million. Adjusted EBITDA consists of operating income (loss) plus depreciation and amortization plus non-cash operating charges. There are no adjustments to EBITDA for non-cash operating charges for fiscal 1998.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our working capital requirements, capital expenditures and acquisitions to date through a combination of internally generated funds, operating and capital lease financing arrangements, long-term revolving credit and term note facilities and private equity contributions. We intend to continue to finance these expenditures through internally generated funds, long-term credit facilities and equity financings, including this offering.

     We invest capital in our infrastructure, including our vehicles and equipment to support contractual commitments to our clients. To support our ability to provide nationwide services, we intend to invest in expanding our Web-based dispatch and operations center, developing additional training facilities, implementing distance learning programs and augmenting our service infrastructure by purchasing and deploying additional field services equipment. In addition, we have pursued a business strategy to date that includes selective, strategic acquisitions and will continue to do so if and to the extent we identify opportunities at attractive valuations and believe that the acquisitions are appropriate uses of our capital resources.

     In September 1999, we entered into a subordinated credit agreement with General Electric Capital Corporation, which provided for initial borrowings of $15.0 million under a term note. We incurred financing costs of approximately $1.7 million in connection with the term note, which costs include the value of warrants we issued and are being amortized using the effective interest rate method over the life of the term note. The proceeds from the term note were used to fund the $10.5 million cash consideration in our acquisition of Telecrafter, repay debt and to fund general working capital needs. The subordinated facility must be repaid upon this offering.

     In March 2000, we entered into our current $15.0 million senior revolving credit facility with General Electric Capital Corporation. This facility, which matures on September 7, 2004, includes a $12.0 million revolving credit facility and a sub-facility up to $3.0 million for letters of credit. We are required to pay an annual non-utilization fee equal to 0.50% of the unused portion of the facility. The facility bears interest, at our option, at the prime interest rate plus 1.50% or LIBOR plus 2.75%. The initial borrowings of $5.2 million under this facility were used to repay all outstanding principal amounts under previous senior bank credit facilities and bank equipment loans. We borrowed an additional approximately $6.5 million under this facility in connection with our recent acquisitions of TeleCore, Excalibur, D.S. Cable and Service Cable. In connection with our recent acquisitions, on May 31, 2000, we received an amendment under our subordinated credit agreement and senior revolving facility with General Electric Capital Corporation which changed certain financial covenants. We are in the process of renegotiating the terms of these facilities in order to increase our available borrowing capacity.

     Net cash provided by operating activities was $1.7 million, $2.2 million and $1.9 million, in fiscal 1997, 1998 and 1999, respectively. Net cash used in operating activities was $0.6 million and $1.5 million in the three months ended April 3, 1999 and April 1, 2000, respectively. Net cash provided by operating activities in 1999 of $1.9 million consisted of a net loss of $2.8 million offset by non-cash charges of $3.5 million and a decrease in working capital of $1.2 million. Net cash used in operating activities of $1.5 million in the three months ended April 1, 2000 consisted of a net loss of $4.1 million and an increase in working capital of $1.5 million, offset by non-cash charges of $4.1 million.

     For fiscal 1999, net cash used in investing activities for capital expenditures was $4.4 million as compared to $2.2 million in 1998 and $1.0 million in 1997. The increase in capital expenditures for fiscal 1998 and 1999 reflects the expansion of our business both geographically and by service offerings.

     For fiscal 1999, 1998, and 1997 our capital expenditures were principally for the purchase of new vehicles and equipment as well as ordinary course replacement of vehicles and equipment. In addition, we used $10.5 million of cash to acquire Telecrafter. Our planned capital expenditures for fiscal 2000, which will be funded with the net proceeds of this offering, are expected to
total approximately $           million, including approximately $
million for investments to expand our automated dispatch and operations centers, develop additional training facilities, implement distance learning programs and augment our existing service infrastructure by purchasing and deploying additional field services equipment to support our continued growth.

     In fiscal 1999, net cash provided by financing activities was $17.7 million, which included net cash proceeds consisting of $15 million from our term note with General Electric Capital Corporation and $5 million from the sale of common stock offset by $4 million of treasury stock purchases and $1.7 million of long-term debt repayments. In addition, in fiscal 1999 we received bridge equity financing of $5.0 million which was repaid with the proceeds of the sale of common stock. In the three months ended April 1, 2000, net cash provided by financing activities was $1.4 million which consisted of proceeds of $5.2 million from the senior credit facility with General Electric Capital Corporation offset by long-term debt repayments.

     We intend to use the net proceeds of this initial public offering to repay:

     - all outstanding principal amounts under our subordinated credit facility, which will be approximately $15.0 million,

     - approximately $14.6 million that we expect will be outstanding under our revolving credit facility,

     - approximately $21.2 million of notes we issued to shareholders in our recent acquisitions of Telecrafter, TeleCore, Excalibur, D.S. Cable and Service Cable, which we are required to repay upon this offering, and

     - approximately $5.8 million of other indebtedness assumed in our acquisition of TeleCore.

After this offering, approximately $15.0 million will be available for future borrowings and approximately $3.0 million will be available for letters of credit under our revolving credit facility.

     We expect that our capital resources, together with existing cash and cash equivalents, will be sufficient to meet our financial obligations at our current levels of business for at least the next twelve months. Our future operating results and cash flows may be affected by a number of factors including our success in securing future service contracts, integrating existing and future acquisitions and managing controllable costs.

SEASONALITY; FLUCTUATIONS OF QUARTERLY RESULTS

     Our operations are seasonal, generally resulting in higher revenues and operating profits in the second and third quarters compared to the first and fourth quarters of the year. Quarterly variations in our operating results may result from many factors, including fluctuations in demand for our services, a change in the mix of our clients, the timing and volume of work under new agreements, the termination of existing agreements, variations in the profitability of projects performed during any particular quarter, the length of sales cycles, costs we incur to support growth internally or through acquisitions, the timing of our expansion in new markets, the timing of acquisitions, the costs associated with integrating businesses we have acquired or may acquire in the future, and adverse weather conditions that interfere with our ability to provide services to our clients. As a result, our operating results in any particular quarter may not be indicative of the results that can be expected for any other quarter or the entire year.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Our senior revolving credit facility and subordinated term note facility with General Electric Capital Corporation bear interest at floating rates. Accordingly, we are exposed to potential losses related to changes in interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. As of January 1, 2000, approximately 80% of our outstanding borrowings are exposed to interest rate risk. Assuming a 100 basis point increase in interest rates, based on our indebtedness outstanding on that date, our annual interest expense would increase by approximately $0.2 million.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We do not anticipate entering into or acquiring a significant amount of derivative instruments. Accordingly, we believe that the impact of adopting SFAS No. 133 on our financial statements will not be material.

                                    INDUSTRY

OVERVIEW

     We offer comprehensive network integration services to service providers in the broadband communications industry. Our services include installation, integration, fulfillment, and long-term maintenance and support services for broadband video, voice and data technologies. Broadband service providers use us for the critical "last mile" to connect their network infrastructures to residential and commercial end-users. These providers may use one or more of four possible delivery methods or networks: cable, telephony, satellite and wireless, and the utility infrastructure. We also provide premise networking services on a commercial and residential basis, designing, installing and maintaining LANs/WANs and other network applications.

     A significant development for the telecommunications industry has been the emergence of the Internet as a mass medium for commerce and communications involving both residential and commercial consumers. IDC estimates that there were approximately 107 million Internet users in the United States at the end of 1999, a number that IDC expects to increase by approximately 86%, to approximately 200 million users, by 2003.

     Consolidation in the broadband communications industry among cable, telecommunications, and satellite and wireless service providers has created larger broadband service providers, many of whom provide an integrated suite of advanced video, voice and data services to residential and commercial consumers. These providers have expanded in size and geographic scope, and our experience indicates that they increasingly rely on independent technology enabling companies to provide comprehensive installation, integration, fulfillment, and long-term maintenance and support services over multiple geographic regions and, in some cases, nationwide. We believe that these larger providers who operate in multiple geographic markets will prefer to align themselves with larger technology enablers, like us, who are able to deploy consistent service on a nationwide scale and have the expertise and resources to deploy and maintain increasingly complex technologies over large networks.

     We believe that our target market presents substantial growth opportunities for independent technology enabling service providers, like us, due to:

     - the increasing demand by residential and commercial consumers for advanced broadband services such as high-speed Internet access, digital video and telephony,

     - the need to satisfy the demand for emerging broadband communications technologies such as Web-based video conferencing, virtual private networks and voice-over-DSL,

     - the availability of multiple choices for consumers to receive these advanced services, which has led to intensifying competition for subscribers and an increased focus among broadband service providers on consumer satisfaction, and

     - the need for broadband service providers to rapidly deploy technology and equipment capable of delivering advanced services to residential and commercial consumers to realize a return on the significant investments they have made to build and upgrade their networks.

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

INDUSTRY BACKGROUND

  CABLE

     The cable television industry was projected to pass 96.6 million homes, or approximately 95% of homes in the United States, and to serve 67.3 million basic subscribers, representing a penetration of 69.7% of total cable homes passed, as of December 31, 1999.* The market for basic cable television is expected to grow from $23.2 billion in revenue in 1999 to $29.9 billion in revenue by 2004. Cable operators experience an average subscriber turnover rate, or churn, of approximately 20.0% annually, which provides recurring opportunities to technology enabling companies for installation of new equipment, as well as retrieval of previously installed equipment.

     Many cable system operators are expanding and upgrading their networks to deliver new technologies, products and services to provide consumers with greater value and choices in the face of growing competition. Cable system operators spent approximately $10.8 billion in 1999 to expand and upgrade their networks in order to create new capability for the delivery of more channels, digital and high definition television programming and two-way interactive services. In addition to upgrading their network infrastructure, operators need to replace existing analog converter boxes with new digital technology at the consumer's premises to enable advanced television services. At the end of 1999, there were approximately 5.0 million subscribers to cable digital video, representing a penetration of 7.4% of basic subscribers. There are currently approximately 95,000 new cable digital video hook-ups every week, with the number of digital service consumers projected to increase to 10.6 million by the end of 2000, representing a penetration of 15.6% of basic subscribers, and to
33.6 million by the end of 2004, representing a penetration of 47.3% of basic subscribers. The market for cable digital video is expected to grow from $451 million in revenue in 1999 to $4.3 billion in revenue by 2004.

     The broad bandwidth of a cable network enables data to be transmitted over 50 times faster than traditional dial-up modem technologies. In addition, the cable connection does not interfere with normal telephone activity or usage and does not require the consumer to dial into an Internet service provider and await authorization. Subscribers to broadband cable Internet access increased in 1999 to approximately 1.5 million, representing growth of 164.0% from 1998. The number of high-speed data subscribers is projected to increase to approximately
3.6 million subscribers by the end of 2000, a rate of 40,300 installations per week. Three of our long-term clients, AT&T Broadband, Time Warner Cable and MediaOne, taken together, are already adding 20,000 new subscribers per week. The number of high-speed data subscribers using broadband cable technology is projected to grow to approximately 13 million by the end of 2004, representing a compounded annual growth rate of 51.3%. The market for high-speed Internet access via broadband cable is expected to grow from $503 million in revenue in 1999 to $3.8 billion in revenue by 2004.

---------------

* Unless otherwise specified, all industry statistical data in the "Summary," "Industry" and "Business" sections of this prospectus is from the following publications by Paul Kagan Associates, Inc., Carmel, CA, a leading media and communications research firm: (1) Kagan's Broadband Internet 2000; (2) The Business of Entertainment & Communications 2000; (3) The Cable TV Financial Databook 1999; (4) The State of Broadband Competition: An Analysis of Cable, Telco DSL, Fixed, Wireless and Satellite Competition for High-Speed Data Services, 1999-2000; (5) Cable TV Investor, No. 540; and (6) The DBS Report.
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

     During the last several years, the cable industry has been developing the capability to provide broadband telephony over the existing cable infrastructure. By the end of 2000, the number of homes subscribing to broadband cable telephony is expected to be approximately 600,000, representing a penetration of only 9.0% of the homes that will have been marketed this service. By the end of 2008, the number of subscribing homes is expected to reach approximately 23.9 million, representing a penetration of 36.0% of the homes that will have been marketed this service. We believe that recent developments, led by AT&T's purchase of Tele-Communications, Inc., its proposed acquisition of MediaOne, and its implemented and proposed joint ventures with other cable operators, will accelerate the pace of development and deployment of the broadband telephony business for the cable industry.

  DIGITAL SUBSCRIBER LINE TECHNOLOGY

     As a result of technological developments and regulatory changes, DSL technology has emerged as one of the leading, most cost-effective means of providing high-speed data transmission. DSL technology allows data transmission at higher rates by utilizing a larger portion of the bandwidth spectrum. DSL equipment, when deployed at each end of a standard copper telephone line, increases the data transfer rate of the line to over 25 times faster than traditional dial-up modem technologies, depending on the distance between the end-user and the central office and the quality of the copper telephone line.

     The deployment of DSL solutions by competitive telecommunications companies has been facilitated by changes in the regulatory framework in recent years. Under the 1996 Telecommunications Act, traditional telephone companies are generally required to lease telephone lines to competitive telecommunications companies on a wholesale basis through resale or unbundling and to allow these competitive telecommunications companies to locate certain of their equipment in the traditional telephone companies' central offices. By using existing facilities and copper lines, emerging DSL service providers avoid the considerable up-front fixed costs necessary to deploy fixed communications infrastructure. As a result, a significant portion of the investment in a DSL network is incurred only as customers order the service.

     An additional driver of demand for DSL and other telephony services will be the changing competitive landscape resulting from an increasing number of large mergers and partnerships within the telecommunications industry. These mergers have resulted in carriers entering new markets where they do not have established service and support infrastructure and also in the creation of new communications companies without existing service infrastructures. For example, as a condition of the merger of SBC Communications Inc. and Ameritech Corporation, the combined company is required to offer service in 30 new geographic markets, in which it will not have a service and support infrastructure, and establish a separate subsidiary to provide advanced services such as DSL. The improved ability of competitive local data carriers, competitive local exchange carriers and interexchange carriers to access the incumbent local exchange carrier networks should result in increased competition for local services. In response, we believe that incumbent local exchange carriers will accelerate DSL deployments to preempt other competitors. Cable operators also may strategically elect to resell DSL to establish a data foothold in difficult-to-upgrade markets.

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

     There were approximately 390,000 new subscribers to DSL in 1999, yielding a year-end total of approximately 420,940 subscribers. The number of DSL subscribers is currently increasing by approximately 7,500 per week, and is projected to grow to approximately 5.6 million subscribers by the end of 2004. The market for DSL services is expected to grow from $112 million in revenue in 1999 to $1.9 billion in revenue by 2004. Small- and medium-sized businesses are expected to be one of the fastest growing segments of the target market for DSL services. The growth in this segment is driven by the increasing need among small- and medium-sized businesses to maintain complex Web sites, access critical business information and communicate more effectively with their employees, customers and business partners and the absence of significant penetration of this market by cable operators. As these businesses integrate the Internet into their day-to-day operations, the demand for high-speed access is expected to grow.

  SATELLITE AND WIRELESS

     DBS utilizes digital video compression technology to deliver hundreds of television programming channels to consumers throughout the United States. DBS delivery offers several benefits, including its inherent ubiquity, which enables DBS providers to quickly roll out new products nationwide upon introduction, as well as its usage of digital technologies. Recent legislation permitting the retransmission of local channels over DBS has prompted an aggressive entry of DBS providers into urban markets, long dominated by cable television systems. At March 31, 2000, there were approximately 13.8 million DBS subscribers in the United States. The number of DBS subscribers is currently increasing by approximately 40,000 subscribers per week and is estimated to grow to approximately 27.2 million by the end of 2008. The market for DBS services is expected to grow from $6.1 billion in revenue in 1999 to $19.2 billion in revenue by 2004.

     Recently emerging broadband satellite wireless technologies for high-speed data transmission, particularly attractive in rural areas that may not have access to broadband cable or DSL technology, can deliver data at speeds up to 14 times faster than traditional dial-up modem technologies. Satellite wireless technologies deliver high-bandwidth Web content to consumers via wireless technology, while low-bandwidth, outbound information is sent by modem over telephone lines.

  PREMISE NETWORKING

     The increasing availability of advanced telecommunications and networking technologies to commercial and residential consumers has created a growing demand for independent providers of premise networking services. Businesses of all sizes are implementing new local area networks and upgrading their existing networks to accommodate business applications, such as electronic commerce, Intranets, electronic data exchanges and video conferencing. Advanced premise networks are extensively used by entertainment companies in our target markets for the computer animation, lighting and ride control of theme park attractions.

     For residential and commercial consumers, advanced premise networking technologies enable simultaneous Internet access for multiple devices, security and premise monitoring system management and flexible distribution of sound, video and other multimedia capabilities throughout the home or office. Many real estate developers are beginning to offer the "intelligent home" or

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

"wired home" as an option in new construction in response to the new premise networking technologies, such as those offered by Home Director and Cisco Systems, Inc. We believe that the demand for premise networking solutions is growing due to the increased popularity of the Internet, the increased acceptance of telecommuting and the growth of the so-called small office/home office market.

  EMERGING TECHNOLOGIES

     The industries in which we operate continue to evolve as new technologies are developed, which will continue to provide us with new opportunities. For example, high-speed data transmission, currently focused on downloading files and applications, may lead to increased demand for large file applications such as video telephony and video streaming. In the DSL industry, voice-over-DSL is an important development, allowing delivery of high-speed data and multiple telephone lines simultaneously over conventional copper phone lines. Other advanced technologies, such as wireless broadband Internet access and delivery of video, voice and data over utility lines, are currently under development. We intend to utilize our substantial resources, experience and our existing infrastructure to seek new deployment opportunities in these and other emerging technologies.

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

                                    BUSINESS

     We are a leading, nationwide enabler of broadband technologies to residential and commercial consumers. As a technology-neutral enabler, we offer comprehensive network integration services to providers in the cable, telecommunications, and satellite and wireless industries. Our services include installation, integration, fulfillment, and long-term maintenance and support services for broadband video, voice and data technologies. Broadband service providers use us for the critical "last mile" to connect their network infrastructures to residential and commercial end-users. We also provide premise networking services on a commercial and residential basis, designing, installing and maintaining LANs/WANs and other network applications.

     Our principal clients are full-spectrum broadband service providers in the cable, telecommunications, and satellite and wireless industries. To serve the end-user, our clients rely on our knowledge and expertise to rapidly deploy the latest technologies to support advanced cable services, cable telephony and high-speed data services, DSL, and satellite and wireless broadband services. We have a long history of providing leading-edge technology enabling services. We have been successful in developing long-term relationships with many of our clients, including many of the leaders in the industries we serve, who frequently engage us to deliver a full suite of services over multiple geographic regions.

     We believe there is a large and growing market for our services and that the demand for our services has accelerated as:

     - The increase in popularity of the Internet and in the complexity of Internet sites has increased demand for high-speed Internet access from both residential and commercial consumers.

     - Technological advances, including the shift from an analog to a digital network environment and the ability to leverage existing network infrastructure to deploy advanced services such as DSL technologies, have accelerated the availability of advanced services such as digital video, broadband telephony and high-speed Internet access.

     - Cable, telecommunications, and satellite and wireless service providers have made significant investments to build and upgrade their wired and wireless networks, creating a substantial opportunity to deliver advanced services to commercial and residential consumers.

     - End-users increasingly demand access to integrated video, voice and data services, advanced set top boxes, high-speed digital modems, telephone lines, voice mail, computer networks, video conferencing and other technologies. Our clients must rapidly deploy these technologies in order to maximize their revenue per end-user, realize a return on their investments and maintain or gain competitive advantages.

     - The availability of multiple choices for end-users to receive advanced services has led broadband service providers increasingly to focus on end-user satisfaction to control turnover and to rely on technology enabling companies for some of their non-core activities, such as installation, integration, fulfillment, maintenance, warranty and support services.

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

INDUSTRY TRENDS

  INCREASING TECHNOLOGICAL COMPLEXITY

     Each of our target market segments is experiencing rapid changes in technology. The convergence of previously separate technologies is producing new, even more complex technologies, such as bundled video, voice and data services. These increasingly complex technologies require more highly trained technicians, cross-trained in several technologies, to provide installation, integration, fulfillment, and long-term maintenance and support services than in the past. For example,

     - Cable Telephony and Data. High-speed Internet access requires that cable system operators provide initial installation and testing as well as on-going maintenance and support of new technologies, such as cable modems and network cards. Advanced telephony services require installation and testing of broadband telephony interface boxes and often require installation or upgrade of additional premise phone lines.

     - Digital Subscriber Line. DSL technology requires that providers make end-user connections, test and monitor installed lines, and install and configure customer premise equipment and end-user work stations. Technicians must be sufficiently familiar with telephone networks and wiring standards, as well as routers, modems and network cards from various manufacturers and the methodologies associated with setting compatible router and work-station configurations, as well as testing and troubleshooting these installations to achieve acceptable installation standards and higher end-user satisfaction.

     - Direct Broadcast Satellite. DBS programming services require installation of a satellite receiving antenna or dish and a digital receiver at the consumer premises. In order to facilitate high-speed Internet access, additional coordination is required between the satellite technologies and the standard telephone line modem connections that handle outbound communications from the consumer. Although certain DBS equipment may be installed by the consumer, there is a growing trend toward professional installation of satellite technology.

     - Premise Networking. Premise networking requires installation, certification and maintenance of high-speed data networks, including LANs/WANs, client/server networks, and video, audio and security networks meeting stringent industry requirements.

     Substantial resources must be committed to train and retain field technicians in the new technologies. In addition, installation, testing and ongoing support of these technologies require technicians to spend extended periods of time at the consumer premises. As a result, technician training also must focus on the quality of the technician's interaction with the consumer. We anticipate that the increasing knowledge requirements for field technicians will present a significant challenge to smaller, independent competitors and to new entrants in the independent technology enabling sector. We believe these increasing knowledge and training requirements present a significant competitive advantage for larger, nationwide, well-capitalized enabling companies, like us, and provide additional motivation for broadband service providers to rely on independent technology enablers thereby avoiding costly investments in internal service and fulfillment infrastructures.

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

  INCREASED RELIANCE BY BROADBAND SERVICE PROVIDERS ON INDEPENDENT TECHNOLOGY ENABLERS

     Technological advances and deregulation in the cable, telecommunications, satellite and wireless, and premise networking industries have provided residential and commercial consumers with multiple choices for receiving advanced services. The escalating competition for end-users has increased competitive pressures on broadband service providers, which we believe is requiring them to focus more on consumer satisfaction. The providers' need to rapidly upgrade and expand existing systems, as a result of increased competition and growing demand for advanced services, should lead to a continued increase in the level of reliance on independent technology enablers for non-core activities, such as installation, integration, fulfillment, and long-term maintenance, warranty and support services. We anticipate that broadband service providers will increase their reliance on independent technology enablers to the extent that the enablers provide services that are of a higher quality and more cost efficient than existing, in-house infrastructure, in the same way that providers historically have relied on outside sources for other ancillary functions, such as design and manufacture of consumer premise equipment.

     Many emerging broadband service providers, such as DSL and DBS providers, often enter new markets where they have little or no local presence and limited resources to meet the growing demand for their advanced video, voice and data services. These providers typically have no in-house service infrastructure. We believe these broadband service providers will continue to rely on independent technology enablers to meet their installation and maintenance needs. We believe there will be an increased need for higher value-added services as the broadband industry continues to evolve and recurring upgrades and value-added improvements become more significant.

     The rapidly increasing penetration of high-speed Internet connectivity among commercial and residential consumers is driving the demand for security and networking solutions, such as firewalls and virtual private networks and for emerging advanced broadband applications, such as video conferencing and multimedia-on-demand. Deployment of these applications typically involves installation and configuration of hardware and software at the end-user's premises and integration with existing components of the end-user's network and requires extensive technical training and expertise from the installer. Historically, large corporations with internal information technology departments have been primary users for such applications. However, the rapidly growing demand for such applications from small- and medium-sized businesses and residential end-users, who do not have internal deployment and maintenance capabilities, presents additional growth opportunities for independent technology enablers like us.

  EMERGENCE OF PREFERRED PROVIDERS OF TECHNOLOGY ENABLING SERVICES

     We believe that because of the increasing geographic scope of, and the increasing complexity of the technology deployed by, broadband service providers, there is a growing trend towards long-term, strategic alliances with technology enabling companies in contrast to the historic, contractual project-by-project arrangements. We believe that our industry is highly fragmented and characterized by smaller, privately held companies that offer a limited range of industry-specific services to a small number of clients in concentrated geographic areas. In our experience,

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

broadband providers in our target markets who rely on technology enabling companies prefer to align themselves with larger, better capitalized companies which:

     - have the expertise and resources to deploy and maintain increasingly complex technologies over large networks,

     - consistently deliver high quality service,

     - provide nationwide coverage and have the capacity to work on multiple projects simultaneously, and

     - have the ability and willingness to invest in infrastructure to enhance the deployment and maintenance of the advanced technologies demanded by residential and commercial customers.

     We believe that the desire of broadband service providers to align themselves with larger technology enabling companies may lead to further consolidation and provide acquisition opportunities within our industry.

COMPETITIVE ADVANTAGES

     We believe that the following competitive advantages favorably position us to capitalize on the rapidly growing demand for our services:

     - our ability to provide high-quality, comprehensive technology enabling solutions on a nationwide basis,

     - our technical knowledge, operational expertise, and ability to offer higher value-added services,

     - our on-going investments in sophisticated and centralized systems infrastructure,

     - our highly trained, experienced and quality-focused work-force,

     - our exceptional recruiting and training programs, and

     - our experienced management team.

     We believe that we are the largest independent provider of technology enabling services to the cable, DSL and DBS industries:

     - Our cable clients include: Adelphia, AT&T Broadband, Cablevision, Comcast, Cox Communications, MediaOne and Time Warner Cable. As of March 31, 2000, we served our cable clients in approximately 120 systems in 33 states.

     - Our DSL clients include: Covad Communications, DSL.net, HarvardNet, JATO, Network Access Solutions, NorthPoint Communications, Qwest
       Communications, SBC and U S WEST. As of March 31, 2000, we deployed DSL enabling services, primarily to small- and medium-sized businesses, in 42 major markets in 23 states.

     - We provide DBS enabling services to DIRECTV/Hughes Electronics, the largest DBS provider in the United States, with approximately 8.4 million DBS subscribers at March 31, 2000. As of March 31, 2000, we served DIRECTV in 27 states.

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     - Our premise networking clients include: Home Director, a leading provider of advanced home networking systems, Universal Studios and The Walt
       Disney Company.

     We have increased our share of the technology enabling market because we are able to provide nationwide services that generally are of a higher quality and more cost efficient than the services provided by smaller, local competitors or the existing in-house infrastructure of service providers. We believe that with the creation of larger broadband service providers as a result of consolidation in the cable, telecommunications and satellite and wireless industries, providers will prefer to align themselves with larger technology enabling companies, like us.

     We intend to expand the portfolio of higher value-added services we offer to our clients to include advanced network assessment, integration and support. We believe that, by providing these higher value-added services, we will enhance the strength of our client relationships and distinguish ourselves from smaller, local competitors.

GROWTH STRATEGY

     Our business strategy is to take advantage of these industry trends and be the leading provider of comprehensive installation, integration, fulfillment, and long-term maintenance and support services to the cable, telecommunications, satellite and wireless, and premise networking industries throughout the United States. Key elements of our growth strategy are to:

     PROVIDE BROAD-BASED, LEADING-EDGE TECHNOLOGY EXPERTISE. There are four potential methods or technologies for delivering video, voice and data services to residential and commercial consumers: cable, telephony, satellite and wireless, and the utility infrastructure. Because we believe that each has unique characteristics that may be attractive to end-users, we have adopted a technology neutral approach which allows us to provide services to clients that use any of these methods to access residential or commercial premises. Our technology-neutral strategy is designed to provide us with a diversified client base and stable operating platform which will position us to benefit from the successful deployment of a variety of new technologies while providing protection from the inability of any particular technology to gain widespread market acceptance. We intend to balance the scope and volume of services we provide to each of the industries we serve and across each of our geographic operating divisions. Emerging technologies present numerous opportunities and challenges for broadband service providers, as well as increased demand for new services from the end-user. We intend to support new technologies that will enhance our relationship with existing clients or give us access to new clients.

     BROADEN OUR GEOGRAPHIC REACH. We believe it is important to continue to expand our presence in, and enter new, geographic markets throughout the continental United States. New and existing clients frequently request that we increase our geographic footprint beyond our primary markets, into secondary, tertiary and rural markets. Our size and nationwide scope allow us to quickly deploy launch teams of skilled technicians in response to client requests. Geographic expansion also facilitates our ability to serve new clients. We believe that continued geographic expansion will give us a competitive advantage over smaller companies which generally provide services on a market specific basis.

     DEVELOP AND DEPLOY A BROAD RANGE OF HIGHER VALUE-ADDED NETWORK INTEGRATION SERVICES. We intend to further develop our existing client relationships to offer a wide range of higher value-

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added integration services through our existing client channels to their residential and commercial end-users. We currently play a critical role in the delivery of broadband services, by being the focal point where our clients' services, the equipment manufacturers' products and broadband networks all come together to connect consumers to video, voice and data services. We believe our client relationships will allow us to provide a number of value-added network integration services to residential and commercial consumers, including video, voice and data infrastructure applications, LAN/WAN integration, network monitoring, help desk support services, residential gateways and Internet appliances.

     EXPAND AND STRENGTHEN OUR CLIENT RELATIONSHIPS. Developing and maintaining client relationships will continue to be a key aspect of our business strategy. We are expanding our existing client relationships and developing new relationships within each of our target markets by increasing the diversity of the services we offer and the geographies in which we operate. We provide a diverse set of traditional and advanced technology enabling services to each industry segment in which we operate. Our core installation services and our nationwide geographic coverage present numerous opportunities to expand into other services with our clients, many of whom are leaders in advanced services such as broadband telephony and high-speed Internet access. For example, in the DSL industry, we offer service and support for the entire life cycle of our clients' integrated networks, evaluate the current state of our clients' networks, identify their needs and deploy the appropriate systems to meet these needs. Many of these services provide recurring revenue opportunities. We believe that these value-added services enable our clients to make more informed strategic decisions and serve to strengthen our existing client relationships.

     Many providers of advanced services such as DSL and premise networking are in their early stages of deployment and it is imperative for our clients in these industries to capture as much market share as rapidly as possible. The rapidly developing broadband communications industry presents us with a unique opportunity to provide services to an emerging group of clients within each of our target markets. We will continue to focus on delivering turnkey solutions to help our clients provide high-quality service and rapidly deploy their technology in order to capitalize on the growing broadband market. We believe this focus improves client satisfaction and results in two distinct benefits: increased service with existing clients and the addition of new clients seeking to remain or become competitive in the industry.

     As an independent, technology-neutral enabler, we have enhanced our client relationships by developing internal policies and systems to ensure the security and confidentiality of each client's data. These systems strengthen our client relationships by permitting us to provide services within the same industry and market to competing providers without compromising the confidentiality of their end-user and other data.

     ENHANCE OUR BRAND RECOGNITION AND CUSTOMER SERVICE. Our goal is to become a market leader of technology enabling services, widely recognized as a standard for excellence in our industry, by continuing to provide consistent, high quality technology enabling services throughout the continental United States. We believe that our business practices combined with our commitment to recruiting, training and retaining highly-skilled field technicians will be instrumental in achieving this goal. We are implementing a strategy that will improve the service experience for consumers of video, voice and data technologies. The key part of this strategy will be to enhance our on-line presence, through which we will provide Web-based resources, such as technical

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assistance and on-line customer support programs designed jointly with, and implemented on behalf of, our clients.

     MAINTAIN OUR TECHNOLOGICAL EXPERTISE THROUGH THE RECRUITMENT, RETENTION AND CONTINUED TRAINING OF QUALIFIED TECHNICIANS. Our clients rely on us to provide qualified technicians capable of adapting to new technologies and performing value-added services to their end-users, and we are committed to recruiting and training skilled technicians and maintaining a culture that fosters innovation and collaboration. We maintain numerous training facilities to implement a comprehensive training program, which instills in our employees the skills necessary to providing high-quality consumer care. We will continue to actively market our technological expertise to broadband service providers that are deploying new technologies, while also adding value to our clients' product and service offerings.

     SELECTIVELY PURSUE STRATEGIC ACQUISITIONS. We believe that broadband service providers increasingly desire to align themselves with well-capitalized, independent technology enablers, like us, that are able to offer installation, integration, fulfillment, and long-term maintenance and support services in multiple geographic regions and possess advanced technological capacities. As a result, we expect that there will continue to be a number of attractive acquisition candidates that will desire to join our larger, well-capitalized company to compete on a nationwide basis. We will pursue selective acquisitions to the extent that we are able to identify opportunities at attractive valuations and believe that the acquisitions are appropriate uses of our capital. We intend to explore acquisition opportunities that will help us to:

     - Enter New Geographic Markets. We intend to expand into geographic markets that are not served by us, or in which we can expand our presence by selectively acquiring well-established companies that are leaders in their regional markets, are financially stable and have a strong client base and management team.

     - Expand Services Within Existing Markets. We also intend to explore selective acquisition opportunities of companies that will enable us to expand the range of services we offer.

     - Reach New Clients. We also intend to selectively acquire companies that have existing, strong relationships with broadband service providers that we do not already serve.

STRATEGIC RELATIONSHIPS

     We have developed several key strategic relationships with nationwide broadband service providers, some of which are described below:

     - We maintain important, long-standing relationships with many of the leading cable system operators. For example, we have provided traditional cable television installation services to (including predecessors):
       Adelphia Communications for approximately 26 years, Comcast for approximately 25 years, Cablevision for approximately 25 years, Time Warner Cable for approximately 19 years, AT&T Broadband for approximately 18 years, Cox Communications for approximately 15 years, and MediaOne for approximately 14 years.

     - Time Warner Cable recently selected us to install its RoadRunner high-speed cable modem product in New York City and surrounding areas. We are currently the only independent technology enabler installing the RoadRunner product for Time Warner Cable in Manhattan.

       We are exploring opportunities to assist Time Warner Cable in the deployment of the RoadRunner product in other Northeastern markets.

     - In 1998, AT&T selected us as the primary enabler for installation, testing, maintenance and training for its first local service, cable telephony launch in Fremont, California. Prior to this launch, we assisted AT&T in the pre-launch testing of the cable telephony plants, including quality assurance testing for AT&T's cable telephony systems. As a result of our success in Fremont, AT&T certified us to provide fulfillment services for AT&T's cable telephony launches across the United States. We believe we are the largest technology enabler providing these services to AT&T for its cable telephony service.

     - In February 2000, we were awarded a contract from NorthPoint to provide installation and maintenance support for NorthPoint's DSL-based high-speed Internet access service. NorthPoint, a leading broadband provider, offers DSL service to consumers and businesses in 33 major United States markets. We expect that we will support NorthPoint in a majority of the markets it serves.

     - Through our recent acquisitions of companies who have had long standing relationships with PRIMESTAR (recently acquired by DIRECTV/Hughes Electronics), we are now DIRECTV's largest provider of fulfillment and service work. As the key DIRECTV Home Service Provider, we offer nationwide fulfillment and service to DIRECTV's multiple distribution channels.

     - In April 2000, we entered into an agreement to serve as the preferred technology enabler for the advanced home network systems distributed through the direct sales channels of Home Director, launching service roll-outs in Phoenix, Arizona; Denver, Colorado; Dallas and Houston, Texas; and Los Angeles and San Francisco, California. These home network systems enable simultaneous Internet access for multiple devices, security and home monitoring system management and flexible distribution of video, voice and data telephone lines throughout the premises.

     - We have provided premise networking services to Universal Studios for approximately 10 years and The Walt Disney Company for approximately 5 years. Our services include designing, installing and maintaining structured wiring systems for computer animation and ride control of theme park attractions.

OPERATING STRATEGY

  GENERAL

     We have organized our business operations as follows:

     - Business Management and Integration. We have a centralized team at the corporate level that establishes company policies, practices and benchmarks and provides expertise and support for our operating divisions and business development teams. We centralize our administrative functions, financial infrastructure and buying power to allow our business units to focus on core objectives, while leveraging our size, scalability and capital assets.

     - Business Development. In each of our core businesses, cable, satellite and wireless, telephony and Internet, and premise networking, our development teams are responsible for generating new business opportunities, designing and helping to implement business and marketing plans, developing nationwide relationships with business partners, ensuring continuity of service delivery and pricing across geographic boundaries, and representing us at trade and industry functions.

     - Geographic Divisions. We operate on a nationwide basis through four geographically differentiated divisions: Southern, Mountain, Western and Northern. Our geographic divisions are responsible for the day-to-day execution of service and fulfillment functions and for nurturing and maintaining division-specific relationships with our clients. We believe that our divisional structure allows us to capitalize on local and regional relationships and market knowledge and regionally applicable specialized skills.

    ACHIEVE OPERATING EFFICIENCIES

     We plan to achieve operating efficiencies and economies of scale by:

     - Implementing Sophisticated Information Systems. We have developed a Web-based work order management and reporting system to manage the workflow process, which we have implemented in our DSL business. Our enterprise system, which is integrated with some of our DSL clients' systems, is designed to ensure accurate and timely status reporting, scheduling and dispatching and to allow our operations to scale quickly and efficiently, by automating many manual processes. We believe that integrating our systems with our clients' systems strengthens our relationship with our clients. We will seek to integrate our new system with the information systems of our cable, DBS and premise networking clients. We also have implemented a virtual private network linking all of our offices.

     - Centralizing Our Infrastructure. We intend to centralize the infrastructure of our recent acquisitions with our existing finance and accounting, purchasing, bidding and other business functions. We use our increased purchasing power to gain volume discounts in areas such as vehicles, equipment, materials, marketing and insurance. We continually review our divisional operations to develop uniform policies and to identify "best practices" that can be successfully implemented throughout our operations.

     - Pay-for-Performance. The compensation of most of our field technicians includes a significant pay-for-performance component, which is based on both productivity and work quality. We believe this leads our employees to work more efficiently while delivering higher quality service to our clients and benefiting us.

     - Workforce Mobilization. We have developed a significant capacity to rapidly mobilize our workforce for deployment throughout the continental United States. We can choose from our large number of field technicians to create a launch team for an assignment in a new geographic market, deploy these trained technicians and, over time, train locally hired technicians to support the new market.

  RECRUIT, TRAIN AND RETAIN HIGHLY QUALIFIED PERSONNEL

     We are an employee-based company, dedicated to recruiting, training and retaining a highly motivated workforce in order to consistently deliver innovative client solutions and high-quality service. Our employee-based focus distinguishes us from many of our competitors, which rely largely on independent subcontractors hired to fill short-term needs. We intend to become the employer of choice for skilled field technicians in each of our target markets by offering our employees:

     - comprehensive, ongoing technical training programs throughout their careers,

     - the opportunity to develop expertise in each of the diverse technologies that we enable,

     - career path planning and development opportunities and geographic mobility,

     - competitive compensation and employee benefit programs, and

     - an opportunity for equity participation.

     We utilize an internal team of personnel recruiters to develop our workforce. To ensure that we provide consistent, high-quality service to our clients, we have implemented a number of employment practices, including pre-employment background checks; drug testing; technical, consumer and safety training; advanced training for career pathing; and quality control employee evaluations. We maintain training facilities at eight locations in the United States and intend to build three additional training facilities. We are developing distance-learning and self-paced training programs. Our comprehensive training program consists of five segments: technical, safety, industry and company orientation, consumer care and productivity. We also offer advanced technology training to our employees upon their completion of our basic training programs.

     Our technicians can develop expertise during their careers in each of the technologies we deploy on behalf of our clients. We believe that multiple-technology training benefits us, enhances the flexibility of our workforce, significantly extends the career path of our field technicians, and leads to a reduced turnover rate among our employees.

     We communicate frequently with our employees to instill safe and productive work habits through our company-wide employee training and educational programs. Trainers, mentors and operations management at each of our divisions review and report on all accidents and claims, examine trends and implement changes in procedures to address safety issues. We have established risk management standards and have engaged a nationally-recognized risk management and insurance firm to establish safety objectives and monitor our results.

     Our industry is characterized by highly competitive labor markets. We believe that the advanced training, unique career path opportunities, quality and productivity incentives and comprehensive benefits package we offer to our employees, as well as our nationwide presence and financial resources, will help us to better attract and retain a highly qualified workforce. In contrast to many independent technology enabling companies, we are implementing a comprehensive benefit program for our workers, which includes paid vacation, holidays and sick leave, health and welfare benefits, performance-based compensation and incentives, and a 401(k) plan with company matching contributions.

HISTORY AND RECENT ACQUISITIONS

     We were founded in New Jersey in 1972 and became one of the largest independent providers of communications field services in the United States, providing traditional cable services as well as cable telephony, cable modem and DBS installation and maintenance services.

     In July 1999, we acquired Communication Resources. Communication Resources was founded in Florida in 1981 and became a leading field service and fulfillment specialist in cable television services such as installations, field audits, converter box recovery and collections. In September 1999, to extend our nationwide presence and service offerings, we acquired Telecrafter, a leading field services provider founded in Colorado in 1981. In addition to traditional cable services, Telecrafter provided DBS installation and maintenance services, principally in the Western United States. Recently, to further expand our business, we acquired:

     - TeleCore, the largest independent provider of DSL technology enabling services in the United States, headquartered in Irvine, California,

     - Excalibur, a leading provider of enabling services to the DBS industry, headquartered in Chantilly, Virginia,

     - D.S. Cable, a provider of enabling services to the cable television industry, headquartered in St. Louis, Missouri, and

     - Service Cable, a provider of premise networking services, headquartered in Winter Park, Florida.

SERVICES

     We provide a wide variety of services to our clients. For our cable clients, we install the new technologies necessary to implement Internet access, such as cable modems and network cards, in the consumers' premises, as well as provide traditional cable services such as placement of the drop cable from the main distribution lines to the consumers' homes and businesses and wiring inside the consumers' premises to connect the drop cable to television sets, and a broad range of other services, including audit, converter box recovery, analog-to-digital box swap, and warranty services. Our technicians install broadband telephony network interface units and additional premise phone lines for telephony consumers, and we assume service responsibilities for a period of time after the installation. We provide testing and certification to determine whether existing cable plants are capable of supporting two way, high-speed data and telephony technologies.

     For our DSL clients, we provide a comprehensive solution to the complex technical and administrative requirements associated with DSL installation, maintenance and network integration. Key components of these services include service order scheduling, equipment management, installation and network integration service, service order monitoring, integrated management systems, and assignment of technicians on a contract basis. Our technicians make end-user connections, test and monitor installed lines, and install and configure customer premise equipment and end-user work stations.

     For our DBS clients, we install satellite dishes and receivers at residential and commercial consumer premises, including conducting pre-installation surveys of the premises for suitability, designing and installing the necessary wiring, and activating the DBS service. We also provide ongoing maintenance and support services, such as repointing satellite dishes, repairing or replacing faulty wiring and equipment, and diagnosing and rectifying other service problems.

     For our premise networking clients, we install central network connection boxes at the consumer premises, and run coaxial cable, twisted wire and fiber optic lines to implement the advanced premise networks. For our entertainment industry clients, we provide advanced premise networking services such as designing, installing and maintaining structured wiring systems for the computer animation, lighting and ride control of theme park attractions.

CLIENTS

     We served a diverse group of approximately 50 clients in 1999. AT&T, Time Warner Cable, Comcast and DIRECTV accounted for approximately 29%, 22%, 11% and 11%, respectively, of our revenues for the fiscal year ended January 1, 2000. On a pro forma basis after giving effect to our recent acquisitions, DIRECTV, AT&T and Time Warner Cable accounted for approximately 20%, 19%, and 15%, respectively, of our revenues for the fiscal year ended January 1, 2000.

EMPLOYEES

     As of May 31, 2000, we had approximately 530 salaried employees, including executive officers, project managers or engineers, job superintendents, staff and clerical personnel. We also had approximately 3,000 field-based technicians whose pay includes productivity, quality and hourly components. To obtain favorable workers' compensation and other employee benefit group rates, approximately 1,175 of our employees are technically employed by two independent, professional employer organizations, which provide payroll services and certain employee benefits for these employees. We expect to discontinue use of these professional employer organizations by the end of 2000. Approximately 200 of our employees are covered by collective bargaining agreements, which require us to pay specified wages to union employees, observe certain workplace rules and make employee benefit payments to multi-employer pension plans and employee benefit trusts.

     The number of our employees can fluctuate due to project-based work, seasonality and other matters. However, we carefully monitor our workforce levels to minimize short-term fluctuations and manage our growth in relation to our client's needs. We intend to minimize the use of short-term employees, typically using them only when we have significant short-term staffing needs in rural areas or otherwise in response to client demand.

FACILITIES AND EQUIPMENT

     Our facilities generally fall into the following categories: corporate or divisional headquarter facilities, field/system offices (which serve as our dispatch centers, generally accommodating a large number of vehicles and sufficient warehousing capacity to provision our vehicles), co-located facilities (similar to field/system offices, but established on client premises), and training facilities.

     Our corporate and Southern division headquarters are located in leased space in Fort Lauderdale, Florida. Our three other divisions operate from leased offices in: New Providence, New Jersey; Lakewood, Colorado; and Los Angeles, California. The total leased area is approximately 220,000 square feet and the total annual base rent for our headquarters and divisional facilities is approximately $2.0 million. The leases for those facilities have terms ranging from month-to-month to five years. Our DSL operations currently lease a new facility in Irvine, California, consisting of approximately 32,000 square feet. We have leased this new facility through April, 2005.

     Our divisions also lease various district field offices, equipment yards, shop facilities and temporary storage locations. We also lease other smaller properties, as necessary. We believe that our facilities are generally adequate for our current needs. We do not anticipate difficulty in replacing such facilities or securing additional facilities, if needed.

     We operate a fleet of owned and leased service and support vehicles and utilize a variety of specialty installation equipment. The total size of our fleet is approximately 2,000 vehicles. We believe that these vehicles generally are well-maintained and insured and adequate for our present operations. We believe that in the future, we will be able to lease or purchase this equipment at favorable prices due to our large size and the volume of our leasing and purchasing activity.

COMPETITION

     Our business is highly competitive. Our competitors comprise both local, industry specific independent technology enablers and the in-house service and fulfillment organizations of our existing or prospective clients, which often employ personnel who perform some of the same types of services as those provided by us.

     Historically, there have been relatively few barriers to entry into the markets in which we operate. However, as the size and geographic scope of broadband service providers in the industries we serve have expanded, we believe that they are increasingly requiring technology enabling companies to provide installation, integration, fulfillment, and long-term maintenance and support services simultaneously over multiple geographic regions. As this occurs, we believe that many of the smaller companies in our industry may not have the financial resources necessary to provide comprehensive service capabilities over a broad geographic area or the ability to manage multiple projects.

     We believe that the principal competitive factors in our market include technical expertise, reputation, established relationships, price and quality of service, availability of skilled technical personnel, geographic presence, breadth of service offering, adherence to industry standards and financial stability. We believe that we compete favorably within our industry on the basis of these factors, and that we benefit from the long-standing relationships we maintain with a diverse group of clients.

LEGAL PROCEEDINGS AND REGULATION

     We occasionally are party to legal proceedings incidental to our ordinary business operations. At present, we are not a party to any pending legal proceedings that we believe could have a material adverse effect on our business, financial condition or results of operations.

     Although some of the industries we serve are heavily regulated, our services are not heavily regulated. Some states in which we operate require that we register and/or obtain licenses to perform our services.

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

                                   MANAGEMENT

     The following table sets forth information concerning our directors and executive officers. Upon the offering, four additional directors will be appointed to our Board of Directors.

NAME                                     AGE                  POSITION
William W. Sprague.....................  42    Chairman of the Board
Craig A. Russey........................  45    President and Chief Executive Officer
                                                 and a Director
V. Michael Fitzgerald..................  31    Director
Lawrence J. Toole......................  61    Director
Randall R. Lunn........................  49    Director
John M. Pientka........................  48    Executive Vice President and Chief
                                                 Operating Officer
Roy D. Tartaglia.......................  49    Executive Vice President-Business
                                                 Relations and a Director
Douglas J. Betlach.....................  48    Executive Vice President, Chief
                                                 Financial Officer, Treasurer and
                                                 Secretary
Richard M. Rettstadt...................  40    Executive Vice President
Patrick M. Ahern.......................  43    Executive Vice President of Human
                                                 Capital
Bruce A. Nassau, Ph.D..................  47    President, Mountain Division and a
                                                 Director
Mark Stagen............................  27    Senior Vice President

     The following sets forth certain biographical information with respect to our directors and executive officers.

     WILLIAM W. SPRAGUE has been Chairman of our Board of Directors since June 1999. Prior to founding Crest Communications in 1996, Mr. Sprague was a Managing Director in the investment banking department of Smith Barney Inc., where he was Head of the global Media and Communications Group and Co-Head of the Mergers & Acquisitions Group. Mr. Sprague also serves on the Board of Directors of Ethan Allen Interiors Inc. and several private companies.

     CRAIG A. RUSSEY has been a director and President of Viasource since June 1999, and was appointed Chief Executive Officer in January 2000. Mr. Russey served as Executive Vice President of Mergers & Acquisitions for Communication Resources from July 1998 through June 1999. From 1995 to July 1998, Mr. Russey served as the President and Chief Operating Officer of SmartLink Development Corporation, an international, high technology mobile radio and dispatch company in the local and wide area networking industry sectors. Prior to 1995, Mr. Russey worked in the real estate services industry for over 15 years, including serving as the eastern states regional manager for the Edward J. DeBartolo Corporation and as Chief Executive Officer and Founder of Impact Management Group, Inc.

     V. MICHAEL FITZGERALD has served as a member of our Board of Directors since June 1999. Since March 1996, Mr. Fitzgerald has served as a managing director and partner of Crest Communications. Prior to joining Crest Communications, Mr. Fitzgerald was an associate in the Media and Telecommunications Group of Smith Barney, Inc. from August 1991 to March 1996. Mr. Fitzgerald currently serves on several private company boards of directors.

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

     LAWRENCE J. TOOLE has served as a member of our Board of Directors since October 1999. Mr. Toole retired in July 1999 from his position as Senior Vice President of Human Resources for GE Capital Services. Prior to his retirement, Mr. Toole had been employed for 34 years with General Electric Company and various affiliates.

     RANDALL R. LUNN became a member of our Board of Directors upon our acquisition of TeleCore on June 1, 2000. Since April 1999, Mr. Lunn has been a Managing Member of Palomar Ventures L.L.P. From 1990 to 1998 he was the Managing Partner of United States operations for TVM Techno Venture Management, an international venture capital firm. Mr. Lunn currently serves on the boards of directors of several private companies.

     JOHN PIENTKA has been our Chief Operating Officer since May 2000. Mr. Pientka served as Vice President and General Manager, Advanced System's Division, Motorola, Inc., a provider of integrated communications solutions and embedded electronic solutions, from 1997 to March 2000. Prior thereto, Mr. Pientka served as Senior Vice President, UB Networks (a division of Tandem Computers Incorporated), a provider of LAN equipment. In addition, since 1981, Mr. Pientka has served a number of management positions in the telecommunications industry.

     ROY D. TARTAGLIA has served as a member of our Board of Directors since we were formed in 1989 and is our Executive Vice President -- Business Relations. Prior to June 1999, Mr. Tartaglia served as our Chairman of the Board and Chief Executive Officer. In 1972 he co-founded one of our predecessors. Mr. Tartaglia serves as a director of First Constitution Bank and Clear Cable TV.

     DOUGLAS J. BETLACH has been our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since June 1999. Prior to joining Viasource, Mr. Betlach was Vice President, Chief Financial Officer and Treasurer of Dycom Industries, Inc., a nationwide provider of engineering, construction and maintenance services to telecommunications operators.

     RICHARD M. RETTSTADT has been our Executive Vice President since July 1999. Prior to July 1999, Mr. Rettstadt was Vice President and Chief Operating Officer of Communication Resources. Mr. Rettstadt was the founder of a predecessor to Communication Resources.

     PATRICK M. AHERN has been our Executive Vice President of Human Capital since January 2000. Prior to joining Viasource, Mr. Ahern was Vice President of Human Resources for Republic Services Inc., a waste hauling and disposal company, from February 1997 to December 1999; prior thereto, he was Senior Director of Human Resources for Alamo Rent-A-Car, Inc.

     BRUCE A. NASSAU, PH.D., has served as a member of our Board of Directors since October 1999 and became President of our Mountain Division in September 1999. Dr. Nassau served as President of Telecrafter from 1993, when he purchased the company, to September 1999; prior to 1993, he was Telecrafter's Vice President of Operations.

     MARK STAGEN became Senior Vice President of Viasource upon our acquisition of TeleCore on June 1, 2000. He has served as TeleCore's Secretary, since September 1999, and its Senior Vice President, Business Development, since October 1999. Mr. Stagen was employed by TeleCore in 1998 as Chief Operating Officer. From October 1997 to March 1998, Mr. Stagen was a partner of Trainor & Associates, a diversified real estate firm that developed and managed high technology and industrial office parks. From October 1994 to October 1997, Mr. Stagen was Project Director for Trainor & Associates.

     Some of our shareholders have the right to designate members of our Board of Directors under the terms of a shareholders agreement we entered into with them, and the shareholders party to that agreement also are required to vote their shares for the election of our President and Chief Executive Officer, Mr. Russey, to the Board of Directors. Specifically, Crest Communications has a right to designate three members of our Board of Directors, and each of Roy Tartaglia and Richard Thomas (jointly), Richard Rettstadt and George O'Leary (jointly, through certain of their affiliates) and Bruce A. Nassau and Lurie Nassau (jointly), have the right to designate one member of our Board of Directors. Upon completion of this offering, these provisions will terminate. These shareholders have designated directors as follows:

     - Messrs. Sprague and Fitzgerald are the directors designated by Crest Communications,

     - Mr. Tartaglia is the director designated by himself and Mr. Thomas, and

     - Dr. Nassau is the director designated by himself and Ms. Nassau.

BOARD OF DIRECTORS

     Upon completion of this offering, our board will consist of ten members,
and our directors will be divided into three classes. Messrs.                 ,
                , and                 will serve as Class I directors, and their
terms will expire at our 2001 annual shareholders meeting. Messrs. Toole,
                , and                       will serve as Class II directors,
and their terms will expire at our 2002 annual shareholders meeting. Messrs. Sprague, Russey, and Fitzgerald will serve as Class III directors, and their terms will expire at our 2003 annual shareholders meeting. At each annual meeting, the successors to the directors whose terms expire will be elected to serve three-year terms. Our directors may be removed only for cause upon the vote of holders of a majority of our outstanding common stock, subject to any preferential voting rights of outstanding preferred stock.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors has established an Audit and Finance Committee and a Compensation Committee. Among other functions, the Audit and Finance Committee will:

     - have the authority and responsibility to select, evaluate and replace our independent public accountant,

     - review the independence of our independent public accountant,

     - review the scope, results and costs of the audit with our independent public accountant,

     - consider the adequacy of our system of internal accounting controls,

     - review our financial statements, discuss the statements with our management and make a recommendation to our Board of Directors as to filing the statements in our annual SEC report,

     - review our interim financial information before each quarterly report is filed with the SEC, and

     - review and evaluate our internal control practices.

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

     Upon completion of this offering, the members of the Audit and Finance
Committee will be Mr.                , who will serve as Chairman, and Messrs.
                and                 . Each person who will be a member of our
Audit Committee will qualify as an independent director, as defined in the listing requirements of The Nasdaq National Market System.

     The Compensation Committee is responsible for administering our stock incentive plan, described below, and for reviewing and approving all compensation arrangements for our officers. Upon completion of this offering,
the members of the Compensation Committee will be Mr.                , who will
serve as Chairman, and Messrs.                 and                 .

DIRECTORS' COMPENSATION

     During 1999, our outside directors did not receive cash compensation for serving as directors. Following the offering, independent directors will receive $1,000 for each board meeting attended in person. All directors are reimbursed for out-of-pocket expenses incurred in connection with the rendering of services as a director. Upon completion of this offering, each independent director who has not already received options will receive an initial grant of 25,000 options, exercisable at the initial public offering price. These options vest upon grant. Each independent director will receive an additional grant of 5,000 options, exercisable at the then current market value, on each anniversary of the completion of this offering if such director nominee continues to serve as a director at such time.

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation in 1999 of our Chief Executive Officer and each of our other most-highly compensated executive officers who earned more than $100,000 in salary and bonus for fiscal 1999, all of whom we refer to as our named executive officers.

                                                                  LONG-TERM
                                    ANNUAL COMPENSATION          COMPENSATION
                             ---------------------------------   ------------
                                                                  SECURITIES     ALL OTHER
                                                  OTHER ANNUAL    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION   SALARY     BONUS    COMPENSATION   OPTIONS/SARS       ($)
Craig A. Russey..........    $193,653   $75,000     $50,000(1)     900,000          $ --
  President and Chief
  Executive Officer
Richard M. Rettstadt.....     192,635    65,000          --         50,000            --
  Executive Vice President
Roy D. Tartaglia.........     241,540    35,000          --             --           764(2)
  Executive Vice
  President -- Business
  Relations
Douglas J. Betlach.......      87,500(3) 37,500          --        150,000            --
  Executive Vice President
  and Chief Financial
  Officer

------------------------------

(1) Represents a bonus of $25,000 and forgiveness of note payable of $25,000.

(2) Represents premium paid on a term life insurance policy maintained for the benefit of Mr. Tartaglia.

(3) Mr. Betlach became our Executive Vice President, Chief Financial Officer, Treasurer and Secretary in June 1999. Pursuant to his employment contract, he is entitled to an annual base salary of $200,000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on grants of options to purchase shares of our common stock made during 1999 to our named executive officers.

     The potential realizable values shown below are determined by subtracting the exercise price from the fair market value of the common stock based on an
assumed initial public offering price of $           per share, the mid-point of
the estimated range of the initial public offering price per share, multiplied by the number of shares underlying the options. The assumed rates of 5% and 10% are hypothetical rates of stock price appreciation selected by the SEC and are not intended to, and do not, forecast or assume actual future stock prices. We believe that future stock appreciation, if any, is unpredictable, and we are not aware of any formula that will determine with any reasonable accuracy the present value of stock options. There can be no assurance that the amounts reflected in this table will be achieved.

     The options granted at an exercise price of $0.30 per share are nonqualified stock options that became exercisable on the grant date. The options granted at an exercise price of $1.00 per share are incentive stock options that become exercisable in three equal annual installments, beginning on the grant date. Each of these options has a term of ten years and is not transferable. The options granted to Messrs. Russey and Betlach expire upon termination, except that the vested portion of an option will remain exercisable until the earlier of the remaining term of the option and either (a) 30 days after termination without cause or normal retirement or (b) 1 year after death. The option granted to Mr. Rettstadt will be exercisable for its remaining term after any termination of employment.

                                           % OF                                     POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF         TOTAL                                        ASSUMED ANNUAL RATES OF
                        SECURITIES     OPTIONS/SARS                                  STOCK PRICE APPRECIATION FOR
                        UNDERLYING      GRANTED TO     EXERCISE OR                           OPTION TERM
                       SARS/OPTIONS     EMPLOYEES      BASE PRICE     EXPIRATION    ------------------------------
NAME                    GRANTED(#)    IN FISCAL YEAR     ($/SH)          DATE          5% ($)           10% ($)
Craig A. Russey......    400,000            8.8%          $0.30       May 2, 2009     $                 $
                         500,000           10.9            1.00       May 2, 2009
Richard M.
  Rettstadt..........     50,000            1.1            0.30       May 2, 2009
Roy D. Tartaglia.....         --             --              --           --               --                --
Douglas J. Betlach...    150,000            3.3            1.00      June 28, 2009

FISCAL YEAR-END OPTION VALUES

     The following table provides information on the fiscal year-end values of options held by our named executive officers.

     The values shown below are determined by subtracting the exercise price from the fair market value of the common stock based on an assumed initial
public offering price of $           per share, the mid-point of the estimated
range of the initial public offering price per share, multiplied by the number of shares underlying the options.

                             NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT
                                       YEAR-END (#)                 FISCAL YEAR-END ($)(1)
                             --------------------------------    ----------------------------
NAME                          EXERCISABLE      UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
Craig A. Russey............     460,000           540,000          $               $
Richard M. Rettstadt.......      55,567                --
Roy D. Tartaglia...........          --                --               --              --
Douglas J. Betlach.........          --           150,000

EXECUTIVE EMPLOYMENT AGREEMENTS

     We have an employment agreement with Mr. Tartaglia, which has a three-year term ending in 2002. Mr. Tartaglia is entitled to receive a base salary of $200,000 per year, and is eligible for discretionary bonuses and other incentive compensation. Mr. Tartaglia is also entitled to health, life and disability insurance and other benefits. Unless we terminate Mr. Tartaglia without cause, he is prohibited from competing with us during his term of employment and for two years thereafter. If we terminate Mr. Tartaglia without cause, then we must pay him his salary for one year following the date of termination, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for one year. If we terminate Mr. Tartaglia due to permanent disability, then we must pay him a lump sum equal to his salary for one year, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for one year. If we terminate Mr. Tartaglia due to his death, then we must pay him (or his estate) his accrued but unpaid benefits, plus a pro-rated portion of his bonus for the year of termination.

     We have an employment agreement with Mr. Nassau, which has a three-year term ending in 2002. Mr. Nassau is entitled to receive a base salary of $200,000 per year, and is eligible for discretionary bonuses and other incentive compensation. Mr. Nassau is also entitled to health, life and disability insurance and other benefits. Unless we terminate Mr. Nassau without cause, he is prohibited from competing with us during his term of employment and for two years thereafter. If we terminate Mr. Nassau without cause, then we must pay him his salary for one year following the date of termination, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for one year. If we terminate Mr. Nassau due to permanent disability, then we must pay him a lump sum equal to his salary for one year, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for one year. If we terminate Mr. Nassau due to his death, then we must pay him (or his estate) his accrued but unpaid benefits, plus a pro-rated portion of his bonus for the year of termination.

     We have an employment agreement with Mr. Betlach, which has a three-year term ending in 2002. Mr. Betlach is entitled to receive a base salary of $200,000 per year and is eligible for discretionary bonuses and other incentive compensation. Mr. Betlach is also entitled to health, life and disability insurance and other benefits. Unless we terminate Mr. Betlach without cause, he is prohibited from competing with us during his term of employment and for two years thereafter. If we terminate Mr. Betlach without cause, then we must pay him his salary for six months in monthly installments, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for six months. If we terminate Mr. Betlach due to permanent disability, then we must pay him a lump sum equal to his salary for one year, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for four months. If we terminate Mr. Betlach due to his death, then we must pay him (or his estate) his accrued but unpaid benefits, plus a pro-rated portion of his bonus for the year of termination.

     We have an employment agreement with Mr. Rettstadt, which has a three-year term ending in 2002. Mr. Rettstadt is entitled to receive a base salary of $193,000 per year, to be increased annually by at least 5%, and is eligible for discretionary bonuses and other incentive compensation. Mr. Rettstadt is also entitled to health, life and disability insurance and other benefits. Unless we terminate Mr. Rettstadt without cause, he is prohibited from competing with us during his term of employment and for one year thereafter. If we terminate Mr. Rettstadt without cause, then we must pay him his salary for one year following the date of termination, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for one year. If we terminate Mr. Rettstadt due to permanent disability, then we must pay him a lump sum equal to his salary for one year, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for one year. If we terminate Mr. Rettstadt due to his death, then we must pay him (or his estate) his accrued but unpaid benefits, plus a pro-rated portion of his bonus for the year of termination.

2000 STOCK OPTION PLAN

     Our 2000 Stock Option Plan provides for the grant of incentive stock options and non-qualified stock options. We may grant options to any of our employees, officers or directors and to any independent contractor or consultant providing services to us. All options will be granted at or above fair market value and evidenced by a written agreement. The total number of shares that may be issued pursuant to options granted under the plan will be 3,800,000.

     Our compensation committee will administer the plan. All options will be subject to a vesting schedule which will be set forth in the option agreement. However, our Board of Directors may modify or waive any vesting schedules. The plan is designed to ensure that awards of options qualify as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code.

     Unless otherwise provided in an option agreement, an option will terminate 90 days following termination of the holder's employment or service with us if the termination is for any reason other than cause, death or disability. If the holder's employment is terminated by death or disability, his or her options will immediately vest and will be exercisable for a period of up to one year from the date of death or disability. If the holder's employment or service with us is terminated for cause, his or her options will expire. Our Board of Directors may extend the exercise period following a termination of employment or service by an option holder for any reason.

     An option agreement may provide that the holder must return any gains related to an option if the holder's employment or services with us are terminated for cause or for the breach of a non-competitive provision of any agreement entered into by the holder and us.

     In the event of a reorganization or change of control, our Board of Directors may provide that all or some of the outstanding options issued under the plan will become immediately exercisable or will terminate. In the event the options will terminate, holders will be given a reasonable period of time to exercise vested options. In the case of a reorganization, if the option will not terminate, the holder will be entitled to the number and kind of shares that a holder of stock would have been entitled to upon the reorganization. An option agreement may provide for immediate vesting upon a change of control or a reorganization.

                              CERTAIN TRANSACTIONS

GENERAL

     We have entered into transactions with certain of our officers, directors and principal shareholders and entities in which these parties have an interest. We believe that these transactions have been on terms no less favorable to us than could be obtained in a transaction with an independent third party.

VIASOURCE RECAPITALIZATION

     On June 14, 1999, we effected a recapitalization in which Crest Communications, Jackson National Life Insurance Company, Old Hickory Fund I, LLC and BancBoston Investments Inc. acquired 11,000,000 shares of common stock for $11,000,000 directly from our shareholders on a pro rata basis. Crest Communications then loaned us $5,000,000 in exchange for a note, which was convertible into 5,000,000 shares of common stock and bore interest at an annual rate of 10%. We used the proceeds from the bridge equity financing to redeem 4,000,000 shares of common stock at $1.00 per share, on a pro rata basis, with the remaining $1,000,000 of proceeds used as working capital. In connection with the bridge equity financing, Crest Communications received a warrant to purchase 250,000 shares of common stock at $.01 per share, which will be converted into common stock upon this offering. The $5,000,000 loan was repaid on September 7, 1999 when we sold 5,000,000 shares of common stock at $1.00 per share to General Electric Capital Corporation, PNC Venture Corp. and an affiliate of PNC.

     Upon completion of the recapitalization transaction, including taking into consideration the shares used in the bridge equity financing, the new investor group held 76.5% of the common stock, and the remaining 23.5%, or 5,000,000 shares of common stock, was retained by the pre-recapitalization shareholders. Of the shares held by the pre-recapitalization shareholders, 4,007,893 shares were placed in escrow to be available to the purchasers as security for certain indemnification obligations of the former shareholders; those shares will be released on the third anniversary of the completion of this offering, or earlier if certain conditions are satisfied. Mr. Tartaglia, one of our existing shareholders, remained a member of our Board of Directors and entered into an employment agreement described elsewhere in this prospectus. Richard A. Thomas, also one of our existing shareholders, entered into an employment agreement described elsewhere in this prospectus.

COMMUNICATION RESOURCES ACQUISITION

     In July 1999, we acquired Communication Resources. Crest Communications had acquired approximately 50% of the stock of Communication Resources in May 1998. Pursuant to an agreement and plan of merger, each share of Communication Resources common stock was exchanged for one share of Viasource common stock and, as a result, the previous shareholders of Communication Resources received 20,800,498 shares of Viasource common stock. Mr. Rettstadt, a former officer and shareholder of Communication Resources, became Executive Vice President of Viasource, pursuant to an employment agreement described elsewhere in this prospectus. Mr. Rettstadt also was granted options to purchase 50,000 shares of our common stock for $.30 per share. George O'Leary, a former officer and principal shareholder of Communication Resources, became a member of our Board of Directors and remained Chief Executive Officer of Communication Resources pursuant to an employment agreement with us. Mr. O'Leary was granted 50,000 shares of our common stock as a discretionary bonus pursuant to his employment agreement and the right to require us and/or Crest Communications to repurchase 3,318,280 shares issued to him in the merger, at $1.31 per share. He exercised that right as described below.

TELECRAFTER ACQUISITION

     In September 1999, we acquired all of the assets of Telecrafter for $10.5 million in cash, 4.5 million shares of our common stock and a $3.0 million promissory note which is required to be paid upon completion of this offering. In connection with the acquisition, Mr. Nassau, the principal shareholder of Telecrafter, was elected to our Board of Directors and was made a President of our Telecrafter subsidiary pursuant to an employment agreement described elsewhere in this prospectus, with an initial annual base salary of $200,000.

     In connection with the acquisition of the Telecrafter assets, we also entered into a $15 million term loan facility with General Electric Capital Corporation pursuant to which General Electric Capital was issued warrants to purchase 1,479,896 shares of our common stock at $.01 per share, which warrants will be converted in shares of common stock simultaneously with this offering. The term loan facility will be repaid with the proceeds of this offering. Mr. Toole, one of our directors, was Senior Vice President of Human Resources of General Electric Capital Services, a parent of General Electric Capital Corporation, until his retirement in July 1999.

TELECORE ACQUISITION

     In June 2000, we acquired TeleCore for approximately $172.5 million, which we paid in a combination of cash, common stock, preferred stock and a promissory note. Crest Communications had acquired approximately 17% of the stock of TeleCore in October 1999. John M. Clarey, a principal shareholder of TeleCore, received in the merger 4,980,727 shares of Viasource common stock and $16.8 million in promissory notes, of which approximately $10 million is required to be paid upon this offering, subject to certain exceptions, and Crest Communications received 2,600,335 shares of preferred stock and 108,406 shares of Viasource common stock. Mr. Fitzgerald, one of our directors, also served as a director of TeleCore.

SHAREHOLDERS AGREEMENT

     Each of our shareholders is party to a shareholders agreement. The agreement will terminate upon completion of this offering, other than the provisions which grant to certain shareholders the right to require us to register their shares with the SEC and the right to participate in a public offering of shares made by us.

OTHER

     In January 2000, we purchased 1,174,756 shares of our common stock from Mr. O'Leary and an entity owned by Mr. O'Leary for $1,538,932. We issued a promissory note in the principal amount of $1,538,932, bearing interest at 9% per annum and maturing in January 2001. Of the shares of common stock we purchased, 1,174,757 were put into escrow to secure our obligations under the promissory note to Mr. O'Leary. The note will be paid upon the completion of this offering. 2,143,523 additional shares of common stock owned by Mr. O'Leary were purchased by certain of our shareholders for an aggregate purchase price of $2,808,015. In connection with the exercise by Mr. O'Leary of his right to put the securities to us, he resigned as a member of our Board of Directors.

     In connection with his employment in 1998, Mr. Russey, our President and Chief Executive Officer, received a loan of $75,000 as a sign-on bonus and to defray his relocation costs. The loan bears interest at an annual rate of 8.5% and, as long as Mr. Russey continues to be employed by us, the principal amount will be forgiven ratably over three years. As of March 31, 2000, the principal balance of the loan is $50,000.

     Our Mountain Division leases its headquarters in Lakewood, Colorado from Mr. Nassau. The lease runs through March 2011 and can be renewed for up to two additional five-year terms. The lease currently provides for a total annual rent of approximately $71,000, increasing by approximately $6,000 in each year of the lease.

     In March 2000, we entered into our current $15.0 million senior revolving credit facility, which matures on September 7, 2004, with General Electric Capital Corporation. Mr. Toole, one of our directors, was Senior Vice President of Human Resources of General Electric Capital Corporation, a parent of General Electric Capital Corporation, until his retirement in July 1999.

COMPANY POLICY

     In the future, any transactions with our directors, officers, employees or affiliates are anticipated to be minimal and will, in any case, be approved by a majority of the Board of Directors or a committee thereof, including a majority of disinterested members of the Board of Directors.

                             PRINCIPAL SHAREHOLDERS

     The table below lists information about the beneficial ownership of our common stock as of June 1, 2000 and after completion of this offering, including shares which the individuals have the right to acquire within 60 days upon the exercise of options and shares that will be issued simultaneously with this offering upon the mandatory exercise of outstanding warrants, by (a) each person whom we know to own beneficially more than 5% of our common stock, (b) each of our directors and named executive officers and (c) all of our directors and executive officers as a group. None of our existing shareholders will sell shares in this offering.

                                                                               PERCENTAGE OF
                                                                                  SHARES
                                                                            BENEFICIALLY OWNED
                                                           NUMBER OF        -------------------
                                                      SHARES BENEFICIALLY    BEFORE     AFTER
NAME                                                         OWNED          OFFERING   OFFERING
Crest Communications Holdings LLC(1)................      16,323,714         26.53%
PPM America, Inc.(2)................................       5,398,250          8.81
PNC Venture Corp.(3)................................       4,318,979          7.05
BancBoston Investments Inc..........................       3,423,892          5.59
John M. Clarey......................................       4,980,727          8.13
William W. Sprague(4)...............................      16,323,714         26.53
Craig A. Russey(5)..................................         626,666          1.01
V. Michael Fitzgerald(4)............................      16,323,714         26.53
Lawrence J. Toole(6)................................          25,000             *
Randall R. Lunn(7)..................................       2,086,011          3.41
Roy D. Tartaglia(8).................................       2,559,354          4.18
Douglas J. Betlach..................................              --             *
Richard Rettstadt(9)................................       4,104,527          6.69
Bruce A. Nassau, Ph.D.(10)..........................       4,607,000          7.52
All executive officers and directors as a group (10
  persons)(11)......................................      31,435,162         50.35

------------------------------

  *  Less than 1% of outstanding common stock.

 (1) Includes 36,997 shares owned by Crest CRI LLC, 13,425,228 shares owned by Crest Communications Partners LP, 250,000 shares that will be issued simultaneously with this offering pursuant to a warrant owned by Crest Communications Partners LP and 2,600,335 shares of common stock that will be issued simultaneously with this offering upon conversion of preferred stock owned by Crest Communications Partners LP; these entities are affiliates of Crest Communications Holdings LLC. The address of the beneficial owner is 320 Park Avenue, 17th Floor, New York, NY 10022.

 (2) Includes 26,521 shares owned by Old Hickory Fund, I, LLC and 5,371,729 shares owned by Jackson National Life Insurance Company; these entities are affiliates of PPM America, Inc. The address of the beneficial owner is c/o PPM America, Inc., 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606.

 (3) Includes 712,632 shares owned by Wood Street Partners, II, an affiliate of PNC Venture Corp. The address of the beneficial owner is c/o PNC Equity Management Corp., 3150 CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222.

 (4) Represents shares beneficially owned by Crest Communications Holdings LLC. Mr. Sprague is the founder, and Mr. Fitzgerald is a Managing Director, of Crest Communications. As such, Messrs. Sprague and Fitzgerald may be deemed to be controlling persons of Crest Communications. Messrs. Sprague and Fitzgerald disclaim beneficial ownership of these shares except to the extent of their pecuniary interests in Crest Communications Partners LP and Crest CRI LLC.

 (5) Includes 626,666 shares that Mr. Russey may acquire pursuant to options exercisable within 60 days.

 (6) Includes 25,000 shares that Mr. Toole may acquire pursuant to options exercisable within 60 days.

 (7) Includes 2,074,857 shares of common stock that will be issued simultaneously with this offering upon conversion of shares of common stock owned by Palomar Ventures LLP. Mr. Lunn is a Managing Member of Palomar Ventures. The address of the beneficial owner is 18881 Von Karman Avenue, Suite 960, Irvine, California 92612.

 (8) Includes 908,637 shares held by the Tartaglia Family Trust.

 (9) Includes 4,048,960 shares held by CEEJ LLC, an affiliate of Mr. Rettstadt, and 55,567 shares that Mr. Rettstadt may acquire pursuant to options exercisable within 60 days.

(10) Includes 500,000 shares held by Nassau Communications, Inc., an affiliate of Mr. Nassau, and 1,560,000 shares held by Mr. Nassau's wife.

(11) See notes 1, 5, 6, 7, 8, 9, 10 and 11 above.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of our capital stock is based, in part, on provisions of our certificate of incorporation and our bylaws. For a complete description of our capital stock, you should review our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

     Our certificate of incorporation authorizes 115,000,000 shares of common stock, with no par value, and 15,000,000 shares of preferred stock, with no par value, the rights and preferences of which may be designated by our Board of Directors. As of the date of this prospectus there will be shares of common stock and 5,263,470 shares of preferred stock issued and outstanding. Upon the closing of this offering, all outstanding shares of preferred stock will convert into an aggregate of 5,263,470 shares of
common stock. After this offering, there will be an additional      shares of
common stock outstanding.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders, subject to any preferential voting rights of outstanding preferred stock, and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably dividends as may be declared by our Board of Directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. If we liquidate, dissolve or wind up our business, the holders of common stock will be entitled to share ratably in all assets remaining after the payment of debts and liabilities and the liquidation preference of any then outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

     Our Board of Directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue up to an aggregate of 15,000,000 shares of preferred stock in one or more series and to fix the designations, and the relative rights, preferences and limitations of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series.

ANTI-TAKEOVER EFFECTS

     There are provisions of New Jersey law, and our certificate of incorporation and bylaws, that may have an anti-takeover effect. These provisions are designed to protect shareholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our Board of Directors for the fair and equitable treatment of all shareholders.

  PREFERRED STOCK

     As we described above, our Board of Directors, without shareholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of Viasource or make removal of management more difficult.

  ELECTION AND REMOVAL OF DIRECTORS

     Our certificate of incorporation and bylaws provide for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our shareholders. Also, our directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of our Board of Directors, as it generally makes it more difficult for shareholders to replace a majority of directors in a relatively short period of time.

  SHAREHOLDER MEETINGS

     Our bylaws provide that the shareholders may not call a special meeting of shareholders. Rather, only our Board of Directors, chairman of the board or president will be able to call special meetings of shareholders, unless, in accordance with New Jersey law, a shareholders meeting is ordered by a court upon application by at least 10% of our outstanding stock and a showing of good cause. Our certificate of incorporation prohibits shareholders from taking action by written consent, unless the action is unanimous.

  REQUIREMENTS FOR ADVANCE NOTIFICATION OF SHAREHOLDER NOMINATIONS AND PROPOSALS

     Our bylaws provide advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or one of its committees.

  NEW JERSEY ANTI-TAKEOVER LAW

     New Jersey has adopted a type of anti-takeover statute known as a "business combination" statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder of that corporation unless the combination is approved by the board prior to the interested shareholder's stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested shareholder, or the combination meets minimum financial terms specified by the statute. An "interested shareholder" is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five-year period has at any time owned

10% or more of the voting power. The term "business combination" is defined broadly to include, among other things:

     - the merger or consolidation of the corporation with the interested shareholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareholder,

     - the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder or any affiliate or associate of the interested shareholder of 10% or more of the corporation's assets, or

     - the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the stock of the corporation.

     The effect of the statute is to protect non-tendering, post-acquisition minority shareholders from mergers in which they will be "squeezed out" after the merger, by prohibiting transactions in which an acquiror could favor itself at the expense of minority shareholders. The New Jersey statute generally applies to corporations that are organized under New Jersey law, have either their principal executive offices or significant business operations located in New Jersey, and have a class of stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934. The statute would not apply to a business combination between us and Crest Communications, because Crest Communications will beneficially own more than 10% of our voting power at the time we first become subject to the Securities Exchange Act. A corporation may not opt out of the coverage of the statute.

LIMITATION OF OFFICER AND DIRECTOR LIABILITY AND INDEMNIFICATION ARRANGEMENTS

     As permitted by New Jersey law, our certificate of incorporation contains a provision that eliminates the personal liability of directors and the personal liability of officers to us or our shareholders for damages for breach of any duty owed to us or our shareholders, except for liability for any breach of duty based upon an act or omission which:

     - was in breach of the director's or officer's duty of loyalty to us or our shareholders,

     - was not in good faith or involved a knowing violation of law, or

     - resulted in receipt by the director or officer of an improper personal benefit.

In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under New Jersey law.

     Our certificate of incorporation also generally provides that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of Viasource, by reason of the fact that he:

     - is or was a director, officer, employee or agent of ours,

     - is or was serving at our request as a director, officer, employee or agent of another entity, or

     - is or was serving at our request as a fiduciary of an employee benefit plan,

against expenses (and liabilities if the proceeding is not by or in the right of Viasource) incurred by the person in connection with such proceeding. We will not indemnify a person who:

     - did not act in good faith and in a manner the person reasonably believed to be in, or not opposed to, our best interests, or

     - with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     We will pay the expenses incurred by an indemnifiable person in advance of the final disposition of any action, suit or proceeding described above if the person agrees in advance to repay the amounts if it is determined that the person is not entitled to indemnification under New Jersey law.

TRANSFER AGENT AND REGISTRAR

                     will be the transfer agent and registrar for our common stock.

LISTING

     We will apply to have our common stock approved for quotation on The Nasdaq National Market System under the trading symbol "VVVV."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have            shares of common
stock outstanding, including 1,729,896 shares that will be issued upon the offering in respect of warrants we have issued and 5,263,470 shares of common stock that will be issued upon the offering on conversion of our preferred stock. All of the shares offered hereby will be freely saleable in the public market after completion of this offering, unless acquired by our affiliates. We have agreed not to sell, contract or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus, except for shares issued as consideration for business acquisitions, shares issuable upon exercise of currently outstanding stock options or warrants, and options granted under our stock option plan, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Of the 61,267,462 shares of our common stock that will be outstanding immediately prior to completion of this offering, are subject to agreements that prohibit the shareholders from selling or otherwise disposing of shares for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. The remaining shares of common stock that will be outstanding prior to completion of this offering, are "restricted securities" as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if the sale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. We summarize these two rules below.

     There has been no public market for our common stock prior to this offering, and we cannot assure you that an active public market for our common stock will develop or be sustained after completion of this offering. Sales of substantial amounts of our common stock, or the perception that substantial sales of common stock could occur, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital or effect acquisitions through the issuance of common stock.

RULE 144

     Of the shares of our common stock that will be outstanding prior to this
offering,             shares will become eligible for trading under the
exemption provided by Rule 144 beginning 90 days after the date on which the registration statement of which this prospectus is a part becomes effective, subject to restrictions described below. Of these shares, are subject to agreements that prohibit the shareholders from selling or otherwise disposing of shares for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. In general, under Rule 144, a person, including persons who may be deemed our affiliates, who has owned his or her shares for at least one year may sell within any three-month period that number of shares which does not exceed the greater of:

     - 1% of the outstanding shares of the common stock (or
       approximately           shares, giving effect to this offering), or

     - the average weekly trading volume during the four calendar weeks preceding each sale.

     Sales under Rule 144 also are subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not or has not been an "affiliate" of the company for at least three months and who has owned his or her shares for at least two years would be entitled to sell these shares under Rule 144 without regard to the limitations discussed above.

RULE 701

     An additional approximately           shares of common stock are currently
issuable upon the exercise of outstanding options that were issued in reliance on Rule 701. All of these shares may be eligible for sale in reliance on Rule 701 beginning 90 days after the date on which the registration statement of which this prospectus is a part becomes effective. In general, under Rule 701, any of our employees who purchase shares from us in connection with a compensatory plan or other agreement is eligible to resell those shares 90 days after the effective date of the registration statement in reliance on Rule 144, but without compliance with certain of the restrictions contained in Rule 144, including the holding period and, in the case of employees who are not our affiliates, the volume limitations. Of the shares eligible for sale in reliance on Rule 701, are subject to agreements that prohibit the shareholders from selling or otherwise disposing of shares for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

REGISTRATION RIGHTS

     Upon completion of this offering, under an agreement we have entered into with certain of our shareholders, the holders of 56,577,763 shares of common stock that are restricted securities will be entitled to require us to register sales of their shares with the SEC, subject to limitations in the case of an underwritten offering. Of these shares, the holders of 16,323,714 shares of common stock will be entitled to require us to register sales of their shares 180 days after the completion of this offering, and the holders of an additional 40,254,049 shares of common stock will be entitled to require us to register sales of their shares after the first anniversary of the completion of this offering. If we are eligible to file a short-form registration statement with the SEC, after the first anniversary of the completion of this offering, the holders of an additional 4,689,699 shares of common stock will be entitled to require us to register sales of their shares, as long as the shares to be sold represent at least 5% of the securities subject to the shareholders agreement. If we register any of our securities under the Securities Act for our own account or for the account of other shareholders, these shareholders are entitled to notice of the registration and are entitled to include their shares of common stock in the registration, subject to limitations in the case of an underwritten offering. In most circumstances, we will be required to pay the expense of registering these shareholders' shares.

STOCK OPTIONS

     As soon as practical after the completion of this offering, we intend to file a registration statement under the Securities Act to register shares of common stock issuable on exercise of stock options, after the expiration of vesting periods, granted or to be granted under our stock option plan. After the filing of that registration statement, those shares will be freely saleable in the public market immediately following exercise of such options, except in the case of shares that may be acquired by our executive officers and directors.

                                  UNDERWRITERS

     Subject to the terms and conditions contained in an underwriting agreement,
dated                       , 2000, the underwriters named below, who are
represented by Donaldson, Lufkin & Jenrette Securities Corporation, Prudential Securities Incorporated, Chase Securities Inc., First Union Securities Incorporated and DLJdirect Inc. have severally agreed to purchase from us the number of shares set forth opposite their names below.

UNDERWRITERS:                                                 NUMBER OF SHARES
     Donaldson, Lufkin & Jenrette Securities Corporation....
     Prudential Securities Incorporated.....................
     Chase Securities Inc. .................................
     First Union Securities Incorporated....................
     DLJdirect Inc..........................................

                                                                  --------
           Total............................................
                                                                  ========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of certain legal matters by their counsel and to certain other conditions including the effectiveness of the registration statement, the continuing correctness of our representations, the receipt of a "comfort letter" from our accountants, the listing of our common stock on The Nasdaq National Market System and no occurrence of an event that would have a material adverse effect on us. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

     The underwriters propose initially to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering
price less a concession not in excess of $           per share. The underwriters
may allow, and such dealers may re-allow, a concession not in excess of
$           per share on sales to certain other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     An electronic prospectus will be available on the Web site maintained by DLJdirect Inc., one of the underwriters and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on this Web site relating to the offering is not part of this prospectus and has not been approved or endorsed by Viasource or the underwriters, and should not be relied on by prospective investors.

     Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential Advisor(SM), a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors. Other than the prospectus in electronic format, the information on this Web site relating to the offering is not part of this prospectus and has not been approved or endorsed by Viasource or the underwriters, and should not be relied on by prospective investors.

     The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                             PAID BY VIASOURCE
                                                        ---------------------------
                                                        NO EXERCISE   FULL EXERCISE
Per share.............................................   $              $
           Total......................................   $              $

     We have granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to additional shares at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

     We estimate our expenses relating to the offering to be $           .

     Viasource and the underwriters have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act.

     Viasource, our executive officers and directors, and some of our other shareholders have agreed that, for a period of 180 days from the date of this prospectus and subject to some exceptions, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation do either of the following:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

     Either of the foregoing transaction restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or such other securities, in cash or otherwise. In addition, during such period, we have agreed not to file any registration statement with respect to, and each of our executive officers and directors has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable for common stock, except in respect of our stock option plan, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     At our request, the underwriters have reserved up to      percent of the
shares offered hereby for sale at the initial public offering price to certain of our employees, members of their immediate families and other individuals who are our business associates. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     We will apply to have our common stock approved for quotation on The Nasdaq National Market System under the trading symbol "VVVV." In order to meet the requirements for listing our common stock on The Nasdaq National Market System, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial owners.

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

     Some of the underwriters or their affiliates have provided and/or may in the future provide investment banking or other financial advisory services to us and our affiliates from time to time, for which they have received and are expected to receive customary fees and expenses.

STABILIZATION

     In connection with this offering, any of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if Donaldson, Lufkin & Jenrette Securities Corporation repurchases previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates that the clients of such syndicate members have "flipped" the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

PRICING OF THIS OFFERING

     Prior to the offering, there has been no established market for our common stock. The initial public offering price for the shares of common stock offered by this prospectus will be determined by negotiation between Viasource and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

     - the history of and the prospects for the industry in which we compete,

     - our past and present operations,

     - our historical results of operations,

     - our prospects for future earnings,

     - the recent market prices of securities of generally comparable companies, and

     - general conditions of the securities market at the time of this offering.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by our special New Jersey counsel, Pitney, Hardin, Kipp & Szuch LLP, Morristown, New Jersey, and certain other legal matters in connection with this offering will be passed upon for us by Dewey Ballantine LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of Viasource Communications, Inc. and subsidiaries as of January 2, 1999 and January 1, 2000 and for each of the three fiscal years in the period ended January 1, 2000 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Nassau Communications, Inc. (d/b/a Telecrafter Services Corporation) as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Communication Resources Incorporated and subsidiary as of December 31, 1997 and 1998 and for the period from February 13, 1997 (Inception) through December 31, 1997 and for the year ended December 31, 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of TeleCore, Inc. and subsidiaries as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the consolidated financial statements contains an explanatory paragraph that states that the Company's operating losses and negative cash flows from operations to date and increased capital needs raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The combined financial statements of Excalibur Cable Communications, Ltd as of December 31, 1999 and for the year ended December 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Excalibur Cable Communications, Ltd as of December 31, 1998 and for the year ended December 31, 1998 included in this prospectus and elsewhere in the registration statement have been audited by D.R. Maxfield & Company, independent public accountants, as indicated in their report with respect thereto, and are included in this document in reliance upon the authority of D.R. Maxfield & Company as experts in giving said reports.

     The financial statements of D.S. Cable TV Contractor, Inc. as of December 31, 1998 and 1999 and for each of the two years in the period ended December 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Service Cable Electric, Inc. and Service Cable Corporation as of December 31, 1998 and 1999 and for each of the two years in the period ended December 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Felsing, Rankin & Co., P.A., independent public accountants, as indicated in their report with respect thereto, and are included in this document in reliance upon the authority of Felsing, Rankin & Co., P.A. as experts in giving said reports.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered. This prospectus contains all information about us and our common stock that would be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us.

     You may inspect a copy of the registration statement, and the exhibits and schedules to the registration statement, free of charge at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of all or any part of the registration statement the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the SEC's Web site at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

                         INDEX TO FINANCIAL STATEMENTS

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                              PAGE
                                                              -----
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):
  Basis of Presentation (Unaudited).........................    F-3
  Pro Forma Consolidated Statement of Operations for the
     Fiscal Year Ended January 1, 2000 (Unaudited)..........    F-4
  Pro Forma Consolidated Statement of Operations for the
     Three Months Ended April 3, 1999 (Unaudited)...........    F-5
  Pro Forma Consolidated Statement of Operations for the
     Three Months Ended April 1, 2000 (Unaudited)...........    F-6
  Pro Forma Consolidated Balance Sheet as of April 1, 2000
     (Unaudited)............................................    F-7
  Notes to Pro Forma Consolidated Financial Statements
     (Unaudited)............................................    F-8
HISTORICAL FINANCIAL STATEMENTS:
  VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES
     Report of Independent Public Accountants...............   F-16
     Consolidated Balance Sheets as of January 2, 1999,
      January 1, 2000 and April 1, 2000.....................   F-17
     Consolidated Statements of Operations for the Fiscal
      Years Ended January 3, 1998, January 2, 1999 and
      January 1, 2000 and Three Months Ended April 3, 1999
      and April 1, 2000.....................................   F-18
     Consolidated Statements of Shareholders' Equity for the
      Fiscal Years Ended January 3, 1998, January 2, 1999
      and January 1, 2000 and Three Months Ended April 1,
      2000..................................................   F-19
     Consolidated Statements of Cash Flows for the Fiscal
      Years Ended January 3, 1998, January 2, 1999 and
      January 1, 2000 and Three Months Ended April 3, 1999
      and April 1, 2000.....................................   F-20
     Notes to Consolidated Financial Statements.............   F-21
     All schedules are omitted because they are not
     applicable, or not required, or because the required
     information is included in the Consolidated Financial
     Statements or notes thereto.
  NASSAU COMMUNICATIONS, INC. (D/B/A TELECRAFTER SERVICES
     CORPORATION)
     Report of Independent Public Accountants...............   F-41
     Balance Sheets as of December 31, 1997 and 1998........   F-42
     Statements of Operations for the Years Ended December
      31, 1997 and 1998 and Six Months Ended June 30, 1998
      and 1999..............................................   F-43
     Statements of Shareholders' Equity for the Years Ended
      December 31, 1997 and 1998............................   F-44
     Statements of Cash Flows for the Years Ended December
      31, 1997 and 1998 and Six Months Ended June 30, 1998
      and 1999..............................................   F-45
     Notes to Financial Statements..........................   F-46
  COMMUNICATION RESOURCES INCORPORATED AND SUBSIDIARY - JUNE
     30, 1998 AND 1999 (UNAUDITED)
     Consolidated Statements of Operations for the Six
      Months Ended June 30, 1998 and 1999...................   F-52
     Consolidated Statements of Cash Flows for the Six
      Months Ended June 30, 1998 and 1999...................   F-53
     Notes to Consolidated Financial Statements.............   F-54
  COMMUNICATION RESOURCES INC. L.P. - DECEMBER 31, 1997
     Report of Independent Certified Public Accountants.....   F-57
     Consolidated Balance Sheet as of December 31, 1997.....   F-58
     Consolidated Statement of Operations for the Period
      from February 13, 1997 (Inception) through December
      31, 1997..............................................   F-59
     Consolidated Statement of Changes in Partners Capital
      Accounts for the Period from February 13, 1997
      (Inception) through December 31, 1997.................   F-60
     Consolidated Statement of Cash Flows for the Period
      from February 13, 1997 (Inception) through December
      31, 1997..............................................   F-61
     Notes to Consolidated Financial Statements.............   F-62
  COMMUNICATION RESOURCES INCORPORATED - DECEMBER 31, 1998
     Report of Independent Certified Public Accountants.....   F-68
     Balance Sheet as of December 31, 1998..................   F-69

                                                              PAGE
                                                              -----
     Statement of Operations for the Year Ended December 31,
      1998..................................................   F-70
     Statement of Shareholders' Equity for the Year Ended
      December 31, 1998.....................................   F-71
     Statement of Cash Flows for the Year Ended December 31,
      1998..................................................   F-72
     Notes to Financial Statements..........................   F-73
  D.S. CABLE TV CONTRACTORS, INC.
     Report of Independent Public Accountants...............   F-82
     Balance Sheets as of December 31, 1998 and 1999 and
      March 31, 2000........................................   F-83
     Statements of Operations for the Years Ended December
      31, 1998 and 1999 and Three Months Ended March 31,
      1999 and 2000.........................................   F-84
     Statements of Shareholders' Equity for the Years Ended
      December 31, 1998 and 1999 and Three Months Ended
      March 31, 2000........................................   F-85
     Statements of Cash Flows for the Years Ended December
      31, 1998 and 1999 and Three Months Ended March 31,
      1999 and 2000.........................................   F-86
     Notes to Financial Statements..........................   F-87
  SERVICE CABLE ELECTRIC, INC. AND SERVICE CABLE CORPORATION
     Report of Independent Public Accountants...............   F-90
     Combined Balance Sheets as of December 31, 1998 and
      1999 and March 31, 2000...............................   F-91
     Combined Statements of Operations for the Years Ended
      December 31, 1998 and 1999 and Three Months Ended
      March 31, 1999 and 2000...............................   F-92
     Combined Statements of Stockholders' Equity for the
      Years Ended December 31, 1998 and 1999................   F-93
     Combined Statements of Cash Flows for the Years Ended
      December 31, 1998 and 1999 and Three Months Ended
      March 31, 1999 and 2000...............................   F-94
     Notes to Combined Financial Statements.................   F-95
  EXCALIBUR CABLE COMMUNICATIONS, LTD. AND HOME SATELLITE
     EXPRESS, INC.
     Reports of Independent Public Accountants..............   F-99
     Combined Balance Sheets as of December 31, 1998 and
      1999 and March 31, 2000...............................  F-101
     Combined Statements of Operations for the Years Ended
      December 31, 1998 and 1999 and Three Months Ended
      March 31, 1999 and 2000...............................  F-102
     Combined Statements of Shareholders' Equity (Deficit)
      for the Years Ended December 31, 1998 and 1999 and
      Three Months Ended March 31, 2000.....................  F-103
     Combined Statements of Cash Flows for the Years Ended
      December 31, 1998 and 1999 and Three Months Ended
      March 31, 1999 and 2000...............................  F-104
     Notes to Combined Financial Statements.................  F-105
  TELECORE, INC.
     Reports of Independent Public Accountants..............  F-113
     Consolidated Balance Sheets as of December 31, 1998 and
      1999 and March 31, 2000...............................  F-114
     Consolidated Statements of Operations for the Years
      Ended December 31, 1997, 1998 and 1999 and Three
      Months Ended March 31, 1999 and 2000..................  F-115
     Consolidated Statements of Shareholders' Equity
      (Deficiency) for the Years Ended December 31, 1997,
      1998 and 1999 and Three Months Ended March 31, 2000...  F-116
     Consolidated Statements of Cash Flows for the Years
      Ended December 31, 1997, 1998 and 1999 and Three
      Months Ended March 31, 1999 and 2000..................  F-117
     Notes to Consolidated Financial Statements.............  F-118

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION
                                  (UNAUDITED)

     The following unaudited pro forma consolidated financial statements as of April 1, 2000 and for the fiscal year ended January 1, 2000, the three months ended April 3, 1999 and the three months ended April 1, 2000 are based on the historical consolidated financial statements of Viasource Communications, Inc. ("Viasource" or the "Company") as adjusted to illustrate the estimated effects of the following transactions as if each transaction occurred on January 3, 1999 for the statement of operations and on April 1, 2000 for the balance sheet:

     - our acquisition of Communication Resources Incorporated ("CRI") on July 23, 1999 and our acquisition of the net assets of Telecrafter Services Corporation ("Telecrafter") on September 7, 1999 (together "the 1999 Acquisitions");

     - the incurrence of all indebtedness arising from the 1999 Acquisitions;

     - Our acquisition of the net assets of D.S. Cable TV Contractor, Inc. ("D.S. Cable") on April 21, 2000, our acquisition of the net assets of Service Cable Electric, Inc. and Service Cable Corporation (collectively "Service Cable") on May 5, 2000, our acquisition of Excalibur Cable Communications, Inc. and Home Satellite Express, Inc. (collectively "Excalibur") on June 1, 2000 and our acquisition of TeleCore, Inc. ("TeleCore") on June 1, 2000 (together "the 2000 Acquisitions");

     - the issuance of shares of Preferred stock, in the acquisition of TeleCore, and the subsequent conversion of those preferred shares into Common stock upon the Company's initial public offering,

     - the incurrence of all indebtedness arising from the 2000 Acquisitions;
       and

     - the exercise of warrants to purchase shares of Common stock upon the consummation of the Company's initial public offering.

     The unaudited pro forma consolidated financial statements give effect to the 1999 Acquisitions and the 2000 Acquisitions under the purchase method of accounting. These statements are based on the historical financial statements of Viasource and the 1999 Acquisitions and the 2000 Acquisitions and assumptions set forth below and in the notes to the unaudited pro forma consolidated financial statements.

     The pro forma adjustments for the 2000 Acquisitions are based upon preliminary estimates, currently available information and certain assumptions that management deems appropriate. The unaudited pro forma consolidated financial statements presented herein are not necessarily indicative of the consolidated results that Viasource would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of Viasource. The unaudited pro forma consolidated financial statements should be read in conjunction with the other historical financial statements and notes thereto included elsewhere in this prospectus.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       FISCAL YEAR ENDED JANUARY 1, 2000
                                  (UNAUDITED)

                                              1999 ACQUISITIONS
                                         ---------------------------    PRO FORMA
                                  HISTORICAL RESULTS (NOTE 1)             1999         PRO FORMA
                           -----------------------------------------   ACQUISITION     AFTER 1999
                            VIASOURCE        CRI        TELECRAFTER    ADJUSTMENTS    ACQUISITIONS
                           -----------   -----------   -------------   -----------    ------------
                             (FISCAL     (JANUARY 1,    (JANUARY 1,     (NOTE 2)
                           YEAR ENDED      1999 TO        1999 TO
                           JANUARY 1,     JULY 23,     SEPTEMBER 7,
                              2000)         1999)          1999)
REVENUES.................  $61,395,868   $18,179,606    $11,640,039    $       --     $ 91,215,513
                           -----------   -----------    -----------    -----------    ------------
COST OF REVENUES.........   51,008,541    15,693,955      9,016,489            --       75,718,985
SELLING, GENERAL AND
 ADMINISTRATIVE..........    7,362,166     1,790,051        713,703            --        9,865,920
DEPRECIATION AND
 AMORTIZATION............    2,813,689     1,070,761         60,338     1,507,657(a)     5,452,445
SPECIAL COMPENSATION
 CHARGES.................    1,163,638            --             --            --        1,163,638
RECAPITALIZATION COSTS...    1,108,314            --             --            --        1,108,314
                           -----------   -----------    -----------    -----------    ------------
   Total operating
     expenses............   63,456,348    18,554,767      9,790,530     1,507,657       93,309,302
                           -----------   -----------    -----------    -----------    ------------
   Income (loss) from
     operations..........   (2,060,480)     (375,161)     1,849,509    (1,507,657)      (2,093,789)
INTEREST INCOME..........       76,074            --         71,434            --          147,508
INTEREST EXPENSE.........    1,419,300       147,396          6,813     1,147,350(b)     2,720,859
                           -----------   -----------    -----------    -----------    ------------
   Income (loss) before
     taxes...............   (3,403,706)     (522,557)     1,914,130    (2,655,007)      (4,667,140)
INCOME TAX PROVISION
 (BENEFIT)...............     (554,630)      317,588         35,726      (458,509)(c)     (659,825)
                           -----------   -----------    -----------    -----------    ------------
NET INCOME (LOSS) FROM
 CONTINUING OPERATIONS...  $(2,849,076)  $  (840,145)   $ 1,878,404    $(2,196,498)   $ (4,007,315)
                           ===========   ===========    ===========    ===========    ============
NET LOSS PER SHARE (NOTE
 7)......................  $     (0.08)                                               $      (0.08)
                           ===========                                                ============
SHARES USED IN COMPUTING
 NET LOSS PER SHARE (NOTE
 7)......................   36,537,619                                                  51,175,978
                           ===========                                                ============

                                                                                                        PRO FORMA
                                                                                     PRO FORMA            AFTER
                               2000 ACQUISITIONS HISTORICAL RESULTS (NOTE 1)            2000            1999 AND
                           ------------------------------------------------------   ACQUISITION           2000
                           D.S. CABLE   SERVICE CABLE    EXCALIBUR     TELECORE     ADJUSTMENTS       ACQUISITIONS
                           ----------   -------------   -----------   -----------   ------------    -----------------
                                       (YEAR ENDED DECEMBER 31, 1999)                 (NOTE 2)

REVENUES.................  $3,294,200    $6,264,332     $20,168,220   $ 9,583,558   $        --       $130,525,823
                           ----------    ----------     -----------   -----------   ------------      ------------
COST OF REVENUES.........  1,871,809      4,984,346      17,467,235     8,589,783            --        108,632,158
SELLING, GENERAL AND
 ADMINISTRATIVE..........    639,446        308,291       3,738,983     3,343,489            --         17,896,129
DEPRECIATION AND
 AMORTIZATION............    100,272         50,137         437,713        53,437    21,808,287(d)      27,902,291
SPECIAL COMPENSATION
 CHARGES.................         --             --              --        65,420            --          1,229,058
RECAPITALIZATION COSTS...         --             --              --            --            --          1,108,314
                           ----------    ----------     -----------   -----------   ------------      ------------
   Total operating
     expenses............  2,611,527      5,342,774      21,643,931    12,052,129    21,808,287        156,767,950
                           ----------    ----------     -----------   -----------   ------------      ------------
   Income (loss) from
     operations..........    682,673        921,558      (1,475,711)   (2,468,571)  (21,808,287)       (26,242,127)
INTEREST INCOME..........     12,002          1,853          56,348            --            --            217,711
INTEREST EXPENSE.........      2,178         19,903         135,330       141,041     2,616,684(e)       5,635,995
                           ----------    ----------     -----------   -----------   ------------      ------------
   Income (loss) before
     taxes...............    692,497        903,508      (1,554,693)   (2,609,612)  (24,424,971)       (31,660,411)
INCOME TAX PROVISION
 (BENEFIT)...............         --             --        (574,873)        2,400            --(f)      (1,232,298)
                           ----------    ----------     -----------   -----------   ------------      ------------
NET INCOME (LOSS) FROM
 CONTINUING OPERATIONS...  $ 692,497     $  903,508     $  (979,820)  $(2,612,012)  $(24,424,971)     $(30,428,113)
                           ==========    ==========     ===========   ===========   ============      ============
NET LOSS PER SHARE (NOTE
 7)......................                                                                             $      (0.44)
                                                                                                      ============
SHARES USED IN COMPUTING
 NET LOSS PER SHARE (NOTE
 7)......................                                                                               68,859,563
                                                                                                      ============

      See accompanying notes to unaudited pro forma financial statements.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED APRIL 3, 1999
                                  (UNAUDITED)

                                              1999 ACQUISITIONS
                                          -------------------------    PRO FORMA
                                  HISTORICAL RESULTS (NOTE 1)            1999         PRO FORMA
                            ---------------------------------------   ACQUISITION     AFTER 1999
                             VIASOURCE        CRI       TELECRAFTER   ADJUSTMENTS    ACQUISITIONS
                            -----------   -----------   -----------   -----------    ------------
                              (THREE        (THREE        (THREE       (NOTE 3)
                              MONTHS        MONTHS        MONTHS
                               ENDED         ENDED         ENDED
                             APRIL 3,      MARCH 31,     MARCH 31,
                               1999)         1999)         1999)
REVENUES..................  $8,608,688    $6,802,023    $3,929,113    $       --     $19,339,824
                            -----------   -----------   -----------   -----------    -----------
COST OF REVENUES..........   7,221,638     6,059,297     3,073,871            --      16,354,806
SELLING, GENERAL AND
 ADMINISTRATIVE...........     696,122       103,044       305,177            --       1,104,343
DEPRECIATION AND
 AMORTIZATION.............     331,949       164,327        21,871       541,935(a)    1,060,082
SPECIAL COMPENSATION
 CHARGES..................          --            --            --            --              --
RECAPITALIZATION COSTS....          --            --            --            --              --
                            -----------   -----------   -----------   -----------    -----------
     Total operating
       expenses...........   8,249,709     6,326,668     3,400,919       541,935      18,519,231
                            -----------   -----------   -----------   -----------    -----------
     Income (loss) from
       operations.........     358,979       475,355       528,194      (541,935)        820,593
INTEREST INCOME...........          --            --        22,483            --          22,483
INTEREST EXPENSE..........      36,842        41,911         2,986       422,696(b)      504,435
                            -----------   -----------   -----------   -----------    -----------
     Income (loss) before
       taxes..............     322,137       433,444       547,691      (964,631)        338,641
INCOME TAX PROVISION
 (BENEFIT)................     131,000       168,662         5,660       (51,705)(c)     253,617
                            -----------   -----------   -----------   -----------    -----------
NET INCOME (LOSS) FROM
 CONTINUING OPERATIONS....  $  191,137    $  264,782    $  542,031    $ (912,926)    $    85,024
                            ===========   ===========   ===========   ===========    ===========
NET INCOME (LOSS) PER
 SHARE (NOTE 7)...........  $     0.01                                               $        --
                            ===========                                              ===========
SHARES USED IN COMPUTING
 NET INCOME (LOSS) PER
 SHARE (NOTE 7)...........  34,394,049                                                59,694,547
                            ===========                                              ===========

                                                                                                         PRO FORMA
                                                                                      PRO FORMA            AFTER
                                2000 ACQUISITIONS HISTORICAL RESULTS (NOTE 1)            2000            1999 AND
                            ------------------------------------------------------   ACQUISITION           2000
                            D.S. CABLE   SERVICE CABLE    EXCALIBUR     TELECORE     ADJUSTMENTS       ACQUISITIONS
                            ----------   -------------   -----------   -----------   ------------    -----------------
                                     (THREE MONTHS ENDED MARCH 31, 1999)               (NOTE 3)

REVENUES..................  $ 801,061     $1,373,480     $ 5,314,503   $ 1,218,037   $        --       $ 28,046,905
                            ----------    ----------     -----------   -----------   ------------      ------------
COST OF REVENUES..........    399,821      1,107,160       4,625,958       987,003            --         23,474,748
SELLING, GENERAL AND
 ADMINISTRATIVE...........    124,178        114,166         204,292       100,122            --          1,647,101
DEPRECIATION AND
 AMORTIZATION.............     21,969          7,500          43,237        13,359     5,452,072(d)       6,598,219
SPECIAL COMPENSATION
 CHARGES..................         --             --              --            --            --                 --
RECAPITALIZATION COSTS....         --             --              --            --            --                 --
                            ----------    ----------     -----------   -----------   ------------      ------------
     Total operating
       expenses...........    545,968      1,228,826       4,873,487     1,100,484     5,452,072         31,720,068
                            ----------    ----------     -----------   -----------   ------------      ------------
     Income (loss) from
       operations.........    255,093        144,654         441,016       117,553    (5,452,072)        (3,673,163)
INTEREST INCOME...........        175             39           8,682            --            --             31,379
INTEREST EXPENSE..........         --          5,609          47,333        29,138       645,815(e)       1,232,330
                            ----------    ----------     -----------   -----------   ------------      ------------
     Income (loss) before
       taxes..............    255,268        139,084         402,365        88,415    (6,097,887)        (4,874,114)
INCOME TAX PROVISION
 (BENEFIT)................         --             --         156,541           600       (83,471)(f)        327,287
                            ----------    ----------     -----------   -----------   ------------      ------------
NET INCOME (LOSS) FROM
 CONTINUING OPERATIONS....  $ 255,268     $  139,084     $   245,824   $    87,815   $(6,014,416)      $ (5,201,401)
                            ==========    ==========     ===========   ===========   ============      ============
NET INCOME (LOSS) PER
 SHARE (NOTE 7)...........                                                                             $      (0.07)
                                                                                                       ============
SHARES USED IN COMPUTING
 NET INCOME (LOSS) PER
 SHARE (NOTE 7)...........                                                                               77,378,132
                                                                                                       ============

      See accompanying notes to unaudited pro forma financial statements.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED APRIL 1, 2000
                                  (UNAUDITED)

                                                                             2000 ACQUISITIONS HISTORICAL RESULTS (NOTE 1)
                                                                         ------------------------------------------------------
                                                          VIASOURCE      D.S. CABLE   SERVICE CABLE    EXCALIBUR     TELECORE
                                                        --------------   ----------   -------------   -----------   -----------
                                                        (THREE MONTHS             (THREE MONTHS ENDED MARCH 31, 2000)
                                                        ENDED APRIL 1,
                                                            2000)
REVENUES..............................................   $29,097,733      $701,838     $1,507,363     $ 9,266,038   $ 7,113,850
                                                         -----------      --------     ----------     -----------   -----------
COST OF REVENUES......................................    24,988,978       442,492      1,284,397       8,492,320     7,327,101
SELLING, GENERAL AND ADMINISTRATIVE...................     3,153,539       160,802        145,205       1,718,602     3,892,180
DEPRECIATION AND AMORTIZATION.........................     1,258,690        30,605          6,001         124,137       130,074
SPECIAL COMPENSATION CHARGES..........................     3,232,116            --             --              --        27,420
RECAPITALIZATION COSTS................................            --            --             --              --            --
                                                         -----------      --------     ----------     -----------   -----------
        Total operating expenses......................    32,633,323       633,899      1,435,603      10,335,059    11,376,775
                                                         -----------      --------     ----------     -----------   -----------
        Income (loss) from operations.................    (3,535,590)       67,939         71,760      (1,069,021)   (4,262,925)
INTEREST INCOME.......................................            --         3,835             22          24,436            --
INTEREST EXPENSE......................................       679,114           244          4,324          22,343       268,498
                                                         -----------      --------     ----------     -----------   -----------
        Income (loss) before taxes....................    (4,214,704)       71,530         67,458      (1,066,928)   (4,531,423)
INCOME TAX PROVISION (BENEFIT)........................      (154,000)           --             --        (377,618)           --
                                                         -----------      --------     ----------     -----------   -----------
NET INCOME (LOSS) FROM CONTINUING OPERATIONS..........   $(4,060,704)     $ 71,530     $   67,458     $  (689,310)  $(4,531,423)
                                                         ===========      ========     ==========     ===========   ===========
NET LOSS PER SHARE (NOTE 7)...........................   $     (0.09)
                                                         ===========
SHARES USED IN COMPUTING NET LOSS PER SHARE (NOTE
  7)..................................................    45,188,228
                                                         ===========

                                                        PRO FORMA 2000
                                                         ACQUISITION      PRO FORMA AFTER
                                                         ADJUSTMENTS     2000 ACQUISITIONS
                                                        --------------   -----------------
                                                           (NOTE 4)

REVENUES..............................................   $        --       $ 47,686,822
                                                         -----------       ------------
COST OF REVENUES......................................            --         42,535,288
SELLING, GENERAL AND ADMINISTRATIVE...................            --          9,070,328
DEPRECIATION AND AMORTIZATION.........................     5,452,072(a)       7,001,579
SPECIAL COMPENSATION CHARGES..........................            --          3,259,536
RECAPITALIZATION COSTS................................            --                 --
                                                         -----------       ------------
        Total operating expenses......................     5,452,072         61,866,731
                                                         -----------       ------------
        Income (loss) from operations.................    (5,452,072)       (14,179,909)
INTEREST INCOME.......................................            --             28,293
INTEREST EXPENSE......................................       670,985(b)       1,645,508
                                                         -----------       ------------
        Income (loss) before taxes....................    (6,123,057)       (15,797,124)
INCOME TAX PROVISION (BENEFIT)........................       531,618(c)              --
                                                         -----------       ------------
NET INCOME (LOSS) FROM CONTINUING OPERATIONS..........   $(6,654,675)      $(15,797,124)
                                                         ===========       ============
NET LOSS PER SHARE (NOTE 7)...........................                     $      (0.25)
                                                                           ============
SHARES USED IN COMPUTING NET LOSS PER SHARE (NOTE
  7)..................................................                       62,871,813
                                                                           ============

      See accompanying notes to unaudited pro forma financial statements.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 APRIL 1, 2000
                                  (UNAUDITED)

                                                                                                             PRO FORMA
                                                                 2000 ACQUISITIONS (NOTE 1)                     2000
                                                   ------------------------------------------------------   ACQUISITION
                                      VIASOURCE    D.S. CABLE   SERVICE CABLE    EXCALIBUR     TELECORE     ADJUSTMENTS
                                     -----------   ----------   -------------   -----------   -----------   ------------
                                       (AS OF                      (AS OF MARCH 31, 2000)                     (NOTE 5)
                                      APRIL 1,
                                        2000)
              ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.........  $ 3,743,710   $ 347,257     $   58,457     $ 2,071,317   $   710,691   $         --
 Restricted cash...................    1,570,000          --             --              --       242,340             --
 Accounts receivable, net..........   19,189,776     393,885      1,503,846       4,926,694     4,971,779             --
 Supply inventory..................    1,841,097          --             --       1,483,780            --             --
 Prepaid expenses and other........    2,520,290     125,447        149,358       2,015,585       785,274             --
                                     -----------   ----------    ----------     -----------   -----------   ------------
       Total current assets........   28,864,873     866,589      1,711,661      10,497,376     6,710,084             --
PROPERTY AND EQUIPMENT, net........    8,308,910     461,883        124,095       1,678,775     1,983,220             --
GOODWILL AND OTHER INTANGIBLES,
 net...............................   32,122,893          --             --              --            --    230,921,561
OTHER ASSETS.......................    2,142,147      48,003          1,560          87,529       466,310             --
                                     -----------   ----------    ----------     -----------   -----------   ------------
                                     $71,438,823   $1,376,475    $1,837,316     $12,263,680   $ 9,159,614   $230,921,561
                                     ===========   ==========    ==========     ===========   ===========   ============
   LIABILITIES AND SHAREHOLDERS'
          EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Current portion of long-term
   debt............................  $   978,071   $  11,563     $  126,090     $   565,444   $ 4,604,899   $         --
 Accounts payable..................    4,579,873      25,749        575,106       5,145,379     3,209,187             --
 Accrued expenses..................    8,975,245     360,915         31,003       2,801,932     2,033,960      1,044,000
 Deferred revenue..................    2,353,009          --             --       4,163,421            --             --
                                     -----------   ----------    ----------     -----------   -----------   ------------
       Total current liabilities...   16,886,198     398,227        732,199      12,676,176     9,848,046      1,044,000
                                     -----------   ----------    ----------     -----------   -----------   ------------
LONG-TERM DEBT.....................   24,143,822      20,214         28,150         271,739         7,361     29,454,000
                                     -----------   ----------    ----------     -----------   -----------   ------------
DEFERRED REVENUE...................      228,315          --             --         469,558            --             --
                                     -----------   ----------    ----------     -----------   -----------   ------------
DEFERRED TAX LIABILITY.............      219,647          --             --              --            --             --
                                     -----------   ----------    ----------     -----------   -----------   ------------
REDEEMABLE COMMON STOCK AND
 WARRANTS..........................    1,479,896          --             --              --            --             --
                                     -----------   ----------    ----------     -----------   -----------   ------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT):
 Preferred stock...................           --          --             --              --            --     54,085,220
 Common stock......................   35,773,935         500         12,000          95,000     7,475,562    138,940,694
 Common stock purchase warrants....      250,000          --             --              --            --             --
 Deferred compensation.............   (1,508,046)         --             --              --      (383,910)       383,910
 Unrealized gain on marketable
   securities......................      (11,337)         --             --              --            --             --
 Retained earnings (deficit).......   (2,023,607)    957,534      1,064,967        (143,773)   (7,787,445)     5,908,717
 Treasury stock....................   (4,000,000)         --             --      (1,105,020)           --      1,105,020
                                     -----------   ----------    ----------     -----------   -----------   ------------
       Total shareholders' equity
        (deficit)..................   28,480,945     958,034      1,076,967      (1,153,793)     (695,793)   200,423,561
                                     -----------   ----------    ----------     -----------   -----------   ------------
                                     $71,438,823   $1,376,475    $1,837,316     $12,263,680   $ 9,159,614   $230,921,561
                                     ===========   ==========    ==========     ===========   ===========   ============


                                        OTHER
                                     ADJUSTMENTS      PRO FORMA
                                     -----------     ------------
                                      (NOTE 6)

              ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.........  $   17,299(a)   $  6,948,731
 Restricted cash...................          --         1,812,340
 Accounts receivable, net..........          --        30,985,980
 Supply inventory..................          --         3,324,877
 Prepaid expenses and other........          --         5,595,954
                                     -----------     ------------
       Total current assets........      17,299        48,667,882
PROPERTY AND EQUIPMENT, net........          --        12,556,883
GOODWILL AND OTHER INTANGIBLES,
 net...............................          --       263,044,454
OTHER ASSETS.......................          --         2,745,549
                                     -----------     ------------
                                     $   17,299      $327,014,768
                                     ===========     ============
   LIABILITIES AND SHAREHOLDERS'
          EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Current portion of long-term
   debt............................  $       --      $  6,286,067
 Accounts payable..................          --        13,535,294
 Accrued expenses..................          --        15,247,055
 Deferred revenue..................          --         6,516,430
                                     -----------     ------------
       Total current liabilities...          --        41,584,846
                                     -----------     ------------
LONG-TERM DEBT.....................          --        53,925,286
                                     -----------     ------------
DEFERRED REVENUE...................          --           697,873
                                     -----------     ------------
DEFERRED TAX LIABILITY.............          --           219,647
                                     -----------     ------------
REDEEMABLE COMMON STOCK AND
 WARRANTS..........................  (1,479,896)(a)            --
                                     -----------     ------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT):
 Preferred stock................... (54,085,220)(a)(b)         --
 Common stock......................  55,832,415 (a,b) 238,130,106
 Common stock purchase warrants....    (250,000)(a)            --
 Deferred compensation.............          --        (1,508,046)
 Unrealized gain on marketable
   securities......................          --           (11,337)
 Retained earnings (deficit).......          --        (2,023,607)
 Treasury stock....................          --        (4,000,000)
                                     -----------     ------------
       Total shareholders' equity
        (deficit)..................   1,497,195       230,587,116
                                     -----------     ------------
                                     $   17,299      $327,014,768
                                     ===========     ============

      See accompanying notes to unaudited pro forma financial statements.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. HISTORICAL FINANCIAL STATEMENTS

     The historical financial information represents the financial position and results of operations for Viasource, the 1999 Acquisitions and the 2000 Acquisitions and was derived from the respective financial statements where indicated. The Viasource financial information was derived from audited and unaudited financial statements included herein. The 1999 Acquisitions' financial information through the respective 1999 acquisition date was derived from unaudited pro forma financial statements. The 2000 Acquisitions' financial information was derived from their audited and unaudited financial statements included herein.

     The Company has included audited and unaudited historical financial statements for the 1999 Acquisitions and 2000 Acquisitions in accordance with Securities and Exchange Commission Regulation S-X Rule No. 3-05. The unaudited pro forma consolidated financial statements should be read in conjunction with the other historical financial statements and notes thereto included elsewhere in this Registration Statement.

2. FISCAL 1999 STATEMENT OF OPERATIONS -- PRO FORMA ADJUSTMENTS

  1999 ACQUISITIONS

     (a) Represents increase in historical amortization expense as a result of an allocation of the 1999 Acquisitions purchase price (see Note 3 to Notes to Consolidated Financial Statements of Viasource).

                                                            ESTIMATED    AMORTIZATION   PRO FORMA
AMORTIZABLE ASSETS                                         FAIR VALUES      PERIOD       EXPENSE
------------------                                         -----------   ------------   ----------
Covenant not-to-compete..................................  $ 2,240,000   3 to 5 years   $  529,166
Trained workforce........................................    1,040,000      7.5 years      138,667
Tradename................................................    2,600,000       20 years      130,000
Customer relationships...................................   22,600,000       20 years    1,130,000
Goodwill.................................................    4,798,031       20 years      239,902
                                                                                        ----------
  Pro forma amortization expense.........................                                2,167,735
Historical -- 1999 Amortization..........................                                 (660,078)
                                                                                        ----------
  Pro forma increase in amortization from the 1999
     Acquisitions........................................                               $1,507,657
                                                                                        ==========

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     (b) Represents increase to interest expense due to incremental indebtedness arising from the 1999 Acquisitions.

                                                                                          PRO FORMA
                                                             PRINCIPAL    INTEREST RATE    EXPENSE
                                                            -----------   -------------   ----------
1999 Acquisitions bank debt (including $1.7 million of
  deferred financing costs)...............................  $10,500,000          *        $1,428,775
1999 Acquisitions seller debt.............................    3,000,000        9.0%          270,000
                                                                                          ----------
  Pro forma interest expense..............................                                 1,698,775
Historical interest expense...............................                                  (551,425)
                                                                                          ----------
  Pro forma increase to interest expense from the 1999
     Acquisitions.........................................                                $1,147,350
                                                                                          ==========

---------------

* Interest rate of 10.28% plus amortization of deferred financing costs over the effective interest rate method over five years. (See Note 8 to Notes to Consolidated Financial Statements of Viasource).

     (c) Represents pro forma income tax provision adjustment for the 1999 Acquisitions. Effective tax rate excludes effect of $1,218,165 of non-deductible goodwill amortization and approximately $1,510,000 of other non-deductible expenses. No state tax benefit was recorded given the uncertainty of its utilization.

  2000 ACQUISITIONS

     (d) Represents increase in historical amortization expense as a result of preliminary allocation of the 2000 Acquisitions purchase price (see Note 3 to Notes to Consolidated Financial Statements of Viasource).

                                                          ESTIMATED      AMORTIZATION     PRO FORMA
AMORTIZABLE ASSETS                                       FAIR VALUES        PERIOD         EXPENSE
------------------                                       ------------   --------------   -----------
Covenant not-to-compete................................  $ 18,330,000          6 years   $ 3,055,000
Trained workforce......................................     5,500,000        7.5 years       733,333
Tradename..............................................     6,520,000   10 to 20 years       526,000
Customer relationships.................................   100,290,000   10 to 20 years     8,014,500
Goodwill...............................................   100,281,561   10 to 20 years     9,479,454
                                                                                         -----------
  Pro forma amortization expense.......................                                   21,808,287
Historical -- 2000 Amortization........................                                           --
                                                                                         -----------
  Pro forma increase in amortization from the 2000 Acquisitions...                       $21,808,287
                                                                                         ===========

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     (e) Represents increase to interest expense due to incremental indebtedness arising from the 2000 Acquisitions.

                                                                                          PRO FORMA
                                                             PRINCIPAL    INTEREST RATE    EXPENSE
                                                            -----------   -------------   ----------
2000 Acquisitions bank debt...............................  $ 6,480,000        8.5%       $  549,024
2000 Acquisitions seller debt.............................   22,974,000        9.0%        2,067,660
                                                                                          ----------
  Pro forma interest expense..............................                                 2,616,684
Historical interest expense...............................                                        --
                                                                                          ----------
  Pro forma increase to interest expense from the 2000
     Acquisitions.........................................                                $2,616,684
                                                                                          ==========

     (f) Represents pro forma income tax provision adjustment for the 2000 Acquisitions. The pro forma tax benefit excludes the effect of $22,073,000 of non-deductible goodwill amortization and approximately $1,910,000 of other non-deductible expenses. The pro forma tax benefit was limited to the Company's available Federal taxable income carryback amount. No additional pro forma tax benefit was recorded given the uncertainty of its utilization.

3. THREE MONTHS ENDED APRIL 3, 1999 STATEMENT OF OPERATIONS -- PRO FORMA ADJUSTMENTS

  1999 ACQUISITIONS

     (a) Represents increase in historical amortization expense as a result of an allocation of the 1999 Acquisitions purchase price (see Note 3 to Notes to Consolidated Financial Statements of Viasource).

                                                             ESTIMATED    AMORTIZATION   PRO FORMA
AMORTIZABLE ASSETS                                          FAIR VALUES      PERIOD       EXPENSE
------------------                                          -----------   ------------   ---------
Covenant not-to-compete...................................  $ 2,240,000   3 to 5 years   $132,292
Trained workforce.........................................    1,040,000      7.5 years     34,667
Tradename.................................................    2,600,000       20 years     32,500
Customer relationships....................................   22,600,000       20 years    282,500
Goodwill..................................................    4,798,031       20 years     59,976
                                                                                         --------
  Pro forma amortization expense..........................                                541,935
Historical -- 1999 Amortization...........................                                     --
                                                                                         --------
  Pro forma increase in amortization from the 1999
     Acquisitions.........................................                               $541,935
                                                                                         ========

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     (b) Represents increase to interest expense due to incremental indebtedness arising from the 1999 Acquisitions.

                                                                                           PRO FORMA
                                                              PRINCIPAL    INTEREST RATE    EXPENSE
                                                             -----------   -------------   ---------
1999 Acquisitions bank debt (including $1.7 million of
  deferred financing costs)................................  $10,500,000          *        $355,196
1999 Acquisitions seller debt..............................    3,000,000        9.0%         67,500
                                                                                           --------
  Pro forma interest expense...............................                                 422,696
Historical interest expense................................                                      --
                                                                                           --------
  Pro forma increase to interest expense from the 1999
     Acquisitions..........................................                                $422,696
                                                                                           ========

---------------

* Interest rate of 10.21% plus amortization of deferred financing costs over the effective interest rate method over five years. (See Note 8 to Notes to Consolidated Financial Statements of Viasource).

     (c) Represents pro forma income tax provision adjustment for the 1999 Acquisitions, based upon an effective tax rate of 38.6%. Effective tax rate excludes $304,541 of non-deductible goodwill amortization and approximately $103,000 of other non-deductible expenses.

  2000 ACQUISITIONS

     (d) Represents increase in historical amortization expense as a result of preliminary allocation of the 2000 Acquisitions purchase price (see Note 3 to Notes to Consolidated Financial Statements of Viasource).

                                                            ESTIMATED      AMORTIZATION    PRO FORMA
AMORTIZABLE ASSETS                                         FAIR VALUES        PERIOD        EXPENSE
------------------                                         ------------   --------------   ----------
Covenant not-to-compete..................................  $ 18,330,000          6 years   $  763,750
Trained workforce........................................     5,500,000        7.5 years      183,333
Tradename................................................     6,520,000   10 to 20 years      131,500
Customer relationships...................................   100,290,000   10 to 20 years    2,003,625
Goodwill.................................................   100,281,561   10 to 20 years    2,369,864
                                                                                           ----------
  Pro forma amortization expense.........................                                   5,452,072
Historical -- 2000 Amortization..........................                                          --
                                                                                           ----------
  Pro forma increase in amortization from the 2000
     Acquisitions........................................                                  $5,452,072
                                                                                           ==========

     (e) Represents increase to interest expense due to incremental indebtedness arising from the 2000 Acquisitions.

                                                                                           PRO FORMA
                                                              PRINCIPAL    INTEREST RATE    EXPENSE
                                                             -----------   -------------   ---------
2000 Acquisitions bank debt................................  $ 6,480,000        8.0%       $128,900
2000 Acquisitions seller debt..............................   22,974,000        9.0%        516,915
                                                                                           --------
  Pro forma interest expense...............................                                 645,815
Historical interest expense................................                                      --
                                                                                           --------
  Pro forma increase to interest expense from the 2000
     Acquisitions..........................................                                $645,815
                                                                                           ========

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     (f) Represents pro forma income tax provision adjustment for the 2000 Acquisitions. The pro forma tax provision rate excludes the effect of $5,518,318 of non-deductible goodwill amortization and approximately $203,000 of other non-deductible expenses.

4. THREE MONTHS ENDED APRIL 1, 2000 STATEMENT OF OPERATIONS -- PRO FORMA ADJUSTMENTS

  2000 ACQUISITIONS

     (a) Represents increase in historical amortization expense as a result of preliminary allocation of the 2000 Acquisitions purchase price (see Note 3 to Notes to Consolidated Financial Statements of Viasource).

                                                         ESTIMATED      AMORTIZATION    PRO FORMA
AMORTIZABLE ASSETS                                      FAIR VALUES        PERIOD        EXPENSE
------------------                                      ------------   --------------   ----------
Covenant not-to-compete...............................  $ 18,330,000          6 years   $  763,750
Trained workforce.....................................     5,500,000        7.5 years      183,333
Tradename.............................................     6,520,000   10 to 20 years      131,500
Customer relationships................................   100,290,000   10 to 20 years    2,003,625
Goodwill..............................................   100,281,561   10 to 20 years    2,369,864
                                                                                        ----------
  Pro forma amortization expense......................                                   5,452,072
Historical -- 2000 Amortization.......................                                          --
                                                                                        ----------
  Pro forma increase in amortization from the 2000 Acquisitions..                       $5,452,072
                                                                                        ==========

     (b) Represents increase to interest expense due to incremental indebtedness arising from the Pending 2000 Acquisitions.

                                                                                           PRO FORMA
                                                              PRINCIPAL    INTEREST RATE    EXPENSE
                                                             -----------   -------------   ---------
2000 Acquisitions bank debt................................  $ 6,480,000        9.5%       $154,070
2000 Acquisitions seller debt..............................   22,974,000        9.0%        516,915
                                                                                           --------
  Pro forma interest expense...............................                                 670,985
Historical interest expense................................                                      --
                                                                                           --------
  Pro forma increase to interest expense from the 2000 Acquisitions...                     $670,985
                                                                                           ========

     (c) Represents pro forma income tax provision adjustment for the 2000 Acquisitions. No pro forma tax benefit was recorded due to the uncertainty of future Company operating performance.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

5. 2000 ACQUISITIONS -- BALANCE SHEET PRO FORMA ADJUSTMENTS

     The 2000 Acquisitions will be accounted for using the purchase method of accounting. The following table sets forth the consideration to be paid in (i) cash, (ii) seller notes, (iii) shares of Common and preferred stock and (iv) Common stock options to the shareholders of each of the 2000 Acquisitions.

                                                                         ESTIMATED
                                                                        FAIR VALUE                                    TOTAL
                                                                         OF COMMON       COMMON                     ESTIMATED
                                                           SELLER      AND PREFERRED      STOCK      TRANSACTION     PURCHASE
2000 ACQUISITIONS                              CASH         NOTES         SHARES         OPTIONS        COSTS         PRICE
-----------------                           ----------   -----------   -------------   -----------   -----------   ------------
D.S. Cable................................  $1,500,000   $   750,000   $  6,591,490    $        --   $  155,000    $  8,996,490
Service Cable.............................     980,000     1,960,000      5,600,000        599,773      159,000       9,298,773
Excalibur.................................   4,000,000     4,000,000     32,000,000             --      300,000      40,300,000
TeleCore..................................          --    16,264,000    143,580,120     12,237,593      430,000     172,511,713
                                            ----------   -----------   ------------    -----------   ----------    ------------
                                            $6,480,000   $22,974,000   $187,771,610    $12,837,366   $1,044,000    $231,106,976
                                            ==========   ===========   ============    ===========   ==========    ============

     The estimated fair value of shares of Common and preferred stock and the total estimated purchase price of $231,106,976 for the 2000 Acquisitions is based upon preliminary estimates, currently available information and certain adjustments that management deems appropriate. A preliminary allocation of the purchase price resulted in $230,921,561 of excess purchase price over the estimated fair value of the net tangible assets acquired of $185,415 (net book value approximates estimated fair value of tangible assets). The Company's preliminary analysis resulted in excess purchase price being assigned to intangible assets (consisting of $18,330,000 for agreements not-to-compete, $6,520,000 for tradenames, $5,500,000 for trained workforce, $100,290,000 for customer relationships and $100,281,561 for goodwill (see Note 2 -- Pro forma adjustment (d)).

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     The following summarizes the unaudited pro forma 2000 Acquisitions adjustments to the April 1, 2000 balance sheet:

                                                          2000 ACQUISITION ADJUSTMENTS
                                             ------------------------------------------------------
                                                (I)          (II)          (III)          TOTAL
                                             ----------   -----------   ------------   ------------
ASSETS
Cash and cash equivalents..................  $       --   $        --   $         --   $         --
Property and equipment, net................          --            --             --             --
Goodwill and other intangibles.............          --            --    230,921,561    230,921,561
Other......................................          --            --             --             --

LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of long-term debt..........          --            --             --             --
Accrued expense............................          --            --      1,044,000      1,044,000
Debt, net of current portion...............   6,480,000    22,974,000             --     29,454,000
Preferred stock............................          --            --     54,085,220     54,085,220
Common stock...............................          --            --    138,940,694    138,940,694
Deferred compensation......................          --            --        383,910        383,910
Retained earnings..........................          --            --      5,908,717      5,908,717
Treasury stock.............................          --            --      1,105,020      1,105,020
                                             ----------   -----------   ------------   ------------
                                             $6,480,000   $22,974,000   $ 29,454,000   $         --
                                             ==========   ===========   ============   ============

---------------

(i) Reflects the liability for the cash portion of the consideration to be paid for the 2000 Acquisitions.
(ii) Reflects the seller notes to be issued as a portion of the consideration to be paid for the 2000 Acquisitions.
(iii) Reflects the 2000 Acquisitions and the allocation of purchase price using the purchase method of accounting. The entries to shareholders' equity reflect the elimination of the 2000 Acquisitions equity balances (common stock, additional paid in capital and retained earnings) and the issuance of common stock in connection with the 2000 Acquisitions.

6. OTHER BALANCE SHEET PRO FORMA ADJUSTMENTS

     (a) Represents the exercise of warrants to purchase 1,729,896 shares of Common stock at $0.01 per share upon consummation of the Company's initial public offering.

     (b) Reflects conversion of shares of Preferred stock issued in the TeleCore acquisition into shares of Common stock upon the consummation of the Company's initial public offering.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

7. PRO FORMA NET INCOME (LOSS) PER SHARE

     The shares used in computing pro forma net income (loss) per share include the following:

                                                             FISCAL YEAR     THREE MONTHS ENDED
                                                                ENDED      -----------------------
                                                             JANUARY 1,     APRIL 3,     APRIL 1,
                                                                2000          1999         2000
                                                             -----------   ----------   ----------
Viasource historical weighted average shares outstanding...  36,537,619    34,394,049   45,188,228
Pro forma adjustment for shares issued to owners of 1999
  Acquisitions.............................................  14,638,359    25,300,498           --
                                                             ----------    ----------   ----------
Pro forma after 1999 Acquisitions..........................  51,175,978    59,694,547   45,188,228
Pro forma adjustment for shares issued to owners of 2000
  Acquisitions.............................................  15,953,689    15,953,689   15,953,689
Pro forma adjustment for shares issued due to exercise of
  outstanding warrants.....................................   1,729,896     1,729,896    1,729,896
                                                             ----------    ----------   ----------
Pro forma..................................................  68,859,563    77,378,132   62,871,813
                                                             ==========    ==========   ==========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Viasource Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of Viasource Communications, Inc. (a New Jersey corporation) and subsidiaries as of January 2, 1999 and January 1, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended January 1, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Viasource Communications, Inc. and subsidiaries as of January 2, 1999 and January 1, 2000, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 1, 2000 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

Philadelphia, Pa.
  June 1, 2000

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          JANUARY 2,    JANUARY 1,     APRIL 1,
                                                             1999          2000          2000
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................  $   877,029   $ 6,257,290   $ 3,743,710
  Restricted cash.......................................           --       550,000     1,570,000
  Accounts receivable, net..............................    4,340,788    15,097,378    19,189,776
  Supply inventory......................................      461,937     1,064,554     1,841,097
  Prepaid expenses and other............................      384,376     1,875,541     2,520,290
                                                          -----------   -----------   -----------
          Total current assets..........................    6,064,130    24,844,763    28,864,873
PROPERTY AND EQUIPMENT, net.............................    3,590,022     7,660,278     8,308,910
GOODWILL AND OTHER INTANGIBLES, net.....................           --    32,617,953    32,122,893
OTHER ASSETS............................................      129,387     2,058,894     2,142,147
                                                          -----------   -----------   -----------
                                                          $ 9,783,539   $67,181,888   $71,438,823
                                                          ===========   ===========   ===========
          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.....................  $   980,451   $ 1,249,764   $   978,071
  Accounts payable......................................      671,192     2,658,910     4,579,873
  Accrued expenses......................................    2,486,502     8,238,252     8,975,245
  Deferred revenue......................................           --       748,468     2,353,009
                                                          -----------   -----------   -----------
          Total current liabilities.....................    4,138,145    12,895,394    16,886,198
                                                          -----------   -----------   -----------
LONG-TERM DEBT..........................................      660,592    20,927,108    24,143,822
                                                          -----------   -----------   -----------
DEFERRED REVENUE........................................           --       705,139       228,315
                                                          -----------   -----------   -----------
DEFERRED TAX LIABILITY..................................      166,753       178,344       219,647
                                                          -----------   -----------   -----------
REDEEMABLE COMMON STOCK AND WARRANTS (Redemption value
  of $5,826,842 and $1,479,896 at January 1, 2000 and
  April 1, 2000)........................................           --     5,826,842     1,479,896
                                                          -----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 11)

SHAREHOLDERS' EQUITY:
  Common stock, no par value, 55,000,000 shares
     authorized, 35,921,480, 50,350,498 and 50,375,198
     shares issued and 34,396,238, 46,350,498 and
     45,200,442 outstanding.............................    2,318,100    31,479,212    35,773,935
  Common stock purchase warrants........................           --       250,000       250,000
  Deferred compensation.................................           --    (3,278,153)   (1,508,046)
  Unrealized gain (loss) on marketable securities.......      (75,181)      160,905       (11,337)
  Retained earnings (accumulated deficit)...............    4,978,911     2,037,097    (2,023,607)
  Treasury stock, 1,525,242, 4,000,000 and 5,174,756
     shares at cost.....................................   (2,403,781)   (4,000,000)   (4,000,000)
                                                          -----------   -----------   -----------
          Total shareholders' equity....................    4,818,049    26,649,061    28,480,945
                                                          -----------   -----------   -----------
                                                          $ 9,783,539   $67,181,888   $71,438,823
                                                          ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              FISCAL YEAR ENDED                 THREE MONTHS ENDED
                                   ---------------------------------------   ------------------------
                                   JANUARY 3,    JANUARY 2,    JANUARY 1,     APRIL 3,     APRIL 1,
                                      1998          1999          2000          1999         2000
                                   -----------   -----------   -----------   ----------   -----------
                                                                                   (UNAUDITED)
REVENUES.........................  $25,706,855   $33,815,638   $61,395,868   $8,608,688   $29,097,733
OPERATING EXPENSES:
  Cost of revenues...............   20,970,541    26,865,856    51,008,541    7,221,638    24,988,978
  Selling, general and
     administrative..............    2,442,947     3,229,503     7,362,166      696,122     3,153,539
  Depreciation and
     amortization................      780,023       980,108     2,813,689      331,949     1,258,690
  Special compensation charges...           --            --     1,163,638           --     3,232,116
  Recapitalization costs.........           --            --     1,108,314           --            --
                                   -----------   -----------   -----------   ----------   -----------
          Total operating
            expenses.............   24,193,511    31,075,467    63,456,348    8,249,709    32,633,323
                                   -----------   -----------   -----------   ----------   -----------
          Income (loss) from
            operations...........    1,513,344     2,740,171    (2,060,480)     358,979    (3,535,590)
INTEREST INCOME..................           --            --        76,074           --            --
INTEREST EXPENSE.................      177,260       122,176     1,419,300       36,842       679,114
                                   -----------   -----------   -----------   ----------   -----------
          Income (loss) before
            income taxes.........    1,336,084     2,617,995    (3,403,706)     322,137    (4,214,704)
INCOME TAX PROVISION (BENEFIT)...      747,256     1,202,500      (554,630)     131,000      (154,000)
                                   -----------   -----------   -----------   ----------   -----------
NET INCOME (LOSS)................  $   588,828   $ 1,415,495   $(2,849,076)  $  191,137   $(4,060,704)
                                   ===========   ===========   ===========   ==========   ===========
Basic and diluted net income
  (loss) per share (Note 2)......  $      0.02   $      0.04   $     (0.08)  $     0.01   $     (0.09)
                                   ===========   ===========   ===========   ==========   ===========
Pro forma basic and diluted net
  loss per share (unaudited)
  (Note 2).......................                              $     (0.44)  $    (0.07)  $     (0.25)
                                                               ===========   ==========   ===========

        The accompanying notes are an integral part of these statements.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                  COMMON                     UNREALIZED       RETAINED
                                           COMMON STOCK           STOCK                    GAIN (LOSS) ON     EARNINGS
                                     -------------------------   PURCHASE     DEFERRED       MARKETABLE     (ACCUMULATED
                                       SHARES        AMOUNT      WARRANTS   COMPENSATION     SECURITIES       DEFICIT)
                                     -----------   -----------   --------   ------------   --------------   ------------
BALANCE, JANUARY 4, 1997...........   35,921,480   $ 2,318,100   $    --    $        --      $ (10,775)     $ 2,974,588
   Purchase of treasury stock......           --            --        --             --             --               --
   Comprehensive income:
     Net income....................           --            --        --             --             --          588,828
     Unrealized loss on marketable
       securities..................           --            --        --             --        (38,999)              --
          Total comprehensive
            income.................
                                     -----------   -----------   --------   -----------      ---------      -----------
BALANCE, JANUARY 3, 1998...........   35,921,480     2,318,100        --             --        (49,774)       3,563,416
   Comprehensive income:
     Net income....................           --            --        --             --             --        1,415,495
     Unrealized loss on marketable
       securities..................           --            --        --             --        (25,407)              --
          Total comprehensive
            income.................
                                     -----------   -----------   --------   -----------      ---------      -----------
BALANCE, JANUARY 2, 1999...........   35,921,480     2,318,100        --             --        (75,181)       4,978,911
   Purchase of treasury stock......           --            --        --             --             --               --
   Cancellation of treasury
     stock.........................  (15,921,480)   (2,318,100)       --             --             --          (92,738)
   Recapitalization................           --            --        --             --             --               --
   Sale of Common stock, net.......    5,000,000     4,907,507        --             --             --               --
   Issuance of Common stock and
     options to employees to
     purchase Common stock below
     fair market value.............       50,000     1,535,936        --     (1,170,936)            --               --
   Issuance of warrants in
     connection with bridge
     financing.....................           --            --   250,000             --             --               --
   Issuance of Common stock and
     options in acquisition of
     CRI...........................   20,800,498    17,629,914        --             --             --               --
   Issuance of Common stock in
     acquisition of Telecrafter....    4,500,000     4,500,000        --             --             --               --
   Issuance of options to
     consultants to purchase Common
     stock.........................           --     2,905,855        --     (2,905,855)            --               --
   Amortization of deferred
     compensation..................           --            --        --        798,638             --               --
   Comprehensive loss:
       Net loss....................           --            --        --             --             --       (2,849,076)
       Unrealized gain on
        marketable securities......           --            --        --             --        236,086               --
          Total comprehensive
            loss...................
                                     -----------   -----------   --------   -----------      ---------      -----------
BALANCE, JANUARY 1, 2000...........   50,350,498    31,479,212   250,000     (3,278,153)       160,905        2,037,097
   Reclassification of Redeemable
     Common stock due to put right
     termination (unaudited).......           --     2,808,014        --             --             --               --
   Issuance of options to employee
     to purchase Common stock below
     fair market value
     (unaudited)...................           --       900,000        --       (900,000)            --               --
   Issuance of options to
     consultant and director to
     purchase Common stock
     (unaudited)...................           --       562,009        --             --             --               --
   Proceeds from exercise of
     options to purchase Common
     stock (unaudited).............       24,700        24,700        --             --             --               --
   Amortization of deferred
     compensation (unaudited)......           --            --        --      2,670,107             --               --
   Comprehensive loss:
       Net loss (unaudited)........           --            --        --             --             --       (4,060,704)
       Unrealized loss on
        marketable securities
        (unaudited)................           --            --        --             --       (172,242)              --
          Total comprehensive loss
            (unaudited)............
                                     -----------   -----------   --------   -----------      ---------      -----------
BALANCE, APRIL 1, 2000
 (unaudited).......................   50,375,198   $35,773,935   $250,000   $(1,508,046)     $ (11,337)     $(2,023,607)
                                     ===========   ===========   ========   ===========      =========      ===========


                                      TREASURY
                                        STOCK         TOTAL
                                     -----------   -----------
BALANCE, JANUARY 4, 1997...........  $(2,366,794)  $ 2,915,119
   Purchase of treasury stock......      (36,987)      (36,987)
   Comprehensive income:
     Net income....................           --       588,828
     Unrealized loss on marketable
       securities..................           --       (38,999)
                                                   -----------
          Total comprehensive
            income.................                    549,829
                                     -----------   -----------
BALANCE, JANUARY 3, 1998...........   (2,403,781)    3,427,961
   Comprehensive income:
     Net income....................           --     1,415,495
     Unrealized loss on marketable
       securities..................           --       (25,407)
                                                   -----------
          Total comprehensive
            income.................                  1,390,088
                                     -----------   -----------
BALANCE, JANUARY 2, 1999...........   (2,403,781)    4,818,049
   Purchase of treasury stock......       (7,057)       (7,057)
   Cancellation of treasury
     stock.........................    2,410,838            --
   Recapitalization................   (4,000,000)   (4,000,000)
   Sale of Common stock, net.......           --     4,907,507
   Issuance of Common stock and
     options to employees to
     purchase Common stock below
     fair market value.............           --       365,000
   Issuance of warrants in
     connection with bridge
     financing.....................           --       250,000
   Issuance of Common stock and
     options in acquisition of
     CRI...........................           --    17,629,914
   Issuance of Common stock in
     acquisition of Telecrafter....           --     4,500,000
   Issuance of options to
     consultants to purchase Common
     stock.........................           --            --
   Amortization of deferred
     compensation..................           --       798,638
   Comprehensive loss:
       Net loss....................           --    (2,849,076)
       Unrealized gain on
        marketable securities......           --       236,086
                                                   -----------
          Total comprehensive
            loss...................                 (2,612,990)
                                     -----------   -----------
BALANCE, JANUARY 1, 2000...........   (4,000,000)   26,649,061
   Reclassification of Redeemable
     Common stock due to put right
     termination (unaudited).......           --     2,808,014
   Issuance of options to employee
     to purchase Common stock below
     fair market value
     (unaudited)...................           --            --
   Issuance of options to
     consultant and director to
     purchase Common stock
     (unaudited)...................           --       562,009
   Proceeds from exercise of
     options to purchase Common
     stock (unaudited).............           --        24,700
   Amortization of deferred
     compensation (unaudited)......           --     2,670,107
   Comprehensive loss:
       Net loss (unaudited)........           --    (4,060,704)
       Unrealized loss on
        marketable securities
        (unaudited)................           --      (172,242)
                                                   -----------
          Total comprehensive loss
            (unaudited)............                 (4,232,946)
                                     -----------   -----------
BALANCE, APRIL 1, 2000
 (unaudited).......................  $(4,000,000)  $28,480,945
                                     ===========   ===========

        The accompanying notes are an integral part of these statements.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   FISCAL YEAR ENDED                  THREE MONTHS ENDED
                                                        ----------------------------------------   -------------------------
                                                        JANUARY 3,    JANUARY 2,     JANUARY 1,     APRIL 3,      APRIL 1,
                                                           1998          1999           2000          1999          2000
                                                        -----------   -----------   ------------   -----------   -----------
                                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................................  $   588,828   $ 1,415,495   $ (2,849,076)  $   191,137   $(4,060,704)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depreciation and amortization.....................      780,023       980,108      2,813,689       331,949     1,258,690
    Amortization of deferred compensation.............           --            --        798,638            --     2,670,107
    Amortization of debt issuance costs...............           --            --        368,530            --            --
    Provision for deferred taxes (benefit)............       44,420        78,000       (861,895)           --      (400,193)
    Stock compensation expense........................           --            --        365,000            --       562,009
    Changes in operating assets and liabilities:
      Accounts receivable.............................     (386,617)     (392,525)    (3,517,712)   (1,862,319)   (4,092,398)
      Supply inventory................................      (22,620)       12,962       (557,920)       12,893      (776,543)
      Prepaid expenses and other......................      221,325      (248,030)       441,856       103,341      (458,748)
      Accounts payable................................       75,088      (156,691)     1,917,234       303,046     1,920,963
      Accrued expenses and deferred revenue...........      359,509       546,253      2,984,731       273,945     1,864,710
                                                        -----------   -----------   ------------   -----------   -----------
            Net cash provided by (used in) operating
              activities..............................    1,659,956     2,235,572      1,903,075      (646,008)   (1,512,107)
                                                        -----------   -----------   ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.................   (1,029,933)   (2,230,788)    (4,383,325)     (670,031)   (1,412,262)
  Business acquisitions, net of cash acquired.........           --            --     (9,257,592)           --            --
                                                        -----------   -----------   ------------   -----------   -----------
            Net cash used in investing activities.....   (1,029,933)   (2,230,788)   (13,640,917)     (670,031)   (1,412,262)
                                                        -----------   -----------   ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt........................      690,000       700,000     24,108,703       600,000     5,280,076
  Repayments on long-term debt........................     (548,880)   (1,014,990)    (7,341,050)      (55,216)   (3,873,987)
  Purchase of treasury stock..........................      (36,987)           --     (4,007,057)       (7,057)           --
  Proceeds from sale of Common stock, net.............           --            --      4,907,507            --        24,700
                                                        -----------   -----------   ------------   -----------   -----------
            Net cash provided by (used in) financing
              activities..............................      104,133      (314,990)    17,668,103       537,727     1,430,789
                                                        -----------   -----------   ------------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................      734,156      (310,206)     5,930,261      (778,312)   (1,493,580)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD........      453,079     1,187,235        877,029       877,029     6,807,290
                                                        -----------   -----------   ------------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD..............  $ 1,187,235   $   877,029   $  6,807,290   $    98,717   $ 5,313,710
                                                        ===========   ===========   ============   ===========   ===========

        The accompanying notes are an integral part of these statements.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION AS OF APRIL 1, 2000 AND FOR THE THREE MONTHS ENDED APRIL 3, 1999
                        AND APRIL 1, 2000 IS UNAUDITED)

1. BACKGROUND

     Viasource Communications, Inc. and subsidiaries ("Viasource" or the "Company") is a nationwide enabler of broadband technologies to residential and commercial consumers. As a technology-neutral enabler, the Company offers comprehensive network integration services to providers in the cable, telecommunications, and satellite and wireless industries. Viasource provides installation, integration, fulfillment, and long-term maintenance and support services for broadband video, voice and data technologies.

     On June 14, 1999, the Company affected a recapitalization whereby Crest Communication Partners L.P. ("Crest") and two other financial investors acquired 11,000,000 shares of common stock for $11,000,000 directly from the then Company shareholders on a pro rata basis. Crest then provided the Company $5,000,000 of bridge equity financing which was convertible into 5,000,000 shares of common stock and bore interest at 10%. The proceeds from the bridge equity financing were used by the Company to redeem 4,000,000 shares of common stock for a purchase price of $4,000,000 from the shareholders on a pro rata basis with the remaining $1,000,000 of proceeds used as working capital. In connection with the bridge equity financing, Crest received a warrant to purchase 250,000 shares of common stock at $.01 per share (see Note 9). The $5,000,000 bridge equity financing was repaid on September 7, 1999 when the Company sold 5,000,000 shares of common stock at $1.00 per share to three new financial investors. Upon completion of the recapitalization transaction described above, including taking into consideration the shares used in the bridge equity financing, the new investor group held 76.5% of the voting equity and 23.5% of the common stock was retained by the pre-recapitalization Company shareholders. The Company incurred $1,108,314 of recapitalization costs which were charged to the Consolidated Statement of Operations during fiscal 1999. In July 1999, the Company changed its name from The RTK Group, Inc. to Viasource Communications, Inc.

     The Company has grown through a number of recently completed acquisitions and has a limited history of operating as a combined company. In 1999, the Company acquired two businesses and in the second quarter of fiscal 2000 the Company acquired four businesses (see Note 3). All these businesses had been operating independently and the Company may not be able to integrate or successfully manage the combined companies. In addition, the Company is dependent on a significant portion of its revenues from a limited number of customers (see Note 12). In fiscal 1999 and the first quarter of fiscal 2000, the Company incurred losses and experienced negative cash flows. The second quarter acquisitions resulted in the Company incurring additional debt and will require additional cash to fund operations. On May 31, 2000, the Company executed an amendment to its Term Note and Revolving Credit Facilities (see Note
8) and is in the process of renegotiating the terms of these facilities in order to increase its available borrowing capacity. In addition, in May 2000, the Company's principal shareholder has committed to provide continuing financial support to enable the Company to continue to fund its operations. The Company needs additional equity or other sources of long term financing. If capital is not available

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES from the public market, management believes that they will be able to raise other alternative long term financing either through equity or debt which will be sufficient for the Company to continue operations and execute its business plan. There can be no assurance, however, that such financing will be available.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the accounts of Viasource Communications, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  FISCAL YEAR

     The Company operates on a 52/53-week fiscal year ending on the last Saturday nearest December 31. The years ended January 3, 1998 ("fiscal 1997"), January 2, 1999 ("fiscal 1998") and January 1, 2000 ("fiscal 1999") included 52 weeks of operations.

  INTERIM FINANCIAL STATEMENTS

     The financial statements as of April 1, 2000 and for the three months ended April 3, 1999 and April 1, 2000 are unaudited and, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for those interim periods. The results of operations for the three months ended April 1, 2000 are not necessarily indicative of the results to be expected for the full year.

  REVENUE RECOGNITION

     Revenues are generally recognized as services are performed. One of the Company's satellite installation customers, beginning in 1999, paid the Company a portion of its fees subject to a chargeback. The Company has not accumulated sufficient client specific historical data to date to reliably estimate the amount of potential chargebacks. Accordingly, as required under the Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 101 - Revenue Recognition in Financial Statements, the Company records these amounts subject to chargeback as deferred revenue and records revenue as the right of chargeback expires. To date, the amount of chargebacks have not been significant.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At January 2, 1999 and January 1, 2000, cash and cash equivalents include cash on hand, cash in the bank, money market accounts and various government bonds with seven-day reset features. At January 1, 2000 and April 1, 2000, the Company has a restricted cash balance of $550,000 and $1,570,000, respectively.

  MARKETABLE SECURITIES

     The Company follows Statement of Financial Accountings Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The marketable securities, which consist of equity securities, have been classified as available-for-sale securities and are stated at fair market value. Unrealized gains and losses are included as a separate component of stockholders' equity until realized. Investments are included in prepaid expenses and other in the accompanying consolidated balance sheets.

  SUPPLY INVENTORY

     Supply inventory is stated at the lower of cost (first-in, first-out method) or market and is comprised of materials used to provide services.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the term of the lease. Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the lease term, whichever is shorter.

     Expenditures for maintenance, repairs and betterments that do not prolong the useful life of an asset have been charged to operations as incurred. Additions and betterments that substantially extend the useful life of the asset are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities measured using enacted income tax rates and laws that are expected to be in effect when the differences reverse (see Note 10).

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

  GOODWILL AND OTHER INTANGIBLES

     The Company amortizes, on a straight-line basis, the excess of cost over the fair value of the net tangible and identifiable intangible assets of acquired businesses (see Note 3) over an estimated life of 10 to 20 years. Other identifiable intangible assets, including agreements not-to-compete, tradenames, trained workforce and customer relationships, are amortized on a straight-line basis over the estimated economic lives of 3 to 20 years.

     The Company evaluates whether events and circumstances indicate that the remaining estimated useful life warrants revision or that the remaining balance of goodwill and other intangibles may not be fully recoverable. If the Company concludes it is necessary to evaluate goodwill and other intangibles for impairment, the Company will use, in part, an estimate of related undiscounted cash flows, as well as other qualitative and quantitative factors, as the basis to determine whether impairment has occurred. If such a determination indicates an impairment has occurred, the Company will utilize the valuation method, which measures fair value based on the best information available in the circumstances. As of December 31, 1999, the Company believes that there has been no impairment of goodwill and other intangibles.

  STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation to employees using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", as amended. The Company has recognized deferred stock compensation related to certain stock option grants (see Note 9). The Company accounts for stock-based compensation to nonemployees using the fair value method in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" and Emerging Issues Task Force ("EITF") 96-18.

  NET INCOME (LOSS) PER SHARE

     The Company has presented basic and diluted net income (loss) per share pursuant to SFAS No. 128, "Earnings per Share," and the Securities and Exchange Commission SAB No. 98. In accordance with SFAS No. 128, basic net income (loss) per share has been computed by dividing net income (loss) by the weighted-average number of shares of Common stock outstanding during the period. Diluted net income (loss) per share includes the effect, if any, from the potential exercise or conversion of securities, such as stock options, which would result in the issuance of shares of Common stock. For fiscal 1997 and 1998, and for the three months ended April 3, 1999, diluted net income (loss) per share is the same as basic net income (loss) per share, since the Company did not have any Common stock equivalents outstanding. For fiscal 1999, diluted net income (loss) per share is the same as basic net loss per share as no additional shares for the potential dilution from the exercise or conversion of securities in Common stock are included as the result is anti-dilutive due to the Company's losses.

     Pro forma basic and diluted net loss per share, as presented in the accompanying consolidated statements of operations, has been computed for fiscal 1999 and the three months ended April 3,

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

1999 and April 1, 2000 in the Pro Forma Consolidated Financial Statements included elsewhere in this prospectus/registration statement. Pro forma diluted net loss per share is the same as basic net income (loss) per share for fiscal 1999 and the three months ended April 1, 2000 as no additional shares for the potential dilution from the exercise of Common stock options are included as the result is anti-dilutive due to the Company's pro forma losses.

     The following table presents the calculation of basic and diluted net income (loss) per share and pro forma basic and diluted net loss per share:

                                          FISCAL YEAR ENDED                   THREE MONTHS ENDED
                               ----------------------------------------   --------------------------
                               JANUARY 3,    JANUARY 2,     JANUARY 1,     APRIL 3,       APRIL 1,
                                  1998          1999           2000          1999           2000
                               -----------   -----------   ------------   -----------   ------------
Net income (loss)............  $   588,828   $ 1,415,495   $ (2,849,076)  $   191,137   $ (4,060,704)
                               ===========   ===========   ============   ===========   ============
Basic and diluted:
  Weighted-average shares
     used in computing basic
     and diluted net income
     (loss) per share........   34,396,238    34,396,238     36,537,619    34,394,049     45,188,228
                               ===========   ===========   ============   ===========   ============
Basic and diluted net income
  (loss) per share...........  $      0.02   $      0.04   $      (0.08)  $      0.01   $      (0.09)
                               ===========   ===========   ============   ===========   ============
Pro forma:
  Net loss to common
     shareholders............                              $(30,428,114)  $(5,201,401)  $(15,797,124)
                                                           ============   ===========   ============
  Shares used above..........                                36,537,619    34,394,049     45,188,228
                                                           ============   ===========   ============
  Pro forma adjustment for
     shares issued to owners
     of 1999 Acquisitions and
     2000 Acquisitions.......                                30,592,048    41,254,187     15,953,689
  Pro forma adjustment to
     reflect the
     weighted-average effect
     of assumed conversion of
     warrants (unaudited)....                                 1,729,896     1,729,896      1,729,896
                                                           ============   ===========   ============
Shares used in computing pro
  forma basic and diluted net
  loss per share
  (unaudited)................                                68,859,563    77,378,132     62,871,813
                                                           ============   ===========   ============
Pro forma basic and diluted
  net loss per share
  (unaudited)................                              $      (0.44)  $     (0.07)  $      (0.25)
                                                           ============   ===========   ============

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company accounts for possible impairments of long-lived assets in accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets to be held and used by the Company be reviewed for possible impairment whenever events or changes in circumstances indicate that the

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES carrying amount of an asset may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition must be estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, an impairment will be recognized. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reflected at fair value in the accompanying financial statements due to the short-term nature of those instruments. The carrying amount of long-term debt and capitalized lease obligations approximates fair value at the balance sheet dates.

  RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Company believes that the impact of adopting SFAS No. 133 on its financial statements will not be material.

3. ACQUISITIONS

  1999 ACQUISITIONS

     On July 23, 1999, the Company acquired Communication Resources Incorporated ("CRI") whereby the outstanding shares of CRI common stock (20,800,498 shares) were exchanged for 17,482,218 shares of Viasource Common stock valued at $17,482,218 or $1.00 per share and 3,318,280 shares of Viasource Common stock valued at $4,346,946, subject to a put agreement. The put agreement provides for the holder to put 3,318,280 shares back to the Company and one CRI selling shareholder at $1.31 per share for a six-month period. The $1.00 per share fair value estimate was based on the June 14, 1999 Viasource recapitalization (see
Note 1), whereby the pre-recapitalization shareholders received $1.00 per share for shares sold on that date and the price paid by the new investors in June and September 1999. In addition, the outstanding CRI options to purchase shares of CRI common stock were exchanged for an option to purchase 253,565 shares of Viasource Common stock valued at $147,696. Transaction costs related to this merger amounted to $246,236. The acquisition was accounted for as a purchase. An allocation of the purchase price resulted in $18,669,966 of excess purchase price over the estimated fair value of the net tangible assets acquired of $3,553,130. A preliminary analysis resulted in the excess purchase price being assigned to intangible assets consisting of $1,040,000 for agreements not-to-compete, $1,500,000 for tradenames, $570,000 for trained workforce, $12,100,000 for customer relationships and

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

$3,459,966 for goodwill. Intangible assets are amortized on a straight-line basis over their estimated useful lives of 3 to 4 years for agreements not-to-compete, 20 years for tradenames, 7.5 years for trained workforce, 20 years for customer relationships and 20 years for goodwill.

     The Company and one of the CRI selling shareholders entered into a put agreement, whereby the selling shareholder had the right to put back to the Company and one of the other CRI selling shareholders 3,318,280 shares of Common stock at $1.31 per share. The put option and the underlying shares have been classified as Redeemable Common stock in the accompanying consolidated balance sheets.

     On January 3, 2000, the selling shareholder put back 1,174,756 shares of Common stock in accordance with the July 23, 1999 put agreement at $1.31 per share to the Company. In consideration for these shares, the Company issued a $1,538,932 Secured Subordinated Promissory Note which matures on January 3, 2001. The Promissory Note is subject to mandatory prepayment on the earlier of an Initial Public Offering or a change in control, as defined. The Company accounted for the share repurchase as an increase to treasury stock outstanding in the first quarter of fiscal 2000. In addition, on January 3, 2000, the selling shareholder put back 2,143,524 shares of Common stock in accordance with the July 23, 1999 put agreement to the existing shareholders at $1.31 per share. Since the put right on these shares is now terminated, the value of these shares were reclassified from Redeemable Common stock to Common stock in the first quarter of fiscal 2000.

     On September 7, 1999, the Company acquired substantially all of the assets (and assumed substantially all of the liabilities) of Nassau Communications, Inc. d/b/a Telecrafter Services Corporation ("Telecrafter") for $18,223,943, including transaction costs. Based on a preliminary allocation of the purchase price, the application of the purchase method resulted in $14,608,065 of excess purchase price over the estimated fair value of the net tangible assets acquired of $3,915,878. An analysis resulted in the excess purchase price being assigned to intangible assets consisting of $1,200,000 for the agreement not-to-compete, $1,100,000 for tradenames, $470,000 for trained workforce, $10,500,000 for customer relationships and $1,338,065 for goodwill. Intangible assets are amortized on a straight-line basis over their estimated useful lives of 5 years for the agreement not-to-compete, 20 years for tradenames, 7.5 years for trained workforce, 20 years for customer relationships and 20 years for goodwill.

     For fiscal 1999, amortization expense of the goodwill and other intangibles associated with the CRI and Telecrafter acquisitions was $660,078.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     The following unaudited pro forma summary combines the consolidated results of operations of Viasource, CRI and Telecrafter as if the transactions had occurred as of the beginning of the year presented after giving effect to certain adjustments including amortization of the purchase price in excess of the net tangible assets acquired and interest expense. This pro forma summary is not necessarily indicative of the results of operations that would have occurred if Viasource, CRI and Telecrafter had been combined during such periods. Moreover, the pro forma summary is not intended to be indicative of the results of operations to be attained in the future.

                                                                              THREE MONTHS
                                                     FISCAL YEAR ENDED           ENDED
                                                 --------------------------   ------------
                                                 JANUARY 2,     JANUARY 1,      APRIL 3,
                                                    1999           2000           1999
                                                 -----------   ------------   ------------
Revenue........................................  $73,707,345   $ 91,215,513   $19,339,824
                                                 ===========   ============   ===========
Operating income (loss)........................  $   789,073   $ (2,093,789)  $   820,593
                                                 ===========   ============   ===========
Net income (loss)..............................  $(1,167,728)  $ (4,007,316)  $    85,024
                                                 ===========   ============   ===========
Basic and diluted net income (loss) per
  share........................................  $     (0.02)  $      (0.08)  $        --
                                                 ===========   ============   ===========

  2000 ACQUISITIONS

     On April 21, 2000, the Company and D.S. Cable TV Contractors, Inc. ("D.S. Cable") entered into a definitive agreement, whereby the Company acquired substantially all of the assets (and assumed substantially all of the liabilities) of D.S. Cable for approximately $8,996,490, including transaction costs. Based on a preliminary allocation of the purchase price, the application of the purchase method resulted in $8,038,456 of excess purchase price over the estimated fair value of the net tangible assets acquired of $958,034. A preliminary analysis resulted in the excess purchase price being assigned to intangible assets consisting of $320,000 for the agreement not-to-compete, $470,000 for tradenames, $300,000 for trained workforce, $5,300,000 for customer relationships and $1,648,456 for goodwill. Intangible assets are amortized on a straight-line basis over their estimated useful lives of 6 years for the agreement not-to-compete, 20 years for tradenames, 7.5 years for trained workforce, 20 years for customer relationships and 20 years for goodwill.

     On May 5, 2000, the Company and Service Cable Electric, Inc. and Service Cable Corporation ("Service Cable") entered into a definitive agreement, whereby the Company acquired substantially all of the assets (and assume substantially all of the liabilities) of Service Cable for approximately $9,298,773, including transaction costs. Based on a preliminary allocation of the purchase price, the application of the purchase method resulted in $8,221,806 of excess purchase price over the estimated fair value of the net tangible assets acquired of $1,076,967. A preliminary analysis resulted in the excess purchase price being assigned to intangible assets consisting of $310,000 for the agreement not-to-compete, $450,000 for tradenames, $500,000 for trained workforce, $5,090,000 for customer relationships and $1,871,806 for goodwill. Intangible assets are amortized on a straight-line basis over their estimated useful lives of 6 years for the agreement not-to-compete, 20 years for tradenames, 7.5 years for trained workforce, 20 years for customer relationships and 20 years for goodwill.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     On June 1, 2000, the Company and Excalibur Cable Communications, Ltd. ("Excalibur") entered into a definitive agreement, whereby the Company acquired all of the outstanding stock of Excalibur for approximately $40,300,000, including transaction costs. Based on a preliminary allocation of the purchase price, the application of the purchase method resulted in approximately $41,453,793 of excess purchase price over the estimated fair value of the net deficit acquired of $1,153,793. A preliminary analysis resulted in the excess purchase price being assigned to intangible assets consisting of $1,200,000 for the agreement not-to-compete, $1,600,000 for tradenames, $1,300,000 for trained workforce, $29,900,000 for customer relationships and $7,453,793 for goodwill. Intangible assets are amortized on a straight-line basis over their estimated useful lives of 6 years for the agreement not-to-compete, 20 years for tradenames, 7.5 years for trained workforce, 20 years for customer relationships and 20 years for goodwill.

     On June 1, 2000, the Company and TeleCore, Inc. ("TeleCore") entered into a definitive agreement, whereby the Company acquired all of the outstanding stock of TeleCore for approximately $172,511,713, including transaction costs. Based on a preliminary allocation of the purchase price, the application of the purchase method resulted in approximately $173,207,506 of excess purchase price over the estimated fair value of the net deficit acquired of $695,793. A preliminary analysis resulted in the excess purchase price being assigned to intangible assets consisting of $16,500,000 for the agreements not-to-compete, $4,000,000 for tradenames, $3,400,000 for trained workforce, $60,000,000 for customer relationships and $89,307,506 for goodwill. Intangible assets are amortized on a straight-line basis over their estimated useful lives of 6 years for the agreements not-to-compete, 10 years for tradenames, 7.5 years for trained workforce, 10 years for customer relationships and 10 years for goodwill.

4. SUPPLEMENTAL CASH FLOW INFORMATION

     For fiscal 1997, 1998 and 1999, the Company paid interest of $177,258, $122,177 and $851,531, respectively, and income taxes of $290,235, $979,429 and
$624,196, respectively. For the three months ended April 3, 1999 and April 1, 2000, the Company paid interest of $36,842 and $546,525, respectively, and income taxes of $150,000 and $0, respectively.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     The following table displays the net non-cash assets that were acquired during fiscal 1999, as a result of the business acquisitions described in Note 3:

                                                                  CRI        TELECRAFTER
                                                              -----------    -----------
Non-cash assets (liabilities):
  Current assets............................................  $ 4,013,025    $ 3,689,141
  Property and equipment....................................    1,541,039        299,503
  Other assets..............................................      597,339         20,812
  Goodwill and other intangibles............................   18,669,966     14,608,065
  Current liabilities.......................................   (1,412,720)    (2,523,542)
  Debt......................................................     (674,754)       (93,422)
                                                              -----------    -----------
  Net noncash assets acquired...............................   22,733,895     16,000,557
  Less: Common stock issued.................................  (17,482,218)    (4,500,000)
        Put option issued...................................   (4,346,946)            --
        Options issued......................................     (147,696)            --
        Notes payable to sellers of business................           --     (3,000,000)
                                                              -----------    -----------
  Cash paid for business acquisitions, net..................  $   757,035    $ 8,500,557
                                                              ===========    ===========

5. ACCOUNTS RECEIVABLE

                                                              JANUARY 2,    JANUARY 1,
                                                                 1999          2000
                                                              -----------   -----------
  Accounts receivable, trade................................  $ 4,328,452   $13,157,400
  Unbilled receivables......................................      105,331     2,266,848
  Other receivables.........................................      107,005       714,779
                                                              -----------   -----------
                                                                4,540,788    16,139,027
  Allowance for doubtful accounts...........................     (200,000)   (1,041,649)
                                                              -----------   -----------
                                                              $ 4,340,788   $15,097,378
                                                              ===========   ===========

     Unbilled receivables represent receivables from current month services which are billed in the following month billing cycle. The allowance for doubtful accounts increased from January 2, 1999 to July 1, 2000 due to $745,000 recorded in the 1999 acquisitions and $318,739 charges to bad debt expense offset by $222,090 of bad debt write-offs.

6. PROPERTY AND EQUIPMENT

                                                                     JANUARY 2,     JANUARY 1,
                                                       USEFUL LIVES     1999           2000
                                                       ------------  -----------    -----------
Vehicles.............................................    5 years     $ 4,221,235    $ 6,339,427
Machinery and equipment..............................  2 to 5 years    2,741,254      4,817,467
Office furniture and equipment.......................  2 to 5 years      805,822      2,041,782
Leasehold improvements...............................  3 to 5 years      129,827        385,783
                                                                     -----------    -----------
                                                                       7,898,138     13,584,459
Accumulated depreciation and amortization............                 (4,308,116)    (5,924,181)
                                                                     -----------    -----------
                                                                     $ 3,590,022    $ 7,660,278
                                                                     ===========    ===========

     For fiscal 1997, 1998 and 1999, depreciation expense was $780,023, $980,108 and $2,153,611, respectively.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

7. ACCRUED EXPENSES

                                                              JANUARY 2,   JANUARY 1,
                                                                 1999         2000
                                                              ----------   ----------
  Accrued compensation......................................  $  696,527   $3,328,226
  Accrued professional fees.................................          --      607,735
  Accrued insurance.........................................     497,233      835,927
  Accrued payable to former owner of Telecrafter (note 3)...          --      673,224
  Other.....................................................   1,292,742    2,793,140
                                                              ----------   ----------
                                                              $2,486,502   $8,238,252
                                                              ==========   ==========

8. LONG-TERM DEBT

                                                              JANUARY 2,   JANUARY 1,
                                                                 1999         2000
                                                              ----------   -----------
Term note with bank, principal payable in quarterly
  installments of $468,750 commencing on December 31, 2000,
  increasing to $937,500 on December 31, 2001 and increasing to $1,406,250 on December 31, 2003; bearing interest at
  prime plus 3.75% or LIBOR plus 5.00% payable quarterly,
  through September 7, 2004, when all remaining principal
  and interest is due and payable. At January 1, 2000, the
  interest rate was 10.96%..................................  $       --   $15,000,000
Subordinated note payable to stockholder, payable on March
  7, 2001, plus
  interest at 9.00% per year................................          --     3,000,000
Term notes with variable principal payments over a term of
  36 to 48 months plus interest ranging from 7.50% to
  8.50%.....................................................     876,043       868,205
Equipment line of credit up to $2,000,000 due on March 31,
  2000, plus interest
  at the bank's prime rate less 1/2 of one percent (8.00% at
  January 1, 2000)..........................................          --     1,595,000
Revolving line of credit up to $1,500,000 due on March 31,
  2000, plus interest
  at the bank's prime rate less 1/2 of one percent (8.00% at
  January 1, 2000)..........................................          --     1,000,000
Three-year term note with 36 equal monthly principal
  payments plus interest at the bank's prime rate plus  1/2
  of one percent (8.25% and 9.00% at January 2, 1999 and
  January 1, 2000, respectively)............................     525,000       204,167
Three-year term note with 36 equal monthly principal
  payments plus interest at the bank's prime rate less 1/2
  of one percent (7.25% and 8.00% of January 2, 1999 and
  January 1, 2000, respectively)............................     240,000       173,333
Capital lease obligations (see Note 11).....................          --       336,167
                                                              ----------   -----------
                                                               1,641,043    22,176,872
Less -- Current maturities..................................    (980,451)   (1,249,764)
                                                              ----------   -----------
                                                              $  660,592   $20,927,108
                                                              ==========   ===========

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     Minimum principal repayments of long-term debt as of January 1, 2000, excluding capitalized lease obligations (see Note 11), are as follows:

2000........................................................  $ 1,096,909
2001........................................................    8,327,359
2002........................................................    3,962,263
2003........................................................    4,235,424
2004........................................................    4,218,750
                                                              -----------
                                                              $21,840,705
                                                              ===========

  TERM NOTE AND REVOLVING CREDIT FACILITIES

     In connection with the Telecrafter acquisition on September 7, 1999, the Company entered into a Credit Agreement, which provided for initial borrowings of $15,000,000 under a Term Note ("Term Note"). The Company incurred costs of $1,745,351 in connection with the Term Note which are included in other assets in the accompanying consolidated balance sheet as of January 1, 2000 and are being amortized using the effective interest rate method over the life of the Term Note. For the year ended December 31, 1999, debt issuance cost amortization was $118,530. The proceeds from the Term Note were used to fund the $10,500,000 cash consideration in the Telecrafter acquisition (see Note 3), repay debt and to fund general working capital needs. Borrowings under the Term Note are collateralized by substantially all of the assets of the Company. The Term Note contains various financial and non-financial covenants, the most restrictive of which require the maintenance of certain financial ratios, restrict future indebtedness and prohibit cash dividends.

     In addition to the above scheduled payments, the Company is required to make certain prepayments based on excess cash flows, as defined in the agreement. Prepayments are also required when assets are sold and when debt or equity securities are issued in excess of $5,000,000 on a aggregate basis.

     In March 2000, the Company entered into a new additional $15,000,000 Revolving Credit Facility (the "Revolver"), which matures on September 7, 2004 with the same lender as the Term Note. The Revolver provides for a $12,000,000 working capital facility and a sub-facility of up to $3,000,000 for letters of credit. The Revolver bears interest, at the Company's option, at prime plus 1.50% or LIBOR plus 2.75% and requires an annual commitment fee of 0.50% on the unused portion of the Revolver. The Revolver contains the same financial covenants and non-financial covenants as the Term Note. Together the Term Note and Revolver are referred to as the "Term Note and Revolving Credit Facility". On May 31, 2000, the Company executed an amendment to the Term Note and Revolving Credit Facility which changed its financial covenants (see Note 1). The initial borrowings on the Revolver were used to repay the Bank Facility (as defined below), as well as certain Term Note. As of April 1, 2000, the outstanding balance on the Revolver was approximately $5,300,000.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

  SUBORDINATED NOTE

     On September 7, 1999, the Company entered into a $3,000,000 Subordinated Note as partial consideration for the net assets acquired from Telecrafter (see
Note 3). The note is subject to prepayment upon an initial public offering of not less than $25 million or upon a change of control, as defined.

  BANK FACILITY

     The Company is a party to a Bank Facility consisting of (i) a $1,500,000 revolving line of credit, (ii) a $2,000,000 equipment line of credit, (iii) a $1,100,000 three-year term note, (iv) a $240,000 three-year term note and (v) a $1,000,000 letter of credit line. This facility is collateralized by trade accounts receivable less than 90 days old, inventories and equipment and machinery. There is an annual one percent fee on the issuance of letters of credit. The loan agreements contain certain annual financial covenants related to tangible net worth, debt to tangible net worth, working capital ratio, a specified minimum of excess current assets to current liabilities, and a specified minimum of excess cash flow to debt service.

9. STOCK OPTIONS AND WARRANTS

  STOCK OPTIONS

     On June 14, 1999, the Company established the 1999 Stock Incentive Plan (the "1999 Plan") for its employees, officers, directors and certain other individuals. A committee of the Board of Directors administers and awards grants under the 1999 Plan. The 1999 Plan allows for the issuance of either incentive stock options or nonqualified stock options. Options granted under the 1999 Plan expire no later than ten years after the grant date. Each option entitles the holder to purchase one share of Common stock at the indicated exercise price. As of June 1, 2000, no further grants will be made pursuant to the Plan.

     In May 2000, the Company established the 2000 Stock Option Plan (the "2000 Plan") and reserved 3,800,000 shares for issuance. The 2000 Plan allows for the grant of incentive stock options, nonqualified stock options and certain other stock-based awards to the Company's employees, officers, directors or consultants. Options granted under the Plan expire no later than ten years after the grant date. As of June 1, 2000, no options have been granted pursuant the 2000 Plan.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     The following table summarizes the stock option activity under the Plan:

                                                                                    WEIGHTED AVERAGE
                                                                       EXERCISE      EXERCISE PRICE
                                                         ACTIVITY       PRICE          PER SHARE
                                                         ---------   ------------   ----------------
Balance outstanding, June 14, 1999.....................         --   $         --        $  --
  Granted..............................................  2,125,354           1.00         1.00
  Granted below fair market value......................    450,000           0.30         0.30
  Granted in CRI acquisition (see Note 3)..............    253,565           1.00         1.00
                                                         ---------   ------------        -----
Balance outstanding, January 1, 2000...................  2,828,919    0.30 - 1.00         0.89
  Granted..............................................    160,000           1.00         1.00
  Exercised............................................    (24,700)          1.00         1.00
                                                         ---------   ------------        -----
Balance outstanding, April 1, 2000.....................  2,964,219   $0.30 - 1.00        $ .89
                                                         =========   ============        =====

     Subsequent to April 1, 2000, the Company granted options to purchase 719,000 shares of Common stock to employees and options to purchase 100,000 shares of Common stock in connection with an acquisition. These grants were made pursuant to the 1999 Plan. Subsequent to April 1, 2000, options to purchase 12,000 shares of Common stock pursuant to the 1999 Plan were terminated. Additionally, subsequent to April 1, 2000, the Company granted 2,090,692 options to purchase Common stock to the option holders of an acquired entity.

     The Company follows APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employee stock options. Under APB Opinion No. 25, if the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

     Pro forma information regarding net income (loss) required by SFAS No. 123, "Accounting for Stock-Based Compensation," has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The determination of the fair value of the options noted above was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal 1999: dividend yield of zero, risk free interest rate of 6.0%, volatility factor of the expected market price of the Company's Common stock of 0% and an expected life of the options of five years.

     For fiscal 1999, the weighted average fair value of employee stock options granted at fair market value is $1.00 and the weighted average fair value of options granted below fair market value is $0.30. For purposes of pro forma disclosure, the estimated fair value of the option is amortized to expense over the option's vesting period. The Company's pro forma loss under SFAS No. 123 for fiscal 1999 is $2,790,448 and its pro forma basic and diluted loss per share is $0.07.

     In June 1999, in connection with the grant of 450,000 options to two senior executives, the Company recorded compensation expense of $315,000, which represents the difference between the option exercise price and the fair value of the Company's Common stock of $1.00 per share on the date the stock options were granted. The fair value of $1.00 per share of the underlying Common stock equaled the $1.00 per share price paid to redeem the Viasource shareholders in June 1999 and the price paid by the new investors in June and September 1999. These options were

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES immediately exercisable on the date of grant. None of these options were exercised as of January 1, 2000.

     In October 1999, the Company granted options to purchase 292,625 shares of Common stock to a consultant. These options vest over nine quarters and are exercisable for ten years. In accordance with SFAS No. 123, the Company recorded the fair value of the options issued to the consultant as deferred compensation, which will be amortized over the options vesting period. The fair value of the options was determined using the Black-Scholes option pricing model with the following assumptions: dividend yield of zero, risk free interest rate of 6.0%, volatility factor of the expected market price of the Company's Common stock of 70% and the contractual term of the options of ten years. The fair value of the options issued to the consultant will be re-measured at each balance sheet date over the vesting period. Any increases or decreases in the fair value of the options will be recorded as adjustments to deferred compensation and amortized over the remaining vesting period. As of January 1, 2000, the fair value of the underlying Common stock was $10.00 per share. For fiscal 1999, the Company recorded stock-based compensation expense of $408,326 for amortization of the related deferred compensation. The Company amended their arrangement with this consultant in March 2000, which immediately vested the remaining unvested options issued under the October 1999 consulting agreement and removed the requirement for any further services. In accordance with SFAS No. 123, the Company recorded compensation expense of $2,497,529 during the first quarter of fiscal 2000.

     On December 31, 1999, performance based options to purchase 130,104 shares of Common stock were granted to various employees. These options have an exercise price of $1.00 per share, vest one-third per year beginning in 1999 and have a ten-year life. The Company recorded the $1,170,936 fair value of these options as deferred compensation and recorded stock-based compensation expense of $390,312 for amortization of the related deferred compensation. The fair value of the underlying Common stock was $10.00 per share. As of January 1, 2000, the Company has unamortized deferred compensation of $780,624 associated with these options, which will be amortized over the remaining two-year vesting period. The Company does not have any other performance based options outstanding as of January 1, 2000.

     In January 2000, the Company granted options to purchase 35,000 and 25,000 shares of Common stock at $1.00 per share, to a consultant and a director, respectively. These options were immediately exercisable on the date of grant and are exercisable for ten years. In accordance with SFAS No. 123, the Company recorded the $577,730 fair value of these options, as determined using the Black-Scholes option pricing model, as compensation expense during the three months ended March 31, 2000. The fair value of the underlying Common stock was $10.00 per share. In January 2000, the Company granted options to purchase 100,000 shares of Common stock to one senior executive. These options vest over three years and are exercisable for ten years. The Company recorded deferred compensation of $900,000, which will be amortized over the options vesting period and represents the difference between the option exercise price of $1.00 per share and the $10.00 per share fair value of the Company's Common stock on the date such stock options were granted.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

  WARRANTS

     On June 14, 1999, the Company granted warrants to purchase 250,000 shares of the Company's Common stock at $0.01 per share in connection with a $5,000,000 bridge financing (see Note 1). These warrants were valued at their estimated fair value of $250,000 and recorded as debt issue cost. The fair value of $1.00 per share of the underlying Common stock equaled the $1.00 per share price paid to redeem the Viasource shareholders in June 1999 and the price paid by the new investors in June and September 1999. In connection with the repayment of the bridge financing on September 7, 1999, the remaining unamortized debt issue costs were recorded as interest expense. The warrants are exercisable for ten years. No warrants were exercised as of January 1, 2000.

     On September 7, 1999, the Company granted warrants to purchase 1,479,896 shares of Common stock at $0.01 per share in connection with sale of Common stock and the $15,000,000 Credit Agreement (see Note 8). These warrants were valued at their estimated fair value of $1,479,896 using the Black-Scholes pricing model with the following assumptions: dividend yield of zero, risk free interest rate of 6.0%, volatility factor of the expected market price of the Company's Common stock of 70% and the contractual term of the warrants of ten years. The warrants are exercisable for ten years. No warrants were exercised as of January 1, 2000. The fair value of the warrants was recorded proportionately to the relative fair value of the capital raised, as follows:

Common stock................................................  $   92,493
Debt issuance costs.........................................   1,387,403
                                                              ----------
          Total.............................................  $1,479,896
                                                              ==========

10. INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                                       FISCAL YEAR ENDED
                                                              ------------------------------------
                                                              JANUARY 3,   JANUARY 2,   JANUARY 1,
                                                                 1998         1999         2000
                                                              ----------   ----------   ----------
Current:
  Federal...................................................   $557,478    $  881,823   $ 318,000
  State.....................................................    145,358       242,677     (10,735)
                                                               --------    ----------   ---------
                                                                702,836     1,124,500     307,265
                                                               --------    ----------   ---------
Deferred:
  Federal...................................................     35,420        69,149    (861,895)
  State.....................................................      9,000         8,851          --
                                                               --------    ----------   ---------
                                                                 44,420        78,000    (861,895)
                                                               --------    ----------   ---------
                                                               $747,256    $1,202,500   $(554,630)
                                                               ========    ==========   =========

     Deferred taxes are determined based upon the estimated future tax effects of differences between the financial statement and income tax bases of assets and liabilities given the provisions of the enacted tax laws.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                                                       FISCAL YEAR ENDED
                                                              ------------------------------------
                                                              JANUARY 3,   JANUARY 2,   JANUARY 1,
                                                                 1998         1999         2000
                                                              ----------   ----------   ----------
Statutory federal income tax rate (benefit).................     34.0%        34.0%        (34.0)%
State taxes, net of federal tax benefit.....................      7.6          6.2           (.3)
Nondeductible expenses, principally nondeductible intangible
  amortization, and other...................................     14.3          5.7          18.0
                                                                 ----         ----        ------
                                                                 55.9%        45.9%        (16.3)%
                                                                 ====         ====        ======

     The tax effect of temporary differences as established in accordance with SFAS No. 109 that give rise to deferred taxes are as follows:

                                                              JANUARY 2,   JANUARY 1,
                                                                 1999         2000
                                                              ----------   ----------
Deferred tax asset:
  Accruals not currently deductible.........................  $ 131,808    $1,051,146
  Other.....................................................         --       378,638
                                                              ---------    ----------
                                                                131,808     1,429,784
                                                              ---------    ----------
Deferred tax liability:
  Depreciation and amortization.............................   (298,561)     (190,728)
  Other.....................................................         --      (188,436)
                                                              ---------    ----------
                                                               (298,561)     (379,164)
                                                              ---------    ----------
          Net deferred tax asset (liability)................  $(166,753)   $1,050,620
                                                              =========    ==========

11. COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases its office facilities and equipment under various capital and noncancellable operating leases, which expire on various dates through March 2011. Interest rates on capital leases range from 7.5% to 22.0%. Rent expense for all operating leases was $855,105, $1,681,771 and $3,126,960 in fiscal 1997, 1998 and 1999, respectively.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     Future minimum lease payments as of January 1, 2000 are as follows:

                                                                            CAPITAL
                                                              OPERATING     LEASES
                                                                LEASES     (NOTE 8)
                                                              ----------   ---------
2000........................................................  $2,626,410   $ 186,752
2001........................................................   1,559,163     115,521
2002........................................................   1,167,564      78,503
2003........................................................     854,046      13,335
2004........................................................     303,169          --
Thereafter..................................................     721,985          --
                                                              ----------   ---------
Total minimum lease payments................................  $7,232,337     394,111
                                                              ==========
Less -- amount representing interest........................                 (57,944)
                                                                           ---------
Present value of future minimum lease payments..............                 336,167
Less -- current portion of principal payments...............                (152,855)
                                                                           ---------
                                                                           $ 183,312
                                                                           =========

  EMPLOYMENT AGREEMENTS

     As of January 1, 2000, the Company has employment agreements with nine executives, which expire at various dates through June 2002. These agreements provide for, among other things, salary, bonus, severance and change in control provisions.

  LETTERS OF CREDIT

     At January 2, 1999 and January 1, 2000, the Company had letters of credit outstanding totaling $1,020,000, which primarily collaterize a workers' compensation policy. The contract amount of the letters of credit is a reasonable estimate of their fair value as the value for each is fixed over the life of the commitment.

  LITIGATION

     In the normal course of business, the Company is a party to various claims and legal proceedings. Although the ultimate outcome of these matters is not presently determinable, management of the Company, after consultation with legal counsel, does not believe that these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

12. CONCENTRATION RISKS

     Financial instruments, which potentially subject the Company to concentrations of credit risk are primarily cash, short-term investments and accounts receivable. The Company performs periodic evaluations of the relative credit standing of the financial institutions with which it does business. The Company periodically evaluates the financial condition of its obligors and generally does not require collateral. The Company's allowance for doubtful accounts reflects current market conditions and management's assessment regarding the collectibility of its accounts receivable.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     For fiscal 1997, 1998 and 1999, five, five and four customers, respectively, in aggregate, accounted for approximately 86%, 82% and 73% of total revenues, respectively. At January 2, 1999 and January 1, 2000, these customers, in aggregate, accounted for 65% and 64% of accounts receivable, respectively. A loss of or a material reduction in revenues from any of these customers could have a material adverse effect on the Company's operating results and financial condition.

13. RELATED-PARTY TRANSACTIONS

     In addition to the recapitalization transaction discussed in Note 1, during 1997 and 1999, the Company repurchased 10,568 and 940 shares of Common stock from a shareholder for $36,987 and $7,057, respectively. For fiscal 1997, 1998 and 1999, the Company paid $158,416, $157,533 and $305,300, respectively, to a shareholder for consulting services.

     In connection with the Telecrafter acquisition on September 7, 1999 (see
Note 3), the Company entered into a facility lease with one of the selling shareholders, which expires in March 2011. The lease provides for escalating lease payments over the life of lease. For the period from September 7, 1999 through January 1, 2000, the Company recorded $13,757 of expense under this lease.

14. SEGMENTS

     The Company follows SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company classifies its operations into four segments: Cable Services, Telephony and Advanced Services, Satellite and Other Wireless Services and Premise Networking Services. The operating segments are managed separately because each operating segment represents a strategic business unit that offers different services. The accounting policies of the operating segments are the same as described in the summary of significant accounting policies (see Note 2). The business segments are described in further detail below:

     The Cable Segment provides traditional and advanced cable installation, disconnects, equipment recovery, collection and system audit services.

     The Telephony and Internet Segment includes installation and maintenance of DSL services, cable telephony and high-speed data services and other broadband services, as well as traditional telephony services for commercial and residential consumers.

     The Satellite and Wireless Segment includes installation, equipment conversion and maintenance services of direct broadcast satellite and other wireless technologies.

     The Premise Networking Segment includes installation and maintenance of local area and wide area networking services and other communication systems for commercial and residential consumers.

     Corporate operations include senior management activities, professional services and headquarters' facility and support and employee benefit costs.

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

     Segment assets include amounts specifically identified to Cable Services, Telephony and Advanced Services, Satellite and Other Wireless Services and Premise Networking Services segments. Corporate assets consist primarily of cash and cash equivalents, marketable securities, capitalized financing costs, long-term debt and deferred tax assets.

     Business segment information is as follows:

                                                                   FISCAL YEAR ENDED                 THREE MONTHS ENDED
                                                        ---------------------------------------   -------------------------
                                                        JANUARY 3,    JANUARY 2,    JANUARY 1,     APRIL 3,      APRIL 1,
                                                           1998          1999          2000          1999          2000
                                                        -----------   -----------   -----------   -----------   -----------
REVENUES
  Cable...............................................  $18,805,550   $22,386,996   $45,501,051   $ 6,276,000   $19,140,000
  Telephony and Internet..............................    3,902,597     4,260,771     8,221,255     1,187,000     5,477,000
  Satellite and Wireless..............................    2,980,874     7,047,183     7,124,957     1,101,000     4,353,000
  Premise Networking..................................       17,834       120,688       548,605        44,688       127,733
                                                        -----------   -----------   -----------   -----------   -----------
                                                        $25,706,855   $33,815,638   $61,395,868   $ 8,608,688   $29,097,733
                                                        ===========   ===========   ===========   ===========   ===========
OPERATING INCOME (LOSS)
  Cable...............................................  $ 2,430,163   $ 3,358,899   $ 2,295,326   $   530,000   $ 1,227,000
  Telephony and Internet..............................      372,041       822,316     2,019,826       326,000       800,000
  Satellite and Wireless..............................      117,627       479,228    (1,163,258)      (55,000)   (1,309,000)
  Premise Networking..................................       10,667        (7,318)      (79,843)          979       (65,590)
  Corporate Expense (includes special compensation
    charges of $1,163,638 and recapitalization costs
    of $1,108,314 in 1999 and a special compensation
    charge of $3,232,116 for the three months ended
    April 1, 2000)....................................   (1,417,154)   (1,912,954)   (5,132,531)     (443,000)   (4,188,000)
                                                        -----------   -----------   -----------   -----------   -----------
                                                        $ 1,513,344   $ 2,740,171   $(2,060,480)  $   358,979   $(3,535,590)
                                                        ===========   ===========   ===========   ===========   ===========
TOTAL ASSETS
  Cable...............................................  $ 4,953,925   $ 5,966,938   $43,712,777
  Telephony and Internet..............................    1,018,562     1,208,456     3,357,957
  Satellite and Wireless..............................      706,850     1,492,369     8,108,603
  Premise Networking..................................       34,432       109,360     1,214,584
  Corporate Expense...................................    1,519,340     1,006,416    10,787,967
                                                        -----------   -----------   -----------
                                                        $ 8,233,109   $ 9,783,539   $67,181,888
                                                        ===========   ===========   ===========

                                                                 FISCAL YEAR ENDED
                                                      ---------------------------------------
                                                      JANUARY 3,    JANUARY 2,    JANUARY 1,
                                                         1998          1999          2000
                                                      -----------   -----------   -----------
DEPRECIATION AND AMORTIZATION
  Cable.............................................  $   591,925   $   702,416   $ 2,026,758
  Telephony and Internet............................      119,729       152,613       373,116
  Satellite and Wireless............................       68,159       120,782       295,470
  Premise Networking................................          210         4,297        49,664
  Corporate Expenses................................           --            --        68,681
                                                      -----------   -----------   -----------
                                                      $   780,023   $   980,108   $ 2,813,689
                                                      ===========   ===========   ===========
CAPITAL EXPENDITURES
  Cable.............................................  $   781,571   $ 1,598,743   $ 3,000,919
  Telephony and Internet............................      158,089       347,357       793,109
  Satellite and Wireless............................       89,996       274,907       426,707
  Premise Networking................................          277         9,781        57,816
  Corporate Expenses................................           --            --       104,774
                                                      -----------   -----------   -----------
                                                      $ 1,029,933   $ 2,230,788   $ 4,383,325
                                                      ===========   ===========   ===========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Nassau Communications, Inc.:

     We have audited the accompanying balance sheets of Nassau Communications, Inc. (a Colorado corporation) as of December 31, 1997 and 1998, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nassau Communications, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
  January 14, 2000

                          NASSAU COMMUNICATIONS, INC.
                    (D/B/A TELECRAFTER SERVICES CORPORATION)

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  543,730    $1,491,064
  Marketable securities.....................................     215,715       246,421
  Accounts receivable, net of allowance of $100,000 and
     $321,968, respectively.................................   2,083,580     2,431,538
  Supply inventory..........................................     263,352       147,303
  Prepaid expenses and other................................      65,782        38,416
                                                              ----------    ----------
          Total current assets..............................   3,172,159     4,354,742
                                                              ----------    ----------
PROPERTY AND EQUIPMENT, net.................................     226,367       292,537
OTHER ASSETS................................................      24,262        31,669
                                                              ----------    ----------
                                                              $3,422,788    $4,678,948
                                                              ==========    ==========
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of capital lease obligations..............  $   18,712    $   35,122
  Accounts payable..........................................     148,057        15,057
  Accrued expenses..........................................     870,331     1,075,913
                                                              ----------    ----------
          Total current liabilities.........................   1,037,100     1,126,092
                                                              ----------    ----------
NOTE PAYABLE TO RELATED PARTY...............................      20,000        20,000
                                                              ----------    ----------
CAPITAL LEASE OBLIGATIONS...................................      47,688        81,461
                                                              ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 50,000 shares authorized,
     10,000 shares issued and outstanding...................      10,000        10,000
  Additional paid-in capital................................      90,000        90,000
  Retained earnings.........................................   2,202,285     3,304,974
  Unrealized gain on marketable securities..................      15,715        46,421
                                                              ----------    ----------
          Total shareholders' equity........................   2,318,000     3,451,395
                                                              ----------    ----------
                                                              $3,422,788    $4,678,948
                                                              ==========    ==========

        The accompanying notes are an integral part of these statements.

                          NASSAU COMMUNICATIONS, INC.
                    (D/B/A TELECRAFTER SERVICES CORPORATION)

                            STATEMENTS OF OPERATIONS

                                                        YEAR ENDED             SIX MONTHS ENDED
                                                       DECEMBER 31,                JUNE 30,
                                                 ------------------------   -----------------------
                                                    1997         1998          1998         1999
                                                 ----------   -----------   ----------   ----------
                                                                                  (UNAUDITED)
REVENUES.......................................  $8,977,820   $17,873,792   $7,625,595   $8,432,188
                                                 ----------   -----------   ----------   ----------
COST OF REVENUES...............................   6,962,851    13,895,652    6,395,805    6,108,776
SELLING, GENERAL AND ADMINISTRATIVE............   1,282,625     2,183,039      761,059      645,077
DEPRECIATION AND AMORTIZATION..................      57,142        76,542       35,449       44,146
                                                 ----------   -----------   ----------   ----------
          Total operating expenses.............   8,302,618    16,155,233    7,192,313    6,797,999
                                                 ----------   -----------   ----------   ----------
          Income from operations...............     675,202     1,718,559      433,282    1,634,189
INTEREST INCOME................................      32,086        41,151       21,491       46,987
INTEREST EXPENSE...............................       7,642        10,524        4,757        5,748
                                                 ----------   -----------   ----------   ----------
          Income before income taxes...........     699,646     1,749,186      450,016    1,675,428
STATE INCOME TAX PROVISION.....................      14,703        20,497        8,873       26,980
                                                 ----------   -----------   ----------   ----------
NET INCOME.....................................  $  684,943   $ 1,728,689   $  441,143   $1,648,448
                                                 ==========   ===========   ==========   ==========
PRO FORMA DATA (UNAUDITED):
          Historical net income................  $  684,943   $ 1,728,689   $  441,143   $1,648,448
          Pro forma income tax expense.........     232,881       587,754      149,989      560,472
                                                 ----------   -----------   ----------   ----------
PRO FORMA NET INCOME...........................  $  452,062   $ 1,140,935   $  291,154   $1,087,976
                                                 ==========   ===========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                          NASSAU COMMUNICATIONS, INC.
                    (D/B/A TELECRAFTER SERVICES CORPORATION)

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                 COMMON STOCK      ADDITIONAL
                                               -----------------    PAID-IN      RETAINED    UNREALIZED
                                               SHARES    AMOUNT     CAPITAL      CAPITAL        GAIN        TOTAL
                                               -------   -------   ----------   ----------   ----------   ----------
BALANCE, JANUARY 1, 1997.....................   10,000   $10,000    $90,000     $1,869,842   $       --   $1,969,842
  Unrealized gain on marketable securities...       --        --         --             --       15,715       15,715
  Net income.................................       --        --         --        684,943           --      684,943
  Shareholder distributions..................       --        --         --       (352,500)          --     (352,500)
                                               -------   -------    -------     ----------   ----------   ----------
BALANCE, DECEMBER 31, 1997...................   10,000    10,000     90,000      2,202,285       15,715    2,318,000
  Unrealized gain on marketable securities...       --        --         --             --       30,706       30,706
  Net income.................................       --        --         --      1,728,689           --    1,728,689
  Shareholder distributions..................       --        --         --       (626,000)          --     (626,000)
                                               -------   -------    -------     ----------   ----------   ----------
BALANCE, DECEMBER 31, 1998...................   10,000   $10,000    $90,000     $3,304,974   $   46,421   $3,451,395
                                               =======   =======    =======     ==========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                          NASSAU COMMUNICATIONS, INC.
                    (D/B/A TELECRAFTER SERVICES CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                                                SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,          JUNE 30,
                                                   -----------------------    ---------------------
                                                     1997         1998          1998        1999
                                                   ---------   -----------    --------   ----------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $684,943    $1,728,689     $441,143   $1,648,448
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Provision for bad debt......................    15,000       221,968       25,000           --
     Depreciation and amortization...............    57,142        76,542       35,449       44,146
     Loss on disposal of fixed assets............    18,252            --           --           --
     Changes in operating assets and liabilities:
       Accounts receivable.......................  (578,585)     (569,926)    (204,859)     440,325
       Supply inventory..........................    82,561       116,049       58,024      114,261
       Prepaid expenses and other................   (56,237)       19,232      (22,900)     (67,102)
       Accounts payable..........................    76,573      (133,000)      89,122      203,540
       Accrued expenses..........................   418,144       205,582      141,943      154,840
                                                   --------    ----------     --------   ----------
            Net cash provided by operating
               activities........................   717,793     1,665,136      562,922    2,538,458
                                                   --------    ----------     --------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.............  (115,268)      (65,823)     (51,208)     (15,049)
  Purchase of marketable securities..............  (200,000)           --           --           --
                                                   --------    ----------     --------   ----------
            Net cash used in investing
               activities........................  (315,268)      (65,823)     (51,208)     (15,049)
                                                   --------    ----------     --------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Shareholder distributions......................  (352,500)     (626,000)    (350,000)    (772,000)
  Principal payments on capital lease
     obligations.................................    (8,512)      (25,979)     (10,899)     (17,149)
  Repayment of notes payable.....................   (47,783)           --           --      (20,000)
                                                   --------    ----------     --------   ----------
            Net cash used in financing
               activities........................  (408,795)     (651,979)    (360,899)    (809,149)
                                                   --------    ----------     --------   ----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS....................................    (6,270)      947,334      150,815    1,714,260
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...   550,000       543,730      543,730    1,491,064
                                                   --------    ----------     --------   ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.........  $543,730    $1,491,064     $694,545   $3,205,324
                                                   ========    ==========     ========   ==========

        The accompanying notes are an integral part of these statements.

                          NASSAU COMMUNICATIONS, INC.
                    (D/B/A TELECRAFTER SERVICES CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. BACKGROUND

     Nassau Communications, Inc., d/b/a Telecrafter Services Corporation (the "Company") is headquartered in Denver, Colorado and provides outsourcing of installations and other related services to companies in the cable and satellite television industry across the continental United States.

     On September 7, 1999, the Company sold substantially all of its assets and liabilities to Telecrafter Acquisition Corp., a wholly-owned subsidiary of ViaSource Communications, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INTERIM FINANCIAL STATEMENTS

     The financial statements for the six months ended June 30,1998 and 1999 are unaudited and, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for those interim periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the full year.

  REVENUE RECOGNITION

     Revenues are recognized as cable and satellite installation and maintenance services are performed.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997 and 1998, cash and cash equivalents include cash on hand, cash in the bank and overnight repurchase agreements.

  MARKETABLE SECURITIES

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The marketable securities, which consist of equity securities, have been classified as available-for-sale securities and are stated

                          NASSAU COMMUNICATIONS, INC.
                    (D/B/A TELECRAFTER SERVICES CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

at fair market value. Unrealized gains and losses are included as a separate component of stockholders' equity until realized. All of the Company's investments have been classified as current.

  SUPPLY INVENTORY

     Supply inventory is stated at the lower of cost (first-in, first-out method) or market and is comprised of materials used for cable and satellite equipment installations and service.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets which range from 3 to 7 years. Leasehold improvements are amortized on a straight line basis over the shorter of the lease term or estimated useful lives of the assets.

  INCOME TAXES

     The Company has elected treatment as an "S" Corporation for federal and state income tax purposes (except for states where "S" Corporations are not recognized) and is not taxed as a separate entity. The Company's taxable income or loss is allocated to the shareholders and recognized on the shareholders' individual tax return. Accordingly, no provision for income taxes have been reflected in the accompanying financial statements.

     The Company reports certain income and expense items for income tax purposes on a different basis than that reflected in the accompanying financial statements. The primary differences are due to the cash basis of accounting for income tax purposes. If the Company terminates its S Corporation status, a deferred income tax liability accounted for under the provisions of SFAS No. 109 "Accounting for Income Taxes," of approximately $546,000 would need to be reflected in the accompanying financial statements as of December 31, 1998.

     For informational purposes, the accompanying statements of operations include an unaudited pro forma adjustment for income taxes which would have been recorded if the Company had not been an S Corporation, based on the tax laws in effect during the respective periods. The differences between the federal statutory income tax rate and the pro forma income tax rate primarily relate to state income taxes and expenses not deductible for tax purposes.

  SUPPLEMENTAL CASH FLOW INFORMATION

     For the years ended December 31, 1997, 1998 and the six months ended June 30, 1999, the Company paid interest of $7,642, $10,524, and $5,748 respectively, income taxes of $14,703, $20,497 and $26,980, respectively, and financed equipment purchased under capitalized lease obligations of $48,917, and $76,162 and $0, respectively.

                          NASSAU COMMUNICATIONS, INC.
                    (D/B/A TELECRAFTER SERVICES CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. PROPERTY AND EQUIPMENT

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Machinery and equipment.....................................  $140,721   $172,929
Office furniture and equipment..............................   197,999    307,776
Leasehold improvements......................................    57,814     57,814
                                                              --------   --------
                                                               396,534    538,519
Accumulated depreciation and amortization...................  (170,167)  (245,982)
                                                              --------   --------
                                                              $226,367   $292,537
                                                              ========   ========

     As of December 31, 1998, the net book value of property and equipment under capital lease obligations was $116,921.

4. LINE OF CREDIT

     The Company had a $500,000 line of credit with a bank bearing interest at the prime rate plus 1% that expired on May 31, 1999. There were no borrowings under the line during 1997 or 1998.

5. NOTE PAYABLE TO RELATED PARTY

     In February 1993, the Company borrowed $20,000 from one of its directors. The note bears interest at 8%, payable annually, and is due on February 26, 2000.

6. CAPITAL LEASE OBLIGATIONS

     The company has entered into long-term capital lease agreements for office furniture and equipment. The implicit interest rates under these leases range from 7.5% to 12.2% per year.

     Future principal payments on capital lease obligations as of December 31, 1998 are as follows:

1999........................................................  $ 44,242
2000........................................................    46,131
2001........................................................    20,887
2002........................................................    17,724
2003........................................................     6,418
                                                              --------
Minimum lease payments......................................   135,402
  Less - Amounts representing interest......................   (18,819)
                                                              --------
Present value of minimum lease payments.....................   116,583
  Less - Current portion....................................   (35,122)
                                                              --------
                                                              $ 81,461
                                                              ========

                          NASSAU COMMUNICATIONS, INC.
                    (D/B/A TELECRAFTER SERVICES CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES

  LEASE OBLIGATIONS

     The Company leases one of its office facilities from one of its shareholders. The Company is also obligated under various noncancellable operating leases for office space and equipment. Future minimum lease payments as of December 31, 1998 are as follows:

                                                              RELATED-PARTY   NONRELATED-PARTY
                                                                  LEASE            LEASES
                                                              -------------   ----------------
1999........................................................   $   56,152         $ 86,273
2000........................................................       68,620           46,074
2001........................................................       76,079            6,600
2002........................................................       82,046               --
2003........................................................       88,013               --
Thereafter..................................................      815,965               --
                                                               ----------         --------
                                                               $1,186,875         $138,947
                                                               ==========         ========

     For the year ended December 31, 1997, 1998 and the six months ended June 30, 1999, rent expense under the related-party operating lease was $45,600, $45,600 and $28,076, respectively. For the year ended December 31, 1997, 1998 and the six months ended June 30, 1999, rent expense under the non-related party operating leases was $40,405, $78,721 and $43,137, respectively.

  LITIGATION

     In the normal course of business, the Company is a party to various claims and legal proceedings. Although the ultimate outcome of these matters is presently not determinable, management of the Company, after consultation with legal counsel, does not believe that these matters will have a material adverse effect on the Company's financial position or results of operations.

8. CONCENTRATION RISKS

  CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk are primarily cash, short-term investments and accounts receivable. The Company performs periodic evaluations of the relative credit standing of the financial institutions with which it does business. The Company periodically evaluates the financial condition of its obligors and generally does not require collateral. The Company's allowance for doubtful accounts reflects current market conditions and management's assessment regarding the collectibility of its accounts receivable.

  SIGNIFICANT CUSTOMERS

     For the years ended December 31, 1997 and 1998, two customers, in aggregate, accounted for approximately 65% and 88% of total revenues, respectively. As of December 31, 1997 and 1998, 58% and 81% of accounts receivable, respectively, related to these two customers. For the six

                          NASSAU COMMUNICATIONS, INC.
                    (D/B/A TELECRAFTER SERVICES CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

months ended June 30, 1999, three customers, in aggregate, accounted for approximately 82% of total revenues. A loss of or a material reduction in revenues from any of these customers could have a material adverse effect on the Company's operating results and financial condition.

              COMMUNICATION RESOURCES INCORPORATED AND SUBSIDIARY

     The following financial statements are presented for Communication Resources Incorporated in accordance with Securities and Exchange Commission Regulation S-X Rule No. 3-05:

Unaudited consolidated financial statements for the six
  months ended June 30, 1998 and 1999.......................
Audited consolidated financial statements as of December 31,
  1997 and for the period from February 13, 1997 (Inception)
  through December 31, 1997.................................
Audited consolidated financial statements as of December 31,
  1998 and for the year ended December 31, 1998.............

                  COMMUNICATION RESOURCES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------    -----------
REVENUES....................................................  $ 9,146,940    $14,086,949
                                                              -----------    -----------
COST OF REVENUES............................................    5,710,801      8,879,395
SELLING, GENERAL AND ADMINISTRATIVE.........................    4,347,212      4,734,251
DEPRECIATION AND AMORTIZATION...............................      124,762        335,932
                                                              -----------    -----------
          Total operating expenses..........................   10,182,775     13,949,578
                                                              -----------    -----------
          Income (loss) from operations.....................   (1,035,835)       137,371
INTEREST EXPENSE............................................      155,012        105,902
                                                              -----------    -----------
          Income (loss) before income taxes.................   (1,190,847)        31,469
INCOME TAX PROVISION (BENEFIT)..............................     (235,572)        11,946
                                                              -----------    -----------
          Income (loss) from continuing operations..........     (955,275)        19,523
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of income
  tax provision (benefit) of $(30,106) and $16,579,
  respectively (see Note 3).................................     (104,716)        27,095
GAIN ON SALE OF DISCONTINUED OPERATIONS, net of income tax
  provision of $263,551 (see Note 3)........................           --        378,576
                                                              -----------    -----------
NET INCOME (LOSS)...........................................  $(1,059,991)   $   425,194
                                                              ===========    ===========

        The accompanying notes are an integral part of these statements.

                  COMMUNICATION RESOURCES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(1,059,991)   $   425,194
  Adjustments to reconcile net income (loss) to net cash
     provided by
     (used in) operating activities:
     Depreciation and amortization..........................      124,762        335,932
     Provision for allowance for doubtful accounts..........      135,531        168,998
     Provision for deferred income taxes....................     (265,758)       224,711
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (41,075)     1,269,684
       Prepaid expenses and other...........................       (7,075)       109,768
       Accounts payable.....................................      863,669       (472,855)
       Accrued expenses.....................................     (399,303)        23,482
       Deferred gain on divestiture.........................           --        500,000
       Other liabilities....................................           --         73,607
                                                              -----------    -----------
               Net cash provided by (used in) operating
                  activities................................     (649,240)     2,658,521
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (573,220)      (234,451)
  Cash paid for acquisition of Pinnacle, net................           --          8,552
                                                              -----------    -----------
               Net cash used in investing activities........     (573,220)      (225,899)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) on line of credit.............      124,325     (1,858,833)
  Payments of long-term debt................................      (31,076)      (670,104)
  Proceeds from sale of Preferred stock, net................    4,799,815             --
  Proceeds from exercise of Common stock options............           --          4,611
                                                              -----------    -----------
               Net cash used in financing activities........    4,893,064     (2,524,326)
                                                              -----------    -----------
NET INCREASE (DECREASE) IN CASH.............................    3,670,604        (91,704)
CASH, BEGINNING OF PERIOD...................................      195,401        208,436
                                                              -----------    -----------
CASH, END OF PERIOD.........................................  $ 3,866,005    $   116,732
                                                              ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest....................................  $   155,000    $   106,000
                                                              ===========    ===========
  Acquisition of property and equipment under capital
     lease..................................................  $    93,000    $        --
                                                              ===========    ===========

        The accompanying notes are an integral part of these statements.

              COMMUNICATION RESOURCES INCORPORATED AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying financial statements are unaudited and have been prepared by Communications Resources Incorporated and subsidiary ("CRI" or the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations. The Company believes that the financial statements include all adjustments of a normal and recurring nature necessary to present fairly the results of operations, financial position and cash flows for the periods presented. These financial statements should be read in conjunction with the financial statements and notes thereto included in this Registration Statement for the year ended December 31, 1998 and for the period from February 13, 1997 (Inception) to December 31, 1997.

     In February 1999, the Company committed to a plan to dispose of its Collection Division. The results of operations of the Collection Division have been accounted for as discontinued operations (see Note 3).

     The consolidated financial statements include the accounts of the Company and its subsidiary. All material intercompany balances and transactions have been eliminated. There have been no material changes in accounting policies from those stated in the Company's financial statements included in this Registration Statement.

2. NATURE OF BUSINESS

     The Company provides outsourcing of installations and other related services to companies in the communications industry across the continental United States.

     On July 1, 1999, the Company effected a 1.0772854 - for - 1 stock split in the form of a stock dividend. On July 1, 1999, all stockholders received
 .0772854 additional shares of Common stock for every share they owned on this date. Share data in the unaudited June 30, 1998 and 1999 notes to consolidated financial statements presented herein have been adjusted to give effect to this split.

     On July 23, 1999, the Company and The RTK Group, Inc. ("RTK") completed a merger, whereby all of the outstanding stock and options to purchase Common stock of the Company were exchanged for Common stock and options of RTK.

3. ACQUISITION AND DIVESTITURE

  ACQUISITION

     On March 12, 1999, the Company entered into an agreement to acquire all of the outstanding stock of Pinnacle Cable Services, Inc. ("Pinnacle"). The acquisition closed on April 27, 1999 and was accounted for as a purchase. The total purchase price of Pinnacle was $342,422 and included $100,000 of cash, 111,938 shares of Common stock with a value of $111,938 and transaction costs

              COMMUNICATION RESOURCES INCORPORATED AND SUBSIDIARY of $130,484. The $126,642 excess of the total purchase over the estimated fair value of the net assets acquired was recorded as goodwill and is being amortized on a straight-line basis over 40 years.

     The following table displays the net non-cash assets that were acquired from Pinnacle:

Non-cash assets (liabilities):
  Accounts receivable.......................................  $1,091,848
  Property and equipment....................................      61,032
  Other assets..............................................      47,026
  Goodwill..................................................     126,642
  Current liabilities.......................................    (117,626)
  Deferred taxes............................................    (292,635)
  Debt......................................................    (682,417)
                                                              ----------
Net noncash assets acquired.................................     233,870
  Less: Common stock issued.................................    (111,938)
        Transaction costs...................................    (130,484)
                                                              ----------
                                                              $   (8,552)
                                                              ==========

  DIVESTITURE

     In February 1999, the Company committed to a plan to dispose of its Collection Division. As required by APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effect of Disposals of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the Company has accounted for the results of operations and net assets of the Collection Division as a discontinued operation.

     On April 9, 1999, the Company sold the assets and customer contracts of its Collection Division for $1,250,000. The sale price may be adjusted, up or down, based on a dollar-for-dollar calculation of revenues for the twelve month period following closing, but in no event will the sales price adjustment be more than $500,000. The sale of the Collection Division resulted in a gain of $378,576, net of income taxes of $263,551.

     The following table summarizes the operating results of the discontinued operation:

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 1998           1999
                                                              -----------    ----------
Revenues....................................................   $ 476,538      $344,237
Expenses....................................................     611,360       300,563
                                                               ---------      --------
  Income (loss) before taxes................................    (134,822)       43,674
Income tax provision (benefit)..............................     (30,106)       16,579
                                                               ---------      --------
  Income (loss) from discontinued operations................   $(104,716)     $ 27,095
                                                               =========      ========

4. SERIES A CONVERTIBLE PREFERRED STOCK

     At December 31, 1998, there were 21,910,000 shares of $.01 par value, Series A Convertible Preferred Stock ("Series A Preferred") authorized with 11,801,661 shares issued and outstanding.

              COMMUNICATION RESOURCES INCORPORATED AND SUBSIDIARY

The Series A Preferred was convertible at any time, at the option of the holders, into shares of Common stock and was mandatorily convertible in the event of a Qualified Public Offering, as defined. The Series A Preferred had preference over common stockholders in the event of a liquidation and had voting rights equal to those of the common stockholders. On June 30, 1999, all 11,801,661 shares of Series A Preferred were converted into 11,801,661 shares of Common stock.

5. CONCENTRATIONS OF CREDIT

     The Company had three clients which accounted for approximately 56.8% of revenues for the six months ended June 30, 1999 and three clients which accounted for 58.3% of revenues for the six months ended June 30, 1998. These clients are primarily regional operations of large, national cable companies that are leaders in their market places. These national cable companies are made up of many regional client locations dispersed throughout the United States which individually contract with the Company for services.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Partners of
Communication Resources Inc. L.P.
and Subsidiaries

     We have audited the accompanying consolidated balance sheet of Communication Resources Inc. L.P. and Subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in partners' capital accounts, and cash flows for the period from February 13, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of Communication Resources Inc. L.P. and Subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for the period from February 13, 1997 (inception) through December 31, 1997 in conformity with accounting principles generally accepted in the United States.

                                      /s/ Ernst & Young LLP

March 20, 1998, except for Note 9 as
to which the date is May 7, 1998
Miami, FL

               COMMUNICATION RESOURCES INC. L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)
                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997

                           ASSETS

Current Assets:
     Cash...................................................  $  195,401
     Trade accounts receivable, net of allowance for
       doubtful accounts of $144,351........................   3,684,566
     Prepaid and other assets...............................     234,915
                                                              ----------
           Total current assets.............................   4,114,882
     Property and equipment, net............................     519,513
     Other assets...........................................     188,371
     Goodwill, net..........................................     374,294
                                                              ----------
           Total assets.....................................  $5,197,060
                                                              ==========
             LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
     Current portion of long-term debt......................  $2,880,267
     Accounts payable.......................................     333,233
     Accrued expenses.......................................     453,048
                                                              ----------
           Total current liabilities........................   3,666,548
     Long-term debt.........................................     351,688
                                                              ----------
           Total liabilities................................   4,018,236
Commitments and Contingency
     Partners' capital accounts.............................   1,178,824
                                                              ----------
           Total liabilities and partners' capital
           accounts.........................................  $5,197,060
                                                              ==========

                            See accompanying notes.

               COMMUNICATION RESOURCES INC. L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)
                      CONSOLIDATED STATEMENT OF OPERATIONS
  FOR THE PERIOD FROM FEBRUARY 13, 1997 (INCEPTION) THROUGH DECEMBER 31, 1997

     Revenues...............................................  $13,157,135
     Cost of services.......................................    9,672,008
                                                              -----------
     Gross margin...........................................    3,485,127
General and Administrative Expenses:
           Salaries.........................................    1,895,621
           Occupancy........................................      471,787
           Office...........................................      316,993
           Bad debts........................................      258,087
           Travel...........................................      312,659
           Interest.........................................      173,702
           Other............................................      151,354
           Marketing........................................      162,659
           Depreciation and amortization....................       85,370
           Professional fees................................       42,823
                                                              -----------
           Total general and administrative expenses........    3,871,055
                                                              -----------
           Net loss.........................................  $  (385,928)
                                                              ===========

                            See accompanying notes.

               COMMUNICATION RESOURCES INC. L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)
        CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL ACCOUNTS
  FOR THE PERIOD FROM FEBRUARY 13, 1997 (INCEPTION) THROUGH DECEMBER 31, 1997

                            GENERAL PARTNERS                LIMITED PARTNERS
                       ---------------------------   -------------------------------     TOTAL
                       COMMUNICATION    ALPINE/RFM   ALPINE/RFM                        PARTNERS'
                       RESOURCES INC.    CRI LLC      CRI LLC     DTJ LLC   CEEJ LLC    CAPITAL
Contributions from
  partners...........    $ 126,795      $1,937,436    $19,570       $--       $--      $2,083,801
Distributions to
  partners...........     (519,049)             --         --        --        --        (519,049)
Net loss.............           --        (385,928)        --        --        --        (385,928)
Partners
  reallocation.......      392,254        (388,332)    (3,922)       --        --              --
                         ---------      ----------    -------       ---       ---      ----------
Balance at December
  31, 1997...........    $      --      $1,163,176    $15,648       $--       $--      $1,178,824
                         =========      ==========    =======       ===       ===      ==========

                            See accompanying notes.

               COMMUNICATION RESOURCES INC. L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
  FOR THE PERIOD FROM FEBRUARY 13, 1997 (INCEPTION) THROUGH DECEMBER 31, 1997

Operating Activities:
     Net loss...............................................  $  (385,928)
     Adjustments to reconcile net loss to net cash used in
       operating activities:
     Depreciation and amortization..........................       85,370
     Provision for doubtful accounts........................      258,087
     Net change in operating assets and liabilities:
     Trade accounts receivable..............................   (3,111,974)
     Prepaid and other current assets.......................     (234,915)
     Accounts payable.......................................       (6,660)
     Accrued expenses.......................................     (107,020)
                                                              -----------
           Net cash used in operating activities............   (3,503,040)
Investing Activities:
     Acquisition of property and equipment..................     (232,825)
     Other assets...........................................     (136,188)
                                                              -----------
           Net cash used in investing activities............     (369,013)
Financing Activities:
     Proceeds from line of credit, net......................    2,707,575
     Proceeds from bank borrowings..........................       98,260
     Repayments of debt.....................................     (183,905)
     Contributions from partners............................    1,957,006
     Distributions to partners..............................     (519,049)
                                                              -----------
           Net cash provided by financing activities........    4,059,887
     Increase in cash and cash equivalents..................      187,834
     Cash at beginning of year..............................        7,567
                                                              -----------
     Cash at end of year....................................  $   195,401
                                                              ===========
Supplemental Disclosure of Cash Flow Information:
     Interest paid..........................................  $   173,702
                                                              ===========
Schedule of Noncash Investing and Financing Activities:
     Acquisition of property and equipment under capital
       leases...............................................  $   230,175
                                                              ===========

                            See accompanying notes.

               COMMUNICATION RESOURCES INC. L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     Communication Resources Inc. L.P. (CRI), a Delaware operating limited partnership, was formed on February 13, 1997 for the purpose of acquiring the net assets of Communication Resources Inc., a Florida corporation incorporated on March 31, 1996, (the Predecessor Company). As a result of this transaction, the shareholders of the Predecessor Company contributed their ownership interest in exchange for 66 2/3% interest of CRI. The following summarizes the significant assets acquired and liabilities assumed by CRI. This transaction was recorded at historical cost in a manner similar to that in pooling-of-interests accounting.

Trade accounts receivable...................................  $  830,679
Property and equipment, net.................................     148,000
Goodwill, net...............................................     392,009
Other assets................................................      59,750
                                                              ----------
Subtotal....................................................   1,430,438
                                                              ----------
Less liabilities:
  Accounts payable..........................................     339,843
  Accrued expenses..........................................     560,068
  Capital leases and debt...................................     403,682
                                                              ----------
Subtotal....................................................   1,303,643
                                                              ----------
Net assets acquired.........................................  $  126,795
                                                              ==========

     Concurrent with this transaction, Alpine/RFM CRI LLC, a Delaware limited liability company contributed $1,957,006 in exchange for the remaining 33 1/3% interest in CRI.

     On April 1, 1996 the Predecessor Company was formed and assumed the net liabilities of Cabsco, Inc. The total purchase price amounted to the fair value of the net liabilities assumed of $92,000 and cash paid of $300,000. The resulting purchase price was recorded as good will.

2. SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF THE BUSINESS

     Communication Resources Inc. L.P. and its subsidiaries provides outsourcing services to the communications industry. Approximately 90% of its business results from technical or field services while, the remaining 10% is derived from debt recovery and consulting. CRI operates in California, Florida, Georgia, Kentucky, Louisiana, New Jersey, New York, Oregon, Pennsylvania, South Carolina, Tennessee and Texas.

               COMMUNICATION RESOURCES INC. L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of all subsidiaries. All significant intercompany balances and transaction have been eliminated.

  REVENUE AND COST RECOGNITION

     Revenue is recognized as services are performed and costs are recognized as they are incurred.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and is depreciated and amortized on a straight-line basis as follows:

ASSET CATEGORY                                 DEPRECIATION/AMORTIZATION PERIOD
Furniture & fixtures.....................  5 years
Assets under capital lease...............  Term of the lease or life of the asset whichever is shorter, from 36 to 60
                                           months
Office equipment.........................  12 months

  ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     CRI accounts for the impairment of long lived assets under the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets. SFAS No. 121 requires a company to review the carrying value of long lived assets and certain intangibles for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

  OTHERS ASSETS

     CRI purchases uniforms, tools and radios for employee use. These assets are recorded as other assets and amortized over their estimated useful lives. Uniforms are amortized over a 12 month period, while radios and tools are amortized over 24 months on a straight-line basis.

               COMMUNICATION RESOURCES INC. L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  GOODWILL

     Goodwill is being amortized on a straight line basis over a 40 year period based on its estimated useful life. Amortization expense and accumulated amortization was approximately $14,000 at December 31, 1997.

  INCOME TAXES

     CRI and its subsidiaries are recognized as limited partnerships and limited liability companies for federal income tax purposes. Consequently, no provision for taxes has been made for federal and applicable state income taxes, since any income or losses will be reported by the partners or limited liability company members on their personal income tax returns. There are certain states that tax limited liability entities as regular corporations; therefore, CRI may be liable for income taxes in those states.

  ADVERTISING EXPENSE

     CRI expenses advertising costs as incurred. Advertising expense for the period from February 13, 1997 (inception) through December 31, 1997 was approximately $24,000.

  STARTUP COSTS

     CRI incurs costs related to the start-up of operation in new locations and markets, which are expensed as incurred and are comprised primarily of payroll, travel, human resources activity and the related costs. Start up costs for the period from February 13, 1997 (inception) through December 31, 1997 were approximately $846,000.

3. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

     CRI's financial instruments that are exposed to concentrations of credit risk consist primarily of cash balances and accounts receivable. Cash balances are held in high quality financial institutions, which are evaluated periodically by the management of CRI to minimize the risk associated with account balances in excess of federally insured account limits. CRI minimizes its exposure to credit risk relating to accounts receivable through its credit review procedures and collection practices.

     The three largest clients or CRI accounted for a combined total of 31% of the overall revenues in 1997, with the largest contributing approximately 14%. These clients are large, national cable companies that are leaders in their market place.

               COMMUNICATION RESOURCES INC. L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1997 consisted of the following:

Office equipment............................................  $ 23,088
Computer equipment..........................................    83,639
Furniture...................................................   113,548
Asset under capital leases..................................   401,241
                                                              --------
                                                               621,516
Less: accumulated depreciation and amortization.............   102,003
                                                              --------
                                                              $519,513
                                                              ========

     Amortization expense relating to assets under capital leases amounted to $40,096 for the period from February 13, 1997 (inception) to December 31, 1997.

5. DEBT

$3,000,000 line of credit with a bank. The agreement expires on August 5, 1998 and includes interest at LIBOR plus
  2.50% (8.5% at December 31, 1997). The line is
  collateralized by the substantially all the assets of CRI.
  The loan is guaranteed by two officers of CRI. Advances
  are based on 85% of eligible accounts receivable. On
  January 1, 1998 through the end of the agreement, the
  advance rate is adjusted to 80%. The line of credit
  agreement contains certain restrictive covenants as
  defined. The Company had no borrowing availability as of
  December 31, 1997 and was in violation of certain
  restrictive covenants which were cured by the bank through
  May 5, 1998 in a debt covenant waiver letter dated April
  29, 1998..................................................  $2,707,575
Note payable to former owner $7,609 principal and interest
  payable monthly at 10%; subordinated to all nontrade debt
  and uncollateralized. Final payment is due March 2000.....     189,316
Bank note payable in monthly installments of $1,602,
  principal and interest at 9%. Final payment is due
  November 1998, subordinated to all nontrade debt and
  uncollateralized. The loan is guaranteed by an officer of
  CRI.......................................................  $   15,813
Capital lease obligations payable in monthly installments of
  $212 to $1,862, including interest ranging from 9% to
  20.65%, collateralized by equipment and vehicles; maturing
  at various dates through September 2002...................     319,251
                                                              ----------
  Total debt................................................   3,231,955
Less: current portion.......................................   2,880,267
                                                              ----------
                                                              $  351,688
                                                              ==========

               COMMUNICATION RESOURCES INC. L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1997, scheduled maturities of total debt are as follows:

                                                                   CAPITAL
                                                        NOTES       LEASES      TOTAL
1998................................................  $2,805,835   $113,863   $2,919,698
1999................................................      84,418    113,863      198,281
2000................................................      22,451     94,576      117,027
2001................................................          --     59,968       59,968
2002................................................          --     28,273       28,273
                                                      ----------   --------   ----------
                                                       2,912,704    410,543    3,323,247
Less: imputed interest..............................          --     91,292       91,292
                                                      ----------   --------   ----------
                                                      $2,912,704   $319,251   $3,231,955
                                                      ==========   ========   ==========

6. COMMITMENTS AND CONTINGENCY

  LEASES

     CRI has numerous noncancelable operating leases relating to its facilities which expire at various dates through September 2001. At December 31, 1997, future minimum lease payments under such leases are as follows:

1998........................................................  $183,900
1999........................................................   108,279
2000........................................................    82,005
2001........................................................    24,829
                                                              --------
                                                              $399,013
                                                              ========

     Rental expense for the period of February 13, 1997 (inception) through December 31, 1997 amounted to $238,251.

  EMPLOYMENT CONTRACTS

     CRI has employment agreements with two senior executives that provide for minimum annual compensation totaling $350,000 and additional compensation as defined in the agreement. The contacts expire in December 2001. At December 31, 1997, the remaining commitment under these two agreements are as follows:

1998........................................................  $  367,500
1999........................................................     385,875
2000........................................................     405,168
2001........................................................     425,427
                                                              ----------
                                                              $1,583,970
                                                              ==========

               COMMUNICATION RESOURCES INC. L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Payments made under these two agreements for the period February 13, 1997 (inception) through December 31, 1997 amounted to $353,690.

    CONTINGENCY

     CRI is a party to litigation in the normal course of business. Management believes that CRI is not liable in these actions, and the probable resolution of such matters will not have a material adverse effect on its financial position or results of operations.

7. RELATED PARTY TRANSACTIONS

     As discussed in Note 5, at December 31, 1997, CRI is obligated to a related party under a promissory note. During the period from February 13, 1997 (inception) through December 31, 1997, CRI expensed approximately $29,000 in interest and repaid approximately $58,000 in principal under this note.

8. YEAR 2000 ISSUES -- UNAUDITED

     Some older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time sensitive software that recognizes a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     CRI management has assessed the need to modify or replace non-compliant software to ensure computer systems function properly with respect to the dates in the year 2000 and thereafter. Based on their assessment, Management has identified only one application that is not year 2000 compliant: the Call Center Collection Software program. This application stores dates in a six digit field (00/00/00) instead of an eight digit field (00/00/0000).

     CRI plans to replace the non-compliant Call Center application by March 1999, and management does not believe that the cost of either modifying existing software or converting to new software will be significant or that the year 2000 issue will pose significant operational problems for its computer systems.

9. SUBSEQUENT EVENT

     On May 7, 1998, CRI entered into an agreement with Crest International Holding, LLC (Crest) whereby Crest provided funding of $9.6 million of which $4.8 million was used to purchase limited partnership interests in CRI directly from the existing owners and the remaining $4.8 million was used to purchase new partnership interests in CRI. Concurrent with this investment, CRI's legal structure was changed from a limited partnership to a corporation.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Communication Resources Incorporated

     We have audited the accompanying balance sheet of Communication Resources Incorporated as of December 31, 1998 and the related statements of operations, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Communication Resources Incorporated at December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                      /s/ Ernst & Young LLP

April 7, 1999
Miami, FL

                      COMMUNICATION RESOURCES INCORPORATED

                             BALANCE SHEET (NOTE 1)
                               DECEMBER 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                           ASSETS
Current Assets:
     Cash...................................................  $   208
     Trade accounts receivable, net of allowance for
       doubtful accounts of $110............................    4,581
     Notes receivable, net of allowance for doubtful
       accounts of $249.....................................       33
     Prepaid expenses and other current assets..............      189
     Deferred income tax benefit............................      531
                                                              -------
           Total current assets.............................    5,542
     Property and equipment, net............................    1,641
     Other non-current assets, net..........................      178
     Goodwill, net..........................................      370
                                                              -------
           Total assets.....................................  $ 7,731
                                                              =======
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Accounts payable.......................................  $ 1,506
     Accrued expenses.......................................       86
     Short term debt........................................    1,790
     Current portion of long-term debt......................      196
                                                              -------
           Total current liabilities........................    3,578
Long-term debt, net of current portion......................      275
                                                              -------
           Total liabilities................................    3,853
Commitments and contingencies
Shareholders' Equity:
     Common stock ($.01 par value 25,000,000 shares
       authorized, 8,245,000 shares issued and
       outstanding).........................................       82
     Series A convertible preferred stock ($.01 par value
       21,910,000 shares authorized, 10,955,000 shares
       issued and outstanding)..............................      110
     Additional paid-in capital.............................    6,354
     Accumulated deficit....................................   (2,668)
                                                              -------
           Total shareholders' equity.......................    3,878
                                                              -------
           Total liabilities and shareholders' equity.......  $ 7,731
                                                              =======

                            See accompanying notes.

                      COMMUNICATION RESOURCES INCORPORATED

                        STATEMENT OF OPERATIONS (NOTE 1)
                          YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

     Revenues...............................................  $22,018
     Cost of services.......................................   13,869
                                                              -------
     Gross margin...........................................    8,149
General and Administrative Expenses:
           Salaries.........................................    6,572
           Occupancy........................................    1,081
           Travel...........................................      871
           Office...........................................      794
           Interest.........................................      216
           Bad debts........................................      347
           Marketing........................................      152
           Professional fees................................      146
           Other............................................      348
                                                              -------
           Total general and administrative expenses........   10,527
                                                              -------
     Loss before benefit for income taxes...................   (2,378)
     Benefit for income taxes (Note 7)......................     (531)
                                                              -------
           Net loss.........................................  $(1,847)
                                                              =======

                            See accompanying notes.

                      COMMUNICATION RESOURCES INCORPORATED

                   STATEMENT OF STOCKHOLDERS' EQUITY (NOTE 1)
                          YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                COMMUNICATION RESOURCES INC. LP                 COMMUNICATION RESOURCES INCORPORATED
                              -----------------------------------   -------------------------------------------------------------
                                            CREST
                              ALPINE/   INTERNATIONAL     TOTAL                          ADDITIONAL                     TOTAL
                              RFM CRI     HOLDINGS,     PARTNER'S   COMMON   PREFERRED    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                LLC          LLC         CAPITAL    STOCK      STOCK      CAPITAL       DEFICIT        EQUITY
Balance at December 31,
  1997......................  $1,179       $    --       $ 1,179     $--       $ --        $   --       $    --        $   --
  Net loss through May 7,
    1998....................  (1,065)           --        (1,065)     --         --            --            --            --
  Sale of partnership
    interest to Crest
    International Holdings,
    LLC.....................    (114)          114            --      --         --            --            --            --
  Sale of additional
    partnership interest
    (net of syndication
    costs of $254)..........      --         4,546         4,546      --         --            --            --            --
                              -------      -------       -------     ---       ----        ------       -------        ------
Balance at May 7, 1998......      --         4,660         4,660      --         --            --            --            --
  Reorganization of business
    from partnership to C
    corporation by issuance
    of common stock for
    exchange in partnership
    interest................      --        (4,660)       (4,660)     82        110         6,354        (1,886)        4,660
  Net loss from May 8, 1998
    through December 31,
    1998....................      --            --            --      --         --            --          (782)         (782)
                              -------      -------       -------     ---       ----        ------       -------        ------
Balance at December 31,
  1998......................  $   --       $    --       $    --     $82       $110        $6,354       $(2,668)       $3,878
                              =======      =======       =======     ===       ====        ======       =======        ======

                            See accompanying notes.

                      COMMUNICATION RESOURCES INCORPORATED

                        STATEMENT OF CASH FLOWS (NOTE 1)
                          YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

OPERATING ACTIVITIES:
     Net loss...............................................  $(1,847)
     Adjustments to reconcile net loss to net cash used in
       operating activities:
     Depreciation and amortization..........................      495
     Provision for doubtful accounts........................      347
     Deferred income tax benefit............................     (531)
     Changes in operating assets and liabilities:
     Trade accounts receivable..............................   (1,125)
     Prepaid expenses and other current assets..............     (312)
     Accounts payable.......................................    1,173
     Accrued expenses.......................................     (367)
                                                              -------
           Net cash used in operating activities............   (2,167)
INVESTING ACTIVITIES:
     Acquisition of property and equipment..................     (458)
     Acquisition of tools, radios and uniforms..............     (937)
                                                              -------
           Net cash used in investing activities............   (1,395)
FINANCING ACTIVITIES:
     Proceeds from preferred stock issuance, net of $254 of
       syndicated costs.....................................    4,546
     Proceeds from short-term borrowings....................    2,007
     Repayments of debt.....................................   (2,978)
                                                              -------
           Net cash provided by financing activities........    3,575
     Increase in cash and cash equivalents..................       13
     Cash at beginning of year..............................      195
                                                              -------
     Cash at end of year....................................  $   208
                                                              =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Interest paid..........................................  $   216
                                                              =======
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
     Acquisition of property and equipment under capital
       leases...............................................  $    93
                                                              =======

                            See accompanying notes.

                      COMMUNICATION RESOURCES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. ORGANIZATION, BASIS OF PRESENTATION AND NATURE OF OPERATIONS

     Communication Resources Incorporated (CRI or the Company), a Delaware corporation, was formed on April 30, 1998 for the purpose of acquiring the net assets of Communication Resources Inc. LP, a Delaware operating limited partnership which was incorporated on February 13, 1997 (the Predecessor). On May 7, 1998, the partners of the Predecessor contributed their partnership interest in exchange for a similar pro-rata share percentage in CRI, which in the aggregate amounted to 100% of CRI's total shares. This is considered a change in the legal structure of CRI, therefore, the transfer of CRI's net assets to the new corporation was made at a carryover basis. Consequently, the financial statements of the Company included herein contain the operating results of the Predecessor up to the date of the transaction.

     Immediately prior to the above referenced transaction, an unrelated party (Investor) acquired 33% partnership interest in the Predecessor from various partners. The Investor then contributed an additional $4.8 million into the Predecessor, which increased their partnership interest to 50%.

     On December 17, 1998 the assets and liabilities of all subsidiaries, which consist of five wholly-owned limited liability subsidiaries and three wholly-owned Florida limited partnerships, were acquired and merged into CRI. Following this transaction, CRI became the sole surviving company.

     CRI provides outsourcing services to the communications industry. Approximately 95% of its business results from technical or field services while the remaining 5% is derived from debt recovery and consulting services. CRI operates in Alabama, California, Colorado, Florida, Georgia, Louisiana, Maryland, New Jersey, New York, Ohio, South Carolina, and Texas.

     During 1998, the Company was involved in expanding its geographic presence nationally. As a result, the Company added numerous new locations. This start-up activity and its impact on operations is discussed further in Note 12.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known that could affect the amounts reported herein.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated on a basis of cost. Depreciation is computed using the straightline method over the useful life for financial reporting purposes. The depreciation period of these assets range from 3 to 7 years. Replacements and betterments that extend the lives of assets are capitalized, while maintenance and repair costs are expensed as incurred. Upon sale or

                      COMMUNICATION RESOURCES INCORPORATED
retirement of property and equipment, the related costs and accumulated depreciation are removed and any gain or loss is recognized.

     Property and equipment includes tools, radios and uniforms for employee use. These assets are amortized over their estimated useful lives using the straight-line basis. Tools and radios are amortized over 2-5 years while uniforms are amortized over a 12-month period.

  IMPAIRMENT OF LONG-LIVED ASSETS

     CRI accounts for the impairment of long lived assets under the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 requires a company to review the carrying value of long-lived assets and certain intangibles for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the estimated undiscounted cash flows that are expected to result from the use of the assets are less than the carrying amount of the assets, an impairment loss, if any, is recorded to adjust the carrying amount of these assets to their fair value.

  OTHER NON-CURRENT ASSETS

     Goodwill resulting from the excess of purchase price over the fair value of net assets of businesses acquired is amortized on a straight-line basis over 40 years. Other noncurrent assets are primarily composed of acquisition, organizational and debt financing costs. These assets are being amortized over 3-5 years which represents their estimated useful life or contract term of the related debt.

  INCOME TAXES

     For the period January 1, 1998 through May 6, 1998 the Predecessor and its subsidiaries were recognized as limited partnerships and limited liability companies for federal income tax purposes. Consequently, no provision for taxes has been made for federal and applicable state income taxes, since the partners or limited liability company members will report any income or losses on their personal income tax returns.

     Subsequent to May 6, 1998, the Company utilized the liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the differences are expected to reverse.

  REVENUE RECOGNITION

     Revenue from services consists of outsourcing employees to customers. Revenues are recognized when services are rendered.

                      COMMUNICATION RESOURCES INCORPORATED

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash balances and accounts receivable. Cash balances are held in high quality financial institutions, which are evaluated periodically by the management of CRI to minimize the risk associated with account balances in excess of federally insured account limits. CRI minimizes its exposure to credit risk relating to accounts receivable through its credit review procedures and collection practices.

     The Company sells its services to companies in the United States. Credit evaluations of customers' financial conditions are performed periodically, and the Company generally does not require collateral from its customers.

     The top four clients of CRI, each of which accounted for revenues in excess of $1 million during the year ended December 31, 1998, accounted for a combined total of 27% of the Company's revenues in 1998, the largest of which accounting for approximately 10% of the Company's revenue.

     These clients are regional operations of large, national cable companies that are leaders in their market places.

     These national cable companies are made up of many regional client locations dispersed throughout the United States which individually contract with the Company for services. The three largest national cable companies (as measured by a percentage of CRI's revenues) accounted for a combined total of approximately 56% of CRI's overall revenue in 1998.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosures of the estimated fair value of all financial instruments including both assets and liabilities unless specifically exempted.

     The following methods and assumptions were used by the Company in estimating the fair value of financial instruments.

          Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value due to the short-term nature of those items.

          Accounts Receivable and Accounts Payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

          Short-term and Long-term Obligations: The carrying value of the Company's borrowings under its short-term facilities and long-term note payable and capitalized lease obligations approximates fair value based on quoted market prices for the same or similar instruments.

                      COMMUNICATION RESOURCES INCORPORATED

4. PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1998 consisted of the following:

Computer equipment..........................................  $1,258,000
Office and furniture equipment..............................     598,000
Tools, radios and uniforms..................................     481,000
                                                              ----------
                                                               2,337,000
Less: accumulated depreciation and amortization.............     696,000
                                                              ----------
                                                              $1,641,000
                                                              ==========

     Equipment under capital lease has been included in the computer equipment and office and furniture equipment categories above in the amount of $323,000 and $216,000, respectively.

5. INTANGIBLE AND OTHER NON-CURRENT ASSETS

     Accumulated amortization associated with goodwill and other non-current assets is $27,000 and $14,000, respectively, as of December 31, 1998.

6. DEBT

     On July 14, 1998 the Company entered into a credit facility agreement with a maximum commitment of $7,000,000. The agreement expires on July 14, 2001 and includes interest at prime (7.75% at December 31, 1998). The credit facility is collateralized with the trade accounts receivable of CRI. Advances are based on 85% of eligible trade accounts receivable. The outstanding balance as of December 31, 1998 was $1,492,000 with an additional borrowing availability of $782,000.

     On July 27, 1998 the Company entered into a line of credit with a maximum commitment of $300,000. The line of credit is secured with substantially all the assets of the Company. The agreement expires on July 31, 1998 and includes interest at a 30-day commercial paper rate plus 3.30% (8.4% at December 31, 1998). Two officers of CRI guarantee the line of credit. At December 31, 1998, the Company had an outstanding balance of $298,000, with no additional borrowing availability under this line.

     The Company has a note payable to a related party. The note requires a weekly payment of $1,596 of principle and interest. The note bears interest at 5.3%. This note is subordinated to all debt and is uncollateralized. Final payment is due March 2000.

     Capital lease obligations payable in monthly installments of $86 to $1,862, including imputed interest ranging from 9.14% to 21.98%, collateralized by computers, equipment and furniture and maturing at various dates through May 2003.

                      COMMUNICATION RESOURCES INCORPORATED

     The following table provides a schedule of debt balances as of December 31, 1998:

Credit facility.............................................  $1,492,000
Line of credit..............................................     298,000
Capital leases..............................................     371,000
Note payable................................................     100,000
                                                              ----------
  Total debt................................................   2,261,000
Less: current portion.......................................   1,986,000
                                                              ----------
  Long term debt............................................  $  275,000
                                                              ==========

     Maturities of the long-term debt obligations at December 31, 1998 are as follows:

                                                                    CAPITAL
                                                          NOTES      LEASES     TOTAL
1999...................................................  $ 80,000   $162,000   $242,000
2000...................................................    20,000    140,000    160,000
2001...................................................        --     95,000     95,000
2002...................................................        --     61,000     61,000
2003...................................................        --      7,000      7,000
                                                         --------   --------   --------
                                                          100,000    465,000    565,000
Less: imputed interest.................................        --     94,000     94,000
                                                         --------   --------   --------
                                                         $100,000   $371,000   $471,000
                                                         ========   ========   ========

7. PROVISION FOR INCOME TAXES

     At December 31, 1998, the Company had temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and such amounts measured by the tax laws. The Company also has net operating loss carry forwards available to offset future taxable income. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 are as follows:

Net operating loss carry forward............................  $512,000
Bad debts...................................................    72,000
Depreciation................................................   (21,000)
Amortization................................................   (32,000)
                                                              --------
  Net deferred tax asset....................................  $531,000
                                                              ========

                      COMMUNICATION RESOURCES INCORPORATED

     The components of the income tax benefit is as follows:

                                                              DECEMBER 31,
                                                                  1998
Current.....................................................   $      --
Deferred....................................................    (531,000)
                                                               ---------
  Net tax benefit...........................................   $(531,000)
                                                               =========

     For the period May 7, 1998 to December 31, 1998, the Company's net operating loss carryforward for federal income tax purposes is $1,304,000, which expires in the year 2018.

8. SHAREHOLDERS' EQUITY

  COMMON STOCK

     At December 31, 1998, there were 25,000,000 shares of $.01 par value common stock authorized with 8,245,000 shares issued and outstanding. Dividends are payable as declared by the Board of Directors and are subordinate to the Series A Convertible Preferred Stock.

  SERIES A CONVERTIBLE PREFERRED STOCK

     At December 31, 1998, there were 21,910,000 shares of $.01 par value, voting, Series A Convertible Preferred Stock (SACPS) authorized with 10,955,000 shares issued and outstanding. The SACPS is convertible at any time, at the option of the holders, into shares of common stock. The SACPS is mandatorily convertible in the event of a Qualified Public Offering (as defined). Dividends are payable as declared by the Board of Directors. The preferred shareholders have preference over common shareholders in the event of liquidation. The voting rights for preferred shareholders are equal to those of the common shareholder.

9. COMMITMENTS AND CONTINGENCIES

  LEASES

     CRI has numerous noncancelable operating leases relating to its facilities and vehicles, which expire at various dates through April 2002. At December 31, 1998, future minimum lease payments under such leases are as follows:

                                                              FACILITIES    VEHICLES
1999........................................................   $454,000    $1,012,000
2000........................................................    338,000       477,000
2001........................................................    121,000            --
2002........................................................      9,000            --
                                                               --------    ----------
                                                               $922,000    $1,489,000
                                                               ========    ==========

     Facility and vehicle lease expense for the year ended December 31, 1999 amounted to $526,000 and $896,000, respectively.

                      COMMUNICATION RESOURCES INCORPORATED

  EMPLOYMENT CONTRACTS

     CRI has employment agreements with two senior executives that provide for minimum annual compensation and additional compensation as defined in the agreement. The contracts expire in December 2002. At December 31, 1998, the remaining commitment under these two agreements is $386,000, $405,000, $425,000 and $447,000 for the year ending December 31, 1999, 2000, 2001 and 2002, respectively.

     Payments made under these two agreements for the year ended December 31, 1998 amounted to $361,000.

  CONTINGENCIES

     CRI is a party to litigation in the normal course of business. Management believes that CRI is not liable in these actions, and the probable resolution of such matters will not have a material adverse effect on its financial position or results of operations.

10. RELATED PARTY TRANSACTIONS

     As discussed in Note 6, at December 31, 1998, CRI is obligated to a related party under a promissory note. During the year ended December 31, 1998, CRI expensed $7,000 in interest and repaid $76,000 in principal under this note. This note is payable to a predecessor company, which is owned directly by two officers and its purpose is to fund an obligation this predecessor company has to a former owner.

11. STOCK OPTIONS

     During 1998, the Board of Directors approved an Employees' Stock Option Plan (the Employees' Plan). Under the Employees' Plan, 1,556,757 shares of the Company's common stock were reserved for issuance. Under this plan, certain options vest immediately while others vest over a two to five year period. The options are exercisable over a ten-year period after the date of grant for an exercise price of $1 per share. As of December 31, 1998, 858,622 options have been granted, 282,400 are currently exercisable, 188,222 have been forfeited and none have been exercised.

     The Company has elected to follow Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock options granted to employees. Under APB No. 25, because the exercise price of the Company's employee stock options equals or is greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                      COMMUNICATION RESOURCES INCORPORATED

     Pro forma information regarding net income, required by SFAS No. 123 Accounting for Stock-Based Compensation, as if the Company has accounted for its stock options issued to employees under the fair value method is as follows:

                                                              DECEMBER 31,
                                                                  1998
Net loss as reported........................................  $(1,847,000)
                                                              ===========
Pro forma net loss..........................................  $(1,899,000)
                                                              ===========

     The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions; risk-free interest rate of 5.5%; volatility factor of the expected market price of the Company's common stock of .25; no expected dividends; expected life to be the life of the options; and stock price on the date of grant of $1.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair values of its stock options.

     A summary of the Company's stock option activity through December 31, 1998 follows:

                                                              WEIGHTED
                                                               AVERAGE     NUMBER
                                                              EXERCISE       OF
                                                                PRICE      SHARES
Outstanding December 31, 1997...............................    $--       $     --
  Granted...................................................      1        858,622
  Exercised.................................................      1             --
  Forfeited.................................................      1        188,222
                                                                ---       --------
Outstanding December 31, 1998...............................    $ 1       $670,400
                                                                ===       ========

     The weighted-average remaining contractual lives of those options are 9.37 years at 1998. The weighted-average fair value of options granted during 1998 was $.42 per share.

12. PLAN OF MANAGEMENT

     CRI has experienced losses over the past two years. These losses were attributable to CRI's focus on increasing the Company's geographic presence in 50 new locations throughout the United States, which resulted in the addition of over 50 new clients. This strategy gave the Company national presence, but had a significant negative impact on the Company's profits and cash flow. Capital expenditures needed to support this level of growth were approximately $937,000 in 1998.

                      COMMUNICATION RESOURCES INCORPORATED

     During this period, CRI incurred costs related to the start-up of operations in new locations and markets which were expensed as incurred. Start-up costs represent the net operating losses incurred during the first twelve months of operations. The net operating losses represent primarily the excess of payroll, travel, and other related costs over revenues during the first twelve months of operation. Start-up costs for the year ended December 31, 1998 were approximately $1,026,000. These start-up costs exclude approximately $600,000 of personnel and travel costs of corporate employees who were involved in the start-up activities and which costs were part of the corporate expenses allocated to these operations. During the Fall 1998, CRI formulated a plan to make the Company's operations profitable. In addition, during the 4th quarter of 1998, the Company eliminated certain management positions and terminated these employees, whose 1998 compensation amounted to approximately $1,000,000.

     CRI does not plan to start-up any operations in new markets during 1999. Also, the Company's Recovery Division, which lost approximately $300,000 in 1998, will be sold as indicated in Note 13.

13. SUBSEQUENT EVENTS

     On February 25, 1999, CRI entered into an agreement to sell the recovery division for $1,250,000. The sales price may be adjusted up or down based on a dollar-for-dollar calculation of revenues for the 12-month period following closing, but in no event will the sales price adjustment be more than $500,000. The closing is expected to occur by May 3, 1999.

     On February 23, 1999, CRI formed a wholly owned subsidiary named CRI Cherry Hill. Inc. (Cherry Hill), a Delaware corporation. On March 12, 1999, CRI, through Cherry Hill, entered into an agreement with Pinnacle Cable Services, Inc. (Pinnacle), a New Jersey S corporation, to acquire all of the outstanding stock of Pinnacle at its net book value. The preliminary purchase price of approximately $300,000 will be accounted for as a purchase. The closing is expected to occur by April 30, 1999.

14. YEAR 2000 ISSUES -- UNAUDITED

     CRI management has assessed the need to modify or replace non-compliant software to ensure computer systems function properly with respect to dates in the year 2000 and thereafter. Based on their assessment, management has identified only one application that is not Year 2000 compliant: the Call Center Collection Software program. This application stores dates in a six digit field (00/00/00) instead of an eight digit field (00/00/0000).

     As indicated in note 13, CRI plans to sell the recovery division before the end of 1999. As such, the replacement of the non-compliant Call Center application will not be necessary. Although, if the replacement would be necessary, management does not believe that the cost of either modifying the existing software or converting to new software would be significant.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To D.S. Cable TV Contractors, Inc.:

     We have audited the accompanying balance sheets of D.S. Cable TV Contractors, Inc. (a Missouri S Corporation) as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of D.S. Cable TV Contractors, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
  March 17, 2000

                        D.S. CABLE TV CONTRACTORS, INC.

                                 BALANCE SHEETS

                                                               DECEMBER 31,
                                                          ----------------------     MARCH 31,
                                                            1998         1999          2000
                                                          --------    ----------    -----------
                                                                                    (UNAUDITED)
                         ASSETS
CURRENT ASSETS:
  Cash..................................................  $215,825    $  269,406    $  347,257
  Accounts receivable, net of allowance of $10,000......   295,560       410,479       393,885
  Prepaid expenses and other............................    35,775       131,143       125,447
                                                          --------    ----------    ----------
          Total current assets..........................   547,160       811,028       866,589
                                                          --------    ----------    ----------
PROPERTY AND EQUIPMENT, net.............................   314,456       487,408       461,883
OTHER ASSETS............................................    29,584        43,671        48,003
                                                          --------    ----------    ----------
                                                          $891,200    $1,342,107    $1,376,475
                                                          ========    ==========    ==========
          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of debt...............................  $     --    $   11,563    $   11,563
  Accounts payable......................................    24,332        54,240        25,749
  Accrued expenses......................................   144,273       125,727       144,915
  Accrued shareholder distribution......................    46,000       241,000       216,000
                                                          --------    ----------    ----------
          Total current liabilities.....................   214,603       432,530       398,227
                                                          --------    ----------    ----------
DEBT....................................................        --        23,073        20,214
                                                          --------    ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 6)
SHAREHOLDERS' EQUITY:
  Common stock, $10 par value, 3,000 shares authorized,
     50 shares issued and outstanding...................       500           500           500
  Retained earnings.....................................   676,097       886,004       957,534
                                                          --------    ----------    ----------
          Total shareholders' equity....................   676,597       886,504       958,034
                                                          --------    ----------    ----------
                                                          $891,200    $1,342,107    $1,376,475
                                                          ========    ==========    ==========

        The accompanying notes are an integral part of these statements.

                        D.S. CABLE TV CONTRACTORS, INC.

                            STATEMENTS OF OPERATIONS

                                                         YEAR ENDED           THREE MONTHS ENDED
                                                        DECEMBER 31,               MARCH 31,
                                                   -----------------------    -------------------
                                                      1998         1999         1999       2000
                                                   ----------   ----------    --------   --------
                                                                                  (UNAUDITED)
REVENUES.........................................  $2,520,362   $3,294,200    $801,061   $701,838
COST OF REVENUES.................................   1,490,691    1,871,809     399,821    442,492
SELLING, GENERAL AND ADMINISTRATIVE..............     546,396      639,446     124,178    160,802
DEPRECIATION AND AMORTIZATION....................      76,930      100,272      21,969     30,605
                                                   ----------   ----------    --------   --------
          Total operating expense................   2,114,017    2,611,527     545,968    633,899
                                                   ----------   ----------    --------   --------
          Income from operations.................     406,345      682,673     255,093     67,939
INTEREST INCOME..................................         550       12,002         175      3,835
INTEREST EXPENSE.................................      13,715        2,178          --        244
                                                   ----------   ----------    --------   --------
NET INCOME.......................................  $  393,180   $  692,497    $255,268   $ 71,530
                                                   ==========   ==========    ========   ========
PRO FORMA DATA (UNAUDITED):
  Historical net income..........................  $  393,180   $  692,497    $255,268   $ 71,530
  Pro forma income tax expense...................     139,579      245,836      90,620     25,393
                                                   ----------   ----------    --------   --------
PRO FORMA NET INCOME.............................  $  253,601   $  446,661    $164,648   $ 46,137
                                                   ==========   ==========    ========   ========

        The accompanying notes are an integral part of these statements.

                        D.S. CABLE TV CONTRACTORS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                         COMMON STOCK
                                                      -------------------   RETAINED
                                                       SHARES     AMOUNT    EARNINGS      TOTAL
                                                      --------   --------   ---------   ---------
BALANCE, JANUARY 1, 1998............................        50   $    500   $ 353,407   $ 353,907
  Net income........................................        --         --     393,180     393,180
  Distributions.....................................        --         --     (24,490)    (24,490)
  Accrued shareholder distribution..................        --         --     (46,000)    (46,000)
                                                      --------   --------   ---------   ---------
BALANCE, DECEMBER 31, 1998..........................        50        500     676,097     676,597
  Net income........................................        --         --     692,497     692,497
  Distributions.....................................        --         --    (287,590)   (287,590)
  Accrued shareholder distribution..................        --         --    (195,000)   (195,000)
                                                      --------   --------   ---------   ---------
BALANCE, DECEMBER 31, 1999..........................        50        500     886,004     886,504
  Net income (unaudited)............................        --         --      71,530      71,530
  Distributions (unaudited).........................        --         --     (25,000)    (25,000)
  Accrued shareholder distribution (unaudited)......        --         --      25,000      25,000
                                                      --------   --------   ---------   ---------
BALANCE, MARCH 31, 2000 (unaudited).................        50   $    500   $ 957,534   $ 958,034
                                                      ========   ========   =========   =========

        The accompanying notes are an integral part of these statements.

                        D.S. CABLE TV CONTRACTORS, INC.

                            STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED           THREE MONTHS ENDED
                                                        DECEMBER 31,               MARCH 31,
                                                   -----------------------    -------------------
                                                      1998         1999         1999       2000
                                                   -----------   ---------    --------   --------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $   393,180   $ 692,497    $255,268   $ 71,530
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization.............       76,930     100,272      21,969     30,605
       Changes in operating assets and
          liabilities:
          Accounts receivable....................     (139,073)   (114,919)    (72,349)    16,594
          Prepaid expenses and other.............       22,659     (95,368)        785      5,696
          Noncurrent asset.......................       (7,611)    (14,087)     (1,788)    (4,332)
          Accounts payable.......................        4,475      29,908     (14,235)   (28,491)
          Accrued expenses.......................       10,495     (18,544)     26,142     19,188
                                                   -----------   ---------    --------   --------
               Net cash provided by operating
                 activities......................      361,055     579,759     215,792    110,790
                                                   -----------   ---------    --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.............     (111,772)   (282,159)    (27,500)    (5,080)
  Property retirement............................       30,212       8,935          --
                                                   -----------   ---------    --------   --------
               Net cash used in investing
                 activities......................      (81,560)   (273,224)    (27,500)    (5,080)
                                                   -----------   ---------    --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Shareholder distributions......................      (24,490)   (287,590)         --    (25,000)
  Borrowings on debt.............................    1,815,000      34,636          --         --
  Repayment of debt..............................   (1,861,788)         --          --     (2,859)
                                                   -----------   ---------    --------   --------
               Net cash used in financing
                 activities......................      (71,278)   (252,954)         --    (27,859)
                                                   -----------   ---------    --------   --------
NET INCREASE IN CASH.............................      208,217      53,581     188,292     77,851
CASH, BEGINNING OF YEAR..........................        7,608     215,825     215,825    269,406
                                                   -----------   ---------    --------   --------
CASH, END OF YEAR................................  $   215,825   $ 269,406    $404,117   $347,257
                                                   ===========   =========    ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     ACCRUED SHAREHOLDER DISTRIBUTION............       46,000     195,000          --     25,000
                                                   ===========   =========    ========   ========

        The accompanying notes are an integral part of these statements.

                        D.S. CABLE TV CONTRACTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

1. BACKGROUND:

     D.S. Cable TV Contractors, Inc. (the "Company") is a Missouri S Corporation headquartered in St. Louis, Missouri and provides outsourcing of installations and other related services to companies in the cable television industry. The Company is dependent on one customer. This customer accounted for 94% and 99% of the Company's 1998 and 1999 revenue, respectively (See Note 7).

     On January 17, 2000, the Company entered into a letter of intent to sell substantially all of its assets and liabilities to Viasource Communications, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INTERIM FINANCIAL STATEMENTS

     The financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited and, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for those interim periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the full year.

  REVENUE RECOGNITION

     Revenues are recognized as cable installation and related services are performed.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets which range from 5 to 7 years.

  INCOME TAXES

     The Company has elected treatment as an "S" Corporation for federal and state income tax purposes (except for states where "S" Corporations are not recognized) and is not taxed as a

                        D.S. CABLE TV CONTRACTORS, INC.

separate entity. The Company's taxable income or loss is allocated to the shareholders and recognized on the shareholders' individual income tax returns. Accordingly, no provision for income taxes has been reflected in the accompanying financial statements.

     The Company reports certain income and expense items for income tax purposes on a different basis than that reflected in the accompanying financial statements. The primary differences are due to book versus tax depreciation methods and certain accruals not yet deductible for income tax purposes. If the Company terminates its S Corporation status, a deferred income tax liability accounted for under the provisions of SFAS No. 109 "Accounting for Income Taxes," of approximately $18,000 would need to be reflected in the accompanying financial statements as of December 31, 1999.

     For informational purposes, the accompanying statements of operations include an unaudited pro forma adjustment for income taxes which would have been recorded if the Company had not been an S Corporation, based on the tax laws in effect during the respective periods. The differences between the federal statutory income tax rate and the pro forma income tax rate primarily relate to state income taxes and expenses not deductible for tax purposes.

3. PROPERTY AND EQUIPMENT:

                                                             DECEMBER 31
                                                        ---------------------    MARCH 31
                                                          1998        1999         2000
                                                        ---------   ---------   -----------
                                                                                (UNAUDITED)
Machinery and equipment...............................  $ 332,408   $ 463,103    $464,583
Office furniture and fixtures.........................     10,378      20,606      20,606
Auto..................................................    159,110     254,438     254,438
Trailers..............................................     40,161      39,646      43,246
Office equipment......................................     27,606      27,070      27,070
                                                        ---------   ---------    --------
                                                          569,663     804,863     809,943
Accumulated depreciation and amortization.............   (255,207)   (317,455)    348,060
                                                        ---------   ---------    --------
                                                        $ 314,456   $ 487,408    $461,883
                                                        =========   =========    ========

4. LINE OF CREDIT:

     The Company maintains a demand line of credit arrangement of which none was outstanding at December 31, 1999 and 1998. Through April 2, 1999, the line provided for borrowings up to $350,000. Interest was payable monthly at the prime rate plus .5% (8.25% at December 31, 1998). The line now provides for borrowings up to $400,000. Interest is payable monthly at the prime rate plus
 .25% (8.75% at December 31, 1999). The line of credit is collateralized by substantially all of the assets of the Company. There were no borrowings on the line during 1999.

                        D.S. CABLE TV CONTRACTORS, INC.

5. DEBT:

     Debt outstanding at December 31, 1999, consisted of a note payable, secured by a vehicle, due in monthly installments through November 2002. Interest on the note is calculated monthly at 2.9%. Annual principal payments required are as follows:

2000........................................................    $11,563
2001........................................................     11,902
2002........................................................     11,171
                                                                -------
                                                                $34,636
                                                                =======

6. COMMITMENTS AND CONTINGENCIES:

     Upon completion of the sale of the Company to Viasource, the current stockholders intend to make payments out of the proceeds of approximately $240,000 to two key employees. Such amount will be charged to the Company's Statement of Operations at that time.

     For the years ended December 31, 1998 and 1999, rent expense was $35,317 and $39,884, respectively.

  LITIGATION

     In the normal course of business, the Company is a party to various claims and legal proceedings. Management of the Company, after consultation with legal counsel, does not believe that these matters will have a material adverse effect on the Company's financial position or results of operations.

7. CONCENTRATION RISKS:

  CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company periodically evaluates the financial condition of its obligors and generally does not require collateral. The Company's allowance for doubtful accounts reflects current market conditions and management's assessment regarding the collectibility of its accounts receivable.

  SIGNIFICANT CUSTOMERS

     For the years ended December 31, 1998 and 1999, one customer accounted for approximately 94% and 99% of total revenues and 96% and 88% of total accounts receivable, respectively. For the three months ended March 31, 2000, one customer, in aggregate, accounted for approximately 98.1% of total revenues and total sales. A loss of, or a material reduction in, revenues from this customer could have a material adverse effect on the Company's operating results and financial condition.

                          INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying combined balance sheets of Service Cable Electric, Inc. and Service Cable Corporation as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financials statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Service Cable Electric, Inc. and Service Cable Corporation as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ FELSING, RANKIN & CO., P.A.

March 30, 2000, except as to Note J,
as to which the date is May 5, 2000

           SERVICE CABLE ELECTRIC, INC. AND SERVICE CABLE CORPORATION

                            COMBINED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                             -----------------------    MARCH 21,
                                                                1998         1999         2000
                                                             ----------   ----------   -----------
                                                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents..................................  $   89,658   $   19,091   $   58,457
Accounts receivable........................................     915,478    1,165,012    1,061,375
Accounts receivable, retainage.............................     317,532      291,908      430,453
Due from affiliates........................................      27,126       21,021       12,018
Costs and estimated earnings on uncompleted contracts in
  excess of related billings...............................      78,751      197,363      124,362
Prepaid expenses and other.................................      27,689       47,192       24,996
                                                             ----------   ----------   ----------
          Total current assets.............................   1,456,234    1,741,587    1,711,661
PROPERTY AND EQUIPMENT, net................................     140,389      130,096      124,095
OTHER ASSETS...............................................       1,310       45,060        1,560
                                                             ----------   ----------   ----------
                                                             $1,597,933   $1,916,743   $1,837,316
                                                             ==========   ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable, line of credit...............................  $  195,000   $  280,000   $   95,000
Current portion of long-term debt..........................      24,938       31,090       31,090
Accounts payable...........................................     443,664      437,598      575,106
Due to affiliates..........................................     168,877        3,003           --
Accrued expenses...........................................     157,932       77,413       16,439
Billings on uncompleted contracts in excess of related
  costs and estimated earnings.............................     112,309           --        9,769
Advances from stockholders.................................      51,909           --        4,795
                                                             ----------   ----------   ----------
          Total current liabilities........................   1,154,629      829,104      732,199
LONG-TERM DEBT.............................................      43,930       37,314       28,150

COMMITMENTS AND CONTINGENCIES (NOTE F)

STOCKHOLDERS' EQUITY:
Common stock:
Service Cable Electric. Inc. -- $.01 par value, 10,000
  shares authorized, issued and outstanding................         100          100          100
Service Cable Corporation -- $1 par value, 7,500 shares
  authorized, 2,000 issued and outstanding.................       2,000        2,000        2,000
Additional paid-in capital.................................       9,949        9,900        9,900
Retained earnings..........................................     387,325    1,038,325    1,064,967
                                                             ----------   ----------   ----------
          Total stockholders' equity.......................     399,374    1,050,325    1,076,967
                                                             ----------   ----------   ----------
                                                             $1,597,933   $1,916,743   $1,837,316
                                                             ==========   ==========   ==========

                       See notes to financial statements

           SERVICE CABLE ELECTRIC, INC. AND SERVICE CABLE CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS

                                                        YEAR ENDED            THREE MONTHS ENDED
                                                       DECEMBER 31,                MARCH 31,
                                                  -----------------------   -----------------------
                                                     1998         1999         1999         2000
                                                  ----------   ----------   ----------   ----------
                                                                                  (UNAUDITED)
REVENUES........................................  $4,188,362   $6,264,332   $1,373,480   $1,507,363
COST OF REVENUES................................   3,613,468    4,984,346    1,108,660    1,285,597
                                                  ----------   ----------   ----------   ----------
          Gross profit..........................     574,894    1,279,986      264,820      221,766
SELLING, GENERAL AND ADMINISTRATIVE.............     452,971      357,569      120,293      150,109
                                                  ----------   ----------   ----------   ----------
          Income from operations................     121,923      922,417      144,527       71,657
OTHER INCOME (EXPENSE)
Interest income.................................         167        1,853           39           22
Interest expense................................     (14,035)     (19,903)      (5,609)      (4,324)
Other...........................................      (1,917)        (859)         127          103
                                                  ----------   ----------   ----------   ----------
                                                     (15,785)     (18,909)      (5,443)      (4,199)
                                                  ----------   ----------   ----------   ----------
NET INCOME......................................  $  106,138   $  903,508   $  139,084   $   67,458
                                                  ==========   ==========   ==========   ==========
PRO FORM DATA (unaudited)
  Historical net income.........................  $  106,138   $  903,508   $  139,084   $   67,458
  Pro forma income tax expense..................      42,455      361,403       55,636       26,983
                                                  ----------   ----------   ----------   ----------
PRO FORMA NET INCOME............................  $   63,683   $  542,105   $   83,448   $   40,475
                                                  ==========   ==========   ==========   ==========

                       See notes to financial statements

           SERVICE CABLE ELECTRIC, INC. AND SERVICE CABLE CORPORATION

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               ADDITIONAL
                                                      COMMON    PAID-IN      RETAINED
                                                      STOCK     CAPITAL      EARNING       TOTAL
                                                      ------   ----------   ----------   ----------
Balance, January 1, 1998............................  $2,100     $9,949     $  481,187   $  493,236
Net income..........................................     --          --        106,138      106,138
Stockholder distributions...........................     --          --       (200,000)    (200,000)
                                                      ------     ------     ----------   ----------
Balance, December 31, 1998..........................  $2,100     $9,949     $  387,325   $  399,374
Net income..........................................     --         (49)       903,508      903,459
Stockholder distributions...........................     --          --       (252,508)    (252,508)
                                                      ------     ------     ----------   ----------
Balance, December 31, 1999..........................  $2,100     $9,900     $1,038,325   $1,050,325
                                                      ======     ======     ==========   ==========

                       See notes to financial statements

           SERVICE CABLE ELECTRIC, INC. AND SERVICE CABLE CORPORATION

                        COMBINED STATEMENTS OF CASH FLOW

                                                          YEAR ENDED          THREE MONTHS ENDED
                                                         DECEMBER 31,              MARCH 31,
                                                     ---------------------   ---------------------
                                                       1998        1999        1999        2000
                                                     ---------   ---------   ---------   ---------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.........................................  $ 106,138   $ 903,508   $ 139,084   $  67,458
Adjustments to reconcile net income to net cash
  provided by operating activities --
Depreciation and amortization......................     35,508      50,137       7,500       6,001
(Increase) decrease in --
  Accounts receivable..............................   (301,464)   (249,534)    (48,474)    103,637
  Accounts receivable, retainage...................   (223,316)     25,624     (59,396)   (138,545)
  Due from affiliates..............................   (102,998)    106,654      22,819       9,003
  Cost and estimated earnings on uncompleted
     contracts in excess of related billings.......    (13,181)   (118,612)     27,138      73,000
  Other assets.....................................     (8,844)     (3,895)     (5,959)     22,197
(Decrease) increase in --
  Accounts payable.................................    198,202      (6,066)     42,742     124,965
  Due to affiliates................................    269,426    (266,423)     35,549       9,540
  Accrued expenses.................................    128,240     (80,567)   (155,930)    (60,974)
  Billings on uncompleted contracts in excess of
     related costs and estimated earnings..........     71,647    (112,309)     60,255       9,769
                                                     ---------   ---------   ---------   ---------
          Net cash provided by operating
            activities.............................    159,358     248,517      65,328     226,051
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment..............................    (37,945)    (43,746)     (5,413)         --
Other..............................................        400     (40,651)         --      43,500
                                                     ---------   ---------   ---------   ---------
          Net cash provided (used) by investing
            activities.............................    (37,545)    (84,397)     (5,413)     43,500
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing on long-term debt........................         --      25,724          --          --
Payments on long-term debt.........................    (12,890)    (26,189)     (6,050)     (9,164)
Borrowing on line-of-credit, net of repayments.....    145,000      86,000     (15,000)   (185,000)
Borrowing (payments) on stockholder loans..........     15,814     (66,714)    (12,114)      4,795
Stockholder distributions..........................   (200,000)   (252,508)         --     (40,816)
                                                     ---------   ---------   ---------   ---------
     Net cash used by financing activities.........    (52,076)   (234,687)    (33,164)   (230,185)
                                                     ---------   ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH....................     69,737     (70,567)     26,751      39,366
CASH AND EQUIVALENTS, BEGINNING OF PERIOD..........     19,921      89,658      89,658      19,091
                                                     ---------   ---------   ---------   ---------
CASH AND EQUIVALENTS, END OF PERIOD................  $  89,658   $  19,091   $ 116,409   $  58,457
                                                     =========   =========   =========   =========
Cash paid during the period for interest...........  $  14,035   $  19,903   $   5,609   $   4,324
                                                     =========   =========   =========   =========

                       See notes to financial statements

           SERVICE CABLE ELECTRIC, INC. AND SERVICE CABLE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

     Background -- Service Cable Electric, Inc. was incorporated on August 28, 1995 in the State of Florida and is engaged in the business of electrical contracting in Central Florida. The work is generally done under fixed-price contracts. Service Cable Corporation was incorporated on October 17, 1991 in the State of Florida, and is engaged in installation and service of low-voltage cabling, including television cable and computer networks, also in Central Florida. Service Cable Electric, Inc. and Service Cable Corporation are together referred to as the Company.

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation -- The combined financial statements include the operations of Service Cable Electric, Inc, (SCE) and Service Cable Corporation
(SCC), which are affiliated companies. Material inter-company balances and transactions have been eliminated.

     Interim Financial Statements -- The financial statements for the three months ended March 31, 1999 and 2000 are unaudited and, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for those interim periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the full year.

     Revenue and cost recognition -- SCE's contract revenues are recognized using the percentage-of-completion method, measured primarily by the cost-to-cost method. Contract costs include all direct materials and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, repairs, depreciation and vehicle costs. SCC's revenue from cabling are recognized when the work is completed and billed. This work is done on the basis of time and materials and covers a relatively short duration.

     Operating expenses are expensed as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     The asset "Costs and billings in excess of earnings" represents revenue recognized in excess of amounts billed. The liability "Billings in excess of costs and earnings represents billings in excess of revenue recognized.

     Cash and equivalents -- For purposes of the statement of cash flows, the Company considers all investments with an original maturity of three months or less to be cash equivalents. At December 31, 1998 and 1999, cash and cash equivalents include cash on hand and cash in the bank.

     Property and equipment -- Property and equipment are recorded at cost. Maintenance and repairs are charged to expense as incurred, while additions and improvements are capitalized. Depreciation is provided using the straight-line method over estimated useful lives, which range from 3-7 years.

     Income taxes -- The Companies have elected treatment as S Corporations for federal and state income tax purposes and are not taxed as separate entities. Taxable income or loss is allocated to the stockholders' and recognized on the stockholders' individual tax returns. Accordingly, no provision for income taxes has been reflected in the accompanying financial statements.

           SERVICE CABLE ELECTRIC, INC. AND SERVICE CABLE CORPORATION

     For informational purposes, the accompanying statements of operations include an unaudited pro forma adjustment for income taxes which would have been recorded if the Company had not been an S Corporation, based on the tax laws in effect during the respective periods. The differences between the federal statutory income tax rate and the pro forma income tax rate primarily relate to state income taxes and expenses not deductible for tax purposes.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     SCE has estimated the percentage-of-completion on long-term construction contracts in progress at the end of the year. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates will change within the near term.

NOTE B -- PROPERTY AND EQUIPMENT

                                                                1998         1999
                                                              ---------    --------
Software....................................................  $  22,345    $ 22,345
Equipment...................................................     47,226      40,882
Vehicles....................................................    147,673     181,700
Furniture & fixtures........................................      3,740       2,576
                                                              ---------    --------
                                                                220,984     247,503
Accumulated depreciation....................................    (80,595)   (117,407)
                                                              ---------    --------
                                                              $ 140,389    $130,096
                                                              =========    ========

     The Companies recognized depreciation expense of $35,508 and $50,137 in 1998 and 1999, respectively.

NOTE C -- LINES OF CREDIT

     The Companies have bank lines of credit totaling $350,000, bearing interest at 1.5% over prime. Inventory, accounts receivable and equipment collateralize borrowings under the lines of credit. Shareholders of the Companies have guaranteed payment of the lines of credit.

     The loan agreements contain certain restrictions and covenants, including minimum levels of net worth and current ratio. Management believes the Companies are in compliance with the restrictions and covenants as of December 31, 1999.

           SERVICE CABLE ELECTRIC, INC. AND SERVICE CABLE CORPORATION

NOTE D -- COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                 1998          1999
                                                              ----------    ----------
Costs incurred on uncompleted contracts.....................  $2,614,572    $2,774,993
Estimated earnings thereon..................................     387,929       378,347
                                                              ----------    ----------
                                                               3,002,501     3,153,340
Less billings on uncompleted contracts......................   3,036,059     2,955,977
                                                              ----------    ----------
                                                              $  (33,558)   $  197,363
                                                              ==========    ==========

     Included in accompanying balance sheet under the following captions:

                                                                1998        1999
                                                              --------    ---------
Costs and estimated earnings on uncompleted contracts in
  excess of billings........................................  $ 78,751    $ 197,363
Billings on uncompleted contracts in excess of related costs
  and estimated earnings....................................  (112,309)          --
                                                              --------    ---------
                                                              $ 33,558    $ 197,363
                                                              ========    =========

NOTE E -- LONG-TERM DEBT

     Long-term debt includes the following:

                                                                1998        1999
                                                              --------    --------
Installment notes payable to bank, due in combined monthly
  payments of $2,933, including interest ranging from 3.9%
  to 9.25%, collateralized by vehicles with carrying values
  of $80,406................................................  $ 68,868    $ 68,404
Less current portion........................................   (24,938)    (31,090)
                                                              --------    --------
                                                              $ 43,930    $ 37,314
                                                              ========    ========

     Maturities of long-term debt are as follows:

2000........................................................  $31,090
2001........................................................   21,933
2002........................................................    5,183
2003........................................................    5,669
2004........................................................    4,529
                                                              -------
                                                              $68,404
                                                              =======

     The Companies incurred interest expense of $14,035 and $19,903 in 1998 and 1999, respectively.

NOTE F -- COMMITMENTS AND CONTINGENCIES

     Leases -- SCE conducts operations from facilities under a two-year operating lease, which expires June 30, 2001. Rent expense under this lease amounted to $10,928 for 1998 and $10,918 for 1999. Future minimum payments due under the lease are $11,417 in 2000 and $5,821 in 2001.

           SERVICE CABLE ELECTRIC, INC. AND SERVICE CABLE CORPORATION

     Litigation -- From time-to-time, the Company is named as a defendant in legal actions arising from its normal business activities. Although the amount of any liability that could arise with respect to currently pending actions cannot be accurately predicted, in the opinion of management, any such liability will not have a material adverse effect on the financial position or operating results of the Companies.

NOTE G -- EMPLOYEE BENEFIT PLAN

     SCE maintains a profit sharing and 401 (k) plan for its employees. Employer contributions to the plan amounted to $2,067 and $5,575 for the years 1998 and 1999, respectively. SCC maintains a profit sharing plan for its employees. There were no employer contributions to the plan for 1998 or 1999.

NOTE H -- RELATED PARTY TRANSACTIONS

     Administrative fees of $200,000 and $100,000 were incurred to companies owned in part by shareholders of the Company as of December 31, 1998 and 1999, respectively. The Company had revenue of $144,515 and $369,194 from these companies in 1998 and 1999, respectively. Expenses of $96,752 and $80,828 were paid to these companies in 1998 and 1999, respectively.

     The Company borrowed $105,000 from its shareholders and affiliated companies in 1998 and $100,500 in 1999. These loans bore interest at 6% and were due on demand. Repayments of $16,236 were made in 1998 and $224,264 in 1999, plus interest.

NOTE I -- CONCENTRATIONS

     SCE performs contracts for Universal Studios in Orlando, Florida. Approximately 96% in 1998 and 88% in 1999 of SCE's revenue was derived from these contracts.

NOTE J -- SUBSEQUENT EVENTS

     On May 5, 2000, the Companies sold substantially all of their assets and liabilities to ViaSource Communications Inc., together with its wholly owned subsidiary, SCC Acquisition, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Excalibur Cable Communications, Ltd.
and Home Satellite Express, Inc.:

     We have audited the accompanying combined balance sheet of Excalibur Cable Communications, Ltd. (a Kentucky corporation) and Home Satellite Express, Inc. (a Virginia corporation) as of December 31, 1999, and the related combined statements of operations, shareholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Excalibur Cable Communications, Ltd. and Home Satellite Express, Inc. as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

Vienna, Virginia
  May 26, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Excalibur Cable Communications, Ltd.
and Home Satellite Express, Inc.:

     We have audited the accompanying combined balance sheet of Excalibur Cable Communications, Ltd. (a Kentucky corporation) and Home Satellite Express, Inc. (a Virginia corporation) as of December 31, 1998, and the related combined statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Excalibur Cable Communications, Ltd. and Home Satellite Express, Inc. as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ D.R. Maxfield & Company

Fairfax, Virginia,
  April 7, 2000

                    EXCALIBUR CABLE COMMUNICATIONS, LTD. AND
                          HOME SATELLITE EXPRESS, INC.

                            COMBINED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                            -----------------------    MARCH 31,
                                                               1998         1999         2000
                                                            ----------   ----------   -----------
                                                                                      (UNAUDITED)
                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................  $  275,489   $1,398,800   $ 2,071,317
  Accounts receivable, net................................   2,359,071    1,786,046     4,926,694
  Supply inventory........................................     480,878      681,926     1,483,780
  Prepaid expenses and other..............................      65,796      357,364       728,044
  Deferred taxes..........................................     196,060      909,923     1,287,541
                                                            ----------   ----------   -----------
          Total current assets............................   3,377,294    5,134,059    10,497,376
                                                            ----------   ----------   -----------
PROPERTY AND EQUIPMENT, net...............................   2,078,190    1,759,376     1,678,775
OTHER ASSETS..............................................      79,548      328,298        87,529
                                                            ----------   ----------   -----------
                                                            $5,535,032   $7,221,733   $12,263,680
                                                            ==========   ==========   ===========
      LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Line of credit..........................................  $1,300,000   $       --   $        --
  Current portion of long-term obligations................     456,074      621,035       565,444
  Accounts payable........................................   1,357,103    3,022,801     5,145,379
  Accrued expenses........................................     566,545    1,240,536     2,801,932
  Deferred revenue........................................          --    2,034,545     4,163,421
                                                            ----------   ----------   -----------
          Total current liabilities.......................   3,679,722    6,918,917    12,676,176
                                                            ----------   ----------   -----------
LONG-TERM OBLIGATIONS.....................................     969,743      299,391       271,739
                                                            ----------   ----------   -----------
DEFERRED REVENUE..........................................          --      209,908       469,558
                                                            ----------   ----------   -----------
DEFERRED TAX LIABILITY....................................       7,230           --            --
                                                            ----------   ----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 11)
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock............................................      95,000       95,000        95,000
  Retained earnings (deficit).............................   1,630,357      545,537      (143,773)
  Treasury stock..........................................    (847,020)    (847,020)   (1,105,020)
                                                            ----------   ----------   -----------
          Total shareholders' equity (deficit)............     878,337     (206,483)   (1,153,793)
                                                            ----------   ----------   -----------
                                                            $5,535,032   $7,221,733   $12,263,680
                                                            ==========   ==========   ===========

        The accompanying notes are an integral part of these statements.

                    EXCALIBUR CABLE COMMUNICATIONS, LTD. AND
                          HOME SATELLITE EXPRESS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                    YEAR ENDED               THREE MONTHS ENDED
                                                   DECEMBER 31,                  MARCH 31,
                                             -------------------------    ------------------------
                                                1998          1999           1999         2000
                                             -----------   -----------    ----------   -----------
                                                                                (UNAUDITED)
REVENUES...................................  $26,222,743   $20,168,220    $5,314,503   $ 9,266,038
COST OF REVENUES...........................   21,839,673    17,467,235     4,625,958     8,492,320
SELLING, GENERAL AND ADMINISTRATIVE........    4,270,437     3,738,983       204,292     1,718,602
DEPRECIATION AND AMORTIZATION..............      539,201       437,713        43,237       124,137
                                             -----------   -----------    ----------   -----------
          Total operating expenses.........   26,649,311    21,643,931     4,873,487    10,335,059
                                             -----------   -----------    ----------   -----------
          Income (loss) from operations....     (426,568)   (1,475,711)      441,016    (1,069,021)
                                             -----------   -----------    ----------   -----------
INTEREST INCOME............................        9,064        56,348         8,682        24,436
INTEREST EXPENSE...........................     (175,695)     (135,330)      (47,333)      (22,343)
                                             -----------   -----------    ----------   -----------
          Income (loss) before income
            taxes..........................     (593,199)   (1,554,693)      402,365    (1,066,928)
INCOME TAX PROVISION (BENEFIT).............     (162,960)     (574,873)      156,541      (377,618)
                                             -----------   -----------    ----------   -----------
NET INCOME (LOSS)..........................  $  (430,239)  $  (979,820)   $  245,824   $  (689,310)
                                             ===========   ===========    ==========   ===========

        The accompanying notes are an integral part of these statements.

                    EXCALIBUR CABLE COMMUNICATIONS, LTD. AND
                          HOME SATELLITE EXPRESS, INC.

             COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                              COMMON STOCK      RETAINED
                                            ----------------    EARNINGS     TREASURY
                                            SHARES   AMOUNT    (DEFICIT)       STOCK         TOTAL
                                            ------   -------   ----------   -----------   -----------
BALANCE, JANUARY 1, 1998..................  8,000    $95,000   $2,060,596   $  (847,020)  $ 1,308,576
  Net loss................................     --         --     (430,239)           --      (430,239)
                                            -----    -------   ----------   -----------   -----------
BALANCE, DECEMBER 31, 1998................  8,000     95,000    1,630,357      (847,020)      878,337
  Net loss................................     --         --     (979,820)           --      (979,820)
  Shareholder distributions...............     --         --     (105,000)           --      (105,000)
                                            -----    -------   ----------   -----------   -----------
BALANCE, DECEMBER 31, 1999................  8,000     95,000      545,537      (847,020)     (206,483)
  Net loss (unaudited)....................     --         --     (689,310)           --      (689,310)
  Treasury stock purchase (unaudited).....     --         --           --      (258,000)     (258,000)
                                            -----    -------   ----------   -----------   -----------
BALANCE, MARCH 31, 2000
(unaudited)...............................  8,000    $95,000   $ (143,773)  $(1,105,020)  $(1,153,793)
                                            =====    =======   ==========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                    EXCALIBUR CABLE COMMUNICATIONS, LTD. AND
                          HOME SATELLITE EXPRESS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED              THREE MONTHS ENDED
                                                    DECEMBER 31,                  MARCH 31,
                                              -------------------------    -----------------------
                                                 1998          1999          1999         2000
                                              -----------   -----------    ---------   -----------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................  $  (430,239)  $  (979,820)   $ 245,824   $  (689,310)
  Adjustments to reconcile net (loss) income
     to net cash (used in) provided by
     operating activities:
     Provision for bad debt.................           --       105,267           --            --
     Depreciation and amortization..........      539,201       437,713       43,237       124,137
     Gain on disposal of fixed assets.......           --       (34,410)          --            --
     Changes in operating assets and
       liabilities:
       Accounts receivable..................     (374,961)      467,758      120,152    (3,140,648)
       Supply inventory.....................      107,488      (201,048)      56,484      (801,854)
       Prepaid expenses and other...........      (71,638)     (469,757)    (198,867)     (129,911)
       Deferred taxes.......................      196,060      (791,654)          --      (377,618)
       Accounts payable.....................   (1,872,587)    1,665,698      294,539     2,122,578
       Accrued expenses.....................     (266,033)      673,991      156,205     1,561,396
       Deferred revenue.....................           --     2,244,453           --     2,388,526
                                              -----------   -----------    ---------   -----------
          Net cash (used in) provided by
            operating activities............   (2,172,709)    3,118,191      717,574     1,057,296
                                              -----------   -----------    ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........     (602,226)     (282,028)      (6,920)      (43,536)
  Sale of fixed assets......................        9,887       197,808      183,214            --
                                              -----------   -----------    ---------   -----------
          Net cash (used in) provided by
            investing activities............     (592,339)      (84,220)     176,294       (43,536)
                                              -----------   -----------    ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Shareholder distributions.................           --      (105,000)          --            --
  Principal payments on capital lease
     obligations............................     (153,296)     (202,347)     (50,587)      (37,781)
  Repayment of notes payable................   (9,247,958)   (5,089,988)    (891,461)      (45,462)
  Proceeds from borrowings..................   10,778,013     3,486,675           --            --
  Repurchase of stock.......................           --            --           --      (258,000)
                                              -----------   -----------    ---------   -----------
          Net cash provided by (used in)
            financing activities............    1,376,759    (1,910,660)    (942,048)     (341,243)
                                              -----------   -----------    ---------   -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS...............................   (1,388,289)    1,123,311      (48,180)      672,517
CASH AND CASH EQUIVALENTS, beginning of
  period....................................    1,663,778       275,489      275,489     1,398,800
                                              -----------   -----------    ---------   -----------
CASH AND CASH EQUIVALENTS, end of period....  $   275,489   $ 1,398,800    $ 227,309   $ 2,071,317
                                              ===========   ===========    =========   ===========

        The accompanying notes are an integral part of these statements.

                    EXCALIBUR CABLE COMMUNICATIONS, LTD. AND
                          HOME SATELLITE EXPRESS, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

        (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

1. BACKGROUND

     Excalibur Cable Communications, Ltd. (Excalibur) and Home Satellite Express, Inc. (HSX), together referred to as (the Company), were incorporated on March 20, 1981 and March 19, 1996, respectively. Excalibur was formed for the purpose of installing cable, both above and underground, for cable companies located in the United States and HSX was formed for the purpose of installing private cable systems. In 1994, the Company expanded operations to include the installation of satellite dishes for companies that offer direct satellite services. The vast majority of the Company's business is now involved with the installation of satellite dishes for one customer (see Note 13).

     Both Excalibur and HSX were owned by two individuals, each owning 60% (majority shareholder) and 40% (minority shareholder) of each of the two entities. On March 28, 2000, Excalibur, HSX, the majority shareholder and the minority shareholder entered into an agreement with the minority shareholder agreeing to sell his 40% interests in Excalibur and HSX to the Company for $258,000.

     In April 2000, a stock purchase agreement was entered into with ViaSource Communications, Inc. (ViaSource) whereby ViaSource will acquire all the outstanding stock of Excalibur.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF COMBINATION

     The accompanying financial statements include the accounts of Excalibur Communications, Ltd. and Home Satellite Express, Inc. which, as discussed in
Note 1, are under common control. All significant intercompany balances and transactions have been eliminated.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INTERIM FINANCIAL STATEMENTS

     The financial statements for the three months ended March 31, 1999 and 2000 are unaudited and, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for those interim periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the full year.

                    EXCALIBUR CABLE COMMUNICATIONS, LTD. AND
                          HOME SATELLITE EXPRESS, INC.

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  REVENUE RECOGNITION

     Revenues are generally recognized as cable and satellite installation and maintenance services are performed. One of the Company's satellite installation customers (see Note 13), beginning in 1999, pays the Company a portion of its fee subject to a chargeback. The Company has not accumulated sufficient company specific data to date to estimate chargebacks. Accordingly, as required under Staff Accounting Bulletin No. 101 -- Revenue Recognition in Financial Statements (SAB No. 101), the Company records these amounts subject to chargeback as deferred revenue and records revenue over the period the right of chargeback terminates.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1998 and 1999, cash and cash equivalents include cash on hand and cash in an overnight investment account.

  SUPPLY INVENTORY

     Supply inventory is stated at the lower of cost (first-in, first-out method) or market and is comprised of materials used for cable and satellite equipment installations and service. Market represents the lower of replacement cost or estimated net realizable value.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation of property and equipment is calculated using the double declining balance method over the estimated useful lives of the assets which range from 5 to 7 years for equipment and 39 to 40 years for buildings. Leasehold improvements are amortized using the double declining balance method over the shorter of the lease term or the estimated useful lives of the assets.

  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax basis of assets and liabilities measured using enacted income tax rates and laws that are expected to be in effect when the differences reverse.

  SUPPLEMENTAL CASH FLOW INFORMATION

     For the years ended December 31, 1998 and 1999, the Company paid interest of $250,836 and $135,330, respectively, income taxes of $16,320 and $487,223, respectively, and financed equipment purchased under capitalized lease obligations of $153,296 and $202,347, respectively. For the three months ended March 31, 1999 and 2000, the Company paid interest of $47,333 and $22,343,

                    EXCALIBUR CABLE COMMUNICATIONS, LTD. AND
                          HOME SATELLITE EXPRESS, INC.

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

respectively, income taxes of $0 and $6,404, respectively, and financed equipment purchased under capitalized lease obligations of $50,587 and $37,781, respectively.

3. ACCOUNTS RECEIVABLE

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
Accounts receivable, trade..................................  $2,320,594    $1,908,163
Other receivables...........................................      78,219        21,901
                                                              ----------    ----------
                                                               2,398,813     1,930,064
Allowance for doubtful accounts.............................     (39,742)     (144,018)
                                                              ----------    ----------
Accounts receivable, net....................................  $2,359,071    $1,786,046
                                                              ==========    ==========

4. PROPERTY AND EQUIPMENT

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1998           1999
                                                              ------------    -----------
Land and Buildings..........................................  $    825,219    $   827,379
Leasehold improvements......................................        25,481         25,611
Machinery and equipment.....................................       625,449        802,619
Furniture and fixtures......................................       634,480        696,250
Vehicles....................................................     1,448,547      1,201,176
                                                              ------------    -----------
                                                                 3,559,176      3,553,035
Accumulated depreciation and amortization...................    (1,480,986)    (1,793,659)
                                                              ------------    -----------
                                                              $  2,078,190    $ 1,759,376
                                                              ============    ===========

     As of December 31, 1998 and 1999, the net book value of property and equipment under capital lease obligations was $276,484 and 251,706, respectively.

5. ACCRUED EXPENSES

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              --------    ----------
Accrued compensation........................................  $388,349    $  877,511
Other.......................................................   178,196       363,025
                                                              --------    ----------
                                                              $566,545    $1,240,536
                                                              ========    ==========

                    EXCALIBUR CABLE COMMUNICATIONS, LTD. AND
                          HOME SATELLITE EXPRESS, INC.

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. INCOME TAXES

     The (benefit) provision for income taxes consists of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              ---------    ---------
Current:
  Federal...................................................  $      --    $ 180,484
  State.....................................................     13,221       36,297
                                                              ---------    ---------
                                                                 13,221      216,781
                                                              ---------    ---------
Deferred:
  Federal...................................................   (140,945)    (659,103)
  State.....................................................    (35,236)    (132,551)
                                                              ---------    ---------
                                                               (176,181)    (791,654)
                                                              ---------    ---------
          (Benefit) provision for income taxes..............  $(162,960)   $(574,873)
                                                              =========    =========

     Deferred taxes are determined based upon the estimated future tax effects of differences between the financial statement and income tax basis of assets and liabilities given the provisions of the enacted tax laws.

     The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Statutory federal income tax rate...........................      34.0%       34.0%
State taxes, net of federal tax benefit.....................       2.5         4.1
Effect of graduated tax rate................................     (11.4)       (5.0)
Nondeductible expenses......................................       2.4         3.9
                                                              --------    --------
                                                                  27.5%       37.0%
                                                              ========    ========

     The tax effect of temporary differences as established in accordance with SFAS No. 109 that give rise to deferred taxes are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Deferred tax asset:
  Net operating loss carryforward...........................  $173,800    $     --
  Deferred revenue..........................................        --     857,381
  Allowance for doubtful accounts...........................    11,070      55,015
  Other.....................................................    11,190      77,756
                                                              --------    --------
                                                               196,060     990,152
                                                              --------    --------
Deferred tax liability:
  Depreciation and amortization.............................    (7,230)     (9,668)
                                                              --------    --------
          Net deferred tax asset............................  $188,830    $980,484
                                                              ========    ========

                    EXCALIBUR CABLE COMMUNICATIONS, LTD. AND
                          HOME SATELLITE EXPRESS, INC.

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. LINE OF CREDIT

     The Company has a $1,500,000 line of credit with a bank bearing interest at prime plus 1% that expires on May 31, 2000. Borrowings under the line are secured by the general assets of the Company and are personally guaranteed by the majority shareholder. At December 31, 1998, the Company had outstanding borrowings of $1,300,000 under the line. There were no outstanding borrowings under the line at December 31, 1999. The Company is currently not in compliance with the debt covenants related to this line of credit.

8. DEBT

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1998         1999
                                                              ----------    --------
Mortgage payable, payable in monthly installments including
  interest at 8.5% with a balloon payment of $193,600 due
  September 30, 2000........................................  $  218,830    $199,329
Mortgage payable, payable in monthly installments including
  interest at 9% with a balloon payment of $56,500 due
  August 4, 2000............................................      61,860      58,660
Notes payable, payable in monthly installments including
  interest ranging from 9% to 15% due between 2000 and
  2002......................................................     810,188     442,902
Capital lease obligations (see Note 9)......................     334,939     219,535
                                                              ----------    --------
                                                               1,425,817     920,426
Less -- Current maturities..................................     456,074     621,035
                                                              ----------    --------
                                                              $  969,743    $299,391
                                                              ==========    ========

     Properties with a net book value of $745,908 are the collateral for the mortgages. The majority shareholder is the personal guarantor for the real estate mortgages.

9. CAPITAL LEASE OBLIGATIONS

     The Company has entered into long-term capital lease agreements for office furniture and equipment. The interest rates under these leases range from 8% to 23% per year.

     Future principal payments on capital lease obligations as of December 31, 1999 are as follows:

2000........................................................  $176,242
2001........................................................    44,577
2002........................................................    21,215
2003........................................................     8,158
2004........................................................     3,700
                                                              --------
Minimum lease payments......................................   253,892
  Less -- Amounts representing interest.....................   (34,357)
                                                              --------
Present value of minimum lease payments.....................   219,535
     Less -- Current portion................................  (149,550)
                                                              --------
                                                              $ 69,985
                                                              ========

                    EXCALIBUR CABLE COMMUNICATIONS, LTD. AND
                          HOME SATELLITE EXPRESS, INC.

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

10. EMPLOYEE BENEFIT PLAN

     The Company maintains a profit sharing thrift plan for full-time employees. The Company may contribute 50% of the employee's contribution to the plan up to a maximum of 3% of the employee's compensation. Company contributions vest over six years. No contributions were made by the Company in 1998 or 1999, with $75,088 included in accrued expenses related to 1999.

11. COMMON STOCK AND TREASURY STOCK

                                 EXCALIBUR CABLE         HOME SATELLITE
                               COMMUNICATIONS, LTD.         EXPRESS                COMBINED
                              ----------------------   ------------------   ----------------------
                                1998         1999       1998       1999       1998         1999
                              ---------    ---------   -------    -------   ---------    ---------
Common Stock, no par value,
  10,000 shares authorized
  and issued................  $  20,000    $  20,000   $    --    $    --   $  20,000    $  20,000
Common Stock, no par value,
  25,000 shares authorized,
  3,000 outstanding.........         --           --    75,000     75,000      75,000       75,000
                              ---------    ---------   -------    -------   ---------    ---------
          Total common
            stock...........  $  20,000    $  20,000   $75,000    $75,000   $  95,000    $  95,000
                              =========    =========   =======    =======   =========    =========
Treasury Stock, 5,000 shares
  at cost...................  $(847,020)   $(847,020)  $    --    $    --   $(847,020)   $(847,020)
                              =========    =========   =======    =======   =========    =========

12. COMMITMENTS AND CONTINGENCIES

  LEASE OBLIGATIONS

     The Company leases office facilities and certain equipment under various noncancelable operating leases. Future minimum lease payments as of December 31, 1999 are as follows:

2000........................................................  $  655,789
2001........................................................     568,837
2002........................................................     524,381
2003........................................................     413,060
2004........................................................     298,898
Thereafter..................................................     139,162
                                                              ----------
                                                              $2,600,127
                                                              ==========

     For the year ended December 31, 1998 and 1999, rent expense under the operating leases was $523,952 and $590,782, respectively.

  DEFERRED COMPENSATION PLAN

     Effective December 31, 1996, the Company adopted the Excalibur Cable Communications, Ltd. Deferred Compensation Plan (the Phantom Stock Plan) for two employees. The plan provides for performance units to be awarded to certain employees of the Company. Each performance unit shall be valued equal to the value of one share of common stock at the date of liquidation, dissolution

                    EXCALIBUR CABLE COMMUNICATIONS, LTD. AND
                          HOME SATELLITE EXPRESS, INC.

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

and winding up or as of the sale of 60% of the outstanding stock of the Company. Vesting is immediate but no payment is due until liquidation, dissolution and winding up of the Company or as of the sale of 60% of the outstanding stock of the Company. Payment for units shall be made in cash within 30 days of the aforementioned events. Forty-two such units were awarded during 1997. In May 2000, the Company agreed to terminate the Phantom Stock Plan and will pay $133,280 to the holders of the units as a result of the sale of Excalibur to ViaSource (see Note 1). In addition, in May 2000, the Company agreed to issue 557 shares of Common Stock to certain employees for prior services. The $133,280 payment and the fair value of the shares will be charged to the Company's second quarter statement of operations (see Note 14).

  LITIGATION

     The Company is a party to various claims and legal proceedings in the normal course of business. Although the ultimate outcome of these matters is presently not determinable, management of the Company, after consultation with legal counsel, does not believe that these matters will have a material adverse effect on the Company's financial position or results of operations.

13. CONCENTRATION RISKS

  CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk are primarily cash, short-term investments and accounts receivable. The Company performs periodic evaluations of the relative credit standing of the financial institutions with which it does business. The Company periodically evaluates the financial condition of its obligors and generally does not require collateral. The Company's allowance for doubtful accounts reflects current market conditions and management's assessment regarding the collectibility of its accounts receivable.

  SIGNIFICANT CUSTOMERS

     For the years ended December 31, 1998 and 1999, Primestar, Inc./DirecTV, Inc., in aggregate, accounted for approximately 79% and 76% of total revenues, respectively. Included in 1999 revenues are approximately $1.8 million of incentive payments made by DirecTV in 1999. No payments were received in 1998 and there can be no assurance that any payments will be received in subsequent years. As of December 31, 1998 and 1999, 73% and 47% of accounts receivable, respectively, related to this customer. A loss of or a material reduction in revenues from this customer could have a material adverse effect on the Company's operating results and financial condition.

14. SUBSEQUENT EVENTS (UNAUDITED)

     On May 30, 2000, the Board of Directors authorized a dividend of approximately $140,000. In addition on May 31, 2000, the board approved a bonus of approximately $1,752,000. The bonus

                    EXCALIBUR CABLE COMMUNICATIONS, LTD. AND
                          HOME SATELLITE EXPRESS, INC.

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

consisted of a $682,000 bonus for services rendered for the three months ended March 31, 2000 (which was accrued as of March 31, 2000) and the remaining amount related to post April 1, 2000 services which will be charged to the Company's second quarter Statement of Operations.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
TeleCore, Inc.:

     We have audited the accompanying consolidated balance sheets of TeleCore, Inc. and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TeleCore, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that Telecore, Inc. will continue as a going concern. As more fully described in note 2, the Company has incurred operating losses and negative cash flows from operations to date and has experienced increased capital needs. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG LLP

Orange County, California
  February 4, 2000

                        TELECORE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31
                                                             ----------------------    MARCH 31,
                                                               1998        1999          2000
                                                             --------   -----------   -----------
                                                                                      (UNAUDITED)
                          ASSETS
Current assets:
  Cash and cash equivalents................................  $  3,162   $ 1,161,805   $   710,691
  Restricted cash..........................................        --       242,340       242,340
  Accounts receivable, net of allowance for doubtful
     accounts of $6,333, $144,000 and $362,145 at December
     31, 1998 and 1999 and March 31, 2000 (unaudited),
     respectively..........................................   694,920     2,798,304     4,971,779
  Other current assets.....................................    62,121       243,577       785,274
                                                             --------   -----------   -----------
          Total current assets.............................   760,203     4,446,026     6,710,084
Property and equipment, net................................    54,038     1,121,793     1,983,220
Other assets...............................................     4,752       129,814       466,310
                                                             --------   -----------   -----------
                                                             $818,993   $ 5,697,633   $ 9,159,614
                                                             ========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable.........................................  $302,485   $ 1,279,566   $ 3,209,187
  Accrued workers compensation.............................    34,400       135,201        61,902
  Accrued payroll and related expenses.....................   126,560       672,793     1,325,122
  Accrued consulting fees..................................        --       223,152       289,110
  Other accrued liabilities................................   114,075       159,358       357,826
  Line of credit...........................................   367,996            --     1,000,000
  Notes payable -- current portion.........................     4,708         4,899     3,604,899
                                                             --------   -----------   -----------
          Total current liabilities........................   950,224     2,474,969     9,848,046
                                                             --------   -----------   -----------
Notes payable -- long-term portion.........................    12,679         8,166         7,361
Stockholders' equity (deficiency):
  Series A convertible preferred stock, $0.01 par value, no
     shares authorized at December 31, 1998, 3,333,334
     shares authorized, issued and outstanding at December
     31, 1999 and March 31, 2000 (unaudited) (liquidation
     preference of $6,500,000).............................        --        33,333        33,333
  Common stock, $0.01 par value. Authorized 20,000,000
     shares; issued and outstanding 1,500, 5,442,308 and
     5,442,308 shares at December 31, 1998 and 1999 and
     March 31, 2000 (unaudited), respectively..............        15        54,423        54,423
  Additional paid-in capital...............................        85     6,794,094     7,387,806
  Unearned compensation....................................        --      (411,330)     (383,910)
  Accumulated deficit......................................  (144,010)   (3,256,022)   (7,787,445)
                                                             --------   -----------   -----------
          Net stockholders' equity (deficiency)............  (143,910)    3,214,498      (695,793)
Commitments (note 8).......................................
Subsequent events (note 9).................................
                                                             --------   -----------   -----------
                                                             $818,993   $ 5,697,633   $ 9,159,614
                                                             ========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                        TELECORE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                         YEARS ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                                   -------------------------------------   -----------------------------
                                      1997         1998         1999           1999            2000
                                   ----------   ----------   -----------   ------------    -------------
                                                                                    (UNAUDITED)
Revenues.........................  $  330,401   $2,809,748   $ 9,583,558    $1,218,037      $ 7,113,850
Operating expenses:
  Payroll and related expenses...     169,389    2,164,711     8,975,843       987,003        7,327,101
  General and administrative.....     164,504      664,296     3,076,286       113,481        4,049,674
                                   ----------   ----------   -----------    ----------      -----------
       Operating income (loss)...      (3,492)     (19,259)   (2,468,571)      117,553       (4,262,925)
  Interest expense, net..........       8,321      110,538       141,041        29,138          268,498
                                   ----------   ----------   -----------    ----------      -----------
       Income (loss) before
          income taxes...........     (11,813)    (129,797)   (2,609,612)       88,415       (4,531,423)
Income tax expense...............         800        1,600         2,400           600               --
                                   ----------   ----------   -----------    ----------      -----------
       Net income (loss).........  $  (12,613)  $ (131,397)  $(2,612,012)   $   87,815      $(4,531,423)
                                   ==========   ==========   ===========    ==========      ===========
Basic and diluted income (loss)
  per share......................  $       --   $    (0.02)  $     (0.48)   $     0.02      $     (0.83)
                                   ==========   ==========   ===========    ==========      ===========
Weighted average common shares...   5,416,668    5,416,668     5,423,131     5,416,668        5,442,308
                                   ==========   ==========   ===========    ==========      ===========

          See accompanying notes to consolidated financial statements.

                        TELECORE, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                 YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999,
                     AND THREE MONTHS ENDED MARCH 31, 2000
                                  (UNAUDITED)

                                       SERIES A
                             CONVERTIBLE PREFERRED STOCK       COMMON STOCK
                             ----------------------------   -------------------     ADDITIONAL        UNEARNED     ACCUMULATED
                                SHARES         AMOUNT        SHARES     AMOUNT    PAID-IN CAPITAL   COMPENSATION     DEFICIT
                             ------------   -------------   ---------   -------   ---------------   ------------   -----------
Balance at January 1,
  1997.....................          --      $       --            --   $    --     $       --       $      --     $        --
Issuance of common stock...          --              --         1,500        15             85              --              --
Net loss...................          --              --            --        --             --              --         (12,613)
                              ---------      ----------     ---------   -------     ----------       ---------     -----------
Balance at December 31,
  1997.....................          --              --         1,500        15             85              --         (12,613)
Net loss...................          --              --            --        --             --              --        (131,397)
                              ---------      ----------     ---------   -------     ----------       ---------     -----------
Balance at December 31,
  1998.....................          --              --         1,500        15             85              --        (144,010)
Effect of reorganization
  and distribution (note
  1).......................          --              --     5,415,168    54,152        (54,152)             --        (500,000)
Issuance of preferred
  stock, net of issuance
  costs of $100,000........   3,333,334          33,333            --        --      6,366,667              --              --
Issuance of common stock...          --              --        25,640       256          4,744              --              --
Noncash compensation
  recognized in connection
  with issuance of common
  stock....................          --              --            --        --         38,000              --              --
Unearned compensation
  related to grant of stock
  options..................          --              --            --        --        438,750        (438,750)             --
Amortization of unearned
  compensation.............          --              --            --        --             --          27,420              --
Net loss...................                          --            --        --             --              --              --
                              ---------      ----------     ---------   -------     ----------       ---------     -----------
Balance at December 31,
  1999.....................   3,333,334          33,333     5,442,308    54,423      6,794,094        (411,330)     (3,256,022)
Issuance of stock warrants
  (unaudited)..............          --              --            --        --        593,712              --              --
Amortization of unearned
  compensation
  (unaudited)..............          --              --            --        --             --          27,420              --
Net loss (unaudited).......          --              --            --        --             --              --      (4,531,423)
                              ---------      ----------     ---------   -------     ----------       ---------     -----------
Balance at March 31, 2000
  (unaudited)..............   3,333,334      $   33,333     5,442,308   $54,423     $7,387,806       $(383,910)    $(7,787,445)
                              =========      ==========     =========   =======     ==========       =========     ===========


                                    TOTAL
                                STOCKHOLDERS'
                             EQUITY (DEFICIENCY)
                             -------------------
Balance at January 1,
  1997.....................      $        --
Issuance of common stock...              100
Net loss...................          (12,613)
                                 -----------
Balance at December 31,
  1997.....................          (12,513)
Net loss...................         (131,397)
                                 -----------
Balance at December 31,
  1998.....................         (143,910)
Effect of reorganization
  and distribution (note
  1).......................         (500,000)
Issuance of preferred
  stock, net of issuance
  costs of $100,000........        6,400,000
Issuance of common stock...            5,000
Noncash compensation
  recognized in connection
  with issuance of common
  stock....................           38,000
Unearned compensation
  related to grant of stock
  options..................               --
Amortization of unearned
  compensation.............           27,420
Net loss...................       (2,612,012)
                                 -----------
Balance at December 31,
  1999.....................        3,214,498
Issuance of stock warrants
  (unaudited)..............          593,712
Amortization of unearned
  compensation
  (unaudited)..............           27,420
Net loss (unaudited).......       (4,531,423)
                                 -----------
Balance at March 31, 2000
  (unaudited)..............      $  (695,793)
                                 ===========

          See accompanying notes to consolidated financial statements.

                        TELECORE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      YEARS ENDED DECEMBER 31,        THREE MONTHS ENDED MARCH 31,
                                                 ----------------------------------   ----------------------------
                                                   1997       1998         1999          1999            2000
                                                 --------   ---------   -----------   -----------    -------------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)............................  $(12,613)  $(131,397)  $(2,612,012)   $  87,815      $(4,531,423)
  Adjustments to reconcile net income (loss) to
    net cash used in operating activities:
    Depreciation...............................        --      10,007        53,437       13,359          130,074
    Noncash compensation recognized in
      connection with issuance of common
      stock....................................        --          --        38,000           --               --
    Amortization of unearned compensation......        --          --        27,420           --           27,420
    Amortization of discount in connection with
      issuance of stock warrants...............        --          --            --           --          186,083
    Changes in operating assets and
      liabilities:
      Accounts receivable......................   (78,425)   (616,495)   (2,103,384)    (252,314)      (2,173,475)
      Other current assets.....................    (6,019)    (56,102)     (181,456)      60,701         (134,068)
      Other assets.............................    (1,589)     (3,163)     (125,062)          --         (336,496)
      Accounts payable.........................    23,670     278,815       977,081       49,781        1,929,621
      Accrued liabilities......................    33,017     242,018       915,469       35,053          843,456
                                                 --------   ---------   -----------    ---------      -----------
           Net cash used in operating
             activities........................   (41,959)   (276,317)   (3,010,507)      (5,605)      (4,058,808)
                                                 --------   ---------   -----------    ---------      -----------
Cash flows from investing activities:
  Purchase of property and equipment, including
    software development cost..................        --     (64,045)   (1,121,192)      (6,854)        (991,501)
  Increase in restricted cash..................        --          --      (242,340)          --               --
                                                 --------   ---------   -----------    ---------      -----------
           Net cash used by financing
             activities........................        --     (64,045)   (1,363,532)      (6,854)        (991,501)
                                                 --------   ---------   -----------    ---------      -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock.......       100          --         5,000           --               --
  Proceeds from issuance of preferred stock,
    net........................................        --          --     6,400,000           --               --
  Borrowings on notes payable..................        --      19,680            --          169        3,600,518
  Repayments on notes payable..................        --      (2,293)       (4,322)      (1,323)          (1,323)
  Net borrowings (repayments) on line of
    credit.....................................    47,036     320,960      (367,996)      22,808        1,000,000
  Effect of reorganization and distribution to
    stockholder................................        --          --      (500,000)          --               --
                                                 --------   ---------   -----------    ---------      -----------
           Net cash provided by financing
             activities........................    47,136     338,347     5,532,682       21,654        4,599,195
                                                 --------   ---------   -----------    ---------      -----------
           Net increase (decrease) in cash and
             cash equivalents..................     5,177      (2,015)    1,158,643        9,195         (451,114)
Cash and cash equivalents at beginning of
  period.......................................        --       5,177         3,162        3,162        1,161,805
                                                 --------   ---------   -----------    ---------      -----------
Cash and cash equivalents at end of period.....  $  5,177   $   3,162   $ 1,161,805    $  12,357      $   710,691
                                                 ========   =========   ===========    =========      ===========
Supplemental disclosure of cash flow
  information:
  Cash paid during the period for:
    Interest...................................  $  8,193   $ 104,038   $   179,139    $  29,138      $     8,129
    Income taxes...............................       800       1,600            --           --               --
                                                 ========   =========   ===========    =========      ===========

          See accompanying notes to consolidated financial statements.

                        TELECORE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999
                   (INFORMATION AS OF MARCH 31, 2000 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS

     On September 7, 1999, TeleCore, Inc. was incorporated in the state of Delaware. On September 30, 1999, TeleCore LLC and The Synectics Group, Inc., entities under common control, effected a reorganization pursuant to which TeleCore LLC and The Synectics Group, Inc. (d/b/a CMC Communications) became wholly owned subsidiaries of TeleCore, Inc., (collectively, the "Company") in a manner similar to a pooling of interests as both entities were under common control and stock ownership. Accordingly, the assets and liabilities of TeleCore LLC and The Synectics Group, Inc. have been consolidated as wholly owned subsidiaries of Telecore, Inc. and presented on a historical (predecessor) cost basis. All per share amounts have been stated as if the reorganization had been effected during 1997. The consolidated financial statements include the accounts of TeleCore, Inc and its wholly owned subsidiaries for all periods presented. All intercompany transactions have been eliminated in consolidation.

     Concurrent with the reorganization, the Company distributed $500,000 in cash to the founders of The Synetics Group, Inc. Immediately following the reorganization, the Company sold 3,333,334 shares of its Series A convertible preferred stock to an investor group for gross proceeds of $6,500,000 (note 3).

     TeleCore, Inc. contracts with telecommunications companies to provide broadband network, installation, integration and maintenance services for digital subscriber line technology, primarily to small- and medium-sized businesses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION AND GOING CONCERN

     The Company has financed its operations through sales of common stock and preferred stock. The Company has experienced losses and negative cash flows from operations since its inception and has experienced increased capital needs. The Company's ability to continue as a going concern is dependent upon raising additional financing through a registered public offering or private equity sources. In addition, if such resources are not available, the Company may be required to delay or reduce expenditures. Should the Company be required to delay or reduce expenditures, it may not be able to fund its expansion, take advantage of acquisition or collaborative opportunities, develop or enhance services or respond to competitive pressures. The conditions described above raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of

                        TELECORE, INC. AND SUBSIDIARIES
the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company has included as restricted cash $242,340 pledged as collateral for an outstanding letter of credit issued for its operating lease facilities.

  FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company invests available cash in money market securities of high credit quality financial institutions. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company's customers are headquartered in North America. The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and debt instruments approximate their fair value due to their relatively short maturities.

     At December 31, 1998, amounts due from three customers represented 44%, 32% and 10%, respectively, of total accounts receivable. At December 31, 1999, amounts due from three customers represented 47%, 24% and 12%, respectively, of total accounts receivable. At March 31, 2000, amounts due from three customers represented 40%, 26% and 14%, respectively, of total accounts receivable.

     Revenues from major customers is summarized as follows:

                                                                                      THREE MONTHS
                                                                                          ENDED
                                                        YEARS ENDED DECEMBER 31,        MARCH 31,
                                                        -------------------------     -------------
                                                        1997      1998      1999      1999     2000
                                                        -----     -----     -----     ----     ----
                                                                                       (UNAUDITED)
Customer A............................................   --        --        47%       25%      43%
Customer B............................................   --        46%       21%       --       21%
Customer C............................................   --        --        15%       33%      --
Customer D............................................   95%       12%       --        --       --
Customer E............................................   --        27%       --        21%      --
Customer F............................................   --        --        --        --       19%

                        TELECORE, INC. AND SUBSIDIARIES

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is recorded on a straight-line basis over the estimated useful life of the related assets which range from three to five years. Maintenance and repairs are charged to operations when incurred.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 was adopted by the Company on January 1, 1999. As of December 31, 1999, the Company had capitalized approximately $689,000 related to costs incurred during the application development stage.

     Property and equipment consists of the following:

                                                                  DECEMBER 31,
                                                              ---------------------    MARCH 31,
                                                                1998        1999          2000
                                                              --------   ----------   ------------
                                                                                      (UNAUDITED)
Computer equipment..........................................  $ 26,456   $  458,603    $  749,730
Purchased software and capitalized software development
  costs.....................................................        --      689,045     1,150,423
Leasehold improvements......................................        --           --       231,365
Furniture and fixtures......................................    10,477       10,477        18,108
Tools and fixtures..........................................     4,932        4,932         4,932
Transportation equipment....................................    22,180       22,180        22,180
                                                              --------   ----------    ----------
                                                                64,045    1,185,237     2,176,738
Less accumulated depreciation...............................   (10,007)     (63,444)     (193,518)
                                                              --------   ----------    ----------
                                                              $ 54,038   $1,121,793    $1,983,220
                                                              ========   ==========    ==========

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  REVENUE RECOGNITION

     The Company recognizes revenue as services are performed. Revenues pursuant to fixed-price contracts are earned and recognized upon completion of the service call. Revenues pursuant to time and material contracts are recognized as services are provided.

  NET LOSS PER SHARE

     Basic net loss per share is computed using the weighted average number of common shares outstanding during the periods presented. Diluted net loss per share is calculated using the weighted-average number of common shares outstanding, and when dilutive, potential common

                        TELECORE, INC. AND SUBSIDIARIES
shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the "if-converted" basis. On September 30, 1999, the Company effected a reorganization, issuing 5,415,168 shares. The per share common amounts in the consolidated financial statements have been adjusted to reflect the effect of the reorganization for all periods presented.

     Stock options to purchase 250,000 shares of common stock and 785,388 potential shares of common stock resulting from the conversion of the convertible preferred stock on an "as if" converted basis were not included in the computation of diluted earnings per share for the year ended December 31, 1999 as the impact would be antidilutive.

     Stock options to purchase 250,000 (unaudited) shares of common stock, stock warrants to purchase 180,549 (unaudited) shares of common stock and 785,388 (unaudited) potential shares of common stock resulting from the conversion of the convertible preferred stock on and "as if " converted basis were not included in the computation of diluted earnings per share for the three months ended March 31, 2000 as the impact would be antidilutive.

     There were no common stock equivalents as of December 31, 1997 and 1998 or March 31, 1999.

  INCOME TAXES

     The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation arrangements with employees using the intrinsic-value method pursuant to Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting For Stock Issued To Employees, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised.

     Stock options issued to non-employees are recorded at the fair value of the stock options at the performance commitment date. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity.

  REPORTING COMPREHENSIVE LOSS

     The Company has no significant components of other comprehensive loss, and accordingly, comprehensive loss is the same as net loss for all periods.

                        TELECORE, INC. AND SUBSIDIARIES

  SEGMENT REPORTING

     In June 1997, Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), Disclosures About Segments of an Enterprise and Related Information, was issued. SFAS No. 131 establishes standards for the way that a public enterprise reports information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. The Company has determined that it has one reporting business segment at this time.

  UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments necessary, consisting only of normal recurring accruals, to present fairly the financial information contained therein. Results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

  NEW ACCOUNTING PRONOUNCEMENTS

     In December 1999, the United States Securities and Exchange Commission
(SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended, which for the Company is effective April 1, 2000. SAB No. 101 summarizes certain of the SEC staff's views regarding the appropriate recognition of revenue in financial statements. The Company believes that adoption of SAB No. 101 will have no material impact on its financial statements.

3. STOCKHOLDERS' EQUITY (DEFICIENCY)

  AUTHORIZED SHARES

     The Company's Amended and Restated Articles of Incorporation (Articles) authorize the issuance of two classes of shares designated as common stock and preferred stock, each having a par value of $0.01 per share. The number of shares authorized is 23,333,334, consisting of 20,000,000 shares of common stock and 3,333,334 of preferred stock. Of the preferred shares authorized, all shares were designated as Series A convertible preferred stock.

  SERIES A CONVERTIBLE PREFERRED STOCK

     In September 1999, the Company issued 3,333,334 shares of Series A convertible preferred stock for total cash consideration of $6,500,000. The Company incurred approximately $100,000 of expenses related to the sale of preferred stock which has been reflected as reduction in equity.

                        TELECORE, INC. AND SUBSIDIARIES

     The rights, preferences and privileges of the Series A convertible preferred stock are listed below:

     CONVERSION RIGHTS

     Each share of the Series A convertible preferred stock outstanding is convertible at the option of the holder into such shares of common stock as determined by dividing the original issue price by the conversion price. The conversion price is subject to certain adjustments for dilutive issuances. Conversion will occur automatically upon the closing of a registered public offering of the Company's common stock that yields aggregate proceeds to the Company of at least $25 million at a per share price of at least 300% of the stated value within three years of issuance and 400% thereafter.

     DIVIDEND RIGHTS

     Series A convertible preferred stockholders are entitled to receive non-cumulative dividends at the annual rate of 8% of the original issue price, when, as and if declared by the Board of Directors. No dividends shall be declared or paid to any holders of shares of the common stock of the Company unless dividends for the Series A have first been declared and paid. At the discretion of the Company, common stockholders would receive dividends on a pro rata basis. To date, the Company has not declared any dividends.

     LIQUIDATION PREFERENCE

     In the event of a liquidation, dissolution or winding up of the Company, the holders of Series A convertible preferred stock are entitled, sharing pro rata, to receive a liquidation preference of up to $1.95 per share, plus any accrued but unpaid dividends. Any remaining proceeds are to be shared with the holders of the common stock on a pro rata basis.

     VOTING RIGHTS

     Holders of Series A convertible preferred stock are generally entitled to vote together with holders of common stock on matters presented for stockholder action at a voting percentage equal to the number if such preferred shares were converted to common stock.

     REDEMPTION RIGHTS

     The Series A preferred stock is not redeemable.

  EARNOUT SHARES

     Pursuant to the Series A convertible preferred stock agreement (see note
6), the Company has designated 312,667 common shares as earnout shares to shareholders prior to the reorganization on September 30, 1999 ("Pre-reorganization Shareholders"). The performance period is October 1, 1999 to December 31, 2000. Pre-reorganization Shareholders would receive a total of 312,667 shares at the end of the performance period conditioned on certain events occurring (securing a

                        TELECORE, INC. AND SUBSIDIARIES
field service contract and recording of revenues from a specific customer of at least $5 million during the performance period). If such shares are earned, the Company will recognize compensation expense equal to the then fair market value of the earnout shares at that time.

4. INCOME TAXES

     Income tax expense of $800, $1,600 and $2,400 in 1997, 1998 and 1999, respectively, consisted of minimum state income taxes. There were no significant deferred tax assets attributed to TeleCore LLC at the date of the reorganization.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets are as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1998         1999
                                                              --------    -----------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 57,000    $   921,000
  Accounts receivable.......................................     3,000         62,000
  Accrued expenses..........................................        --        180,000
                                                              --------    -----------
          Total gross deferred tax assets...................    60,000      1,163,000
Valuation allowance.........................................   (60,000)    (1,163,000)
                                                              --------    -----------
          Total net deferred tax assets.....................  $     --    $        --
                                                              ========    ===========

     Management has established a full valuation against its net deferred tax assets at December 31, 1998 and 1999 as it is more likely than not that no benefit will be realized for its deferred tax assets. The Company has net operating loss carryforwards for federal and state income tax purposes of approximately $2,149,000 and $2,152,000, respectively, available to reduce future taxable income subject to income taxes. The net operating loss carryforwards for federal and state income tax purposes expire beginning in 2011 and 2004, respectively.

     The Internal Revenue Code of 1986 and the California Conformity Act of 1987 substantially restrict the ability of a corporation to utilize existing net operating losses and credits in the event of an "ownership change." Any unused annual limitation can be carried over and added to the succeeding year's annual limitation within the allowable carryforward period. Future changes in ownership, as defined for tax purposes, may result in additional limitations.

5. NOTE PAYABLE AND LINE OF CREDIT

     In June 1998, the Company entered into a note payable to purchase an automobile. The note is collateralized by the automobile. The outstanding loan balance was $17,387 and $13,065 at December 31, 1998 and 1999, respectively. Interest expense on the loan was $373 and $789 in 1998 and 1999, respectively. Subsequent to December 31, 1999, principal payments totaling $4,899 and $8,166 in 2000 and 2001, respectively, are due on the balance.

     In 1997, the Company entered into a line of credit with a finance company collateralized by substantially all of the Company's assets. The outstanding loan balance was $367,996 and zero at

                        TELECORE, INC. AND SUBSIDIARIES

December 31, 1998 and 1999, respectively. Interest expense on the loan was $8,193, $103,665 and $178,350 in 1997, 1998 and 1999, respectively.

6. STOCK-BASED COMPENSATION

     In September 1999, the Company adopted the 1999 Employee Stock Option Plan in connection with the Series A convertible preferred stock agreement. Options may be granted from time to time for an aggregate of no more than 1,224,360 shares of common stock upon approval from the Board of Directors. Under the plan, options vest ratably over either three or four years. The options are exercisable up to ten years from the date of grant.

     In September 1999, the Company granted to an employee an option to purchase 250,000 shares of common stock at an exercise price of $.195 per share. The option vests ratably over four years. On the date of grant, the fair market value of the underlying shares was $1.95 per share. For financial reporting purposes, the Company recorded the intrinsic value of the option of $438,750 as unearned compensation. During 1999 and during the three months ended March 31, 2000, the Company amortized $27,420 of the unearned compensation.

     On September 30, 1999, the principal shareholder granted an option to an officer/shareholder of the Company to purchase 135,416 shares of common stock owned personally by this shareholder at an exercise price of $1.95 per share. The option vests ratably over three years.

7. 401(K) PLAN

     In 1999, the Company adopted a 401(k) plan for all qualified employees. Contributions to the plan are at the sole discretion of the Company's Board of Directors. Total plan contributions charged to operations was $174,475 for the year ended December 31, 1999.

8. COMMITMENTS

  OPERATING LEASES

     The Company entered into a lease agreement in January 2000 for an additional office facility. At December 31, 1999, future minimum payments under noncancelable lease agreements, including the new facility lease entered into in January 2000, are as follows:

Year ending December 31:
     2000...................................................  $  656,084
     2001...................................................     705,132
     2002...................................................     734,634
     2003...................................................     762,228
     2004...................................................     799,583
     Thereafter.............................................     200,787
                                                              ----------
                                                              $3,858,448
                                                              ==========

     Rent expense in 1997, 1998 and 1999 was $8,957, $35,152 and $111,158
respectively.

                        TELECORE, INC. AND SUBSIDIARIES

9. SUBSEQUENT EVENTS (UNAUDITED)

     In February and March 2000, the Company entered into loan agreements with two Series A preferred stock investors and one individual. The loans bear interest at 8% and are due on June 30, 2000. Net proceeds from the bridge loans were $3.6 million. The loan agreements included warrants to purchase an aggregate of 161,722 shares of common stock at exercise prices ranging from $4.07 to $4.77 per share. The warrants have a five-year term. The Company will amortize the fair value of these warrants totaling approximately $493,000 over the terms of the credit agreements. The fair value of the warrants was determined using the Black-Scholes option pricing method with the following assumptions: risk-free interest rate of 6.3%, volatility of 80%, dividend rate of 0% and an expected life of five years.

     On March 10, 2000, the Company entered into a credit agreement with Silicon Valley Bank. This agreement provides a revolving credit facility of $1.5 million for working capital. The credit facility is renewable annually, and bears interest at the prime rate plus 2%. Borrowings on this credit facility are limited to 80% of eligible accounts receivable. The Company granted Silicon Valley Bank a warrant to purchase 23,000 shares of preferred stock at an exercise price of $1.95 per share. The warrant has a ten-year term. The Company will amortize the fair value of the warrant of approximately $100,000 over the term of the credit agreement. The fair value of the warrant was determined using the Black-Scholes option pricing method with the following assumptions: risk-free interest rate of 6.3%, volatility of 80%, dividend rate of 0% and an expected life of ten years. Until borrowings under the credit facility are repaid, the Company is required to grant to the bank, on a monthly basis, warrants to purchase an additional 23,000 shares of preferred stock. On May 1, 2000, the Company granted to the bank a warrant to purchase an additional 23,000 shares of preferred stock. As of May 1, 2000, borrowings of $1,500,000 were due on demand.

     In April 2000, the Company entered into a loan agreement with a Series A preferred stock investor. The loan bears interest at 8% and is due June 30, 2000. Net proceeds from the bridge loan were $750,000. The loan agreement included a warrant to purchase 31,420 shares of common stock at an exercise price of $4.77 per share. The warrant has a five-year term. The Company will amortize the fair value of the warrant of approximately $103,000 over the term of the credit agreement. The fair value of the warrant was determined using the Black-Scholes option pricing method with the following assumptions: risk-free interest rate of 6.3%, volatility of 80%, dividend rate of 0% and an expected life of five years.

     As a result of a financing representation agreement entered into between the Company and Digital Coast Partners (DCP), as amended, the Company granted to DCP a warrant to purchase 54,700 shares of common stock at an exercise price of $5.48 per share in May 2000. The warrant has a five-year term. The Company will expense the fair value of the warrant of approximately $206,000 in the period of grant. The fair value of the warrant was determined using the Black-Scholes option pricing method with the following assumptions: risk-free interest rate of 6.3%, volatility of 80%, dividend rate of 0% and an expected life of five years. In addition, the Company has agreed to pay $500,000 to DCP upon delivery of an opinion by DCP as to the fairness of the

                        TELECORE, INC. AND SUBSIDIARIES
terms of the proposed merger with Viasource from the financial point of view of the Company's stockholders.

     In May 2000, the Company entered into a merger agreement between the Company and Viasource Communications, Inc. (Viasource) and certain shareholders of the Company. Under the terms of the agreement, Viasource will acquire all of the outstanding shares of the Company's common stock and all of the issued and outstanding rights to purchase shares of the Company's common stock pursuant to certain warrants issued by the Company in exchange for the issuance by Viasource of a subordinated promissory note and the issuance of Viasource common stock. Viasource will also acquire all of the issued and outstanding shares of the Company's preferred stock in exchange for shares of Viasource Series A convertible preferred stock. Concurrent with the merger agreement, Viasource provided the Company with a $1,000,000 bridge loan in the form of a convertible subordinated promissory note. The note accrues interest at a rate of 9% per annum and is to be repaid in equal monthly payments. The note matures on the earlier of (i) November 3, 2001, (ii) the date of an initial public offering by the Company or (iii) a Change in Control, as defined.

     In May 2000, the Company entered into two loan agreements with CMS Co-Investment Subpartnership ("CMS"). The loans bear interest at 8% and are due on June 30, 2000. Net proceeds from these loans were $1.0 million. The loan agreements included warrants to purchase 63,869 shares of common stock at an exercise price of $5.48 per share. The warrants have a five-year term. The Company will amortize the fair value of these warrants totaling approximately $241,000 over the terms of the credit agreements. The fair value of the warrants was determined using the Black-Scholes option pricing method with the following assumptions: risk-free interest rate of 6.3%, volatility of 80%, dividend rate of 0% and an expected life of five years.

     On May 9, 2000, the Board of Directors reserved an additional 250,000 shares of common stock for issuance under the 1999 Employee Stock Option Plan. On May 12, 2000, the Company granted to employees options to purchase an aggregate of 1,183,600 shares of common stock at exercise prices ranging from $1.95 to $4.93 per share, of which 95,000 options immediately vested. The remaining options vest ratably over four years. On the date of grant, the fair value of the underlying shares was $5.48 per share. For financial reporting purposes, the Company will record the intrinsic value of the 95,000 options of approximately $314,000 as compensation expense and will record the intrinsic value of the remaining options of approximately $1,582,000 as unearned compensation and amortize it over the vesting period.

                                                                     SCHEDULE II

                VIASOURCE COMMUNICATIONS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                             (AMOUNTS IN THOUSANDS)

                                                    ADDITIONS
                                             -----------------------
                                BALANCE AT   CHARGED TO   CHARGED TO
                                BEGINNING    COSTS AND      OTHER                                BALANCE AT
         DESCRIPTION             OF YEAR      EXPENSES     ACCOUNTS    (DEDUCTIONS)   OTHER(1)   END OF YEAR
         -----------            ----------   ----------   ----------   ------------   --------   -----------
Year ended January 1, 2000:
  Allowance for doubtful
     accounts.................   $200,000     $     --           --            --     $     --   $1,041,649
Year ended January 2, 1999:
  Allowance for doubtful
     accounts.................         --           --           --            --           --      200,000
Year ended January 3, 1998:
  Allowance for doubtful
     accounts.................         --           --           --            --           --           --

------------------------

(1) Other includes the balances acquired.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          , 2000

                                (VIASOURCE LOGO)

                                    SHARES OF COMMON STOCK

                             ----------------------

                                   PROSPECTUS
                             ----------------------

                          DONALDSON, LUFKIN & JENRETTE

                          PRUDENTIAL VOLPE TECHNOLOGY
                        A UNIT OF PRUDENTIAL SECURITIES

                                   CHASE H&Q

                          FIRST UNION SECURITIES, INC.

                                 DLJDIRECT INC.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Viasource have not changed since the date hereof.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until                       , 2000 (25 days after the date of this prospectus),
all dealers, whether or not participating in this offering, that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and The Nasdaq National Market System listing fee.

SEC Registration Fee........................................  $52,800
NASD Filing Fee.............................................   20,500
The Nasdaq National Market Listing Fee......................
Printing Costs..............................................
Legal Fees and Expenses.....................................
Accounting Fees and Expenses................................
Blue Sky Fees and Expenses..................................
Transfer Agent and Registrar Fees...........................
Miscellaneous...............................................
                                                              -------
           Total............................................  $
                                                              =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by New Jersey law, our certificate of incorporation contains a provision that eliminates the personal liability of directors or officers to us or our shareholders for damages for breaches of any duty, except where the director's acts or omissions (i) were in breach of the director's or officer's duty of loyalty to us or our shareholders, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in receipt by the director or officer of an improper personal benefit. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under New Jersey law.

     Our certificate of incorporation also generally provides that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of Viasource, by reason of the fact that he (i) is or was a director, officer, employee or agent of ours,
(ii) is or was serving at our request as a director, officer, employee or agent of another entity, or (iii) is or was serving at our request as a fiduciary of an employee benefit plan, against expenses incurred by the person in connection with such proceeding. We will not indemnify a person who did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, or with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct involved was unlawful.

     We will pay the expenses incurred by an indemnifiable person in advance of the final disposition of any action, suit or proceeding described above if the person agrees in advance to repay the amounts if it is determined that the person is not entitled to indemnification under New Jersey law.

     New Jersey law also permits us to purchase insurance and we have purchased and maintain directors' and officers' liability insurance coverage. In general, such insurance provides coverage for payment on behalf of directors and certain of our officers of amounts they are legally obligated to pay because of covered risks for which we are not required or permitted to indemnify them.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     We have issued and sold the following securities since May 1, 1997:

     On various dates between May 7, 1998 and June 1, 2000, we authorized the grant of stock options to employees, consultants, directors and officers to
purchase an aggregate of                 shares of its Common Stock at a
weighted average exercise price of $     per share. We relied on the exemption
provided by Rule 701 of the Securities Act.

     On June 14, 1999, we issued a 10% convertible note due June 2000, having a principal amount of $5,000,000 to an accredited investor in exchange for $5,000,000. The note was convertible at the option of the holder into 5,000,000 shares of common stock, subject to anti-dilution adjustments. The note was repaid in September 1999. On June 14, 1999, we issued a warrant to purchase 250,000 shares of common stock at $.01 per share to an accredited investor. These transactions were exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, as transactions not involving a public offering of securities.

     On July 23, 1999, we acquired Communication Resources Incorporated in a merger transaction and issued an aggregate of 20,908,587 shares of common stock in exchange for the outstanding shares of Communication Resources common stock, on a share for share basis. The sale of the common stock was exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, as a transaction not involving a public offering of securities.

     On September 7, 1999, we acquired substantially all of the assets and assumed substantially all of the liabilities of Telecrafter Services Corporation and issued an aggregate of 4,500,000 shares of common stock, of which 3,900,000 shares were issued to the shareholders of the seller, 100,000 shares were delivered into escrow to secure certain indemnification obligations of the seller and its shareholders, and 500,000 shares were issued to the seller. The sale of the common stock was exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, as a transaction not involving a public offering of securities. In connection with the Telecrafter acquisition, we entered into a $15 million term loan agreement and issued warrants to purchase 1,469,896 shares of common stock at $.01 per share to the lender. The sale of the common stock in connection with the Telecrafter acquisition was exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, as a transaction not involving a public offering of securities.

     On April 21, 2000, we acquired substantially all of the assets and assumed substantially all of the liabilities of D.S. Cable TV Contractor, Inc. and issued an aggregate of 659,149 shares of our common stock. The sale of the common stock was exempt from registration under the Securities Act, pursuant to
Section 4(2) thereof, as a transaction not involving a public offering of securities.

     On May 19, 2000, we acquired substantially all of the assets and assumed substantially all of the liabilities of Service Cable Electric, Inc. and a related company and issued an aggregate of 560,000 shares of our common stock. The sale of the common stock was exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, as a transaction not involving a public offering of securities.

     On June 1, 2000, we acquired TeleCore, Inc. in a merger transaction and issued an aggregate of 6,271,070 shares of our common stock and 5,263,470 shares of our preferred stock, which will convert on a one-for-one basis into common stock upon the offering. The sale of the common stock was exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, as a transaction not involving a public offering of securities.

     On June 1, 2000, we acquired Excalibur Cable Communications, Ltd. in a merger transaction and issued an aggregate of 3,200,000 shares of our common stock. The sale of the common stock was exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, as a transaction not involving a public offering of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER          DESCRIPTION
  1*        --  Form of Underwriting Agreement.
  3.1       --  Amended and Restated Certificate of Incorporation
  3.2       --  Bylaws
  4.1*      --  Specimen Certificate of Viasource common stock
  4.2       --  Amended and Restated Stockholders Agreement dated as of
                June 1, 2000
  5*        --  Form of opinion of Pitney, Hardin, Kipp & Szuch LLP with respect to the legality of Viasource common stock
 10.1       --  Employment agreement, dated as of June 28, 1999, by and between Viasource and Douglas J. Betlach
 10.2       --  Employment agreement dated as of July 23, 1999, by and between Viasource and Richard Rettstadt
 10.3       --  Employment agreement, dated as of June 14, 1999 by and between Viasource and Roy D. Tartaglia
 10.4       --  Employment agreement dated as of September 7, 1999 by and between Viasource and Bruce Nassau
 10.5       --  1999 Stock Incentive Plan
 10.6       --  Stock Purchase Agreement by and among The RTK Group, Inc.,
                Crest Communications, Jackson National Life Insurance
                Company, BancBoston Investments Inc. and the Sellers named therein dated as of June 14, 1999
 10.7       --  Share Repurchase Agreement by and among The RTK Group, Inc.
                and the Sellers named therein, dated as of June 14, 1999
 10.8       --  Agreement and Plan of Merger among The RTK Group, Inc., CRI
                Acquisition Corp., Communication Resources Incorporated, and
                Crest Communications/CRI LLC, dated as of July 23, 1999
 10.9       --  Asset Purchase Agreement by and among Viasource, Nassau
                Communications Inc., Telecrafter Acquisition Corp., Dr.
                Bruce Nassau and Lurie Nassau, dated as of July 28, 1999

EXHIBIT
NUMBER          DESCRIPTION
 10.10(a)   --  Amended and Restated Credit Agreement, dated as of March 10,
                2000, by and between Viasource, as Borrower, and General
                Electric Capital Corporation, as Lender
 10.10(b)   --  Amendment No. 1, dated as of December 22, 1999, to the
                Amended and Restated Credit Agreement dated as of March 10,
                2000, by and between Viasource, as Borrower and General
                Electric Capital Corporation, as Lender
 10.10(c)   --  Amendment No. 2, dated as of May 31, 2000, to the Amended and Restated Credit Agreement, dated as of March 10, 2000, by and between Viasource, as Borrower and General Electric
                Capital Corporation, as Lender
 10.11      --  Asset Purchase Agreement entered into as of April 21, 2000, by and among Viasource Communications, Inc; DS Acquisition,
                Inc.; DS Cable TV Contractor, Inc.; Dennis M. Scanlan and
                Lisa Scanlan
 10.12      --  Asset Purchase Agreement entered into as of May 5, 2000, by and among Viasource Communications, Inc.; SCEC Acquisition,
                Inc.; Service Cable Electric, Inc., and its wholly-owned
                subsidiaries, Service Cable Corporation and its
                subsidiaries; Anthony K. Scruggs, Joe Kubisak and Mark
                Kubisak
 10.13      --  Merger Agreement entered into as of June 1, 2000 by and among Viasource Communications, Inc., Ex Acquisition, Inc.,
                Excalibur Cable Communications, Ltd., and Konrad Eric Poth
 10.14      --  Merger Agreement entered into as of June 1, 2000 by and among Viasource Communications, Inc., TC Acquisition, Inc.,
                TeleCore, Inc., John M. Clarey, Christy Clarey, Mark Stagen,
                Scott Sussman, Palomar Ventures I, L.P., Crest
                Communications Partners, L.P., Mark IV Ventures, L.L.C.,
                Mark IV Capital, BV-P Holding I, L.L.C. and Phil Paul
 10.15*     --  2000 Stock Option Plan
 21         --  Subsidiaries of Viasource
 23.1       --  Consent of Arthur Andersen LLP
 23.2       --  Consent of Ernst & Young LLP
 23.3       --  Consent of KPMG LLP
 23.4       --  Consent of Felsing, Rankin & Co., P.A.
 23.5       --  Consent of D.R. Maxfield & Company
 23.6*      --  Consent of Pitney, Hardin, Kipp & Szuch LLP (included in
                Exhibit 5)
 24         --  Powers of Attorney (included on signature page of this
                Registration Statement)
 27.1       --  Financial Data Schedule (for SEC use only)
 27.2       --  Financial Data Schedule (for SEC use only)

------------------------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida on June 2, 2000.

                                          By:       /s/ CRAIG A. RUSSEY
                                            ------------------------------------
                                                      Craig A. Russey
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     Know all persons by these presents, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Craig A. Russey and Douglas J. Betlach, and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said registration statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                 TITLE                    DATE
                /s/ CRAIG A. RUSSEY                  Craig A. Russey                   June 2, 2000
---------------------------------------------------    (President and Director
                                                       Principal Executive
                                                       Officer)

              /s/ WILLIAM W. SPRAGUE                 William W. Sprague                June 2, 2000
---------------------------------------------------    Chairman of the Board of
                                                       Directors

              /s/ DOUGLAS J. BETLACH                 Douglas J. Betlach                June 2, 2000
---------------------------------------------------    Executive Vice
                                                       President, Chief
                                                       Financial Officer,
                                                       Treasurer and Secretary
                                                       (Principal Financial and
                                                       Accounting Officer)

             /s/ V. MICHAEL FITZGERALD               V. Michael Fitzgerald             June 2, 2000
---------------------------------------------------    Director

            /s/ BRUCE A. NASSAU, PH.D.               Bruce A. Nassau, Ph.D.            June 2, 2000
---------------------------------------------------    Director

                     SIGNATURE                                 TITLE                    DATE
               /s/ ROY D. TARTAGLIA                  Roy D. Tartaglia                  June 2, 2000
---------------------------------------------------    Director

               /s/ LAWRENCE J. TOOLE                 Lawrence J. Toole                 June 2, 2000
---------------------------------------------------    Director

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER          DESCRIPTION
  3.1       --  Amended and Restated Certificate of Incorporation
  3.2       --  Bylaws
  4.2       --  Amended and Restated Stockholders Agreement dated as of June
                1, 2000
 10.1       --  Employment agreement, dated as of June 28, 1999, by and between Viasource and Douglas J. Betlach
 10.2       --  Employment agreement dated as of July 23, 1999, by and between Viasource and Richard Rettstadt
 10.3       --  Employment agreement, dated as of June 14, 1999 by and between Viasource and Roy D. Tartaglia
 10.4       --  Employment agreement dated as of September 7, 1999 by and between Viasource and Bruce Nassau
 10.5       --  1999 Stock Incentive Plan
 10.6       --  Stock Purchase Agreement by and among The RTK Group, Inc.,
                Crest Communications, Jackson National Life Insurance
                Company, BancBoston Investments Inc. and the Sellers named therein dated as of June 14, 1999
 10.7       --  Share Repurchase Agreement by and among The RTK Group, Inc.
                and the Sellers named therein, dated as of June 14, 1999
 10.8       --  Agreement and Plan of Merger among The RTK Group, Inc., CRI
                Acquisition Corp., Communication Resources Incorporated, and
                Crest Communications/CRI LLC, dated as of July 23, 1999
 10.9       --  Asset Purchase Agreement by and among Viasource, Nassau
                Communications Inc., Telecrafter Acquisition Corp., Dr.
                Bruce Nassau and Lurie Nassau, dated as of July 28, 1999
 10.10(a)   --  Amended and Restated Credit Agreement, dated as of March 10,
                2000, by and between Viasource, as Borrower, and General
                Electric Capital Corporation, as Lender
 10.10(b)   --  Amendment No. 1, dated as of December 22, 1999, to the
                Amended and Restated Credit Agreement dated as of March 10,
                2000, by and between Viasource, as Borrower and General
                Electric Capital Corporation, as Lender
 10.10(c)   --  Amendment No. 2, dated as of May 31, 2000, to the Amended and Restated Credit Agreement, dated as of March 10, 2000, by and between Viasource, as Borrower and General Electric
                Capital Corporation, as Lender
 10.11      --  Asset Purchase Agreement entered into as of April 21, 2000, by and among Viasource Communications, Inc; DS Acquisition,
                Inc.; DS Cable TV Contractor, Inc.; Dennis M. Scanlan and
                Lisa Scanlan
 10.12      --  Asset Purchase Agreement entered into as of May 5, 2000, by and among Viasource Communications, Inc.; SCEC Acquisition,
                Inc.; Service Cable Electric, Inc., and its wholly-owned
                subsidiaries, Service Cable Corporation and its
                subsidiaries; Anthony K. Scruggs, Joe Kubisak and Mark
                Kubisak

EXHIBIT
NUMBER          DESCRIPTION
 10.13      --  Merger Agreement entered into as of June 1, 2000 by and among Viasource Communications, Inc., Ex Acquisition, Inc.,
                Excalibur Cable Communications, Ltd., and Konrad Eric Poth
 10.14      --  Merger Agreement entered into as of June 1, 2000 by and among Viasource Communications, Inc., TC Acquisition, Inc.,
                TeleCore, Inc., John M. Clarey, Christy Clarey, Mark Stagen,
                Scott Sussman, Palomar Ventures I, L.P., Crest
                Communications Partners, L.P., Mark IV Ventures, L.L.C.,
                Mark IV Capital, BV-P Holding I, L.L.C. and Phil Paul
 21         --  Subsidiaries of Viasource
 23.1       --  Consent of Arthur Andersen LLP
 23.2       --  Consent of Ernst & Young LLP
 23.3       --  Consent of KPMG LLP
 23.4       --  Consent of Felsing, Rankin & Co., P.A.
 23.5       --  Consent of D.R. Maxfield & Company
 27.1       --  Financial Data Schedule (for SEC use only)
 27.2       --  Financial Data Schedule (for SEC use only)